As filed with the Securities and Exchange Commission on January 31, 2013

Registration No. 333-185688

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

Florida	5900	80-149096
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14044 Icot Boulevard

Clearwater, Florida 33760

(727) 288-2738

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Steve Rogai, Chief Executive Officer

14044 Icot Boulevard

Clearwater, Florida 33760

(727) 288-2738

(727) 330-7843 (fax)

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies of Communications to:

Brian Pearlman, Esq. Pearlman Schneider LLP 2200 Corporate Boulevard N.W., Suite 210 Boca Raton, Florida 33431 (561) 362-9595	Kara L. MacCullough, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, Florida 33301 (954) 765-0500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective, and after the conditions to the completion of the merger of a wholly owned subsidiary of As Seen On TV, Inc. with and into eDiets.com, Inc. pursuant to a Merger Agreement, dated October 31, 2012, described in the enclosed proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	19,077,252 shares	$0.69	$13,163,304	$1,795.47 (3)

(1)

The estimated maximum number of shares of common stock, $.0001 par value per share, of As Seen On TV, Inc. to be registered consists of shares that may become issuable to holders of eDiets.com, Inc. common stock in connection with the proposed merger described in this proxy statement/prospectus, upon consummation of the merger.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed offering price per share is equal to $0.69, the average of the bid and asked prices per share of As Seen On TV common stock, as reported on the Over-the-Counter Markets (the “OTC Markets”) on December 12, 2013, within five (5) business days prior to the filing of this registration statement.

(3)

Fee paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued or sold nor may proxies be solicited until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2013

To the Stockholders of eDiets.com, Inc. (“eDiets” or “eDiets.com”):

On October 31, 2012, As Seen On TV, Inc. (“As Seen On TV” or “ASTV”) and eDiets entered into a Merger Agreement by and among As Seen On TV, eDiets and eDiets Acquisition Company, a wholly owned subsidiary of As Seen On TV (the “Merger Agreement”). In the proposed merger, eDiets Acquisition Company will be merged with and into eDiets, so that eDiets will become a wholly owned subsidiary of As Seen On TV and all stockholders of eDiets (except those who properly exercise dissenters’ rights under Delaware law) will become stockholders of As Seen On TV. If the merger is completed:

•

As Seen On TV stockholders will continue to own their existing shares of As Seen On TV common stock, $.0001 par value per share;

•

all of the outstanding shares of eDiets common stock, par value $0.001 per share, outstanding as of the effective time of the merger (the “Effective Time”) will be exchanged for a total of 19,077,252 shares of As Seen On TV common stock. Based on the 15,060,514 shares of eDiets common stock that the companies expect to be outstanding at the Effective Time, each eDiets stockholder would receive 1.2667 shares of As Seen On TV common stock at the Effective Time. However, the number of shares of As Seen On TV common stock issuable in the merger is fixed. Consequently, to the extent that the number of shares of eDiets common stock outstanding at the Effective Time is greater than anticipated, then the exchange ratio would be proportionally less;

•

all of the 2,577,464 eDiets employee stock options and 719,058 eDiets common stock purchase warrants expected to be outstanding at the Effective Time will represent the right to receive a total of approximately 4,175,726 shares of As Seen On TV common stock based on the exchange ratio of 1.2667;

•

all of the options (288,866 options as of September 30, 2012) held by the members of eDiets’ board who are resigning at the Effective Time (all the directors other than Mr. Richardson) will immediately vest and the term for exercise will be extended from 90 days post-resignation until the original term of the option;

•

Kevin Harrington, Steve Rogai, Randolph Pohlman and Greg Adams will remain members of the As Seen On TV board of directors. As Seen On TV shall also be entitled to appoint an additional nominee, reasonably acceptable to eDiets;

•

Kevin Richardson II, the current Chairman of eDiets, and a nominee of Mr. Richardson will join the As Seen On TV board of directors effective at the closing of the merger; and

•

Kevin Richardson and Lee Isgur, a current director of eDiets, shall (1) convert outstanding eDiets promissory notes in the aggregate principal amount of $600,000 into an aggregate of 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share; and (2) extend the maturity dates on remaining aggregate principal amounts held by Mr. Richardson and Mr. Isgur together with accrued interest from December 31, 2012 to June 30, 2013.

If the Merger Agreement is approved, eDiets will survive the merger as a wholly owned subsidiary of As Seen On TV and will still be named eDiets after the merger and all eDiets stockholders (except those who properly exercise dissenters’ rights under Delaware law) will become stockholders of As Seen On TV.

As Seen On TV’s common stock is quoted on the OTC Markets under the symbol “ASTV.” On [        ], 2013, the closing, high and low price for As Seen On TV common stock reported was $[  ] per share, $[  ] and $[  ], respectively. On [        ], 2013, As Seen On TV had [        ] shares of common stock outstanding.

eDiets’ common stock is quoted on the OTC Bulletin Board under the symbol “DIET.” On [        ], 2013, the closing, high and low price for eDiets common stock reported was $[        ] per share, $[        ] and $[        ], respectively. On [        ], 2013 eDiets had [        ] shares of common stock outstanding.

After careful consideration, the eDiets board of directors has determined that the merger is in the best interests of its stockholders, and recommends voting “FOR” approval and adoption of the Merger Agreement and related transactions.

This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In particular, please see the section entitled “Risk Factors” starting on page [ • ] of this document for a discussion of risks associated with the merger. The merger cannot be completed unless eDiets’ stockholders approve the Merger Agreement and eDiets has scheduled a special meeting for its stockholders to vote on the Merger Agreement. The date, time and place of the meeting are as follows:

[ ], 2013 at 10:00 a.m. at the offices of eDiets 555 SW 12th Avenue Suite 210 Pompano Beach, FL 33069

Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed envelope to us. YOUR VOTE IS VERY IMPORTANT.

If eDiets’ stockholders approve the Merger Agreement, the parties anticipate scheduling a closing of the merger as soon as practicable following the stockholder’s meeting.

Kevin A. Richardson II

Chairman

eDiets

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AS SEEN ON TV COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated and was first mailed to stockholders on or about February __, 2013.

EDIETS.COM, INC.
555 SW 12TH AVENUE
SUITE 210
POMPANO BEACH, FL 33069

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [        ], 2013

To the Stockholders of eDiets:

A special meeting of the common stockholders of eDiets.com, Inc., a Delaware corporation, will be held starting at 10:00 a.m., local time, on [        ], 2013 at eDiets corporate offices for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of October 31, 2012, by and among As Seen On TV, Inc., a Florida corporation, eDiets Acquisition Company, a Delaware corporation and a wholly owned subsidiary of As Seen On TV, and eDiets.com, Inc., a Delaware corporation, that will result in eDiets becoming a wholly owned subsidiary of As Seen On TV and all the stockholders of eDiets (except those who properly exercise dissenters’ rights under Delaware law) becoming stockholders of As Seen On TV.

Holders of record of eDiets common stock at the close of business on January 31, 2013, the record date for the eDiets special meeting, are entitled to notice of and to vote as a single class on the merger proposal at the meeting or at any adjournment or postponement thereof. eDiets will hold a meeting of its stockholders to consider and vote on the merger proposal. Completion of the merger requires approval of eDiets’ common stockholders. The eDiets board of directors has determined that the terms of the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of eDiets and its stockholders. The members of the eDiets board of directors recommend that stockholders vote at the special meeting to approve the Merger Agreement and the transactions contemplated by it.

All stockholders are urged either to attend the special meeting or to be represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment or postponement, it is eDiets’ intention to adjourn the special meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

Stockholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.

If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken.

Please do not send any eDiets stock certificates at this time. If the merger is completed, forms to be used to exchange your eDiets stock certificates for As Seen On TV stock certificates will be mailed to you.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE EDIETS SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors,

Kevin A. Richardson, II, Chairman
Pompano Beach, Florida
[ ], 2013

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are based on the current expectations of eDiets and As Seen On TV and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, those set forth under “Risk Factors” in this proxy statement/prospectus. The forward-looking statements contained in this proxy statement/prospectus include statements about the following:

•

the ability to integrate As Seen On TV’s and eDiets’ businesses and operations;

•

the anticipated growth and growth strategies of As Seen On TV and eDiets;

•

the combined company’s ability to successfully manage relationships with customers and other important relationships;

•

the willingness of customers to continue using the services and products of the combined company;

•

the combined company’s success in integrating the management teams and employees of As Seen On TV and eDiets;

•

the challenges encountered in managing larger operations;

•

the ability to retain key employees;

•

management’s ability to focus on other ongoing business concerns given the additional work as a result of the merger;

•

the compatibility of technologies and systems; and

•

the compatibility of business cultures.

For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” commencing on page [ ] and As Seen On TV’s and eDiets’ quarterly reports on Form 10-Q and annual reports on Form 10-K and other Exchange Act filings that are made by each with the Securities and Exchange Commission.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus might not occur.

APPENDIX

A.

Merger Agreement, dated as of October 31, 2012, by and among As Seen On TV, Inc., a Florida corporation, eDiets Acquisition Company, a Delaware corporation and a wholly owned subsidiary of As Seen On TV, and eDiets.com, Inc., a Delaware corporation (without exhibits and schedules)

B.	Opinion of Cassel Salpeter & Co., LLC
C.	Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q1.	Why are As Seen On TV and eDiets proposing the merger? (See pages [ • ] – [ • ])

A1.

The boards of directors of As Seen On TV and eDiets identified several reasons for the merger, including the anticipated synergies from the merger resulting from a larger entity with greater critical mass, lower expenses, a stronger capital structure, the opportunity to expand the volume of business and the potential to expand into areas of activity that would provide additional revenues on a recurring basis as well as the opportunity to retain and attract qualified personnel.

The eDiets’ board took into consideration, among other things, the company’s weak financial position and its current expectation that it would continue to need additional resources to fund operations, the need for at least $2.0 million in funds to continue operations through the upcoming diet season, the eDiets’ board’s assessment that no alternatives were reasonably likely to present more favorable opportunities for eDiets to create greater value for its stockholders, taking into account the financial condition of eDiets, as well as its belief that the combination of the businesses of eDiets and As Seen On TV offered the best alternative for continuing the business and that the combined entity might be in a better position to become cash flow positive as it would have greater infomercial expertise and access to celebrity spokespersons who could become eDiets spokespersons and potentially increase revenue.

In the opinion of the respective boards of As Seen On TV and eDiets, the proposed merger represents a next step forward in the business, financial, and compliance improvement of eDiets and As Seen On TV. By combining, As Seen On TV and eDiets can more effectively and efficiently manage the process of improving operations and performance. Management of both companies believes the merger will result in significant human and capital savings and will eliminate duplicative costs associated with complying with their responsibilities as public companies.

As Seen On TV and eDiets are both publicly traded companies, and their common stock is quoted on the OTC Markets and the OTC Bulletin Board respectively. The rapidly changing regulatory and compliance environment for public companies was a determinant factor in the proposed merger. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Securities and Exchange Commission (the “SEC”) regulations governing public companies have increased the costs of compliance for public companies. As a result of Sarbanes-Oxley and these regulations, public companies must now expend significant human, informational and capital resources to comply with applicable laws and regulations. Internal and external legal and audit costs, as well as director and other fees, have become quite burdensome on small public companies attempting to achieve growth and profitability. In addition, micro-cap companies, such as As Seen On TV and eDiets, continue to experience difficulties in attracting interest from the investor community, limiting access to the capital markets. These increased costs, and the limited investment community interest, affect stockholder return.

Q2.	What will eDiets common stockholders receive for their eDiets shares? (See page [ • ])

A2.

 All of the outstanding shares of eDiets common stock, par value $0.001 per share, outstanding at the Effective Time will be exchanged for a total of 19,077,252 shares of As Seen On TV common stock. Based on the 15,060,514 shares of eDiets common stock that the companies expect to be outstanding at the Effective Time, each eDiets stockholder would receive 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) shares of As Seen On TV common stock at the Effective Time for each share of eDiets common stock owned by that stockholder. However, the number of shares of As Seen On TV common stock issuable in the merger is fixed. Consequently, to the extent that the number of shares of eDiets common stock outstanding at the Effective Time of the merger is greater than anticipated, then the exchange ratio would be proportionally less.

Q3.	What will the holders of eDiets warrants and options receive in the merger? (See page [ • ])

A3.

If the merger is completed, each eDiets warrant and option that remains outstanding and unexercised following the effective time of the merger will be exercisable for As Seen On TV common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price will be adjusted to reflect the exchange ratio. Assuming the number of shares of eDiets common stock outstanding remains the same, the number of shares of common stock for which such warrant or option will be exercisable after the merger will be equal to 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) times the number of shares of eDiets common stock that were purchasable immediately prior to the merger. The exercise price per share after the merger will be equal to the exercise price prior to the effective time of the merger, divided by the exchange ratio.

Q4.	Will As Seen On TV stockholders receive any shares as a result of the merger?

A4.	No. As Seen On TV stockholders will continue to hold the same As Seen On TV shares they currently own.

Q5.	What will the name of each company be after the merger?

A5.	The name of As Seen On TV and eDiets will remain unchanged after the merger, with eDiets becoming a wholly owned subsidiary of As Seen On TV.

Q6.	What risks should I consider? (See pages [ • ]– [ • ])

A6.

You should review “Risk Factors” starting on page [ • ]. You should also review the factors considered by eDiets’ board of directors (“eDiets’ board”) in making their recommendations to stockholders. See “Recommendation of the eDiets’ Board of Directors” starting on page [ • ].

Q7.	What Stockholder approvals are needed? (See pages [ • ]– [ • ])

A7.

The affirmative vote of a majority of the shares of eDiets’ common stock outstanding on the record date is required to approve the merger. As of the close of business on the eDiets record date for the special meeting, eDiets’ directors, officers and their respective affiliates, beneficially owned and were entitled to vote approximately [ • ]shares of eDiets common stock in the aggregate or approximately [ • ]% of the voting power of eDiets’ shares entitled to vote at the special meeting.

No vote of the holders of the outstanding shares of As Seen On TV’s common stock is required to approve the merger.

Q8.	Will the eDiets stockholders be able to trade the As Seen On TV common stock that they receive in the merger?

A8.

Yes. As Seen On TV’s common stock is quoted on the OTC Markets under the symbol “ASTV.” The As Seen On TV common stock that the eDiets stockholders receive will be freely tradable unless such holder is an affiliate of As Seen On TV.

Q9.	Will the eDiets stockholders recognize gain or loss for tax purposes? (See page [ • ])

A9.

The merger has been structured as a reorganization for United States federal income tax purposes. In general, eDiets stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their eDiets shares for any As Seen On TV shares in the merger. eDiets stockholders, who are not U.S. residents or taxpayers, may be subject to certain special rules, and this summary may not apply to all eDiets stockholders. No ruling from the Internal Revenue Service has been or will be sought. The eDiets stockholders are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

Q10	Am I entitled to dissenters’ or appraisal rights? (See pages [ • ]– [ • ])

A10.

Yes. Under Delaware law, eDiets stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of eDiets common stock, as determined by the Delaware Chancery Court. In order to perfect appraisal rights, eDiets stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the Merger Agreement. Merely voting against adoption of the Merger Agreement will not protect your rights to appraisal. In order to protect your appraisal rights, you must adhere to all of the requirements set forth under Delaware law. A copy of the applicable Delaware statutory provision is included as Appendix C to this proxy statement/prospectus.

Q11.	Does the board of directors of eDiets recommend voting in favor of the eDiets merger? (See page [ • ])

A11.	Yes. After careful consideration, eDiets’ board of directors recommends that its stockholders vote in favor of the proposed Merger Agreement.

Q12.	When do you expect the transaction to be completed?

A12.

eDiets and As Seen On TV are working toward completing the merger as quickly as possible. The parties anticipate holding a closing and completing the transaction as soon as practicable following approval of the Merger Agreement at the eDiets stockholders’ meeting.

Q13.	When and where is the special meeting? (See pages [ • ])

A13.	The eDiets special meeting will take place on [ ], 2013 at 10:00 a.m., local time, at 555 SW 12th Avenue, Suite 210, Pompano Beach, Florida 33069.

Q14.	What if I do not vote? (See pages [ • ]–[ • ] ;[ • ] – [ • ])

A14.

If you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the meeting, and will effectively be a vote against the merger. The failure to vote does not, in itself, protect your dissenters’ rights under Delaware law. If you sign, date and mail your proxy card without identifying how you want to vote with respect to the merger, your proxy will be voted “FOR” approval of the merger. If you sign, date and mail your proxy card and indicate that you intend to withhold your vote on a proposal, it will have the same effect as a vote “AGAINST” the merger. You may also vote by appearing at the special meeting and voting in person.

Q15.	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A15.

Generally, no. You should instruct your bank, broker or other nominee how to vote your shares. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. For members of the New York Stock Exchange, certain proposals other than the election of directors are “non-discretionary.” This means that brokers who have received no instructions from their clients do not have discretion to vote on those items. If your broker does not receive voting instructions from you, your shares will not be voted on the adoption of the Merger Agreement. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q16.	What if I fail to instruct my broker?

A16.

Generally, the broker holding your shares in “street name” may vote the shares only if you provide the broker with appropriate instructions. If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted for the purpose of determining the existence of a quorum at the special meeting, but will not be voted on the proposal at the special meeting. A broker non-vote will not be considered a vote cast at the eDiets special meeting. A broker non-vote will have the same effect as a vote “AGAINST” the proposal at the eDiets special meeting.

Q17.	Can I change my vote after I have delivered my proxy? (See pages [ • ]–[ • ] ;[ • ])

A17.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

First, you can revoke your proxy.

Second, you can submit a new proxy bearing a later date.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of eDiets, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Third, if you are a holder of record, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. Please note that if your shares are held in “street name” by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

Q18.	How can I exchange my shares of eDiets? (See pages [ • ]–[ • ] )

A18.

Pacific Stock Transfer Trust Company, Inc. will act as exchange agent and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Pacific Stock Transfer until you have received these materials.

Q19.	Should eDiets stockholders send in their stock certificates now?

A19.

No. After we complete the merger, As Seen On TV or its exchange agent, Pacific Stock Transfer, will send eDiets stockholders written instructions to exchange their eDiets common stock for As Seen On TV common stock.

Q20.	What do I need to do now? (See pages [ • ]–[ • ] ;[ • ])

A20.

After carefully reading and considering the information contained in this proxy statement/ prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope. In order to assure that we obtain your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person.

Q21.	Who can help answer my questions?

A21.

If you are a stockholder of eDiets and have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

PLEASE REQUEST DOCUMENTS FROM AS SEEN ON TV OR EDIETS NOT LATER THAN [ • ] 20[13]. UPON REQUEST, AS SEEN ON TV OR EDIETS WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

See the section entitled “Where You Can Find More Information” on page [ • ]of this proxy statement/prospectus for more information about the documents referred to in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the proposal described in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [ • ], 2013. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding As Seen On TV and its wholly owned subsidiary to be created in connection with the merger has been provided by As Seen On TV and information contained in this proxy statement/prospectus regarding eDiets has been provided by eDiets.

The eDiets proxy accompanying this proxy statement/prospectus is solicited on behalf of eDiets’ board of directors. As Seen On TV will bear the costs of preparing and mailing this proxy statement/prospectus, and eDiets will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this proxy statement/prospectus, the directors, officers, employees and agents of eDiets may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement/ prospectus. It may not contain all of the information that may be important to you. Before voting, you should carefully read the entire proxy statement/prospectus, the appendices and other documents to which this proxy statement/prospectus refers in their entirety to fully understand the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Companies

As Seen On TV, Inc.

As Seen On TV, a Florida corporation, is a direct response marketing company. It identifies and advises in development and marketing of consumer products. As Seen On TV employs three primary channels: direct response television (Infomercials), television shopping networks and retail outlets which may include brick and mortar, internet, catalog and print media. As Seen On TV holds a wholly owned interest in TV Goods, Inc., a Florida corporation (“TVG”) and Tru Hair, Inc., a Florida corporation. Primarily all of its operations are conducted through TVG which was formed in October 2009. As Seen On TV generates revenues primarily from three channels: direct response sales of consumer products, sale of consumer products through a “live-shop” TV venue and ownership and operation of the URL AsSeenOnTV.com which operates as a web based outlet for the company and other direct response businesses. In addition, As Seen On TV generates limited revenue through the production of infomercials for third parties and direct response related speaking engagements.

Inventors and entrepreneurs submit products or business concepts for As Seen On TV’s review. Once As Seen On TV identifies a suitable product/concept it negotiates to obtain global marketing and distribution rights. These marketing and distribution agreements stipulate profit sharing, typically a royalty to the inventor or product owner. As of the date of this prospectus, As Seen On TV has marketed several products with limited success. As Seen On TV has sustained substantial operational losses since its inception, and such operational losses have continued through September 30, 2012. As Seen On TV has financed its operations primarily through the issuance of shares of its common stock and the issuance of convertible notes. At September 30, 2012, it had an accumulated deficit of approximately $15,084,000. As Seen On TV cannot predict how long it will continue to incur further losses or whether it will ever become profitable which is dependent upon the frequency and success of new and existing products.

eDiets.com, Inc.

eDiets.com, Inc. was incorporated in the State of Delaware on March 18, 1996 for the purpose of developing and marketing Internet-based diet and fitness programs. eDiets markets its products both to consumers and to businesses primarily in North America. It leverages the power of technology to bring weight loss solutions to both consumers and businesses. eDiets generates revenue primarily in two ways. (1) a nationwide weight-loss oriented meal delivery service and (2) sales of digital weight-loss programs. eDiets offers a subscription-based nationwide weight-loss oriented meal delivery service. The company has been offering digital subscription-based plans in the United States since 1998, when it launched its first diet plan. Digital diet plans are personalized according to an individual’s weight goals, food and cooking preferences and include the related shopping lists and recipes. eDiets offers a variety of different digital diet plans, some of which it has developed and some of which it has licensed from third parties under exclusive arrangements.

Subscribers to its meal delivery and digital diet plans are acquired through its own advertising or through co-marketing arrangements with third parties. In addition to a meal delivery product or a digital diet plan, subscribers receive access to support offerings including interactive online information, communities and education as well as telephone and online support. eDiets offers message boards on various topics of interest to its subscribers, online meetings presented by a dietitian and the resources of approximately 40 customer service representatives.

Meal delivery subscribers generally purchase a full week or five days of prepared breakfasts, lunches, and dinners, supplemented by snacks that are generally shipped to arrive within two or three days.

Digital subscription programs ranging from four weeks to 52 weeks are billed in advance in varying increments of time. Substantially all of digital subscribers purchase programs via credit/debit cards, with renewals billed automatically, until cancellation.

For the year ended December 31, 2011, eDiets had a net loss of $4.4 million and used $3.5 million of cash in operations. For the nine-months ended September 30, 2012, eDiets had a net loss from continuing operations of $2.9 million and used $1.1 million of cash in operations. As of December 31, 2011 and September 30, 2012 eDiets had unrestricted cash of $0.6 million and $0.2 million, respectively. Due to uncertainty about its ability to meet current operating expenses and capital expenditures, in their report on eDiets annual financial statements for the year ended December 31, 2011, its independent registered public accounting firm included an explanatory paragraph in their opinion regarding eDiets’ ability to continue as a going concern.

The Merger (See pages [ • ]– [ • ])

As Seen On TV and eDiets have entered into an Merger Agreement that provides for the merger of eDiets and a wholly owned subsidiary of As Seen On TV. As a result of the merger, eDiets will become a wholly owned subsidiary of As Seen On TV and eDiets common stockholders will receive a total of approximately 19,077,252 shares of As Seen On TV common stock in exchange for the shares of eDiets common stock they own. At December 14, 2012, As Seen On TV had outstanding 44,882,650 shares of common stock. The eDiets stockholders will thereafter have no stockholder rights in eDiets after the merger.

What you will Receive in the Merger (See page [ • ])

All of the outstanding shares of eDiets common stock outstanding at the Effective Time will be exchanged for a total of 19,077,252 shares of As Seen On TV common stock. Based on the 15,060,514 shares of eDiets common stock that the company expects to be outstanding at the Effective Time, each eDiets stockholder would receive 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) shares of As Seen On TV common stock at the Effective Time. However, the number of shares of As Seen On TV common stock issuable in the merger is fixed. Consequently, to the extent that the number of shares of eDiets common stock outstanding at the Effective Time of the merger is greater than anticipated, then the exchange ratio would be proportionally less.

Treatment of Stock Options and Warrants (See page [ • ])

When the merger is completed, each eDiets warrant and option that remains outstanding and unexercised following the effective time of the merger, will be deemed amended and be exercisable for As Seen On TV common stock. The terms and conditions will remain the same, except that (i) the option to acquire As Seen On TV common stock will equal the number (rounded to the nearest whole number) of shares of As Seen On TV common stock determined by multiplying (x) the number of eDiets shares subject to such eDiets stock option immediately prior to the Effective Time by (y) the exchange ratio, at a price per share of As Seen On TV common stock (rounded up to the nearest whole cent) equal to (a) the exercise price per eDiets share otherwise purchasable pursuant to such eDiets stock option divided by (b) the exchange ratio; and (ii) the warrant will be exercisable for that number of whole shares of As Seen On TV common stock as is equal to the product of the number of eDiets shares that were purchasable under the eDiets warrant immediately prior to the Effective Time, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of As Seen On TV common stock and the per share exercise price for As Seen On TV common stock issuable upon exercise of such eDiets warrant will be the quotient obtained by dividing the aggregate exercise price of such eDiets warrant immediately prior to the Effective Time by the exchange ratio, rounded to the nearest whole cent.

Recommendation of the eDiets’ Board of Directors (See pages [ • ]to [ • ])

The eDiets board of directors believes that the merger is fair to stockholders and in the stockholders’ best interests, and voted to approve the Merger Agreement, and recommend that all stockholders vote “FOR” the adoption of the Merger Agreement.

eDiets’ board of directors considered a number of factors in determining to approve and adopt the Merger Agreement and the merger. These considerations are described in the section entitled “Proposal I — The Merger — eDiets’ Reasons for the Merger and Recommendations of eDiets’ Board of Directors” starting on page [ • ].

Opinion of eDiets’ Financial Advisor (See pages [ • ]to [ • ])

Cassel Salpeter & Co., LLC, or Cassel Salpeter, an investment banking firm, rendered its oral opinion to the eDiets’ board on October 31, 2012 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) as to the fairness to holders of eDiets Common Stock, from a financial point of view, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. The opinion was provided for the use and benefit of the eDiets’ board in connection with its consideration of the Merger and only addressed the fairness to holders of eDiets Common Stock, from a financial point of view, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, as of the date of the opinion, and did not address any other aspect or implication of the Merger. The summary of this opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Appendix B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger.

Interests of Directors and Executive Officers in the Merger (See page [ • ])

Some of the directors and executive officers of As Seen On TV and eDiets have interests in the merger that are different from, or are in addition to, the interests of their company’s stockholders. These interests include the following:

•

as of [        ], 20[12], directors and executive officers of eDiets and their affiliates beneficially owned approximately [ • ]% of the outstanding shares of eDiets common stock, but excluding stock options, warrants and a convertible note;

•

as of December 14, 2012, directors and executive officers of As Seen On TV and their affiliates beneficially owned approximately 12% of the outstanding shares of As Seen On TV’s common stock;

•

upon closing of the merger, As Seen On TV shall issue new options and warrants in exchange for all outstanding options and warrants held by eDiets officers, directors and employees;

•

at the Effective Time, all of the options (288,866 options as of September 30, 2012) held by the members of eDiets’ board who are resigning at the Effective Time (all the directors other than Mr. Richardson) will immediately vest and the term for exercise will be extended from 90 days post-resignation until the original term of the option;

•

at the Effective Time, Ms. Hartnett, eDiets’ current chief executive officer, is expected to enter into an employment agreement with As Seen On TV relating to her continued employment at eDiets; and

•

Kevin Richardson and Lee Isgur, a current director of eDiets, shall (1) convert outstanding eDiets promissory notes in the aggregate principal amount of $600,000 into an aggregate of 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share; and (2) extend the maturity dates on the remaining $200,000 aggregate principal amount together with accrued interest from December 31, 2012 to June 30, 2013.

The As Seen On TV board of directors and the eDiets board of directors were aware of and discussed these potentially conflicting interests when they approved the merger.

Dissenters’ Rights (See pages [ • ]– [ • ])

Under Delaware law, eDiets stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of eDiets common stock, as determined by the Delaware Chancery Court. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, an eDiets stockholder must: (1) send to eDiets a written demand for appraisal in compliance with Delaware law before the vote on the merger; and (2) not vote in favor of the merger.

Merely voting against the merger will not protect an eDiets stockholder’s rights to appraisal. In order to protect such rights, the stockholder must adhere to all of the requirements set forth under Delaware law. The requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “eDiets Dissenter’s Rights” starting on page [ • ]. The relevant section of Delaware law regarding appraisal rights is reproduced and included as Appendix C to this proxy statement/prospectus. If you are an eDiets stockholder and you vote on the merger, you will waive your rights to seek appraisal of your shares of eDiets common stock under Delaware law.

The Stockholders Meeting (See pages [ • ]–[ • ] ; [ • ]– [ • ])

The eDiets special meeting will be held on [ • ], 2013 at 10:00 a.m., local time, at 555 SW 12th Avenue, Suite 210, Pompano Beach, Florida 33069.

If you are a beneficial owner of eDiets’ common stock at the close of business on January 31, 2013, which eDiets’ board of directors has established as the record date, you are entitled to vote at the special meeting. Common stockholders are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of a majority of the outstanding common shares entitled to vote at the special meeting must be present in person or represented by proxy in order for eDiets to transact business.

The affirmative vote of the holders of a majority of the outstanding shares of eDiets common stock is required to adopt the Merger Agreement.

Board of Directors and Management Following the Merger (See pages [ • ]– [ • ])

Immediately following the Effective Time, As Seen On TV’s board of directors will consist of seven persons and shall consist of Kevin Harrington (Chairman of the Board), Steve Rogai, Randolph Pohlman, Greg Adams, Kevin Richardson, one designee of Mr. Richardson and one designee of As Seen On TV, reasonably acceptable to eDiets. Messrs. Pohlman, and Adams shall be independent directors.

Tax Considerations (See pages [ • ]–[ • ] )

We anticipate that the merger will be a tax-free reorganization for U.S. federal income tax purposes, and that eDiets stockholders will recognize no gain or loss upon conversion of their eDiets common stock into shares of As Seen On TV common stock, except with respect to cash received, if any, in lieu of fractional shares. eDiets stockholders may, however, recognize income, gain or loss in connection with the exercise of dissenters’ rights. eDiets stockholders should consult with their own tax advisers concerning the federal income tax consequences of the merger, as well as the applicable state, local, foreign or other tax consequences, based upon your individual circumstances.

Accounting Treatment (See page )[ • ]

As Seen On TV has 44,882,650 shares outstanding as of December 20, 2012 and will be the acquirer for accounting purposes. As Seen On TV intends to account for the merger as an acquisition using the acquisition method of accounting under generally accepted accounting principles. eDiets’ operating results will be included with As Seen On TV’s beginning at the closing of the Effective Time.

Effective Time of the Merger; Exchange of Shares (See page[ • ])

The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware. We expect to file the certificate as soon as practicable after the special meeting, subject to approval by eDiets’ stockholders at the special meeting, and satisfaction or waiver of the terms and conditions of the Merger Agreement.

Pacific Stock Transfer will act as exchange agent for the merger and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Pacific Stock Transfer until you have received these materials. Pacific Stock Transfer will issue new As Seen On TV certificates to all eDiets stockholders exchanging their shares and pay you for any fractional interests as promptly as practicable following its receipt of your certificates and other required documents. You will not receive accrued interest on the cash payable to you upon the surrender of your certificates. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

As Seen On TV Advances to eDiets (See page[ • ] )

The Merger Agreement requires that As Seen On TV lend eDiets up to $1.5 million (the “Loan”) on terms substantially similar to those set forth in the note issued by eDiets to As Seen On TV for $500,000 (the “Original Note”), which was filed with the Securities and Exchange Commission on September 11, 2012. On November 16, 2012, eDiets issued a promissory note to As Seen On TV (the “New Note”) pursuant to which eDiets will borrow the Loan. Interest accrues on the New Note at a rate of twelve percent (12%) per annum, and at the rate of eighteen percent (18%) per annum during the continuance of an event of default. The New Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the Merger Agreement; (ii) March 31, 2013; or (iii) an event of default under the New Note.  All principal and accrued interest is due and payable in full on the maturity date of the New Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the New Note into newly issued shares of common stock of eDiets at the same conversion price established in the Merger Agreement; otherwise, payment will be made in cash. If the Merger Agreement terminates, As Seen On TV will have the option to convert the Original Note and New Note into newly issued shares of eDiets’ common stock at a conversion price of $0.25 and $0.54 per share, respectively. Under the New Note, eDiets must comply with a number of covenants, including a covenant to make any payments due under the New Note prior to making payments in respect of indebtedness incurred following November 16, 2012, and a covenant not to incur certain additional indebtedness or grant certain liens over its assets without the prior written consent of As Seen On TV. As of December 14, 2012, the outstanding advances were $2.0 million.

Conditions to the Merger (See pages [ • ]– [ • ])

As Seen On TV’s and eDiets’ obligations under the Merger Agreement are subject to the prior satisfaction or waiver of a number of conditions, including the following:

•

eDiets shall have obtained stockholder approval in accordance with the Delaware General Corporation Law (“DGCL”) and eDiets’ governing documents;

•

no provision of any applicable law shall prohibit or enjoin the consummation of the merger;

•

all required approvals, applications or notices with governmental authorities shall have been obtained, except those approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on As Seen On TV or eDiets;

•

this proxy statement/prospectus shall have been declared effective under the Securities Act and no stop order suspending its effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

•

As Seen On TV shall use its best efforts to have entered into written employment agreements with Jennifer Hartnett and Robert Smedley;

•

as of the Effective Time, the board of directors of As Seen On TV shall consist of Kevin Harrington (Chairman of the Board), Steve Rogai, Randolph Pohlman, Greg Adams, Kevin Richardson, one designee of Mr. Richardson and one designee of As Seen On TV, reasonably acceptable to eDiets; and

•

Kevin Richardson and Lee Isgur, a current director of eDiets, shall (1) convert outstanding eDiets promissory notes in the aggregate principal amount of $600,000 into an aggregate of 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share; and (2) extend the maturity dates on the remaining $200,000 aggregate principal amount together with accrued interest from December 31, 2012 to June 30, 2013.

If the law permits, As Seen On TV or eDiets may each waive conditions for their benefit and their stockholders’ benefit and complete the merger even though one or more of these conditions has not been met. eDiets’ stockholder approval of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement cannot be waived. Other than as specifically set forth below, we cannot assure you that the conditions will be satisfied or waived or that the merger will occur.

Termination of Merger Agreement (See pages [ • ]–[ • ] )

eDiets and As Seen On TV may mutually agree at any time prior to Effective Time to terminate the Merger Agreement without completing the merger, even if the eDiets stockholders have approved it. Also, either company may decide, without the consent of the other, to terminate the Merger Agreement, subject to various conditions, in a number of circumstances. These circumstances include, among others:

•

the merger not having been completed by March 31, 2013, which may be extended by mutual written consent of the parties;

•

any court or governmental entity issuing a final order or judgment preventing completion of the merger;

•

certain breaches under the Merger Agreement, including breaches of representations and warranties which cannot be timely cured; and

•

upon the receipt of a superior proposal, as defined in the Merger Agreement, and the payment to the other party of up to a $1,000,000 breakup fee.

Summary Consolidated Financial Data of As Seen On TV

The following tables set forth summary consolidated financial information of As Seen On TV. The summary statement of operations data for the six month periods ended September 30, 2012 and September 30, 2011, and the selected balance sheet data as of September 30, 2012 have been derived from As Seen On TV’s unaudited consolidated financial statements appearing later in this proxy statement/prospectus. In the opinion of As Seen On TV’s management, all adjustments considered necessary for a fair presentation of the interim financial information have been included. The summary income statement data for the years ended March 31, 2012 and March 31, 2011 and the selected balance sheet data as of March 31, 2012 have been derived from As Seen On TV’s audited consolidated financial statements, except as noted below. The following information should be read together with As Seen On TV’s consolidated financial statements, the notes related thereto and management’s related reports on As Seen On TVs financial condition and performance appear later in this proxy statement/prospectus. The operating results for the six months ended September 30, 2012 are not necessarily indicative of the results to be expected in any future period.

(In thousands, except per share data)

	Six Months Ended September 30,		Year Ended March 31,
	2012	2011	2012	2011
	(unaudited)
Statement of operations data
Total revenue	$1,038	$744	$8,165	$1,354
Net income (loss)(1)	$2,185	$(12,446)	$(8,077)	$(6,979)
Basic income(loss) per common share (1)	$0.07	$(1.08)	$(0.40)	$(0.70)
Diluted income (loss) per common share (1)	$0.06	$(1.08)	$(0.40)	$(0.70)
Cash dividends declared per common share	$—	$—	$—	$—

————————

(1)

Significant fluctuations in net income or loss were recorded commencing in the year ended March 31, 2011, resulting from the recording of the revaluation of outstanding warrants which are carried as a liability and are marked-to-market each reporting period.

	September 30, 2012	March 31, 2012
	(unaudited)
Balance sheet data
Total assets	$9,743	$9,786
Long term obligations	$40	$—

Summary Consolidated Financial Data of eDiets

The following tables set forth summary consolidated financial information of eDiets. The summary statement of operations data for the nine-month periods ended September 30, 2012 and September 30, 2011, and the selected balance sheet data as of September 30, 2012 have been derived from eDiets’ unaudited consolidated financial statements appearing later in this proxy statement/prospectus. In the opinion of eDiets’ management, all adjustments considered necessary for a fair presentation of the interim financial information have been included. The summary income statement data for the years ended December 31, 2011 and December 31, 2010 and the summary balance sheet data as of December 31, 2011 have been derived from eDiets’ audited consolidated financial statements, except as noted below. The following information should be read together with eDiets’ consolidated financial statements, the notes related thereto and management’s related reports on eDiets’ financial condition and performance appear later in this proxy statement/prospectus. The operating results for the nine-months ended September 30, 2012 are not necessarily indicative of the results to be expected in any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
	(unaudited)
Statement of operations data
Total revenue	$15,822	$16,482	$20,969	$20,850
Net loss from continuing operations	$(2,885)	$(3,099)	$(4,745)	$(37,045)
Net loss	$(2,503)	$(2,737)	$(4,394)	$(43,273)
Basic and diluted loss per common share from continuing operations	$(0.20)	$(0.25)	$(0.37)	$(4.00)
Net loss per common share	$(0.17)	$(0.22)	$(0.34)	$(4.68)
Cash dividends declared per common share	$—	$—	$—	$—

	September 30, 2012	December 31, 2011
	(unaudited)
Balance sheet data
Total assets	$1,767	$2,696
Long term obligations	$204	$—

Equivalent and Comparative Per Share Information

The following tables set forth selected per share information on a historical and pro forma combined basis for As Seen On TV common stock for the six months ended September 30, 2012 and the year ended March 31, 2012, and for eDiets common stock for the six months ended September 30, 2012 and the year ended December 31, 2011. Except for historical information for As Seen On TV as of and for the year ended March 31, 2012 and the historical information for eDiets as of and for the year ended December 31, 2011, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and the related notes of As Seen On TV and eDiets contained elsewhere in this proxy statement/prospectus.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions (including preliminary allocations of the eDiets purchase price to the tangible and intangible assets acquired from eDiets), does not reflect the impact of possible revenue enhancements or expense efficiencies, among other factors, that could result as a consequence of the merger, and accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	As Seen On TV Historical	eDiets Historical	Pro Forma Combined
As of and for the six month period ended September 30, 2012
Basic net income (loss) per share from continuing operations	$0.07	$(0.13)	$0.01
Diluted net income (loss) per share from continuing operations	$0.06	$(0.13)	$0.01
Cash dividends declared per common share	$—	$—	$—

As of and for the year ended March 31, 2012
Basic net income (loss) per share from continuing operations	$(0.40)	$(0.34)	$(0.32)
Diluted net income (loss) per share from continuing operations	$(0.40)	$(0.34)	(0.32)
Cash dividends declared per common share	$—	$—	$—

MARKET PRICE DATA AND DIVIDEND INFORMATION

Shares of As Seen On TV common stock are quoted on the OTC Markets under the symbol “ASTV.” Shares of eDiets common stock are quoted on the OTC Bulletin Board, or OTCBB, under the symbol “DIET.” The following table shows the closing sale prices of shares of As Seen On TV common stock and eDiets common stock as reported on the OTC Markets and the OTC Bulletin Board, respectively, on October 26, 2012, the last full trading day prior to the public announcement of the proposed merger, and on [ • ], the last practicable trading day prior to mailing this joint proxy statement/prospectus. This table also shows the implied value as of those dates of the merger consideration proposed for each shares of eDiets common stock, which we calculated by multiplying the closing price of a share of eDiets common stock on those dates by the exchange ratio of 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time).

	As Seen On TV Common Stock		eDiets Common Stock		Implied Value of One Share of eDiets Common Stock
October 26, 2012		$0.68		$0.26		$0.86
[ • ]	$	[ • ]	$	[ • ]	$	[ • ]

The following table sets forth for the periods indicated the high and low per share sale price of shares of As Seen On TV common stock and eDiets common stock. All information in this table gives pro forma effect to As Seen On TV’s 1:20 reverse stock split of its common stock on October 27, 2011.

	As Seen On TV		eDiets
	High	Low	High	Low
2010
First Quarter	$10.00	$10.00	$2.00	$1.11
Second Quarter	10.20	10.00	1.52	0.68
Third Quarter	10.00	2.00	0.92	0.57
Fourth Quarter	4.00	1.00	0.99	0.46
2011
First Quarter	$25.40	$0.80	$3.95	$1.40
Second Quarter	15.40	1.40	2.98	1.30
Third Quarter	2.10	1.00	1.83	1.02
Fourth Quarter	1.25	0.70	1.34	0.19
2012
First Quarter	$1.05	$0.71	$0.87	$0.32
Second Quarter	1.15	0.60	0.60	0.32
Third Quarter	0.98	0.65	0.58	0.15
Fourth Quarter	0.80	0.67	0.56	0.20

As of January 31, 2013, there were approximately [ • ] stockholders of record of As Seen On TV common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

As of January 31, 2013, there were approximately [ • ] stockholders of record of eDiets common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

eDiets’ stockholders are encouraged to obtain current market quotations for shares of As Seen On TV common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for shares of As Seen On TV common stock before or after the date on which the merger is consummated. The market price for shares of As Seen On TV common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated and thereafter.

As Seen On TV and eDiets have never paid cash dividends, and currently do not intend to pay cash dividends on As Seen On TV common stock or eDiets common stock at any time in the near future.

RISK FACTORS

The financial statements contained in this proxy statement/prospectus and the related discussion describe and analyze each of As Seen On TV’s and eDiets’ financial performance and condition for the periods indicated and provide pro forma financial information for the companies on a combined basis as if the merger had occurred on April 1, 2012 for the unaudited pro forma condensed combined statement of operations and September 30, 2012 for the unaudited pro forma condensed combined statement of operations. For the most part, this information is historical. As Seen On TV’s and eDiets’ prior results, and the pro forma financials, however, are not necessarily indicative of As Seen On TV’s future performance or financial condition following the merger. As Seen On TV and eDiets, therefore, have included the following discussion of certain factors that could affect As Seen On TV’s future performance or financial condition following the merger. These factors could cause As Seen On TV’s future performance or financial condition after the merger to differ materially from the prior performance or financial condition of As Seen On TV or eDiets or from management’s expectations or estimates of As Seen On TV’s future performance or financial condition after the merger.

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

The combined company will not be able to continue operating without additional financing.

Both eDiets and As Seen On TV have been operating at a loss. As Seen On TV has been operating at a loss since inception and for the nine months ended September 30, 2012, it avoided a net loss due to the revaluation of its outstanding warrants, had an accumulated deficit of approximately $15,084,000 and a cash balance of approximately $992,000 at September 30, 2012. eDiets has been experiencing recurring operating losses and for the nine months ended September 30, 2012, it had a net loss of approximately $2.5 million, an accumulated deficit of $110.3 million and, as of November 17, 2012, an unrestricted cash balance of approximately $0.7 million. In order to continue operating and remain a going concern, the combined company will need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.), and there can be no assurance that it will be successful in such pursuits. In the past, both companies have actively pursued a variety of funding sources including private offerings and have consummated certain transactions in order to address their respective capital requirements. However, the combined company may not be able to acquire the additional funding necessary to continue operating. Accordingly, if the combined company is unable to generate adequate cash from operations, and if it is unable to find sources of funding, it may be necessary for it to sell one or more lines of business or all or a portion of its assets, enter into a business combination, reduce or eliminate operations, liquidate assets, or seek relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to the combined company’s existing stockholders or that result in its existing stockholders losing all of their investment in the combined company.

As Seen On TV’s stock price is volatile and the value of the As Seen On TV common stock issued in the merger will depend on its market price at the time of the merger; exchange ratio is fixed.

Under the Merger Agreement, the exchange ratio used to determine the number of shares of As Seen On TV’s common stock that eDiets’ stockholders will receive is unaffected by the share price of As Seen On TV’s common stock as reflected on the OTC Markets. Increases in the value of As Seen On TV’s common stock will result in a higher price being paid by As Seen On TV for eDiets common stock and more value received by eDiets stockholders in the merger. Decreases in the value of As Seen On TV’s common stock will result in a lower price being paid by As Seen On TV for eDiets common stock and less value received by eDiets stockholders in the merger. It is likely that you will not know the value of As Seen On TV’s common stock to be issued in the merger at the time of the eDiets special meeting of stockholders.

The value of the shares being issued in the merger may be less than you expect due to the number of outstanding As Seen On TV options and warrants and the price protection and anti-dilution agreements to which As Seen On TV is subject.

In the merger, As Seen on TV will be issuing 19,077,252 shares of As Seen on TV common stock. This number of shares is fixed and does not vary based on the number of shares of eDiets nor of As Seen On TV that are outstanding at the Effective Time. Based on the 15,060,514 shares of eDiets expected to be outstanding at the Effective Time (which includes the 749,980 shares of eDiets common stock that eDiets expects to issue to its consultant as compensation for services provided in the Merger) and the 44,882,650 shares of As Seen on TV common stock outstanding as of the date of this proxy statement/prospectus, the eDiets stockholders would own an aggregate of [        ]% of the shares outstanding as of the Effective Time and [        ]% on a fully-diluted basis. The fully diluted percentage is based on the following number of options and warrants outstanding as of December 14, 2012: (i) warrants to purchase approximately 66,594,517 shares of common stock at an exercise prices ranging from $0.595 to $10.00 per share and (ii) options to purchase 3,130,000 shares of common stock at exercise prices ranging from $0.82 to $2.20 per share. However, the fully diluted ownership percentage does not take into consideration (A) additional options and warrants that may be issued between December 14, 2012 and the Effective Time, (B) the additional shares that may be issuable pursuant to price protection agreements that As Seen On TV has in place (obligations to issue additional shares for no additional consideration if future shares are issued or if future shares are issued below a certain price) or (C) anti-dilution provisions agreements that As Seen On TV has in place (obligations to adjust the number of shares and/or exercise price applicable to outstanding warrants or options).

The exercise of outstanding warrants and options and the sale of the underlying common stock, or even the potential of such conversion or exercise and sale, may have a depressive effect on the market price of the combined company’s securities and will cause dilution to its stockholders. In addition, if the As Seen On TV were to issue shares in the future the price protection agreements and the anti-dilution agreements could exacerbate the dilutive impact of any future issuance. Dilution could create significant downward pressure on the trading price of the combined company’s common stock if the conversion or exercise of these securities encouraged short sales. The perception of eventual sales of common shares issued on the conversion of these securities could lead to a decline in the trading price of the combined company’s common stock.

As Seen On TV has advanced eDiets $2.0 million as of December 14, 2012 under unsecured promissory notes and in the event that the Merger Agreement is terminated, eDiets may not have available capital to satisfy the notes.

As of December 14, 2012 As Seen On TV has advanced eDiets $2.0 million. The advances, while senior to other eDiets debt, are unsecured. In the event that the Merger Agreement is terminated, eDiets may not satisfy the advances. In the event eDiets fails to repay the notes and As Seen On TV decides to convert the notes into eDiets common stock, the conversion price of the notes may be higher than the market price of the eDiets common stock. See “Risks Related to eDiets’ Business” below.

Under the Merger Agreement, neither As Seen On TV nor eDiets will have the right to terminate or renegotiate the Merger Agreement or to resolicit proxies as a result of any increase or decrease in the value of As Seen On TV’s outstanding common stock.

The market price of As Seen On TV’s common stock has been and may continue to be volatile. The trading volume and number of shares available in the public float has traditionally not been high, which impacts the volatility of the As Seen On TV common stock. Under the Merger Agreement, neither As Seen On TV nor eDiets will have the right to terminate or renegotiate the Merger Agreement or to resolicit proxies as a result of any increase or decrease in the value of As Seen on TV’s outstanding common stock. Prior to the Effective Time, the market price of As Seen On TV stock may fluctuate significantly and decrease in response to various factors, including without limitation:

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quarterly variations in operating results;

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the announcement of management changes;

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general market conditions in each company’s respective industry;

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announcements and actions by competitors;

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limited trading volume of As Seen On TV’s securities on the OTC Markets;

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regulatory and judicial actions; and

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general economic conditions.

In addition, as a result of the number of shares to be issued in the merger, and the potential dilution of As Seen On TV’s earnings per share, the price of As Seen On TV’s common stock is likely to continue to be volatile following the merger.

As Seen On TV’s common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

As Seen On TV’s common stock is quoted on the OTC Markets. Traditionally, the trading volume of the common stock has been limited. Because of this limited trading volume, the former eDiets’ stockholders may not be able to sell quickly any significant number of the As Seen On TV shares, and any attempted sale of a large number of As Seen On TV shares will likely have a material adverse impact on the price of the As Seen On TV common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

As Seen On TV may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on As Seen On TV’s ability to realize the anticipated growth opportunities and synergies from combining As Seen On TV and eDiets. The integration of As Seen On TV and eDiets will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, As Seen On TV may not achieve anticipated synergies or other benefits of the merger. Following the merger, As Seen On TV and eDiets must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following difficulties, costs and delays involved in integrating these operations:

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failure to integrate As Seen On TV’s and eDiets’ businesses and operations;

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failure to successfully manage relationships with customers and other important relationships;

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failure of customers to continue using the services of the combined company;

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difficulties in successfully integrating the management teams and employees of As Seen On TV and eDiets;

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challenges encountered in managing larger operations;

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the loss of key employees;

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failure to manage the growth and growth strategies of As Seen On TV and eDiets;

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diversion of the attention of management from other ongoing business concerns;

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potential incompatibility of technologies and systems;

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potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and

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potential incompatibility of business cultures.

If the combined company’s operations after the merger do not meet the expectations of existing customers of As Seen On TV and eDiets, then these customers may cease doing business with the combined company altogether, which would harm its results of operations and financial condition.

If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, As Seen On TV may not realize the anticipated benefits of the merger. In particular, As Seen On TV is likely to realize lower earnings per share, which may have an adverse impact on As Seen On TV and the market price of its common stock.

Costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

Both eDiets and As Seen On TV will incur substantial direct transaction costs associated with the merger and additional costs associated with consolidation and integration of operations. If the total costs of the merger exceed estimates, or the benefits of the merger do not exceed the total costs of the merger, As Seen On TV’s consolidated financial results could be adversely affected.

The merger may result in disruption of As Seen On TV’s and eDiets’ existing businesses, distraction of their management and diversion of other resources.

The integration of As Seen On TV’s and eDiets’ businesses may divert management time and resources from the main businesses of both companies. This diversion of time and resources could cause the market price of As Seen On TV’s common stock to decrease. The new management will need to spend some of their time integrating eDiets’ and As Seen On TV’s operations. This could cause the combined company’s business to suffer.

Failure to complete the merger could negatively impact eDiets’ and As Seen On TV’s stock price and future operations.

If the merger is not completed for any reason, eDiets and As Seen On TV may each be subjected to a number of material risks. The price of eDiets and As Seen On TV common stock may decline to the extent that the current market prices of eDiets and As Seen On TV common stock reflect a market assumption that the merger will be completed. Some costs related to the merger, such as legal, accounting, filing, printing and mailing, must be paid and expended even if the merger is not completed. In addition, if the merger is not completed and eDiets’ or As Seen On TV’s board of directors determines to seek another merger or business combination, there can be no assurance that either board of directors will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the merger.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to eDiets stockholder approval, the merger is subject to a number of other conditions beyond the control of As Seen On TV and eDiets that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions Precedent to Each Party’s Obligations to Effect the Merger” starting on page [ • ]. As Seen On TV and eDiets cannot predict whether or when these other conditions will be satisfied. Any delay in completing the merger may significantly reduce the synergies and other benefits that As Seen On TV and eDiets expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Some of As Seen On TV’s and eDiets’ directors and officers have a conflict of interest.

In considering the recommendation of As Seen On TV’s and eDiets’ board of directors to vote for the proposal to adopt the Merger Agreement and approve the merger, you should be aware that members of As Seen On TV’s and eDiets’ board of directors and officers of each company have interests in the merger that differ from your interests. These interests may create potential conflicts of interests for these directors and officers in the future. Both As Seen On TV’s board of directors and eDiets’ board of directors were aware of each of these interests when they considered and adopted the Merger Agreement.

These interests include the following:

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as of December 14, 2012, directors and executive officers of As Seen On TV and their affiliates beneficially owned approximately 12% of the outstanding shares of As Seen On TV common stock, excluding exercise of stock options and warrants, and directors and executive officers of eDiets and their affiliates beneficially owned approximately 73.4% of the outstanding shares of eDiets common stock;

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all of the eDiets employee stock options expected to be outstanding at the Effective Time will represent the right to receive shares of As Seen On TV common stock based on the exchange ratio and shall immediately vest at the Effective Time, including all of the options held by certain officers and directors of eDiets;

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Kevin Richardson II, the current Chairman of eDiets, and a nominee by Mr. Richardson will join the As Seen On TV board of directors on the Effective Time;

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Kevin Richardson and Lee Isgur, a current director of eDiets, shall (1) convert outstanding eDiets promissory notes in the aggregate principal amount of $600,000 into an aggregate 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share; (2) extend the maturity dates on remaining aggregate principal amounts held by Mr. Richardson and Mr. Isgur together with accrued interest from December 31, 2012 to June 30, 2013.

The former principal stockholders, officers and directors of eDiets after the merger will own a substantial interest in As Seen On TV’s common stock.

Upon completion of the merger, eDiets’ former officers, directors and stockholders who held greater than 5% of the voting power of eDiets’ common stock will, in the aggregate, beneficially own approximately [ • ]% of As Seen On TV’s outstanding common shares, before the exercise of any options or warrants or the conversion of convertible notes. As a result, these stockholders, acting together, will have the ability to substantially influence the outcome of matters submitted to As Seen On TV’s stockholders for approval, including:

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election of the board of directors;

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removal of any of the directors;

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amendment of the certificate of incorporation or by-laws; and

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adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving As Seen On TV.

These stockholders will have substantial influence over the management and affairs of As Seen On TV. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving As Seen On TV, or discouraging a potential acquirer from making a tender offer for its shares which would prevent stockholders from realizing the benefits of the transaction, such as a purchase price premium or significant increase in stock price.

The market price of As Seen On TV common stock may decline as a result of the merger.

The market price of As Seen On TV common stock may decline as a result of the merger if the integration of the eDiets and As Seen On TV’s businesses is unsuccessful or if the costs of implementing the integration are greater than expected. The market price also may decline if As Seen On TV does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on As Seen On TV’s financial results is not consistent with the expectations of financial or industry analysts.

The Merger Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to acquire eDiets or that may be willing to acquire As Seen On TV.

The Merger Agreement contains “no shop” provisions that restrict As Seen On TV’s and eDiets’ ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to As Seen On TV’s or eDiets’ agreement that their respective board of directors will not withdraw or adversely qualify its recommendation regarding the Merger Agreement. Although each of the As Seen On TV and eDiets board of directors are permitted to terminate the Merger Agreement in response to a superior proposal if they determine that a failure to do so would be inconsistent with their fiduciary duties, its doing so would entitle the other party to collect a termination fee up to $1,000,000. These provisions are described under “The Merger Agreement — Termination of the Merger Agreement” starting on page [ • ] and “ — Effects of Termination; Payment of Expenses” on page [ • ]. These provisions could discourage a potential competing acquiror from considering or proposing acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Both eDiets and As Seen On TV are currently defendants in a lawsuit that seeks to enjoin the merger. This proceeding could delay or prevent the merger from being consummated in the anticipated time frame or at all.

A class action lawsuit was filed by a stockholder of eDiets against it and certain of its officers and directors and As Seen On TV. The complaint alleges breaches of fiduciary duties in connection with the proposed merger with As Seen On TV, and seeks injunctive relief against consummation of the merger. These proceedings could result in a delay in the consummation of the merger, which could have an adverse impact on the stock prices, operations, and disrupt the businesses of eDiets and As Seen On TV and could result in legal and other expenses that would adversely affect the liquidity and results of operations of both companies. Furthermore, if this lawsuit is successful, the merger may be prevented from being consummated at all.

Risks Related to As Seen On TV’s Business

As Seen On TV may never achieve or sustain profitability.

As Seen On TV may continue to incur losses as it attempts to develop and expand its operations and to market and sell its products. From inception, As Seen On TV has operated at a loss and at September 30, 2012, it had an accumulated deficit of approximately $15,083,000. No assurance can be given that As Seen On TV will achieve or sustain profitability. As a result of its limited operating history and the nature of the market in which it competes, it is difficult to forecast revenues or earnings accurately. No assurance can be given that As Seen On TV will be successful in accomplishing its goals or that it will generate sufficient revenue to become profitable or to sustain profitability.

As Seen On TV has operated at a loss since inception and it cannot anticipate with any degree of certainty what its revenues will be in future periods.

At September 30, 2012, As Seen On TV had a cash balance of approximately $992,000, a working capital deficit of $16,654,065 and an accumulated deficit of approximately $15,084,000. Substantially all of the cash balance was due to the completion of a series of private placements beginning in May 2011. However, since inception, As Seen On TV has continued to operate at a loss. Its ability to generate future revenues will depend on a number of factors, many of which are beyond its control. These factors include the rate of market acceptance of its products, competitive efforts, and general economic trends. Due to these factors, As Seen On TV cannot anticipate with any degree of certainty what its revenues will be in future periods. You have limited historical financial data and operating results with which to evaluate its business and prospects. As a result, you should consider its prospects of As Seen On TV in light of the early stage of its business in a new and rapidly evolving market.

As Seen On TV has failed to satisfy registration rights provisions under a 2010 private placement and is obligated to make pro rata payments to the subscribers of the 2010 private placement in an amount equal to the aggregate amount of $156,000.

Under the terms of a private placement conducted in 2010, As Seen On TV provided that it would use its best reasonable effort to cause a registration statement to become effective within 180 days of the termination date of the offering. As Seen On TV has failed to comply with the registration rights provision and are obligated to make pro rata payments to the subscribers under the private placement in an amount equal to the aggregate amount of $156,000.

Uncertain general economic conditions in the United States could adversely affect As Seen On TV.

As Seen On TV is subject to the risks arising from adverse changes in general economic market conditions or any failure of the U.S. economy to recover from its recent recession. The U.S. economy remains extremely sluggish as it seeks to recover from a severe recession. The U.S. economy continues to suffer from market volatility, difficulties in the financial services sector, tight credit markets, softness in the housing markets, concerns of inflation, reduced corporate profits and capital spending, significant job losses, reduced consumer spending, and continuing economic uncertainties. The uncertainty about future economic conditions could negatively impact its current and prospective customers, including those in the direct response markets, adversely impact its expenses and ability to obtain financing of its operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures. As Seen On TV cannot predict the timing, strength or duration of this severe global economic downturn or subsequent recovery. Consumer spending in the United States has been, and is expected to continue to be, negatively affected by these economic trends which, in turn, will negatively impact its results of operations. Furthermore, the uncertainty about future economic conditions could negatively affect its ability to obtain financing, which As Seen On TV will require to fund its operations in the event it does not increase its revenues.

As Seen On TV operations are subject to the general risks of the direct response television industry including, but not limited to product liability claims, which could exceed its insurance coverage.

As Seen On TV operations could be impacted by both genuine and fictitious claims regarding products it markets. Although primarily all of the consumer products As Seen On TV markets are not its property, As Seen On TV could potentially suffer losses from a significant product liability judgment against it. A significant product liability judgment could also result in a loss of consumer confidence in its products and furthermore an actual or perceived loss of value of its brand, materially impacting consumer demand. Although As Seen On TV carries a limited amount of product liability insurance, the amount of liability from product liability claims may exceed the amount of any insurance proceeds received by it. Furthermore, As Seen On TV relies upon trademark, copyright and trade secret laws to protect its proprietary rights, which might not provide adequate protection. If As Seen On TV should be required to pay a product liability claim in excess of its insurance coverage, its working capital would be adversely impacted in future periods.

As Seen On TV business is subject to a variety of laws, rules and regulations that could subject it to claims or otherwise harm its business.

Government regulation of direct response, internet and e-commerce is evolving and unfavorable changes could substantially harm its business and results of operations. As Seen On TV is subject to a variety of laws, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. As Seen On TV is also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, imported merchandise is subject to import and customs duties and, in some cases, import quotas. The failure to comply with any of these laws, rules or regulations may subject it to consumer claims or result in delays in marketing products or changes in product marketing, which may reduce its revenues, increase its expenses and adversely affect its profitability.

As Seen On TV, Inc. is not affiliated with any of the “As Seen On TV” or “Seen On TV” retail stores and “As Seen On TV” and “Seen On TV” are not subject to trademark protection and therefore have been, and will continue to be used by third parties, including online and retail applications with no connections, nor benefits, to As Seen On TV, Inc.

As Seen On TV, Inc. is not affiliated with any of the “As Seen On TV” or “Seen on TV” retail stores. While the company relies on “As Seen On TV” and “Seen On TV” for name recognition and marketing, such terms are not subject to trademark registration or common law protection. Therefore, its competitors have, and will continue, to use such terms in the market. The inability to register the terms may subject As Seen On TV to negative public perception in the event that one of its competitors sells or distributes a negatively received product under an “As Seen On TV” or “Seen On TV” label. Furthermore, the inability to register “As Seen On TV” or “Seen On TV” may prevent it from developing a unique brand that exclusively benefits the company.

As Seen On TV relies upon trademark, copyright and trade secret laws to protect its proprietary rights, which might not provide adequate protection.

As Seen On TV success and ability to compete depends to a significant degree upon the protection of intellectual property rights, including without limitation its trademarks, trade names and trade secrets. It has applied for registration of the trademark “TVGoods”, “Kevin Harington” and TruHair by Chelsea Scot” and has been granted registration for PITCH TANK® mark. While As Seen On TV intends to jointly hold intellectual property rights on products it develops with third parties, it may not be successful in protecting intellectual property rights. It relies on trademark, copyright and trade secret laws, each of which affords only limited protection. Its inability to protect intellectual property rights could seriously harm its business, operating results and financial condition.

Claims that As Seen On TV infringes upon third parties’ intellectual property rights could be costly to defend or settle.

From time to time, As Seen On TV may encounter disputes over rights and obligations concerning intellectual property. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment awarding substantial damages. A judgment could also include an injunction or other court order that could prevent As Seen On TV from selling products. Its business, operating results and financial condition would be harmed if any of these events occurred. As Seen On TV could incur substantial costs in its defense against infringement claims. In the event of a claim of infringement, it might be required to obtain one or more licenses from third parties. It might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm its business, operating results and financial condition.

As Seen On TV depends on the services of its Chairman.

The success of As Seen On TV largely depends on the efforts, reputation and abilities of Kevin Harrington. TV Goods was established by Kevin Harrington to leverage the exposure from his appearance as an investor on the ABC reality television series, the Shark Tank. While As Seen On TV carries $3 million of key man life insurance on Mr. Harrington, the loss of the services of Mr. Harrington could materially harm its business.

Failure to retain and attract qualified personnel could harm As Seen On TV business.

Aside from Mr. Harrington, As Seen On TV success depends on its ability to attract, train and retain qualified personnel. Competition for qualified personnel is intense and it may not be able to hire sufficient personnel to support the anticipated growth of its business. If As Seen On TV fails to attract and retain qualified personnel, its business will suffer.

As Seen On TV may have difficulty managing any future growth.

While As Seen On TV may need to grow rapidly to implement its business objectives; brisk growth would lead to increased responsibility for both existing and new management personnel. In an effort to manage such growth, As Seen On TV must maintain and enhance its financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. Despite systems and controls, growth is expected to place a significant strain on its management systems and resources. It will need to continue to improve its operational, managerial and financial controls, reporting systems and procedures, and will need to continue to expand, train and manage its work force. Failure to manage its future growth would have a material adverse effect on the quality of its operations, ability to retain customers and key personnel and operating results and financial condition.

As Seen On TV may not be successful in finding or marketing new products.

As Seen On TV business operations and financial performance depends on the ability to attract and market new products on a consistent basis. In the direct marketing industry, the average product life cycle varies from six months to four years, based on numerous factors, including competition, product features, distribution channels utilized, cost of goods sold and effectiveness of advertising. Less successful products have shorter life cycles. The majority of products are submitted by inventors. There can be no assurance that As Seen On TV will be successful in acquiring rights to quality products. It selects new products based upon management’s expertise and limited market studies. As a result, it needs to acquire the rights to quality products with sufficient margins and consumer appeal to justify the acquisition costs. There can be no assurance that chosen products will generate sufficient revenues to justify the acquisition and marketing costs.

As Seen On TV financial performance is dependent on the disproportionate success of a small group of products.

As Seen On TV business and results of operations are dependent on the disproportionate success of a small group of products, which it does not produce or manufacture. It is likely that the majority of the products it markets may fail to generate sufficient revenues. Furthermore it is likely it will market more products which fail to generate significant revenues as opposed to products which generate significant revenues. As Seen On TV sales and profitability will be adversely affected if it is unable to develop a sufficient number of successful products.

As Seen On TV financial performance may be harmed if unfavorable economic conditions adversely affect consumer spending.

As Seen On TV success depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, taxation and interest rates. Other events that adversely affect the economy may diminish consumer spending. There can be no assurance that consumer spending will not be affected by adverse economic conditions, thereby adversely affecting its business, financial condition and results of operations.

As Seen On TV faces competition from many other types of companies for customers.

As Seen On TV faces significant competition within each merchandise category. The markets for its merchandise are highly competitive, and the recent growth in these markets has encouraged the entry of many new competitors as well as increased competition from established companies. There are no significant barriers to entry in the direct marketing industry. Competitors include large and small retailers, other direct marketing companies, including some with direct response television programs. Furthermore, established brick-and-mortar retail competitors have recently made efforts to sell products through direct response marketing methods. Many of these competitors are larger and have significantly greater financial, marketing and other resources. Increased direct response marketing programs may adversely affect response rates to As Seen On TV direct response television marketing efforts, which would directly affect margins. Its failure to compete successfully would materially and adversely affect its financial condition and results of operations.

As Seen On TV may not be able to respond in a timely and cost effective manner to changes in consumer preferences.

As Seen On TV merchandise is subject to changing consumer preferences. A shift in consumer preferences away from the merchandise it offers could have a material adverse effect on its financial condition and results of operations. Future success depends in part on its ability to anticipate and respond to changes in consumer preferences and there can be no assurance that it will respond in a timely or effective manner. Failure to anticipate and respond to changing consumer preferences could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased merchandise returns and lower margins, which would have a material adverse effect on its financial condition and results of operations.

As Seen On TV business would be harmed if manufacturers and service providers are unable to deliver products or provide services in a timely and cost effective manner.

As Seen On TV entered into an agreement with Presser Direct, LLC to provide it with a line of space heaters in the future. During the year ended March 31, 2012, the company recorded sales of the Living Pure line of heaters of approximately $5,168,000 representing 63% of total revenues for year. There are nominal revenues for the six months ended September 30, 2012. It does not have any other long-term contracts with manufacturers, supplies or other service providers. As Seen On TV does not produce or manufacture products it markets. In addition, it utilizes third party companies to fulfill consumer orders and provide telemarketing services. If any manufacturers or suppliers are unable, either temporarily or permanently, to manufacture or deliver products or provide services in a timely and cost effective manner, it could have an adverse effect on As Seen On TV financial condition and results of operations.

Disruption in As Seen On TV’s ability to fulfill orders would harm As Seen On TV financial performance.

As Seen On TV’s ability to provide effective customer service and efficiently fulfill orders for merchandise depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related call centers, distribution centers, and management information systems run by third parties. Furthermore it is dependent on the timely performance of other third party shipping companies. Any material disruption or slowdown in manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in its ability to receive and fulfill orders and may cause orders to be lost or to be shipped or delivered late. As a result, these disruptions could adversely affect its financial condition or results of operations.

As Seen On TV may experience merchandise returns or warranty claims in excess of its expectations.

Actual merchandise returns and warranty claims may exceed allowances. Any significant increase in merchandise returns or warranty claims would adversely affect its financial condition and results of operations.

Ineffective media purchases may inhibit As Seen On TV’s ability to sell products, build customer awareness and brand loyalty.

As Seen On TV purchases direct response television programming on cable and broadcast networks, network affiliates and local stations. Significant increases in the cost of media time or significant decreases in the available access to media could adversely affect its financial condition and results of operations.

As Seen On TV may need additional capital, which, if obtained, could result in dilution or significant debt service obligations. It may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect liquidity and financial position.

As Seen On TV may require additional cash resources; and may seek to increase its cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional dilution to shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict its operations and liquidity. In addition, its ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. As Seen On TV cannot assure you that financing will be available in amounts or on terms acceptable to it, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on As Seen On TV’s liquidity and financial condition.

Because the market for As Seen On TV’s common stock is limited, persons who purchase its common stock may not be able to resell their shares at or above the purchase price paid for them.

As Seen On TV common stock trades on the OTC Markets which is not a liquid market. There is currently only a limited public market for its common stock. The company cannot assure you that an active public market for its common stock will develop or be sustained in the future. If an active market for its common stock does not develop or is not sustained, the price may continue to decline.

Because As Seen On TV is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of its common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of As Seen On TV common stock on the OTC Markets has been substantially less than $5.00 per share and it does not meet any of the other rule exclusions, and therefore it is currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

Due to factors beyond As Seen On TV’s control, its stock price may be volatile.

Any of the following factors could affect the market price of As Seen On TV’s common stock:

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Failure to increase revenue in each succeeding quarter;

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Failure to achieve and maintain profitability;

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The loss of distribution relationships;

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The sale of a large amount of common stock by its shareholders;

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Announcement of a pending or completed acquisition or failure to complete a proposed acquisition;

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Adverse court ruling or regulatory action;

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Failure to meet financial analysts’ performance expectations;

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Changes in earnings or loss estimates and recommendations by financial analysts;

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Changes in market valuations of similar companies;

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Short selling activities;

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Announcement of a change in the direction of its business;

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Actual or anticipated variations in quarterly or in forecasted results of operations; or

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Announcements by As Seen On TV, or its competitors, of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against it could result in substantial costs and divert its management’s time and attention, which would otherwise be used to benefit its business.

Because As Seen On TV may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of its common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for As Seen On TV common stock since a firm itself cannot recommend the purchase of its common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for As Seen On TV common stock.

Shares eligible for sale or convertible into shares in the future could negatively affect As Seen On TV stock price and dilute shareholders.

The market price of As Seen On TV’s common stock could decline as a result of sales of a large number of shares of its common stock or the perception that these sales could occur. This might also make it more difficult for it to raise funds through the issuance of securities. As of December 14, 2012, As Seen On TV had 44,882,650 issued and outstanding shares of common stock. As Seen On TV may also issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. As Seen On TV cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of its common stock.

The exercise of the warrants and options will result in dilution to existing shareholders and could negatively affect the market price for As Seen On TV common stock.

At December 14, 2012, As Seen On TV has outstanding warrants to purchase an aggregate of 66,594,517 shares of common stock exercisable at various prices and options to purchase an aggregate of 3,130,000 shares of common stock exercisable at various prices. If all the warrants and options are exercised, based on 44,882,650 shares of common stock issued and outstanding as of December 14, 2012, its issued and outstanding shares would increase by over 225%. In the event that a market for its common stock develops, to the extent that holders of its warrants and options exercise such convertible securities, its existing shareholders will experience dilution to their ownership interest in As Seen On TV. In addition, to the extent that holders of convertible securities convert such securities and then sell the underlying shares of common stock in the open market, its common stock price may decrease due to the additional shares in the market.

The purchase price protection features of As Seen On TV’s securities issued under its securities purchase agreement dated October 28, 2011 and November 14, 2012 could require As Seen On TV to issue a substantially greater number of shares of common stock, which will cause dilution to As Seen On TV’s stockholders.

Under a securities purchase agreement effective October 28, 2011 and securities purchase agreement effective November 14, 2012, purchasers may receive additional shares of common stock in the event As Seen On TV issues additional securities, at an effective price per share that is less than the initial issuance price of the shares under the respective securities purchase agreement. These warrants also contain provisions entitling the holders of such warrants to cashless exercise rights in the event As Seen On TV fails to register the underlying shares of common stock at or prior to the time the warrants are exercised. In addition, if at any time while the warrants are outstanding As Seen On TV issues securities at an effective price per share less than the exercise price of the respective warrants, then, subject to certain exempt issuances (including the merger) the exercise price of the warrants may be reduced to such discounted price.

The change in value of its derivative liabilities could have a material effect on As Seen On TV’s financial results.

In connection with its recent financings As Seen On TV has issued a significant number of warrants and other securities that each contain derivative liabilities. At each of its financial reporting periods, As Seen On TV is required to determine the fair value of such derivatives and record the fair value adjustments as non-cash unrealized gains or losses. The share price of its common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of its stock price, its credit rating, discount rates, and stated interest rates. Due to the volatile nature of its share price, As Seen On TV expects that it will recognize non-cash gains or losses on its derivative instruments each reporting period and that the amount of such gains or losses could be material.

The issuance of preferred stock could change control of As Seen On TV.

As Seen On TV’s articles of incorporation authorize its board of directors, without approval of its stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the board of directors. Its articles of incorporation further authorize the board to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of As Seen On TV. Although As Seen On TV has no present plans to issue any series or shares of preferred stock, it can give no assurance that it will not do so in the future.

Risks Related to eDiets’ Business

eDiets has experienced recurring operating losses and its liquidity has been significantly reduced, and it expects to continue incurring losses in the future.

For the year ended December 31, 2011, eDiets had a net loss of $4.4 million and used $3.5 million of cash in operations. For the nine-months ended September 30, 2012, eDiets had a net loss of approximately $2.5 million and used approximately $1.1 million of cash in operations. As of September 30, 2012, eDiets had an accumulated deficit of $110.3 million and a total stockholders’ deficit of $3.5 million. As of December 31, 2011 and November 17, 2012 eDiets had unrestricted cash of $0.6 million and $0.7 million, respectively. eDiets may not achieve profitability in the future, and even if it does, eDiets may not be able to sustain being profitable.

Due to uncertainty about its ability to meet current operating expenses and capital expenditures, in their report on its annual financial statements for the year ended December 31, 2011, eDiets’ independent registered public accounting firm included an explanatory paragraph in their opinion regarding eDiets’ ability to continue as a going concern. If eDiets is unable to consummate the merger on a timely basis it is unlikely that it will be able to continue as a going concern and its stockholders will likely lose all of their investment in eDiets.

eDiets cannot continue its operations without additional funds and it will be required to raise additional funds to finance its operations and remain a going concern; it may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to eDiets.

eDiets currently anticipates that it will need at least $[2.0] million in funds to continue operations through the upcoming diet season, which funds it did not have as of October 26, 2012. As of October 26, 2012, it did not have the resources necessary to pay in full the following: obligations under the Director Notes due December 31, 2012, accounts payable and other debt obligations. As of October 26, 2012, eDiets had accounts payable totaling $2.2 million, of which $1.9 million were past due.

The continuation of eDiets business is dependent upon raising additional financial support. In light of eDiets results of operations, its ability to raise additional financing has been severely limited. eDiets has received $2.0 million in funding from As Seen On TV as of December 14, 2012 and, pursuant to the Merger Agreement, As Seen On TV has agreed to provide $750,000 additional funding. However, that funding may not be sufficient to fund operations until consummation of the merger. If those funds are not sufficient, management may seek to raise additional capital through the issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt. However, the terms of the Merger Agreement limit eDiets’ ability to issue any of these types of securities and therefore eDiets would need to seek prior consent of As Seen On TV. These possibilities, to the extent available, may be on terms that result in significant dilution to eDiets’ existing stockholders or that result in existing stockholders losing all of their investment in eDiets.

There can be no assurances that eDiets will be successful in raising adequate additional financial support to sustain its operations through the consummation of the merger. If not, eDiets will be required to reduce operations and/or liquidate assets and/or seek relief through a filing under the U.S. Bankruptcy Code. eDiets’ consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should eDiets be unable to continue as a going concern.

eDiets has no long-term credit facility or other source of long-term funding other than $1.0 million in Notes held by a former officer and directors of eDiets (the “Director Notes”), and as of September 30, 2012, eDiets had approximately $0.1 million in accrued interest on the Director Notes. The principal and interest on the Director Notes will mature on December 31, 2012.

eDiets has no long-term credit facility or other source of long-term funding other than the Director Notes which represent: (i) a promissory note to Kevin A. Richardson, II, one of eDiets’ directors and an officer of Prides Capital Partners, LLC (“Prides”), pursuant to which eDiets borrowed $600,000, (ii) a promissory note to Lee S. Isgur, one of eDiets’ directors, pursuant to which eDiets borrowed $200,000 and (iii) a promissory note to Kevin N. McGrath, eDiets’ former director and CEO, pursuant to which eDiets borrowed $200,000. The Director Notes mature on December 31, 2012 at which time eDiets must repay the original principal amount of $1.0 million, together with accrued interest of approximately $107,000. eDiets does not believe that its cash flows from operations alone will be sufficient to support repayments and otherwise satisfy repayment obligation under these Director Notes.

eDiets’ common stock is quoted on the OTC Bulletin Board, which may limit the liquidity and price of its securities more than if its securities were quoted or listed on a national securities exchange.

eDiets’ common stock is currently quoted for trading in the OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Some investors may perceive eDiets common stock to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board quoted company, eDiets does not attract the extensive analyst coverage that accompanies companies listed on a national securities exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading and price of eDiets common stock.

Economic conditions are adversely affecting consumer discretionary spending and may continue to negatively impact eDiets business and operating results.

Because eDiets meal delivery offerings consist of freshly prepared meals, they are priced higher than major competitors such as Nutrisystem and Jenny Craig. The success of eDiets meal delivery business is therefore dependent on customers’ willingness and ability to invest a larger percentage of discretionary spending in its meal delivery products than may be required with competitors’ products. Because discretionary spending is influenced by general economic conditions, consumer confidence and the availability of discretionary income, a protracted economic slowdown, increased unemployment, decreased salaries and wage rates, increased energy prices, inflation, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior and decrease consumer discretionary spending. A decline in customers’ discretionary spending could adversely affect its business, financial condition, operating results and cash flows. If this difficult economic situation continues for a prolonged period of time or deepens in magnitude, its business and results of operations could be materially affected.

eDiets future growth and profitability will depend in large part upon the effectiveness and efficiency of its marketing expenditures and its ability to select the right markets and media in which to advertise.

eDiets’ future growth and profitability will depend in large part upon the effectiveness and efficiency of its marketing expenditures, including its ability to:

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create greater awareness of its brand and its program;

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identify the most effective and efficient level of spending in each market, media and specific media vehicle;

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determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

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effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;

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select the right market, media and specific media vehicle in which to advertise; and

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convert consumer inquiries into actual orders.

eDiets’ planned marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. eDiets may not be able to manage its marketing expenditures on a cost-effective basis whereby its customer acquisition cost may exceed the contribution profit generated from each additional customer.

As the largest stockholder, Prides has significant influence over eDiets.

As of December 14, 2012, Prides owned approximately 52.3% of eDiets’ outstanding voting common stock based upon 14,310,534 shares outstanding. Therefore, as a practical matter, Prides has the ability significant influence over the outcome of any stockholder vote, including the election of directors and the approval of mergers, including the merger, or other business combination transactions. Additionally, concentration of control in one stockholder may discourage potential investors from providing additional financing if needed by eDiets. Prides initially acquired eDiets common stock under the terms of a 2006 Securities Purchase Agreement (the “Company Purchase Agreement”). The Company Purchase Agreement affords Prides certain participation rights and anti-dilution protections which could make it more difficult for it to obtain additional financing or to effect a merger or other business combination transaction. In addition, under the terms of the Company Purchase Agreement, as long as Prides owns at least 5% of eDiets outstanding common stock, the following require the approval of a majority vote of eDiets’ board of directors, which majority must include at least one Prides director:

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authorize, create, designate, establish or issue any other class or series of capital stock ranking senior to its capital stock as to dividends or upon liquidation, or reclassification of any shares of eDiets’ capital stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of eDiets common stock;

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adopt a plan for the liquidation, dissolution or winding up of the affairs of eDiets or any recapitalization plans;

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amend, alter or repeal, whether by merger, consolidation or otherwise the eDiets’ certificate of Incorporation;

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alter or change the rights, preferences or privileges of its common stock or the warrants issued to Prides; or

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directly or indirectly, declare or pay any dividend (other than dividends payable in shares of its common stock) or directly or indirectly purchase, redeem, purchase or otherwise acquire any share of its common stock (except for shares of common stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by eDiets’ board of directors (whether in cash, securities or property or in its obligations).

eDiets faces significant competition which may materially and adversely affect it.

Competition is intense in the weight management industry and eDiets must remain competitive in the areas of program efficacy, price, taste, customer service and brand recognition. In addition to Weight Watchers® International, Inc., Waterfront Media, Inc. and Nutrisystem, Inc. eDiets currently compete with several Internet sites which provide diet and nutrition information, including WeightWatchers.com. eDiets knows of several other online competitors aggressively marketing online programs which may be somewhat similar to eDiets, including some that are offered at no charge to the customer.

Increased competition and a proliferation of free online diet plans could result in reductions in the prices received for eDiets’ programs, lower margins, loss of customers and reduced visitor traffic to the eDiets website.

Several existing competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources and may be able to devote greater resources for the development and promotion of their services and products. These competitors may also engage in more extensive marketing and advertising efforts, adopt more aggressive pricing policies and make more attractive offers to advertisers and alliance partners. Accordingly, eDiets may not be able to compete successfully.

eDiets relies on third parties to provide it with adequate food supply and certain fulfillment, the loss of which could cause its revenue, earnings or reputation to suffer.

Food Manufacturer. eDiets currently depend on one third party meal delivery vendor for manufacture and fulfillment of its prepared meals. If eDiets is unable to obtain sufficient quantity, quality and variety of food and fulfillment of customer orders in a timely and low-cost manner from this manufacturer, eDiets will be unable to adequately fulfill its customers’ orders which would adversely affect its operating results and damage the value of its brand.

Freight and Fulfillment. Orders are currently shipped by one third-party, United Parcel Service, Inc. (“UPS”). Should UPS be unable to service its needs for even a short duration, revenue and business will be adversely affected. Additionally, the cost and time associated with replacing UPS on short notice would add to costs. Any replacement fulfillment provider would also require startup time, which could cause eDiets to lose sales and market share.

Therefore, eDiets is dependent on maintaining good relationships with these third parties. The services it require from these parties may be disrupted by a number of factors associated with their businesses, including the following:

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labor disruptions;

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delivery problems;

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financial condition of operations;

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internal inefficiencies;

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equipment failure;

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natural or man-made disasters; and

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with respect to its food supplier, shortages of ingredients or United States Department of Agriculture (“USDA”) and United States Food and Drug Administration (“FDA”) compliance issues.

eDiets depends heavily on its network infrastructure and its failure could result in unanticipated expenses and prevent subscribers from effectively utilizing services, which could negatively impact eDiets’ ability to attract and retain subscribers and advertisers.

eDiets’ ability to successfully create and deliver its content depends in large part on the capacity, reliability and security of networking hardware, software and telecommunications infrastructure. Failures of network infrastructure could result in unanticipated expenses to address such failures and could prevent subscribers from effectively utilizing services, which could prevent eDiets from retaining and attracting subscribers and advertisers. The hardware infrastructures on which the eDiets system operates are located in Chicago, Illinois and Lithia Springs, Georgia. eDiets does not currently have a formal disaster recovery plan. Its system is susceptible to natural and man-made disasters, including war, terrorism, earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of its systems. eDiets’ insurance policies may not adequately compensate it for any losses that may occur due to any damages or interruptions in its systems. Accordingly, eDiets could incur capital expenditures in the event of unanticipated damage.

In addition, subscribers depend on Internet service providers, or ISPs, for access to the eDiets website. In the past, ISPs and websites have experienced significant system failures and could, in the future, experience outages, delays and other difficulties due to system failures unrelated to the eDiets systems. These problems could harm its business by preventing its subscribers from effectively utilizing services.

Problems with the performance and reliability of the Internet infrastructure could adversely affect the quality and reliability of the services eDiets offers its subscribers.

eDiets depends significantly on the Internet infrastructure to deliver attractive, reliable and timely e-mail messages to its subscribers. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline, which could adversely affect eDiets’ ability to sustain revenue growth. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, including outages and delays, and the frequency of these failures may increase in the future. These failures may reduce the benefits of eDiets’ services to its subscribers and undermine its subscribers’ confidence in the Internet as a viable commercial medium. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation. These factors could adversely affect eDiets’ business by adversely affecting the quality and reliability of the services it offers its customers.

The unauthorized access of confidential member information that eDiets transmits over public networks could adversely affect its ability to attract and retain subscribers.

eDiets’ subscribers transmit confidential information to it over public networks, and the unauthorized access of such information by third parties could harm its reputation and significantly hinder its efforts to attract and retain subscribers. eDiets relies on a variety of security techniques and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology it uses to protect customer transaction data and adversely affect its ability to attract and retain customers.

Because of volatility in the advertising markets which eDiets targets, it may not be able to effectively attract and retain subscribers.

eDiets is currently dependent in large part on the online and spot television advertising markets to attract and retain subscribers to its digital plans and meal delivery service. eDiets expects competitive pressures to continue to increase in the future which may result in higher costs in these advertising markets, thereby significantly impacting costs to acquire and retain subscribers. These competitive pressures have been even more significant in 2012, which is an election year. Although eDiets is currently developing alternative channels of customer acquisition, including print advertising, there can be no assurance that these measures will as effectively attract and retain subscribers as have online and television advertising programs in the past.

eDiets may have to litigate to protect its rights or to defend claims brought against it by third parties, and such litigation may subject eDiets to significant liability and be time consuming and expensive.

eDiets faces a substantial risk of litigation, including litigation regarding intellectual property rights in Internet-related businesses. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. eDiets may have to litigate in the future to enforce its intellectual property rights, protect its trade secrets or defend itself against claims of violating the proprietary rights of third parties.

eDiets also faces the risk of having to defend against lawsuits brought by third parties related to its business activities. For example, eDiets depends to a certain extent on Internet advertising, and it has been involved in both civil litigation and administrative proceedings arising out of pop-up ads and other advertising practices, in both cases brought by one of its competitors. If the outcome of similar proceedings that it may face in the future were to make certain types of advertising unavailable to it, then its marketing may become less effective and its financial results could suffer. In addition, eDiets has been contacted on behalf of the alleged holder of certain patent rights to a process by which an online retailer builds and edits customer order lists for the retailer’s products and services, which notified eDiets that its online retail sales portal may require a license to those patent rights. It is possible that litigation may arise if eDiets is unable to secure such a license or persuade the alleged holder of the patent rights that its activities do not require a license.

Any of this type of litigation may subject eDiets to significant liability for damages, result in invalidation of its proprietary rights, be time-consuming and expensive to defend, even if not meritorious, and result in the diversion of management time and attention. Any of these factors could adversely affect eDiets’ business operations and financial results and condition.

If eDiets engages in competitive advertising, it may be subject to litigation from competitors.

If eDiets engages in competitive advertising, competitors may pursue litigation regardless of its merit and chances of success. Competitive advertising may include advertising that directly or indirectly mentions a competitor or a competitor’s weight loss program in comparison to eDiets program. Defending such litigation may be lengthy and costly, strain resources and divert management’s attention from their core responsibilities, which would have a negative impact on eDiets business.

eDiets may be subject to health-related claims from its customers which may negatively affect its business.

eDiets’ weight loss program does not include medical treatment or medical advice, and it does not engage physicians or nurses to monitor the progress of customers. Many people who are overweight suffer from other physical conditions, and target consumers could be considered a high-risk population. A customer who experiences health problems could allege or bring a lawsuit against eDiets on the basis that those problems were caused or worsened by participating in its weight management program. Currently, eDiets is neither subject to any such allegations nor has it been named in any such litigation. However, if eDiets is, it would defend itself against such claims. Defending against such claims, regardless of their merit and ultimate outcome, would likely be lengthy and costly, and adversely affect results of operations. Further, eDiets’ general liability insurance may not cover claims of these types.

If eDiets cannot protect and enforce its trademarks and other intellectual property rights, its brand and its business will suffer.

eDiets believes that its trademarks and other proprietary rights are important to its success and competitive position. The actions it takes to establish and protect its trademarks and other proprietary rights may prove to be inadequate to prevent imitation of its products or services or to prevent others from claiming violations of their trademarks and proprietary rights by eDiets. In addition, others may develop similar trademarks or other intellectual property independently or assert rights in eDiets’ trademarks and other proprietary rights. If so, third parties may seek to block or limit sales of eDiets’ products and services based on allegations that use of some of marks or other intellectual property constitutes a violation of their intellectual property rights. If eDiets cannot protect its trademarks and other intellectual property rights, or if its trademarks or other intellectual property rights infringe upon the rights of third parties, the value of eDiets’ brand may decline, which would adversely affect its results of operations.

eDiets’ industry is subject to governmental regulation that could increase in severity and hurt results of operations.

eDiets industry is subject to federal, state and other governmental regulation. For example, some advertising practices in the weight loss industry have led to investigations from time to time by the FTC and other governmental agencies. Many companies in the weight loss industry have entered into consent decrees with the FTC relating to weight loss claims and other advertising practices. In October 2009, the FTC published revisions to its Guides Concerning the Use of Endorsements and Testimonials in Advertising. Among other things, the revised Guides require it to monitor the activities of bloggers and other third parties over whom eDiets has limited control. eDiets’ inability to do so effectively could lead the FTC to bring administrative or legal action against it. Further, the revised Guides significantly affect its ability to advertise the successes its customers have achieved in losing weight through its programs. For example, eDiets is no longer able to include the phrase “results not typical” in advertisements describing its customers’ successes. Uncertainties surrounding the application of the revised Guides may adversely affect its ability to advertise its programs effectively and may require it to incur significant additional costs. In addition, regulation of advertising practices in the weight loss industry may increase in scope or severity in the future, which could have a material adverse impact on eDiets’ business.

Other aspects of eDiets’ industry are also subject to government regulation. For example, food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA. If federal, state or local regulation of its industry increases for any reason, then eDiets may be required to incur significant expenses, as well as modify its operations to comply with new regulatory requirements, which could harm its operating results. Additionally, remedies available in any potential administrative or regulatory actions may include requiring eDiets to refund amounts paid by all affected customers or pay other damages, which could be substantial.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent and these laws and regulations could significantly increase the costs eDiets incurs in using the Internet to conduct its business. The United States Congress has recently enacted Internet legislation regarding children’s privacy, commercial email, copyright and taxation. The European Union has recently adopted a directive addressing data privacy that may result in limits on the collection and use of member information. A number of other laws and regulations, including those at the state or local level, may be adopted that regulate the use of the Internet. These may include laws addressing user privacy, pricing, acceptable content, taxation, use of the telecommunications infrastructure, commercial email and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. As a result of these uncertainties, eDiets may incur unanticipated, significant costs and expenses that could impact its financial results and condition.

eDiets’ recent restructuring plan may adversely affect its ability to react to business developments and manage its business.

In order to manage its expenses and reduce its use of its limited cash, eDiets has implemented reductions in force over the last several reporting periods which significantly reduced the number of its employees. These reductions may adversely affect its ability to react to business developments, grow its revenue or manage its business, which would have a negative impact on the financial condition of eDiets and the value of its common stock.

The price of eDiets common stock is extremely volatile which could adversely affect the market price of its common stock.

In the nine-months ended September 30, 2012, eDiets stock has closed at prices ranging from a high of $0.90 on January 12, 2012 to a low of $0.15 on September 26, 2012. eDiets expects its market price to continue to be extremely volatile. The market price of its common stock is also subject to fluctuations in response to general trends in the weight loss industry, seasonality, announcements by its competitors, its ability to meet or exceed securities analysts’ expectations, recommendations by securities analysts, the condition of the financial markets and other factors. In addition, short-term trading strategies of certain investors can also have a significant effect on the price of specific securities and the concentration of ownership of eDiets stock could lead to heightened volatility even if relatively few shares are traded. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of eDiets common stock and cause it to fluctuate significantly.

The exercise of warrants or options may depress eDiets stock price.

There are a significant number of warrants and options to purchase eDiets common stock outstanding at prices ranging from $0.27 to $30.15 per share. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for eDiets common stock and could impair its ability to raise capital through the future sale of its equity securities.

eDiets has authorized but unissued preferred stock, which could negatively affect rights of holders of its common stock.

The certificate of incorporation of eDiets authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Accordingly, its board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be issued as a method of discouraging a takeover attempt. Although eDiets does not intend to issue any preferred stock at this time, it may do so in the future.

If eDiets does not keep pace with rapid technological change in the e-commerce and Internet subscription diet and wellness plan industries its business could be harmed.

In order to remain competitive, eDiets will be continually required to enhance and to improve the functionality and features of its subscription products and website, which could require it to invest significant capital. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, its existing services, technology, and systems may become obsolete and eDiets may not have the funds or technical know-how to upgrade its services, technology, and systems. eDiets may face material delays in introducing new services, products, and enhancements. If such delays occur, eDiets’ users may forego use of its services and select those of its competitors, in which event, its business, prospects, financial condition and results of operations could be materially adversely affected.

The sale of prepared meals and nutritional supplements involves product liability and other risks.

eDiets faces an inherent risk of exposure to product liability claims if the use of its prepared meal delivery products and nutritional supplements results in illness or injury. eDiets is subject to various laws and regulations, including those administered by the United States Department of Agriculture and Food and Drug Administration that establish manufacturing practices and quality standards for food products. eDiets may be subject to claims that its products contain contaminants, are improperly labeled, include inadequate instructions as to use or inadequate warnings. Product liability claims could have a material adverse effect on its business as contract indemnification rights and existing insurance coverage may not be adequate. Distributors of food products, vitamins, and nutritional supplements are frequently named as defendants in product liability lawsuits. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of its insurance coverage would harm eDiets by adding costs to the business and by diverting the attention of senior management. Product liability litigation or regulatory action, even if not meritorious, is very expensive and could also entail adverse publicity for eDiets and reduce its revenue.

Provisions in the certificate of incorporation of eDiets may deter or delay an acquisition of it or prevent a change in control, even if an acquisition or a change of control would be beneficial to its stockholders.

Provisions of the certificate of incorporation of eDiets may have the effect of deterring unsolicited takeovers or delaying or preventing a third party from acquiring control of eDiets, even if its stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

The certificate of incorporation of eDiets permits its board of directors to issue preferred stock without stockholder approval upon such terms as the board of directors may determine. The rights of the holders of eDiets common stock may be junior to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of its outstanding common stock. The issuance of a substantial number of preferred shares could adversely affect the price of its common stock.

The loss of services of eDiets’ executive management personnel or its inability to hire additional executive management personnel may negatively affect its business.

The success of eDiets’ business will also depend on its ability to hire and retain additional qualified key executive management personnel, particularly in the marketing, administrative and financial areas. If it is unable to attract and retain additional qualified personnel, its business could suffer.

Changes in consumer preferences could negatively impact eDiets’ operating results.

eDiets’ program features pre-packaged food selections, which it believes offer convenience and value to its customers. eDiets’ continued success depends, to a large degree, upon the continued popularity of its program versus various other weight loss, weight management and fitness regimens, such as low carbohydrate diets, appetite suppressants and diets featured in the published media. Changes in consumer tastes and preferences away from eDiets’ weight loss oriented meal delivery service and digital weight-loss programs, and any failure to provide innovative responses to these changes, may have a materially adverse impact on its business, financial condition, operating results, cash flows and prospects.

THE EDIETS SPECIAL MEETING

eDiets is furnishing this document to holders of eDiets common stock in connection with the solicitation by eDiets’ board of directors of proxies to be voted at the special meeting of eDiets stockholders to be held on [        ], 2013, and at any adjournment or postponement of the meeting.

This document is first being mailed to eDiets stockholders on or about [ • ], 2013. This document is also furnished to eDiets stockholders as a prospectus in connection with the issuance by As Seen On TV of shares of As Seen On TV common stock as contemplated by the Merger Agreement.

The special meeting will be held on [        ], 2013 at 10:00 a.m., local time, at 555 SW 12th Avenue, Suite 210, Pompano Beach, Florida 33069.

Matters to Be Considered

The purpose of the eDiets special meeting is to consider and vote on the following proposal:

•

To adopt the Merger Agreement, dated October 31, 2012, by and among As Seen On TV, eDiets Acquisition Company which is a wholly owned subsidiary of As Seen On TV) and eDiets, a copy of which is included as Appendix A to this proxy statement/prospectus.

eDiets stockholders also will be asked to transact any other business that may be properly brought before the special meeting or any adjournments or postponements of the special meeting. At this time, eDiets’ board of directors is unaware of any matters, other than the proposal set forth above, that may properly come before the special meeting.

Recommendation of the eDiets’ Board of Directors

eDiets’ board of directors approved the Merger Agreement and has determined that the Merger Agreement and the merger are advisable and fair to, and in the best interests of, eDiets’ stockholders. eDiets’ board of directors recommends that eDiets stockholders vote “FOR” adoption of the Merger Agreement.

Record Date and Voting

eDiets has fixed the close of business on January 31, 2013, as the record date for the determination of holders of eDiets common stock, par value, $0.001 per share, entitled to notice of, and to vote on all matters at, the special meeting and any adjournment or postponement of the special meeting. In deciding all matters that come before the special meeting, each holder of eDiets common stock is entitled to one vote per share of eDiets common stock held as of the close of business on the record date.

At the close of business on the record date for the special meeting, there were outstanding and entitled to vote [        ] shares of eDiets common stock, held by approximately [        ] holders of record. There are no other shares of eDiets capital stock entitled to notice of and to vote at the special meeting. Accordingly, the aggregate number of votes of eDiets common stock that may be cast at the special meeting for all matters is [        ].

Quorum; Abstentions and Broker Non-Votes

A quorum, consisting of [        ] shares, which is a majority of the outstanding shares of eDiets common stock entitled to vote must be represented at the special meeting in person or by proxy before any action may be taken with respect to the adoption of the Merger Agreement or any other matters at the special meeting. Abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If you hold your shares of eDiets common stock through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Under rules applicable to broker-dealers, the proposal to adopt the Merger Agreement is not a matter on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Because adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of eDiets common stock outstanding on the record date and entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement. In addition, the failure of an eDiets stockholder to return a proxy will have the effect of a vote against the adoption of the Merger Agreement. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares. If you do not instruct your broker how to vote, it will have the effect of a vote against adoption of the Merger Agreement.

Vote Required

Adoption of the Merger Agreement by eDiets’ stockholders is required by Delaware law. The affirmative vote of the holders of a majority of the shares of eDiets common stock outstanding on the record date and entitled to vote at the special meeting is required to adopt the Merger Agreement.

At the close of business on the record date for the special meeting and the date of this proxy statement/prospectus, neither eDiets nor any of its directors or executive officers owned any shares of As Seen On TV common stock and neither As Seen On TV nor any of its directors or officers owned any shares of eDiets common stock.

Voting Shares Held by eDiets Executive Officers, Directors and Affiliates

At the close of business on the record date for the special meeting, the directors and executive officers of eDiets collectively beneficially owned approximately [ • ]% shares of eDiets common stock or approximately [ • ]% of the outstanding shares of eDiets common stock (inclusive of shares subject to stock options that may be exercised within 60 days following that date).

Proxies

If you are a stockholder of eDiets and your shares are registered directly in your name, you may vote:

•

By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. By casting your vote by proxy, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you sign and return the enclosed proxy, but do not specify how you want your shares voted, they will be voted “FOR” the proposal to adopt the Merger Agreement.

•

In person at the Special Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares of eDiets common stock are held in “street name” (held for your account by a broker or other nominee):

•

By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares. Please follow their instructions carefully.

•

In person at the Special Meeting. Contact the broker or other nominee who holds your shares to request a broker’s proxy card and present that broker’s proxy card and proof of identification at the meeting.

Counting Your Vote

All proxies received by eDiets prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If you hold shares in your name and sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted “FOR” adoption of the Merger Agreement.

eDiets’ board of directors does not presently intend to bring any other business before the special meeting and is unaware of any matters, other than the proposal to adopt the Merger Agreement that may properly come before the special meeting. If any other matters may properly come before the special meeting, the persons named as proxies in the accompanying eDiets proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed eDiets proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies sufficient to adopt the Merger Agreement. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement to permit further solicitation of proxies. Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other eDiets meeting of stockholders.

[American Stock Transfer & Trust Company] will serve as proxy tabulator and count the votes. The results will be certified by the inspector of election.

How to Change Your Vote

An eDiets stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•

delivering to the Secretary of eDiets a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•

attending the special meeting and voting in person (your attendance at the special meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

eDiets.com, Inc.
555 SW 12th Avenue, Suite 210
Pompano Beach, FL

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the special meeting before voting begins.

If your shares of eDiets common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Solicitation of Proxies and Expenses

The eDiets proxy accompanying this proxy statement/prospectus is solicited on behalf of eDiets’ board of directors. As Seen On TV will bear the costs of preparing and mailing this proxy statement/prospectus, and eDiets will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this proxy statement/prospectus, the directors, officers, employees and agents of eDiets may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. eDiets will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. eDiets urges its stockholders to vote without delay.

Householding of Special Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in your household. eDiets will promptly deliver a separate copy of the proxy statement/prospectus to you if you write to or call eDiets at the following address or phone number: eDiets.com, Inc., 555 SW 12th Avenue, Suite 210, Pompano Beach, FL; Telephone: (954) 360-9022, Attention: Corporate Secretary.

PROPOSAL I — THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. For more information regarding the Merger Agreement, please see “The Merger Agreement” section of this proxy statement/prospectus starting on page [ • ]. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to eDiets stockholders. You should read the Merger Agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

General

As Seen On TV and eDiets have entered into a Merger Agreement dated as of October 31, 2012 that provides for the merger of eDiets and a wholly owned subsidiary of As Seen On TV. As a result of the merger, eDiets will become a wholly owned subsidiary of As Seen On TV and eDiets common stockholders will receive 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) shares of As Seen On TV common stock in exchange for each share of eDiets common stock they own. At December 14, 2012, As Seen On TV had 44,882,650 shares of common stock. The eDiets stockholders will have no stockholder rights in eDiets after the merger.

The Merger Agreement is attached to this proxy statement/prospectus as Appendix A. The exhibit and schedules to the Merger Agreement are not included but may be obtained from eDiets upon request.

Background of the Merger

eDiets has incurred net losses for the past five fiscal years, and the continuation of its business has depended on its ability to raise additional financial support from a variety of sources. On August 31, 2007, eDiets borrowed $10.0 million from Prides, its largest stockholder. On May 30, 2008, eDiets borrowed an additional $2.595 million from Prides, and on November 13, 2008, eDiets borrowed an additional $2.55 million from Prides. All principal and accrued interest under these loans was converted into shares of eDiets’ common stock in June 2010.

On June 29, 2009, certain directors and members of eDiets management purchased $500,000 of eDiets common stock at a price of $1.00 per share. On September 8, 2009, certain members of eDiets management purchased $600,000 of eDiets common stock at a price of $1.06 per share. Between September 2009 and November 2009, Prides purchased $2.688 million of eDiets common stock at a purchase price of $1.00 per share through the exercise of previously outstanding warrants.

On March 9, 2010, Kevin A. Richardson, II, an officer of Prides and chairman of eDiets’ board of directors, loaned $500,000 to eDiets. All principal and accrued interest under this loan was converted into shares of eDiets’ common stock in June 2010.

On April 9, 2010, eDiets sold $5.275 million of its common stock to investors in a registered direct offering at a price of $1.00 per share, and on June 4, 2010, eDiets sold $500,000 of its common stock to certain directors and members of management at a price of $1.00 per share in a private placement. On November 12, 2010, eDiets issued the Director Notes, pursuant to which it borrowed $1.0 million from certain directors and members of management.

On November 10, 2010, eDiets engaged Stonegate Securities, Inc. to seek additional buyers for eDiets’ securities. On February 11, 2011, eDiets sold $1,572,000 of its common stock to outside investors and to certain members of eDiets board at a price of $0.4125 per share in a private placement.

During May 2011, eDiets completed a rights offering under which stockholders received one subscription right for each share of eDiets’ common stock owned on April 18, 2011. Each subscription right entitled the holder to purchase 0.15 shares of eDiets’ common stock at a price of $0.4125 per share. eDiets received gross proceeds of approximately $1.6 million in the rights offering, in addition to approximately $0.4 million from a standby purchaser.

On June 1, 2011, eDiets effected a 1-for-5 reverse stock split of its common stock in order to increase its bid price above the $1.00 per share minimum required in order for eDiets to maintain its listing on The NASDAQ Capital Market. However, eDiets’ stock price continued to deteriorate and eDiets became unable to comply with

NASDAQ’s $35.0 million minimum market capitalization requirement. On December 2, 2011, eDiets’ common stock was suspended from the NASDAQ stock exchange for failure to comply with NASDAQ continued listing requirements. On December 5, 2011, eDiets’ common stock began trading on the OTC Bulletin Board.

On December 9, 2011, eDiets sold $500,000 of its common stock to an insider at a price of $0.50 per share in a private placement. Following this transaction, eDiets’ efforts to raise capital through additional sales of its securities were unsuccessful, despite the continuing efforts of Stonegate Securities and Company directors and management to identify and meet with potential investors. Stonegate Securities and Kevin McGrath, eDiets’ chief executive officer, identified approximately 50 potential investors. Mr. McGrath met with approximately 20 of these potential investors. After Mr. McGrath left eDiets in February 2012, Kevin A. Richardson, II, chairman of eDiets’ board, and Thomas Connerty, Mr. McGrath’s replacement as chief executive officer, met personally with approximately 12 potential investors and spoke with approximately six additional potential investors by telephone. None of these meeting or telephone calls resulted in further discussions regarding an investment transaction.

In an effort to raise additional funds to support its business, eDiets engaged Craig-Hallum Capital Group LLC on September 8, 2010 to seek a buyer for eDiets’ corporate services business. Those efforts were unsuccessful and, on August 6, 2012, eDiets’ corporate services business was sold in a private transaction for a gross sales price of $255,000.

Without additional sources of funding, eDiets undertook a series of steps to reduce its operating expenses. In February 2012, eDiets’ chief executive officer resigned, and his replacement agreed to accept an annual salary of one dollar. In March 2012, eDiets’ chief financial officer and vice president of meal delivery services both resigned and were not replaced. eDiets reduced advertising expenditures and, in September 2012, negotiated the termination of its office lease and relocated to lower cost office space.

In May 2012 eDiets approached New World Merchant Partners LLC (“NWMP”) to assist eDiets as its transactional and strategic advisor. A formal engagement agreement was signed on August 1, 2012. The services rendered by NWMP were related to the structuring and analysis of the structural implications of any transactions contemplated by eDiets and advising the Board of Directors as to matters relating thereto, as well as the rendering of advice, as reasonably requested by eDiets, with respect to the proper documentation thereof. As part of its retention, NWMP reviewed eDiets’ capital structure, stockholder base, financial condition, market activity and general overall prospects as a stand-alone public company. In its review of strategic alternatives for eDiets, during May and June 2012, NWMP contacted a number of appropriate partners for eDiets but received few indications of interest. During July 2012, Mr. Richardson conducted discussions with one of these potential investors, TCA Global Credit MasterFund, LP (“TCA Global”), regarding the terms of a proposed $3.0 million senior secured line of credit. Based on preliminary terms discussed with TCA Global and other potential investors, NWMP concluded that eDiets would have substantial difficulty in obtaining required capital as a stand-alone public company except on terms that would lead to substantial and potentially total dilution of existing stockholders. eDiets and NWMP then focused attention on the analysis of strategic alternatives that eDiets might pursue in order to remain in business.

On June 28, 2012, Andrew Glashow, the managing director of NWMP, contacted Kevin Harrington, the chairman of As Seen On TV, and inquired as to the receptivity of As Seen On TV to a possible strategic transaction between As Seen On TV and eDiets. Based on Mr. Harrington’s review of eDiets, he suggested a representative of As Seen On TV conduct an introductory call with eDiets.

On July 10, 2012, an initial conference call between the two parties took place. As a result of the call the two companies agreed to meet at the See Through equity conference on July 18, 2012. Kevin Richardson, eDiets’ chairman, and Mr. Glashow attended the conference, which included a separate break out session with As Seen On TV’s representatives. The company representatives agreed to continue dialogue that evening at a dinner meeting.

On July 18, 2012, Mr. Harrington, an As Seen On TV consultant, Mr. Richardson and Mr. Glashow met in New York City to further discuss both companies. The discussions evolved into a potential combination of the two companies. Based on the conversations, the parties agreed that a business transaction was a viable opportunity for the companies. It was agreed that the next step was to bring both companies’ CEOs into the discussions and for each company’s key people to spend at the other company’s headquarters.

On July 24, 2012, Mr. Richardson convened a special board meeting of the eDiets board during which he summarized the proposed credit facility terms under discussion with TCA Global, as well as the discussions taking place with As Seen On TV regarding a possible acquisition or merger transaction. Following discussion, it was agreed that Mr. Richardson should focus his efforts on discussions with As Seen On TV rather than on further discussions regarding the proposed TCA Global line of credit, which the board did not consider to be in the best interests of eDiets or its stakeholders.

On July 30, 2012, Mr. Harrington, Steve Rogai, As Seen On TV CEO, Dennis Healy, As Seen On TV CFO, Eric Mausolf, As Seen On TV COO, Anne Flynn, a marketing consultant to As Seen On TV and a financial consultant to As Seen On TV visited eDiets in Ft. Lauderdale, FL and met with the entire eDiets management team and employees.

On July 31, 2012, Mr. Richardson, Tom Connerty, eDiets CEO at the time, Jennifer Hartnett, eDiets Chief Marketing Officer at the time, Robert Smedley, eDiets Senior Vice President of Sales and Member Services visited As Seen On TV in Clearwater, FL and met with the entire As Seen On TV management team and employees.

Additional discussions between the senior management of eDiets and the senior management of As Seen On TV continued from mid July through the first week of August, during which Mr. Richardson and Mr. Harrington reached an understanding that an acquisition of eDiets by As Seen On TV could provide eDiets with access to additional funding and other resources. In addition, an acquisition could provide As Seen On TV with the opportunity to apply As Seen On TV’s marketing expertise to invigorate eDiets’ brand. During such time, management of each company visited the facilities of the other company and conducted preliminary due diligence.

Mr. Richardson briefed the board of eDiets regarding discussions with As Seen On TV at the board’s regular meeting on August 3, 2012. Discussions continued between eDiets and As Seen On TV during the next several days. At special meeting of the board on August 8, 2012, Mr. Glashow of NWMP briefed the board regarding these discussions and the terms of a draft non-binding letter of intent under preparation. The board agreed that NWMP would finalize the draft letter of intent in a form acceptable to Company management and that this draft would form the basis for further discussions with As Seen On TV.

On August 7, the As Seen On TV board held conference calls to discuss the potential transaction with eDiets and the status of the negotiations.

On August 8, 2012, the board of As Seen On TV met and discussed the current negotiations with eDiets and certain synergies that would be achieved as a result of a merger, including greater product distribution channels, lower expenses and the opportunity to generate revenues through the eDiets’ brand. As Seen On TV is dependent on identifying, advising in development and marketing consumer products. The board discussed the fact that to date As Seen On TV had had limited success identifying profitable products, services or business relationships and that the board believed that the continuation of its business would be dependent on continued financial support and its ability to identify profitable products, services and business relationships. During the meeting, it was stated that currently the proposed post-merger company would be majority owned and controlled by As Seen On TV. It was anticipated that As Seen On TV’s board of directors post-merger would be comprised of seven members, with the current As Seen On TV board members remaining on the board, along with current eDiets Chairman Kevin Richardson joining, eDiets proposing a member and the companies mutually agreeing on an additional member. It was also anticipated that As Seen On TV would need to raise a minimum of $3 million to fund the proposed merger and the combined entity.

Mr. Glashow delivered an initial draft letter of intent to As Seen On TV on the evening of August 8, 2012 and As Seen On TV’s consultant provided comments on the morning of August 9, 2012. During intensive negotiations throughout the day on August 9, 2012, four sets of revisions were prepared to the letter of intent. At 7:00 p.m. eastern time, eDiets’ board convened to review the proposed final version of the letter of intent. Among other things, the letter of intent outlined the proposed terms under which eDiets would merge with and into a new wholly owned subsidiary of As Seen On TV and eDiets’ stockholders would exchange their shares of eDiets common stock for an aggregate of 16,185,392 shares of newly-issued As Seen On TV common stock. Following presentations from Mr. Richardson and representatives of NWMP, and following discussion, the board approved the letter of intent and authorized Mr. Richardson to sign it on behalf of eDiets. The letter of intent was also presented to the As Seen On TV board on August 8, 2012 and following a discussion of the terms of the letter of intent and the anticipated benefits of the acquisition of eDiets, the As Seen ON TV board authorized Steve Rogai to sign the letter of intent on behalf of As Seen On TV. As Seen On TV and eDiets executed the letter of intent on August 10, 2012.

Among other things, the letter of intent contemplated that As Seen On TV would provide eDiets with up to $2.0 million in financial support to enable eDiets to continue its business both prior to and following consummation of the proposed acquisition. On September 6, 2012, eDiets issued a promissory note to As Seen On TV pursuant to which eDiets borrowed $500,000. On November 16, 2012, eDiets issued a second promissory note to As Seen On TV pursuant to which eDiets borrowed $750,000 on November 16, 2012 and an additional $750,000 on December 14, 2012.

During subsequent weeks, eDiets and As Seen On TV each conducted financial, legal and operational due diligence investigations. On September 17, 2012, eDiets engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to provide an opinion to eDiets’ board as to whether, as of the date of the opinion, the exchange ratio provided for in the merger with As Seen On TV was fair, from a financial point of view, to the eDiets stockholders, should a definitive merger agreement with As Seen On TV be reached.

On August 22, August 23, August 27 and August 29, 2012, the As Seen On TV board held conference calls to discuss the status of negotiations with eDiets.

On September 19, 2012, eDiets delivered an initial draft Merger Agreement to As Seen On TV. eDiets and As Seen On TV negotiated the terms and provisions of the Merger Agreement over the next several weeks. Meanwhile, As Seen On TV sought to raise additional capital through sales of shares of its common stock in a private placement. During this time, eDiets’ due diligence investigations revealed that outstanding As Seen On TV warrants contained highly dilutive ratchet provisions that would likely be triggered upon closing of As Seen On TV’s proposed private placement.

On October 3 and 4, 2012, Mr. Richardson, Mr. Connerty, Ms. Hartnett, Andrea Settembrino, eDiets Vice President of Finance,, Mr. Smedley and a few other eDiets employees visited As Seen On TV in Clearwater, FL. The main purposes of the meetings were to further each other’s due diligence and strategize how the two companies would work together as a combined entity.

During the course of negotiations, the eDiets management stressed the importance of eDiets having sufficient funds to fund advertising during the upcoming diet season (December - January). As a result of such negotiations, as a term of the Merger Agreement, As Seen On TV agreed to advance eDiets up to $1.5 million of working capital, as needed, after signing of the Merger Agreement, rather than waiting until consummation of the Merger Agreement as contemplated in the initial letter of intent.

On October 15, 2012, Mr. Connerty resigned from eDiets and Ms. Hartnett was appointed CEO. To partially offset the dilutive impact on eDiets’ stockholders upon closing of the proposed Merger, Mr. Richardson approached As Seen On TV about increasing the merger consideration. On October 24, 2012, as a result of such negotiations, As Seen On TV agreed to increase the merger consideration to an aggregate of 19,077,252 shares of As Seen On TV common stock.

On October 29, 2012, a special meeting of eDiets’ board convened to review the current version of the Merger Agreement. Mr. Richardson and Mr. Glashow of NWMP opened the meeting by summarizing eDiets’ search for capital during the preceding months, as well as the history of discussions with As Seen On TV. Greenberg Traurig, eDiets’ special legal counsel, reviewed the material terms of the proposed Merger Agreement. At the request of eDiets’ board, Cassel Salpeter then reviewed and discussed its financial analyses with respect to eDiets, As Seen On TV and the proposed merger. Mr. Kingston advised the board that Messrs. Richardson and Isgur had agreed, as a condition of the merger, to convert a portion of their existing promissory notes into shares and warrants of As Seen On TV common stock on the same terms as those being offered in a private placement that As Seen On TV was then pursuing with its financial advisor. Mr. Kingston advised the Board that this exchange ratio would be different than the exchange ratio that eDiets stockholders would received in the merger. A presentation and discussion then took place regarding considerations for and against the proposed Merger Agreement and the transaction, including the differing interests of Messrs. Richardson and Isgur in their role as debt holders. Following these presentations and discussions, the board adjourned the special meeting for a period of approximately 4 hours so that all directors could consider the various materials presented. When the meeting reconvened, further discussion took place. Thereafter, Cassel Salpeter stated that it would be in a position to deliver a written opinion, based on the current terms of the proposed merger, to the eDiets’ board with respect to the fairness to the holders of eDiets’

common stock, from a financial point of view, of the exchange ratio provided for in the merger pursuant to the Merger Agreement. After discussion, the eDiets board, with Messrs, Richardson and Isgur abstaining, instructed Mr. Richardson to finalize negotiations and authorized him to enter into the Merger Agreement substantially on the terms presented to the Board.

On October 30, 2012, during final negotiations between eDiets’ management and As Seen On TV’s management regarding the Merger Agreement, it was determined that the consulting fee payable to NWMP for their services to eDiets in connection with the merger would need to be paid by eDiets in the form of equity immediately prior to the merger. As a result, it was determined that the implicit exchange ratio would change from that which was originally presented to the eDiets’ board at the October 29th meeting. Mr. Richardson requested that Cassel Salpeter update their analysis based on the new exchange ratio. Legal counsel of both companies exchanged disclosure schedules and finalized the Merger Agreement.

On October 31, 2012, a special meeting of eDiets’ board convened to review the final version of the Merger Agreement. Mr. Richards presented to the Board the revised terms of the transaction and the reasons for such revisions. At the request of eDiets’ board, Cassel Salpeter then reviewed and discussed its financial analyses with respect to eDiets, As Seen On TV and the proposed merger in light of the new exchange ratio. Mr. Kingston advised the Board that the version of the Merger Agreement distributed on October 28th had been revised to reflect the additional number of shares of eDiets common stock anticipated to be issued to NWMP prior to the merger. Mr. Richardson then led the board in a discussion regarding the transaction. Thereafter, Cassel Salpeter rendered its oral opinion to eDiets’ board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of October 31, 2012, the fairness to the holders of eDiets’ common stock, from a financial point of view, of the exchange ratio provided for in the merger pursuant to the Merger Agreement. The full text of the written opinion of Cassel Salpeter, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Appendix B. After discussion, the eDiets board, with Messrs, Richardson and Isgur abstaining, approved the execution of the Merger Agreement and the recommendation of the proposal to the stockholders.

As Seen On TV’s Reasons for the Merger and Recommendation of As Seen On TV’s Board of Directors

The As Seen On TV Board of Directors, after careful consideration, has unanimously approved the merger and Merger Agreement and the proposed issuance of As Seen On TV common stock in connection with the merger. The As Seen On TV Board of Directors believes that the merger is advisable and in the best interests of its stockholders.

The As Seen On TV Board of Directors also considered and reviewed with management the factors listed below in reaching its decision to approve the merger:

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The merger enhances As Seen On TV’s ability to achieve its strategic objective of becoming one of the top providers of direct response marketing;

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The merger will enable As Seen On TV to expand and diversify its product offering to its customers;

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The merger will enable opportunities for increased growth through the expansion of channels of distribution for existing products and services;

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Anticipated synergies from the merger, including operating a larger entity with greater critical mass of direct response marketing which could reduce the media buying pricing for the combined company and lower expenses due to an elimination in certain duplicate administrative costs (finance departments, legal, marketing);

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Cost savings achieved from the ability to eliminate duplicative expenses associated with public company compliance;

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Opportunities to increase the rate of growth of the combined company via new products & services and the Board’s belief that the combined entity, with higher revenues and more opportunities for growth and profitability may have access to additional sources of capital not available to As Seen On TV on a stand-alone basis;

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The merger will enable opportunities for increased growth through the ability to cross-sell existing products and services; and

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Alternatives to the merger, including the acquisition of other compatible businesses.

In reaching its conclusions, the Board of Directors of As Seen On TV also considered the following:

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The results of managements analysis of the direct response industry and the dietary meal delivery sector specifically; and

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The fact that As Seen On TV would remain a public entity after the merger was complete.

As Seen on TV’s Board of Directors also considered a variety of potential risks and detriments in its consideration of the Merger Agreement, including the following:

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eDiets’ history of operating losses;

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eDiets’ regulatory history;

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eDiets’ recent losses from operations.

eDiets’ Reasons for the Merger and Recommendation of the eDiets’ Board of Directors

In reaching its decision to approve the merger, the eDiets’ board consulted with eDiets’ management and eDiets’ legal and financial advisors, and considered the potentially positive factors set forth below:

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the significant net losses that eDiets had incurred for the past five fiscal years, that it currently did not generate sufficient cash flow from operations to support its operations and that it expected to continue to incur losses and have insufficient cash flow from operations;

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the eDiets’ board’s belief that eDiets would need at least $2.0 million in funds to continue operations through the upcoming diet season and the fact that due to its current financial condition, eDiets had made a strategic decision to reduce weekly television advertising to zero, which was anticipated to adversely impact fourth quarter revenue unless sufficient funds were received to recommence advertising;

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the eDiets’ board’s assessment that no alternatives were reasonably likely to present more favorable opportunities for eDiets to create greater value for its stockholders, taking into account the financial condition of eDiets and that fact that eDiets has sought external financing from a variety of sources, but has been unable to obtain financing to continue to fund operations;

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the fact that eDiets did not have a line of credit or other financing arrangement other than the agreement with As Seen On TV pursuant to which eDiets borrowed $500,000 from As Seen On TV (the “As Seen On TV Note”) and the Related Party Indebtedness;

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the fact that eDiets did not have, or anticipate having, sufficient cash to repay the Related Party Indebtedness at maturity on December 31, 2012;

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in the absence of the proposed Merger or a substantial and sustained improvement in unfavorable operating conditions and the economy generally, it was unlikely that eDiets would have adequate liquidity to continue as a going concern which, taking into account all of the foregoing, would be reasonably likely to result in the insolvency, bankruptcy, or voluntary or involuntary liquidation of eDiets.

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the fact that the transaction would allow eDiets’ stockholders to receive an equity interest in As Seen On TV and thereby have an opportunity to participate in any future success of the combined company;

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the eDiets’ board’s belief that the combination of the businesses of eDiets and As Seen On TV offered the best alternative for continuing the business and that the combined entity might be in a better position to become cash flow positive as it would have greater infomercial expertise and the experience of Kevin Harrington who is well respected in the industry, access to celebrity spokespersons who could become eDiets spokespersons, and relationship with National Securities that may be able to provide access to retail investors for additional funding opportunities;

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the current and historical market prices of eDiets’ common stock and As Seen On TV’s common stock in relation to the merger consideration to be received from As Seen On TV in connection with the transaction, and the fact that based on the closing stock price of eDiets common stock on October 26, 2012 ($0.26) and the closing stock price of the As Seen On TV’s common stock on October 26, 2012 ($0.68), the implied merger consideration per share of the As Seen On TV Common Stock being received in the Merger was $0.86 on October 26, 2012;

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the financial analysis reviewed by Cassel Salpeter with the eDiets’ board, and the oral opinion of Cassel Salpeter to the eDiets’ board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of October 31, 2012, the fairness to the holders of eDiets common stock, from a financial point of view, of the exchange ratio provided for in the Merger pursuant to the Merger Agreement. See “The Merger – Opinion of eDiets’ Financial Advisor.”;

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the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants and the conditions to closing;

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the reasonableness and reciprocal nature of the termination fee, taking into account the other terms of the Merger Agreement and the range of commercially reasonable fees for a transaction of this size; and

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the likelihood that the transaction will be consummated.

In its deliberations concerning the merger, the eDiets board also identified and considered a variety of potentially negative factors, which are set forth below.

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the risk that the potential benefits sought in the transaction might not be realized;

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the Merger is subject to conditions to closing as set forth in the Merger Agreement, including this proxy statement/prospectus being declared effective by the SEC and the transaction being approved by the requisite eDiets stockholder approval;

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the fact that the exchange ratio is fixed, which (a) limits the upside associated with an increase in the market price of eDiets common stock prior to the consummation of the transaction and (b) does not afford protection in the event of a decline in the market price of As Seen On TV common stock;

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the risk that more than 20% of the stockholders may dissent, which would give As Seen On TV the right to terminate the Merger Agreement;

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the risk that the SEC could delay approval of the transaction for a significant period of time;

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the risk that the proposed transaction might not be completed and eDiets would not have enough liquidity to pursue another alternative;

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the impact of the proposed transaction on eDiets’ ability to attract and retain key personnel and on its relationships with its customers and suppliers;

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the history of financial losses at As Seen On TV and the possibility that As Seen On TV will need to incur additional funding to continue operations;

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the significant dilution that eDiets’ stockholders will experience from the proposed financing transaction and upon the exercise/conversion of other convertible securities currently outstanding (including additional shares that will be issuable pursuant to outstanding price protections and dilution protections);

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the fact that eDiets entered into the transaction with As Seen On TV without first seeking offers from a broad group of other potential purchasers;

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employee uncertainty/retention after the merger; and

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the need for significant financing post-merger to support growth.

During its deliberations concerning the merger, the eDiets’ board also was aware that two of eDiets’ directors have interests in the Merger and have arrangements that are different from, or in addition to, those of eDiets’ stockholders generally. Specifically that the two directors had notes outstanding that were maturing on December 31, 2012 and that As Seen On TV was requiring the notes to be converted on terms equal to those being issued in the As Seen On TV’s financing, which may be better than those received by holders of eDiets common stock.

While the eDiets’ board considered potentially negative and potentially positive factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the eDiets’ board in its consideration of the merger. The eDiets’ board reached the decision to approve the Merger Agreement in light of the factors described above and other factors that each member of the eDiets’ board felt were appropriate. In view of the wide variety of factors and the quality and amount of information considered, eDiets’ board did not find it useful or practicable to and did not make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the eDiets’ board may have given different weight to different factors.

This explanation of the eDiets’ board’s reasoning and much of the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” at the beginning of this proxy/prospectus and under the heading “Risk Factors” starting on page [ • ] of this proxy statement/prospectus.

The eDiets board of directors recommends that eDiets stockholders vote “FOR” adoption of the Merger Agreement.

Opinion of eDiets’ Financial Advisor

On October 31, 2012, Cassel Salpeter rendered its oral opinion to the eDiets’ board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date) as to the fairness to holders of eDiets Common Stock, from a financial point of view, of the Exchange Ratio provided for in the merger pursuant to the Merger Agreement.

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

The opinion was addressed to the eDiets’ board for the use and benefit of the members of the eDiets’ board (in their capacities as such) in connection with the eDiets’ board’s evaluation of the merger. The opinion may not be used for any other purpose without Cassel Salpeter’s prior written consent. The opinion is not intended to and does not constitute advice or a recommendation to any of the holders of eDiets Common Stock or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. The opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to eDiets or any other party to the Merger Agreement, any security holder of eDiets or such other party, any creditor of eDiets or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the eDiets’ board took into account in making its determinations to approve the merger, including those described elsewhere in this proxy statement/prospectus.

The opinion only addressed the fairness to holders of eDiets common stock, from a financial point of view, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement as of the date of the opinion. The opinion did not address (i) any other terms, aspects, or implications of the Merger or the Merger Agreement, including, without limitation, (a) any term or aspect of the Merger that is not susceptible to financial analyses, (b) the conversion of certain eDiets indebtedness (the “Related Party Indebtedness”) owed to certain of eDiets’ directors to As Seen On TV Common Stock and warrants to purchase As Seen On TV Common Stock, and (c) the issuance to NWMP of the NWMP Shares, (ii) the fairness of the Merger or the Exchange Ratio to any other security holders of eDiets, As Seen On TV or any other person or any creditors or other constituencies of eDiets, As Seen On TV or any other person, or (iii) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio, or otherwise. Cassel Salpeter did not express any opinion as to what the value of shares of As Seen On TV Common Stock may actually be when issued to the holders of eDiets Common Stock pursuant to the Merger or the prices at which shares of eDiets Common Stock or As Seen On TV Common Stock may trade, be purchased or sold at any time.

The opinion did not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for eDiets, or the merits of the underlying decision by eDiets to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving eDiets.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date of the opinion. Accordingly, although subsequent developments may arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the eDiets’ board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

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Reviewed a draft execution copy of the Merger Agreement received by it on October 31, 2012.

•

Reviewed publicly available financial information and other data with respect to eDiets and As Seen On TV that Cassel Salpeter deemed relevant, including their Annual Reports on Form 10-K for the most recent fiscal year, certain Quarterly Reports on Form 10-Q for periods subsequent thereto, certain other communications to stockholders, and certain other publicly available filings with the Securities and Exchange Commission by each of eDiets and As Seen On TV.

•

Reviewed certain other information and data with respect to eDiets and As Seen On TV made available to Cassel Salpeter by eDiets and As Seen On TV, including (i) internal financial information furnished to Cassel Salpeter by or on behalf of eDiets and As Seen On TV, (ii) financial projections with respect to the future financial performance of eDiets for the four years ending December 31, 2015, prepared by management of eDiets (the “eDiets Projections”), (iii) financial projections with respect to the future financial performance of As Seen On TV for the three fiscal years ending March 31, 2015, prepared by management of As Seen On TV (the “As Seen On TV Projections”), and (iv) certain forecasts and estimates of potential cost savings and other synergies expected to result from the Merger, as prepared by the managements of eDiets and As Seen On TV (the “Synergies”).

•

Considered and compared the financial and operating performance of eDiets and As Seen On TV with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•

Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•

Considered a discounted cash flow analysis of eDiets and As Seen On TV based upon the eDiets Projections and As Seen On TV Projections, respectively.

•

Discussed the business, operations, and prospects of eDiets and As Seen On TV and the proposed Merger with eDiets’ and As Seen On TV’s management and certain of eDiets’ and As Seen On TV’s representatives.

•

Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

In addition, Cassel Salpeter was advised that, as contemplated by the Merger Agreement, prior to the consummation of the Merger, As Seen On TV would raise additional capital (the “Acquisition Financing Transaction”), which would result in an increase in the number of fully-diluted outstanding shares of As Seen On TV Common Stock from 73,413,001 prior to commencing such financing, to 113,989,192 after giving effect to such financing, but before giving effect to the issuance of shares of As Seen On TV Common Stock in the Merger (such increase, the “As Seen On TV Dilutive Issuance”) and that the Exchange Ratio would not be adjusted in respect of such issuance. In addition, Cassel Salpeter was advised that, pursuant to an agreement between eDiets and NWMP, prior to the Merger, eDiets would issue 749,980 shares (the “NWMP Shares”) to NWMP in exchange for certain financial consulting services provided by NWMP to eDiets and that the number of shares of eDiets Common Stock outstanding as of the effective time would include, for purposes of the Exchange Ratio, the NWMP Shares.

At the eDiets’ board’s direction, Cassel Salpeter evaluated whether the Exchange Ratio was fair to the holders of eDiets Common Stock from a financial point of view based on the assumptions (i) that the Exchange Ratio would be equal to 1.2667, which took into account the prospective issuance of the NWMP Shares, (ii) that the increase in the number of fully-diluted shares of As Seen On TV Common Stock outstanding as a result of the Acquisition Financing Transaction would not be in excess of the As Seen On TV Dilutive Issuance, and (iii) that NWMP would not be issued shares of eDiets Common Stock in excess of the NWMP Shares, which the eDiets’ board advised Cassel Salpeter reflected the eDiets’ board’s best currently available estimates and judgments with respect to the Exchange Ratio, the As Seen On TV Dilutive Issuance and the NWMP Shares and was a reasonable basis upon which to evaluate the Exchange Ratio. References in the opinion to “holders of eDiets Common Stock” did not include NWMP or its affiliates.

In arriving at its opinion, Cassel Salpeter, with the consent of the eDiets’ board, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of eDiets’ and As Seen On TV’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not legal, tax, environmental or regulatory advisors, and Cassel Salpeter did not express any views or opinions as to any legal, tax, environmental or regulatory matters relating to eDiets, As Seen On TV, the Merger or otherwise. Cassel

Salpeter understood and assumed that eDiets obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory and other professionals.

The eDiets’ board also advised Cassel Salpeter, and Cassel Salpeter assumed, that the eDiets Projections and the As Seen On TV Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of eDiets and As Seen On TV with respect to the future financial performance of eDiets and As Seen On TV, respectively, and that such information provided a reasonable basis upon which to analyze and evaluate eDiets and As Seen On TV and form an opinion. Cassel Salpeter further understood that the eDiets Projections and the As Seen On TV Projections were based and contingent upon the assumptions that eDiets would immediately raise $2,000,000 of additional capital (the “eDiets Required Additional Capital”) and that As Seen On TV would immediately raise $8,270,000 of additional capital (the “As Seen On TV Required Additional Capital”), a portion of which had already been raised pursuant to the Acquisition Financing. The eDiets’ board directed Cassel Salpeter, for purposes of Cassel Salpeter’s analyses and opinion, to assume that for eDiets to raise the eDiets Required Additional Capital, it would be necessary for it to issue, in exchange therefor, a senior convertible security that, if converted, would entitle the holder to a number of shares of eDiets Common Stock comprising at least 90% of the outstanding of shares of eDiets Common Stock (the “eDiets Dilutive Issuance”). In addition, for purposes of Cassel Salpeter’s analyses and opinion Cassel Salpeter assumed, with the consent of the eDiets’ board, that as a result of raising the As Seen On TV Required Additional Capital, the number of fully-diluted shares of As Seen On TV Common Stock would increase by the same amount as was applicable to the Acquisition Financing, or the As Seen On TV Dilutive Issuance. Cassel Salpeter expressed no view with respect to the eDiets Projections, the As Seen On TV Projections, the eDiets Required Additional Capital, the As Seen On TV Required Additional Capital, the eDiets Dilutive Issuance, the As Seen On TV Dilutive Issuance, the Synergies or, in each case, the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of eDiets, As Seen On TV or any other party to the Merger, the fair value of eDiets, As Seen On TV or any of their respective assets or liabilities, or whether eDiets or As Seen On TV or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of eDiets, As Seen On TV or any other party to the Merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect eDiets’ or As Seen On TV’s properties or facilities and did not make or obtain any evaluations or appraisals of eDiets’ or As Seen On TV’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether eDiets and As Seen On TV had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the eDiets’ board, eDiets, or any other party.

Among other things, the eDiets’ board advised Cassel Salpeter, and at the direction of the eDiets’ board, for purposes of Cassel Salpeter’s analyses and opinion Cassel Salpeter assumed, that: (i) eDiets incurred net losses for the past five fiscal years; (ii) eDiets did not have a line of credit or other financing arrangement other than the agreement (the “As Seen On TV Note”) with As Seen On TV pursuant to which eDiets borrowed $500,000 from As Seen On TV and the Related Party Indebtedness; (iii) the As Seen On TV Note was subject to certain covenants and other restrictions, and was due to mature on the date that is ten (10) business days following the earliest to occur of (x) the closing date of the Merger; (y) December 31, 2012; and (z) an Event of Default (as defined in the As Seen On TV Note); (iv) the maturity date of the Related Party Indebtedness was previously December 31, 2011 and was extended to December 31, 2012; (v) there could be no assurance that eDiets would be able comply with the financial covenants and other restrictions under either the As Seen On TV Note or the Related Party Indebtedness or that eDiets would be able to extend, replace, or refinance either the As Seen On TV Note or the Related Party Indebtedness on or prior to their expiration or maturity, or on terms satisfactory or otherwise acceptable to eDiets; (vi) in the absence of the As Seen On TV Note, eDiets would not have sufficient cash balances to sustain operations for the next twelve months; and (vii) in the absence of the proposed Merger or a substantial and sustained improvement in unfavorable operating conditions and the economy generally, it was unlikely that eDiets would have adequate liquidity to continue as a going concern which, taking into account all of the foregoing, would be reasonably likely to result in the insolvency, bankruptcy, or voluntary or involuntary liquidation of eDiets, which the eDiets’ board advised Cassel Salpeter would result in no proceeds from such bankruptcy or liquidation being paid to holders of eDiets Common Stock. In this regard, Cassel Salpeter further understood that eDiets’ independent registered public accounting firm issued a report dated March 30, 2012, in connection with its audit of eDiets’ financial statements as of and for the year ended December 31, 2011 which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about eDiets’ ability to continue as a going concern. Management of eDiets further advised Cassel Salpeter that, despite its efforts to solicit alternative financing and strategic transaction proposals prior to entering into a letter of intent and the As Seen On TV Note, it had been unable to obtain financing proposals or commitments more favorable to eDiets than the As Seen On TV Note or strategic transaction proposals more favorable to eDiets and the holders of eDiets Common Stock than the Merger.

Cassel Salpeter assumed, with the consent of the eDiets’ board, that the Merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on eDiets, As Seen On TV or the Merger. Cassel Salpeter also assumed, with the consent of the eDiets’ board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Merger would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that was material to Cassel Salpeter’s analyses or the opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement would be satisfied. Cassel Salpeter further assumed that for U.S. federal tax income purposes the Merger would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics including:

•

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

•

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analyses described below were as of October 25, 2012, and estimates of financial performance for eDiets for the years ending December 31, 2012 to 2015 and for As Seen On TV for the years ending March 31, 2013 to 2015 were based on the eDiets Projections and the As Seen On TV Projections, respectively. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2012 and 2013 were based on publicly available research analyst estimates for those companies. In the selected companies analyses, estimates of Revenue for the selected companies were adjusted to exclude unusual and extraordinary expenses and income.

Discounted Cash Flows Analysis

Cassel Salpeter calculated implied exchange ratio reference ranges based on the net present value of eDiets’ free cash flows through 2015 and an estimate of the terminal value of eDiets’ after 2015 using the eDiets Projections and the net present value of As Seen On TV’s free cash flows through 2015 and an estimate of the terminal value of As Seen On TV after 2015 using the As Seen On TV Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 16.80% to 18.80%, terminal growth rates ranging from 2.25% to 2.75% and terminal EBITDA multiples of 4.7x to 5.3x to eDiets’ the projected free cash flows and discount rates ranging from 18.03% to 20.03% and terminal EBITDA multiples of 7.5x to 8.5x to As Seen On TV’s the projected free cash flows. This analysis indicated an implied exchange ratio reference range of 0.2317 - 0.2717 of a share of As Seen On TV common stock per share of eDiets common stock, as compared to the Exchange Ratio in the proposed merger of 1.2667 shares of As Seen On TV common stock per share of eDiets common stock.

Selected Companies Analysis

Selected Companies Analysis - eDiets

Cassel Salpeter considered certain financial data for eDiets and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly traded equity securities were:

•

Weight Watchers International, Inc.

•

Medifast Inc.

•

Nutrisystem, Inc.

With respect to the selected companies analysis for eDiets, the financial data reviewed included:

•

Enterprise Value as multiple of revenue for the last twelve months, or LTM Revenue.

•

Enterprise Value as multiple of projected revenue for 2012, or 2012 P Revenue.

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	Mean	Median	High	Low
LTM Revenue	1.53x	1.07x	2.93x	0.58x
2012 P Revenue	1.50x	1.00x	2.95x	0.56x

 Selected Companies Analysis - As Seen On TV

Cassel Salpeter also considered certain financial data for As Seen On TV and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly traded equity securities were:

•

Liberty Interactive Corporation

•

HSN, Inc.

•

ValueVision Media Inc.

•

Infusion Brands International, Inc.

•

International Commercial Television, Inc.

With respect to the selected companies analysis for As Seen On TV, the financial data reviewed included:

•

Enterprise Value as multiple of LTM Revenue.

•

Enterprise Value as multiple of 2012 P Revenue.

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	Mean	Median	High	Low
LTM Revenue	1.62x	1.64x	3.64x	0.19x
2012 P Revenue	0.88x	0.85x	1.61x	0.18x

Selected Companies Analysis

For purposes of calculating an implied exchange ratio reference range, Cassel Salpeter applied multiple ranges based on the selected companies analysis for eDiets to corresponding financial data for eDiets based on the eDiets Projections and multiple ranges based on the selected companies analysis for As Seen On TV to corresponding financial data for As Seen On TV based on the As Seen On TV Projections. For As Seen On TV, 2012 P Revenue multiples were applied to As Seen On TV’s revenue for the twelve months ending March 2013. The selected companies analyses for eDiets and As Seen On TV indicated an implied exchange ratio reference range of 0.1355 to 0.1916 of a share of As Seen On TV common stock per share of eDiets common stock, as compared to the Exchange Ratio in the proposed merger of 1.2667 shares of As Seen On TV common stock per share of eDiets common stock.

None of the selected companies have characteristics identical to eDiets or As Seen On TV. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Selected Transactions Analysis - eDiets

With respect to the selected transactions analysis for eDiets, Cassel Salpeter considered the financial terms of the following business transactions and calculated the following enterprise value (calculated based on the consideration paid in the relevant transaction) multiples:

Target	Acquirer
ViSalus, Inc.	Blyth, Inc.
eDiets	Prides Capital Partners
Walmar (Eastern Canada) Limited	Weight Watchers International, Inc.
Jenny Craig, Inc.	Nestle S.A.

Enterprise Value Multiple of	Mean	Median	High	Low
LTM Revenue	1.04x	1.16x	1.50x	0.34x

Selected Transactions Analysis - As Seen On TV

With respect to the selected transactions analysis for As Seen On TV, Cassel Salpeter considered the financial terms of the following business transactions and calculated the following enterprise value (calculated based on the consideration paid in the relevant transaction) multiples:

Target	Acquirer
AsSeenOnTv.com, Inc.	As Seen On TV
Brentwood Cosmetics, LLC	Danny Petrasek
eDiets	Prides Capital Partners
SkyMall, Inc.	Greenspun Media Group, LLC; Spire Capital Partners, L.P.; Spire Capital Partners, LLC; ZelnickMedia LLC

Enterprise Value Multiple of	Mean	Median	High	Low
LTM Revenue	1.04x	1.16x	1.50x	0.34x

In addition, Cassel Salpeter also considered the financial terms of the following high growth business transactions involving target companies with enterprise values and LTM Revenue in excess of $1 million and with fiscal year 2011 revenue growth rates of greater than 50%:

Target	Acquirer
Complete Genomics, Inc.	BGI
Frontier Income and Growth, LLC	Frontier Oil Services, Inc.
American Realty Capital Trust, Inc.	Realty Income Corp.
General Employment Enterprises Inc.	LEED HR, LLC
Robbins & Myers Inc.	National Oilwell Varco, Inc.
AuthenTec, Inc.	Apple Inc.
GenOn Energy, Inc.	NRG Energy, Inc.
Blackwater Midstream Corp.	ArcLight Capital Partners, LLC ArcLight Energy Partners Fund V, L.P.
Princeton Security Technologies, Inc.	Thermo Fisher Scientific, Inc.
Casedhole Holdings, Inc.	C&J Spec-Rent Services, Inc.
HUGHES Telematics, Inc.	Verizon Enterprise Solutions Group
PowerReviews, LLC	Bazaarvoice, Inc.
Anue Systems, Inc.	Ixia
EasyLink Services International Corporation	Open Text Corp.
Allos Therapeutics, Inc.	Spectrum Pharmaceuticals, Inc.
Hunter Disposal, LLC	GreenHunter Water, LLC
MS Networks, Inc.	ShoreTel, Inc.
SuccessFactors, Inc.	SAP America, Inc.
Tube Supply Inc.	AM Castle & Co.
HealthSpring Inc.	CIGNA Corporation
Complete Production Services	Superior Energy Services

Cassel Salpeter calculated the following enterprise value (calculated based on the consideration paid in the relevant transaction) multiples for such transactions:

Enterprise Value Multiple of	Mean	Median	High	Low
LTM Revenue	4.15x	2.54	16.82	0.12

For purposes of calculating an implied exchange ratio reference range, Cassel Salpeter applied multiple ranges based on the selected transactions analysis for eDiets to corresponding financial data for eDiets and multiple ranges based on the selected transactions analysis for As Seen On TV to corresponding financial data for As Seen On TV. The selected transactions analyses for eDiets and As Seen On TV indicated an implied exchange ratio reference range of 0.1282 to 0.1979 of a share of As Seen On TV common stock per share of eDiets common stock, as compared to the Exchange Ratio in the proposed merger of 1.2667 shares of As Seen On TV common stock per share of eDiets common stock.

None of the target companies in the selected transactions have characteristics identical to either eDiets or As Seen On TV. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $75,000 for rendering its opinion, no portion of which was contingent upon the completion of the merger. In addition, eDiets agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Certain Company Projections

As Seen on TV and eDiets do not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, each of As Seen on TV and eDiets provided to the other party, in connection with their due diligence review, management’s internal non-public stand-alone financial forecasts for 2013-2015 (respectively, the As Seen on TV Projections" and the "eDiets Projections" and together the "Projections"), which are summarized below. eDiets also provided these same projections to Cassel Salpeter for its use in connection with the rendering of its opinion to the eDiets Board and performing its related financial analysis, as described under “Opinion of eDiets’ Financial Advisor.” The As Seen On TV Projections and the eDiets Projections have each been prepared by their respective company’s management for internal planning purposes and are subjective in many respects. A summary of the Projections is provided below.

The Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. EisnerAmper LLP, As Seen On TV’s independent registered public accounting firm, and Ernst & Young LLP, eDiets’ independent registered public accounting firm, have not audited, compiled or performed any procedures with respect to the Projections and do not express an opinion or any form of assurance related thereto. The summary of the Projections is not being included in this proxy statement/prospectus to influence a stockholder’s decision whether to vote for adoption of the Merger Agreement.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of As Seen On TV and eDiets management.

Forecasts for fiscal year 2013 contained in the As Seen On TV Projections include assumed gross revenue of $8.75 million from Seasonaire Heater sales, $2.15 million from sales of SMS Audio headphones and $1.35 million from Tru Hair branded product sales. Forecasts for fiscal year 2014 and fiscal year 2015 contained in the As Seen On TV Projections include assumed gross revenue growth of between 20% and 25% year over year from sales of the Seasoniare Heater, Tru Hair branded products and SMS Audio headphones. The As Seen On TV Projections also assume 50% year over year revenue growth during fiscal year 2014 and fiscal year 2015 from live shopping and other direct response television sales, due to increased lead flow of new products. During the three-year period, blended gross margins across all product lines are assumed to be approximately 42%. Revenue and gross margin assumptions for As Seen On TV product lines and brands are based on historical data, as well as As Seen On TV management’s industry knowledge and internal margin calculations.

The As Seen On TV Projections also assume an increase in revenue from ownership of the URL AsSeenOnTV.com from $425,000 in fiscal year 2013 to $4.18 million in FY 2014 and $6.9 million in FY 2015 based on management’s plan to take operations of the URL in house, thereby booking all revenue associated with website sales. The As Seen On TV Projections also assume general and administrative expense remain relatively flat during the three-year period despite the additional costs to manage the combined entity, due to efficiencies resulting from the Merger, including reduced audit fees, reduced public company reporting expenses and reduced office rent.

The assumptions upon which the eDiets Projections were based include the following:

1)

Total television, print and online advertising spending is $6,182,200 in 2012, $10,518,000 in 2013, $10,872,000 in 2014 and $11,502,000 in 2015;

2)

Total per customer cost of acquisition (“CAC”) ranges from $200 to $215 during the four-year period 2012 through 2015;

3)

Average meal delivery customer remains on the program between six and seven weeks;

4)

Meal delivery revenue increases from $21,957,000 in 2012 to $38,488,000 in 2013, $39,753,000 in 2014 and $41,997,000 in 2015;

5)

Digital subscriptions provide monthly revenue ranging from $100,000 to $135,000 at a 90% gross margin;

6)

Meal delivery gross margin is 48% in 2012 and 52% in 2013, 2014 and 2015;

7)

General and administrative expense decreases from $2,735,000 in 2012 to $1,967,000 in 2013 and $1,522,000 in 2014 and 2015 due to efficiencies resulting from the Merger, including reduced audit fees, reduced public company reporting expenses and reduced office rent; and

8)

Total sales, marketing and support expenses (which includes the advertising spending in Assumption 1 above) are: $10,221,000 in 2012, $14,164,000 in 2013, $14,749,000 in 2014 and $15,379,000 in 2015.

Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of As Seen On TV and eDiets. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by the ability of As Seen On TV and eDiets to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that As Seen On TV, eDiets or any of their respective affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. None of As Seen On TV, eDiets and any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Neither As Seen On TV nor eDiets intends to make publicly available any update or other revision to the Projections, except as otherwise required by law. None of As Seen On TV, eDiets and any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of eDiets or other person regarding the ultimate performance of As Seen On TV and eDiets compared to the information contained in the Projections or that the Projections will be achieved. As Seen On TV and eDiets have made no representation to each other or to each other’s affiliates, in the Merger Agreement or otherwise, concerning the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

As Seen On TV Projections:

As Seen On TV Summary Financial Data
($ in thousands) (“P” indicates “Projected”)	Fiscal Year March 31,			LTM	Fiscal Year March 31,			CAGR(3)
	2010	2011	2012	6/30/2012	2013 P	2014 P	2015 P	'10 -'12	'13 -'15 P
Financial Data (1)

Revenue	$ 363	$ 1,354	$ 8,165	$ 8,080	$ 15,053	$ 28,120	$ 43,248	374.0%	69.5%
Gross Profit	$ 13	$ (484)	$ 1,895	$ 1,780	$ 6,552	$ 11,923	$ 18,491	1108.9%	68.0%
Normalized EBITDA (2)	$ (492)	$ (4,733)	$ (6,545)	$ (7,081)	$ (1,787)	$ 1,582	$ 5,258	264.6%	na
Debt	$ 738	$ 10	$ 29	$ 32				(80.3%)	na

Margin Analysis

Gross Profit	3.6%	(35.7%)	23.2%	22.0%	43.5%	42.4%	42.8%
Normalized EBITDA (2)	(135.4%)	(349.5%)	(80.2%)	(87.6%)	(11.9%)	5.6%	12.2%

Growth Data

Revenue	na	272.6%	503.0%	(1.0%)	86.3%	86.8%	53.8%
Gross Profit	na	(3833.8%)	na	(6.1%)	268.1%	82.0%	55.1%
Normalized EBITDA (2)	na	na	na	na	Na	na	232.3%

Financial Strength Analysis

Quick Ratio	0.3	0.0	0.3	0.1	na	na	na
Current Ratio	0.3	0.0	0.3	0.2	na	na	na

Efficiency and Return Analysis

Days Sales Outstanding	na	11.9	47.8	na	37.3	74.7	65.7
Days Inventory Outstanding	na	4.7	45.5	89.7	40.6	57.8	41.5
Days Payable Outstanding	na	39.6	22.3	17.2	9.8	14.5	10.4
Cash Conversion Cycle	na	(23.1)	70.9	na	68.1	118.1	96.8

———————

(1)

The As Seen On TV Projections, prepared in October 2012, assume that ASTV complete a series of private placements to raise funds in excess of $8,000,000 to satisfy working capital needs; such private placements were completed prior to the date of this proxy statement.

(2)

Normalized EBITDA is reported net income adjusted for (i) warrant revaluation, (ii) loss on extinguishment of debt, (iii) revaluation of derivative liability, (iv) registration rights penalty and (v) depreciation and amortization.

(3)

CAGR is defined as year over year growth rate of an investment over a specified period of time.

eDiets Projections:

eDiets Summary Financial Data
($ in thousands) (“P” indicates “Projected”)	Fiscal Year December 31,				LTM	Fiscal Year December 31,				CAGR (4)
	2008	2009	2010	2011	6/30/2012	2012 P	2013 P	2014 P	2015 P	'08-'11	'12-'15 P
Financial Data (1)

Digital Plans	$ 9,345	$ 4,970	$ 3,745	$ 2,551	$ 1,970	$ 1,653	$ 1,680	$ 1,560	$ 1,200	(35.1%)	(10.1%)
Meal Delivery	$ 9,405	$ 7,839	$ 16,239	$ 17,653	$ 18,776	$ 21,957	$ 38,488	$ 39,753	$ 41,997	23.4%	24.1%
Business to Business	$ 3,646	$ 4,054	$ 2,499	$ 1,088	$ 1,088	$ -	$ -	$ -	$ -	(33.2%)	na
Other	$ 1,539	$ 1,245	$ 874	$ 771	$ 643	$ 309	$ 36	$ 24	$ 24	(20.6%)	(57.3%)

Total Revenue	$ 23,935	$ 18,108	$ 23,357	$ 22,063	$ 22,477	$ 23,919	$ 40,204	$ 41,337	$ 43,221	(2.7%)	21.8%
Pro Forma Revenue (2)	$ 20,289	$ 14,054	$ 20,858	$ 20,975	$ 21,389	$ 23,919	$ 40,204	$ 41,337	$ 43,221	1.1%	21.8%
Gross Profit	$ 11,510	$ 10,899	$ 11,933	$ 11,493	$ 11,785	$ 12,251	$ 21,839	$ 22,099	$ 22,908	0.0%	23.2%
Normalized EBITDA (3)	$ (8,770)	$ (5,035)	$ (7,973)	$ (3,745)	$ (3,697)	$ (1,157)	$ 5,128	$ 5,277	$ 5,244	(24.7%)	(265.5%)
Total Debt	$ 11,958	$ 16,890	$ 1,044	$ 1,023	$ 1,012	$ 281	$ 179	$ 78	$ -	(55.9%)	(100.0%)

Margin Analysis

Gross Profit	48.1%	60.2%	51.1%	52.1%	52.4%	51.2%	54.3%	53.5%	53.0%
Normalized EBITDA (3)	(36.6%)	(27.8%)	(34.1%)	(17.0%)	(16.4%)	(4.8%)	12.8%	12.8%	12.1%

Growth Data

Total Revenue	na	(24.3%)	29.0%	(5.5%)	1.9%	8.4%	68.1%	2.8%	4.6%
Gross Profit	na	(5.3%)	9.5%	(3.7%)	2.5%	6.6%	78.3%	1.2%	3.7%
Normalized EBITDA (3)	na	na	na	na	na	na	na	2.9%	(0.6%)

Financial Strength Analysis

Quick Ratio	0.8	0.2	0.3	0.3	0.1	0.2	0.5	0.7	0.8
Current Ratio	0.8	0.2	0.3	0.3	0.1	0.3	0.6	0.7	0.8

Efficiency and Return Analysis

Days Sales Outstanding	na	11.3	8.1	5.3	na	168.6	0.9	1.0	1.0
Days Payable Outstanding	na	64.0	50.5	60.8	62.8	na	41.7	37.9	35.9
Cash Conversion Cycle	na	na	na	na	na	na	na	na	na

———————

(1)

The eDiets Projections, prepared in October 2012, assume that eDiets receive advances in the principal amount of $2,000,000 from As Seen On TV to fund working capital needs; such advances were received by eDiets in the form of the Original Note and New Note prior to the date of this proxy statement.

(2)

Pro Forma Revenue excludes revenue generated from Nutrio.com which was sold in August 2012 for $260.

(3)

Normalized EBITDA is reported net income adjusted for (i) the impact of discontinued operations, net of taxes, (ii) restructuring/goodwill impairment charges, (iii) interest expense on debt conversion and (iv) depreciation and amortization.

(4)

CAGR is defined as year over year growth rate of an investment over a specified period of time.

Interests of Directors and Executive Officers in the Merger

When eDiets’ stockholders are considering the recommendation of eDiets’ board of directors that they vote in favor of the approval of the Merger Agreement, eDiets stockholders should be aware that some of the directors and officers of eDiets have interests in the merger and participate in arrangements that are different from, or are in addition to, those of eDiets stockholders generally. The eDiets’ board of directors was aware of these interests and considered them, among other matters, when they adopted and approved the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

These special interests on behalf of eDiets and As Seen On TV directors and officers include the following:

•

all of the 2,577,464 eDiets employee stock options and 719,058 warrants to purchase eDiets common stock expected to be outstanding at the Effective Time will represent the right to receive a total of approximately 4,175,726 shares of As Seen On TV common stock based on the exchange ratio of 1.2667, including the immediate vesting at the Effective Time of 288,866 options (as of September 30, 2012) held by those directors of eDiets who are resigning from the eDiets’ board at the Effective Time; and

•

Kevin Richardson and Lee Isgur, a current director of eDiets, shall (1) convert outstanding eDiets promissory notes in the aggregate principal amount of $600,000 into an aggregate of 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share; and (2) extend the maturity dates on remaining aggregate principal amounts held by Mr. Richardson and Mr. Isgur together with the accrued interest from December 31, 2012 to June 30, 2012.

The As Seen On TV board of directors and the eDiets board of directors were aware of and discussed these potentially conflicting interests when they approved the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements present financial information from the As Seen On TV and eDiets unaudited pro forma condensed combined statements of operations for the years ended March 31, 2012 for As Seen On TV and December 31, 2011 for eDiets (giving effect to the discontinued operations) and for the six months ended September 30, 2012 for As Seen On TV and eDiets. For eDiets, the six month period data was derived from their unaudited financial records. The unaudited pro forma condensed combined balance sheets as of September 30, 2012, are based on the historical balance sheets of As Seen On TV and eDiets as of that date. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred on April 1, 2011. The unaudited pro forma condensed combined balance sheets gives effect to the transaction as if it occurred on September 30, 2012.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions, which are preliminary and subject to change, as set forth in the notes to such statements and which are provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of As Seen On TV and eDiets included in this proxy statement/prospectus.

We anticipate that the Merger will provide the combined company with financial benefits that may include increased revenues due to departmental synergies, cost savings on business expenses including but not limited to product marketing, insurance expenses, salaries, benefits, professional fees as well as other general and administrative costs. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of increased revenues due to departmental synergies, cost savings on business expenses including but not limited to product marketing, insurance expenses, salaries, benefits, professional fees as well as other general and administrative costs and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed consolidated financial statements as a result of:

•

changes in the trading price for As Seen On TV’s common stock;

•

net cash used or generated in eDiets’ operations between the signing of the Merger Agreement and completion of the merger;

•

other changes in eDiets’ net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

•

changes in the financial results of the combined company

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•

the accompanying notes to unaudited pro forma consolidated financial information;

•

the audited consolidated financial statements of As Seen On TV for the year ended March 31, 2012 and the notes relating thereto;

•

the unaudited consolidated financial statements of As Seen On TV as of and for the six months ended September 30. 2012 and the notes relating thereto;

•

the audited consolidated financial statements of eDiets for the year ended December 31, 2011 and the notes relating thereto;

•

the unaudited consolidated financial statements of eDiets as of and for the nine months ended September 30, 2012 and the notes relating thereto; and

•

other information pertaining to As Seen On TV and eDiets contained in or incorporated by reference into this document. See “Selected Historical Financial Data of As Seen On TV” and “Selected Historical Financial Data of eDiets.”

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET

	Historical - September 30, 2012		Pro Forma
	As Seen On TV	eDiets	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$992,000	$183,000	$(386,000)	(D)	$789,000
Restricted cash - current	—	544,000	—		544,000
Accounts receivable, net	737,000	24,000	—		761,000
Advances on inventory purchases	667,000	—	—		667,000
Inventories	3,081,000	56,000	—		3,137,000
Note receivable	500,000	—	(500,000)	(B)	—
Debt issuance costs	153,000	—	—		153,000
Prepaid expenses and other current assets	603,000	295,000	(93,000)	(B)(D)	805,000
Total current assets	6,733,000	1,102,000	(979,000)		6,856,000

Restricted cash – non current	—	450,000	—		450,000
Certificate of deposit - non current	51,000	—	—		51,000
Property, plant and equipment, net	118,000	164,000	—		282,000
Intangible assets, net and goodwill	2,839,000	2,000	19,190,000	(A)	22,031,000
Other assets	2,000	49,000	—		51,000
Total Assets	$9,743,000	$1,767,000	$18,211,000		$29,721,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$859,000	$2,252,000	—		$3,111,000
Deferred revenue	4,000	203,000	—		207,000
Accrued registration rights penalty	156,000	—	—		156,000
Accrued expenses and other current liabilities	430,000	917,000	(49,000)	(B)(E)	1,298,000
Current portion of capital lease obligations	—	6,000	—		6,000
Related party debt - current portion	—	1,500,000	(1,100,000)	(B)(E)	400,000
Notes Payable - current portion	710,000	148,000	—		858,000
Warrant liability	21,228,000	—	—		21,228,000
Total current liabilities	23,387,000	5,026,000	(1,149,000)		27,264,000

Other liabilities - non current	40,000	204,000	—		244,000
Total liabilities	23,427,000	5,230,000	(1,149,000)		27,508,000

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock, $.0001 par value	—	—	—		—
Common stock, $.0001 par value	3,000	14,000	(12,000)	(G)	5,000
Additional paid-in capital	1,396,000	106,796,000	(90,159,000)	(G)	18,033,000
Accumulated deficit	(15,083,000)	(110,283,000)	109,541,000	(G)	(15,825,000)
Accumulated other comprehensive income		10,000	(10,000)	(G)	—
Total stockholders' deficiency	(13,684,000)	(3,463,000)	19,360,000		2,213,000

Total liabilities and stockholders' deficiency	$9,743,000	$1,767,000	$18,211,000		$29,721,000

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS

	For the Twelve Months Ended March 31, 2012 (1)
	Historical		Pro Forma
	As Seen On TV	eDiets	Adjustments		Combined

Revenues	$8,165,000	$20,969,000	—		$29,134,000
Cost of revenues	6,270,000	10,477,000	—		16,747,000
Gross profit	1,895,000	10,492,000	—		12,387,000

Operating expenses:
Selling and marketing expenses	3,518,000	10,509,000	—		14,027,000
General and administrative expenses	4,970,000	4,679,000	—		9,649,000
Loss from operations	(6,593,000)	(4,696,000)	—		(11,289,000)

Other (income) expense:
Warrant revaluation	(5,452,000)	—	—		(5,452,000)
Loss on extinguishment of debt	2,950,000	—	—		2,950,000
Revaluation of derivative liability	(209,000)	—	—		(209,000)
Other (income) expense	(10,000)	—	—		(10,000)
Interest expense	4,182,000	53,000	(30,000)	(E)	4,205,000
Interest expense - related party	23,000	—	—		23,000
	1,484,000	53,000	(30,000)		1,507,000

Loss from continuing operations before income taxes	(8,077,000)	(4,749,000)	30,000		(12,796,000)
Benefit (provision) for income taxes		4,000	—		4,000

Loss from continuing operations	$(8,077,000)	$(4,745,000)	$30,000		$(12,792,000)

Loss per common share - basic and diluted	$(0.40)	$(0.34)	$0.00		$(0.32)

Weighted-average number of common shares outstanding:
Basic and diluted	20,240,000	12,886,000	19,739,000		39,979,000

————————

(1)

Derived from the As Seen On TV's audited Annual Report on Form 10-K for the year ended March 31, 2012 and from eDiets’ audited Annual Report on Form 10-K for the year ended December 31, 2011.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Six Months Ended September 30, 2012 (2)
	Historical		Pro Forma
	As Seen On TV	eDiets	Adjustments		Combined

Revenues	$1,038,000	$8,877,000	—		$9,915,000
Cost of revenues	1,033,000	4,519,000	—		5,552,000
Gross profit	5,000	4,358,000	—		4,363,000

Operating expenses:
Selling and marketing expenses	200,000	3,758,000	—		3,958,000
General and administrative expenses	2,266,000	2,371,000	89,000	(D)	4,726,000
Loss from operations	(2,461,000)	(1,771,000)	(89,000)		(4,321,000)

Other (income) expense:
Warrant revaluation	(5,430,000)	—	—		(5,430,000)
Other (income) expense	(3,000)	—	4,000	(B)	1,000
Interest expense	787,000	30,000	(4,000)	(B)	813,000
	(4,646,000)	30,000	—		(4,616,000)

Income (loss) from continuing operations before income taxes	2,185,000	(1,801,000)	(89,000)		(295,000)
Benefit (provision) for income taxes	—	—	—		—
Income (loss) from continuing operations	$2,185,000	$(1,801,000)	$(89,000)		$(295,000)

Income (loss) per common share:
Basic	$0.07	$(0.13)	$0.00		$0.01
Diluted	$0.06	$(0.13)	$0.00		$0.01

Weighted-average number of common shares outstanding:
Basic	32,191,549	14,311,000	19,739,000		52,110,000
Diluted	34,419,919	14,311,000	19,739,000		54,613,000

————————

(2)

Derived from As Seen On TV's unaudited Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and from eDiets’ unaudited financial records ended September 30, 2012.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Purchase Accounting Estimates

The purchase price allocation is preliminary and is based upon a preliminary estimated valuation of tangible and intangible assets acquired and liabilities assumed. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a preliminary purchase price of approximately $17,544,000, estimated as follows:

Issuance of As Seen On TV common stock to eDiets stockholders (19,077,252 shares at an estimated $0.76 per share)	$14,500,000
Note advance to eDiets	500,000
Fair value of As Seen On TV options to purchase 3,265,000 common shares in exchange for 2,577,000 eDiets options	202,000
Fair value of As Seen On TV warrants to purchase 911,000 common shares in exchange for 719,000 eDiets warrants	523,000
$15,725,000

For pro forma purposes, the stock prices for both As Seen On TV, $0.76 and eDiets, $0.33, on October 31, 2012, the date of the Agreement and Plan of Merger, were used to determine fair value. Any fluctuation in the price of As Seen On TV’s common stock will impact the value of the purchase price. The actual values to be recorded in the transaction will be based on the price of As Seen On TV's common stock on the transaction closing date.

For the purpose of the unaudited pro forma condensed combined financial statements, we have presumed an exchange ratio for the merger of 1.2667 shares of As Seen On TV common stock for each share of eDiets common stock based upon the terms of the Agreement and Plan of Merger dated October 31, 2012. The ratio also presumed the issuance of approximately 750,000 shares of eDiets common shares being issued in connection with a consulting fee arrangement related to the merger transaction.

The merger also provides eDiets option and warrant holders the right to receive options and warrants of As Seen On TV in exchange for their options and warrants to acquire eDiets common stock. For the purposes of the unaudited pro forma condensed combined financial statements, we have assumed the same exchange ratio as with exchange of common shares with a proportionate reduction in exercise prices.

The purchase price of eDiets will be approximately $15,725,000 in aggregate consideration. The purchase price will be allocated to tangible and intangible assets and liabilities based on an estimate of the fair value of assets acquired and liabilities assumed. The significant intangible assets likely to be recognized in the valuation are product technologies, internally developed software, customer relationships and trade names. The estimated useful lives that these assets, once determined, will be amortized utilizing the straight line method over their estimated economic life. If it were to be determined that the entire $19,190,000 are definite lived intangible assets with a 10 year economic life, the amortization would be $1,919,000 per year. The following allocation of the aggregate fair value is preliminary and subject to adjustment based on the final determination of the total purchase price and the fair value of the assets acquired and liabilities assumed.

September 30, 2012
Current assets	$1,102,000
Property, plant and equipment	164,000
Other assets	499,000
Current liabilities	(5,026,000)
Long-term liabilities	(204,000)
Net tangible assets acquired	(3,465,000)
Intangible assets including goodwill	19,190,000
Total estimated consideration	$15,725,000

The final purchase price and purchase price allocation could change significantly upon the completion of a detailed fair value study at the closing date of the merger transaction.

Note 2. Summary of Adjustments

Adjustments included in the unaudited pro forma condensed combined balance sheets and unaudited pro forma condensed combined statements of operations are summarized as follows:

(A)

To record the estimated intangible assets acquired and to eliminate eDiets historical intangible assets. See Note 1. Purchase Accounting Estimates.

(B)

To reflect the forgiveness of a $500,000 12% note payable to As Seen On TV by eDiets upon completion of the merger transaction and reversal of the related interest income and expense of $4,000.

(C)

To eliminate eDiets’ historical equity accounts and to reflect the issuance of 19,077,252 shares of As Seen On TV's $0.0001 par value common stock with an estimated fair value of $14,500,000 in exchange for all common stock of eDiets, including an adjustment to additional paid-in capital to reflect the estimated fair value of options and warrants to acquire As Seen On TV common stock to be issued by As Seen On TV in the merger transaction.

	Common Stock	Additional Paid-In Capital
Issuance of As Seen On TV common stock	$2,000	$14,498,000
Note advance to eDiets	—	500,000
Fair value of As Seen On TV options	—	202,000
Fair value of As Seen On TV warrants	—	523,000
	$2,000	$15,723,000

(D)

To reflect estimated costs of the merger transaction as follows:

	As Seen On TV	eDiets	Total
Professional fees including legal and accounting	$100,000	$185,000	$285,000
Consulting fees	—	268,000	268,000
Fairness opinions	60,000	75,000	135,000
Printing and other	25,000	10,000	35,000
	$185,000	$538,000	$723,000

Note: The estimated costs of the merger transaction have been reflected in the pro forma Accumulated Deficit in the pro forma condensed combined balance sheet at September 30, 2012, but not reflected in the pro forma statements of operations as the amounts are nonrecurring and will be included in operations with 12 months following the closing of the merger transaction. Total includes $89,000 paid by eDiets prior to September 30, 2012, $248,000 in fair value of eDiets stock paid in a consulting fee and $386,000 to be paid in cash by both As Seen On TV and eDiets.

(E)

Reflects conversion of $600,000 in eDiets related party notes payable, including accrued interest of $45,000, a provision of the merger transaction, into Units of As Seen On TV. Also reflects reduction in interest expense for the year ended March 31, 2012 of $30,000. The notes convert into 857,000 shares of As Seen On TV common stock and warrants to purchase 429,000 common shares exercisable at $0.80 per share.

(F)

Reflects $64,000 in expense related to accelerated vesting of options for departing eDiets directors at September 30, 2012.

(G)

A summary of pro forma adjustments to stockholders’ equity (deficiency) made to the pro forma condensed combined balance sheets is as follows:

	Common Stock		Additional paid-in capital		Accumulated Deficit		Accumulated other Comprehensive Income

Elimination of eDiets’ historical accounts	$(14,000)	(A)	$(106,796,00)	(A)	$110,283,000	(A)	$(10,000)	(A)
Issuance of As Seen On TV common stock	2,000	(C)	14,498,000	(C)	—		—
Fair value of options and warrants	—		727,000	(C)	—		—
Note advance to eDiets	—		500,000	(C)	—		—
eDiets related party notes	—		600,000	(E)	—		—
Common stock issued to consultant	—		248,000	(D)	—		—
Merger transaction costs	—		—		(723,000)	(D)	—
Acceleration of eDiets options	—		64,000	(F)	(64,000)	(F)	—
Interest on related party note converted	—		—		45,000	(E)	—
	$(12,000)		$(90,159,000)		$109,541,000		$(10,000)

(H)

The pro forma adjustments do not include any related income tax effects as As Seen On TV provided a full valuation allowance on its deferred tax assets. In addition, as eDiets is tendering all of its common stock, the use of eDiets net operating loss carryforwards are expected to be limited under Section 382 of the Internal Revenue Code. Additionally, the pro forma adjustments do not include fair value adjustments related to the net tangible assets acquired as eDiets net assets approximate fair value.

The pro forma adjustments do not include any deferred tax liabilities due to the step-up of the intangibles to fair value from eDiets since eDiets has sufficient deferred tax assets to offset against such liabilities.

If, as a result of this transaction, it is determined that As Seen On TV underwent an ownership change as defined in Section 382 of the Internal Revenue Code, the use of its net operating loss and credit carryforwards may be further limited.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the Merger Agreement dated as of October 31, 2012, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this summary. This summary may not contain all of the information about the Merger Agreement that may be important to you. We urge all stockholders of eDiets to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

In the merger, a newly created wholly owned subsidiary of As Seen On TV will be merged with and into eDiets, and eDiets will survive the merger and become a wholly owned subsidiary of As Seen On TV. The merger will be completed only after the adoption of the Merger Agreement by the stockholders of eDiets, and the satisfaction or waiver of the other conditions to the merger. The merger will become effective at the time of the filing of a certificate of merger with the secretary of state of the state of Delaware. The parties anticipate completing the transaction as soon as practicable after the eDiets stockholders’ meeting.

Conversion of eDiets Shares

With the exception of dissenting shares, all issued and outstanding shares of eDiets common stock will automatically be converted into the right to receive shares of As Seen On TV common stock at the Effective Time. The total number of shares of As Seen On TV common stock to be issued to the eDiets stockholders will be 19,077,252 shares, subject to adjustment for fractional shares and any As Seen On TV stock split, reverse split, stock dividend, reorganization or recapitalization. Based on the 15,060,514 shares of eDiets common stock that the companies expect to be outstanding at the Effective Time, each eDiets stockholder would receive 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) shares of As Seen On TV common stock at the Effective Time. However, the number of shares of As Seen On TV common stock issuable in the merger is fixed. Consequently, to the extent that the number of shares of eDiets common stock outstanding at the Effective Time of the merger is greater than anticipated, then the exchange ratio would be proportionally less. Pursuant to the terms of the Merger Agreement, eDiets has the ability to issue additional shares of its common stock with the consent of As Seen On TV.

Treatment of Stock Options and Warrants

At the Effective Time, each eDiets warrant and option that remains outstanding and unexercised following the Effective Time, will be deemed amended and be exercisable for As Seen On TV common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price will be adjusted to reflect the exchange ratio. Assuming the number of shares of eDiets common stock outstanding remains the same, the number of shares of common stock for which such warrant or option will be exercisable after the merger will be equal to 1.2667 (based on the 15,060,514 shares of eDiets common stock expected to be outstanding at the Effective Time) times the number of shares of eDiets common stock that were purchasable immediately prior to the merger. The exercise price per share after the merger will be equal to the exercise price prior to the Effective Time, divided by the exchange ratio.

As soon as practicable after the Effective Time, As Seen On TV is required to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the As Seen On TV common stock to be issued in respect of the eDiets options and warrants. As Seen On TV has agreed to use its reasonable best efforts to maintain the effectiveness of such registration statements for as long as options and warrants remain outstanding.

Exchange of Stock Certificates

•

General. When the merger is completed, eDiets common stock will automatically convert into the right to receive shares of As Seen On TV common stock. eDiets stockholders will be requested to exchange their eDiets stock certificates for As Seen On TV stock certificates.

•

Surrender of Shares of eDiets Stock. After the Effective Time, As Seen On TV will deliver, or will cause its transfer agent, Pacific Stock Transfer Company, to deliver to the exchange agent, [ • ] the merger consideration payable to the eDiets stockholders of record holders, a letter of transmittal and instructions to exchange certificates. An eDiets stockholder who surrenders his or her certificate to the exchange agent, together with a duly executed letter of transmittal, will receive a certificate representing the shares of As Seen On TV common stock that the stockholder is entitled to receive, including, when applicable, any share in lieu of a fractional share interest. The surrendered certificates will be canceled. Holders of eDiets common stock should not send in their certificates until they receive a letter of transmittal from As Seen On TV or the exchange agent.

•

Fractional Shares. As Seen On TV will not issue any fractional shares of As Seen On TV common stock in the merger. Instead, each holder of shares of eDiets common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of As Seen On TV common stock will receive one whole share for any fractional share held. The fractional share interest of holders of eDiets common stock will be aggregated such that no individual holder will receive more than the one (1) share of As Seen On TV common stock with respect to any interest in fractional shares.

•

No Further Registration or Transfer of eDiets Common Stock. After the effective time, there will be no further registration of transfers of eDiets shares. If, after the effective time, certificates are presented to the exchange agent, eDiets or As Seen On TV, they will be canceled and exchanged for Merger Consideration.

•

Lost Certificates. If any eDiets certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of loss to As Seen On TV or the exchange agent. As Seen On TV or the exchange agent may require the owner of such certificate to deliver a bond as indemnity against any claim that may be made against them with respect to the eDiets certificates alleged to have been lost, stolen or destroyed.

•

EDIETS STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL FROM AS SEEN ON TV OR [ • ].

Certain Payments

At the effective time, As Seen On TV will pay an aggregate of $200,000 plus accrued interest to certain holders of eDiets promissory notes, as payment of certain of the amounts owed by eDiets to the holders of such promissory notes.

Expenses

Generally, As Seen On TV and eDiets will each pay its own transaction costs and expenses in connection with the merger, provided, however, that As Seen On TV will reimburse eDiets, or pay on its behalf, all costs and expenses incurred by eDiets in connection with the merger and the other transactions contemplated thereby (whether or not the merger is consummated) up to a maximum of $125,000. The expenses incurred in connection with printing and mailing of this proxy statement/prospectus and any government filings will be paid solely by As Seen On TV. In addition, in the event the Merger Agreement is terminated prior to the eDiets No-Shop Period Start Date, then eDiets will be required to pay to As Seen On TV its expenses incurred in connection with the merger up to a maximum of $250,000.

eDiets Dissenters’ Rights

Under Delaware law, eDiets stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of eDiets common stock, as determined by the Delaware Chancery Court. eDiets stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. eDiets will require strict compliance with these statutory procedures. A copy of Section 262 is included as Appendix C to this proxy statement/prospectus.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If an eDiets stockholder wishes to consider exercising its appraisal rights, the eDiets stockholder should carefully review the full text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

Section 262 requires that stockholders of record on the record date be notified not less than 20 days before the special meeting to vote on the merger for which dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes eDiets’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If an eDiets stockholder elects to demand appraisal of its shares, the following conditions must be satisfied:

(1)

The stockholder must deliver to eDiets a written demand for appraisal of its shares before the vote is taken on the Merger Agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

(2)

The stockholder must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of the stockholder’s appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If an eDiets stockholder fails to comply with either of these conditions, and the merger is completed, the stockholder will be entitled to receive the shares of As Seen On TV common stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to its shares of eDiets common stock.

All demands for appraisal should be addressed to eDiets.com, Inc., 555 SW 12th Avenue, Suite 210, Pompano Beach, FL, Attention: Corporate Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of eDiets common stock. The demand must reasonably inform eDiets of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of eDiets common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for one or more stockholders of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If an eDiets stockholder holds its shares of eDiets common stock in a brokerage or bank account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with its broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each eDiets stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the shares of As Seen On TV common stock for its shares of eDiets common stock as provided for in the Merger Agreement. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of eDiets common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of eDiets common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Merger Agreement. You also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in the merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of As Seen On TV common stock for its shares of eDiets common stock as provided for in the Merger Agreement. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, eDiets stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of any appraisal rights.

The Effective Time

At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur in the offices of [ • ], at [ • ].

The Surviving Corporation

eDiets will merge with eDiets Acquisition Company and will be the surviving corporation of the merger and will thereafter operate as a wholly owned subsidiary of As Seen On TV. The certificate of incorporation of eDiets in effect at the Effective Time shall be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law.

The bylaws of eDiets in effect at the Effective Time shall be the bylaws of the surviving corporation, until amended in accordance with applicable law.

The following persons shall be the initial members of the board of directors of the surviving corporation, each to hold office in accordance with the applicable provisions of law: Kevin Richardson, a designee of Mr. Richardson and a designee of As Seen On TV.

The officers of eDiets immediately prior to the effective time will be the initial officers of the surviving corporation, each to hold office in accordance with the applicable provisions of law:

Name	Office(s)
Kevin A. Richardson, II	Chairman
Jennifer Hartnett	President and Chief Executive Officer

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto relating to their respective businesses. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “Conditions to Complete the Merger” below, subject to certain exceptions, each party’s representations and warranties will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results or would reasonably be expected to result in a “material adverse effect” on the party making the representations and warranties. For purposes of the Merger Agreement, “material adverse effect” means with respect to As Seen On TV or eDiets, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has had or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such party and its subsidiaries taken as a whole or (y) prevents or materially delays, or would reasonably be expected to prevent, materially delay, such party’s ability to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement. However, in determining whether a “material adverse effect” has occurred pursuant to clause (x) above, there shall be excluded any effect on the referenced party the cause of which is:

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any changes after October 31, 2012 in laws, rules or regulations of general applicability or published interpretations by governmental entities, in generally accepted accounting principles or in regulatory accounting requirements applicable to the industries in which such party and its subsidiaries operate;

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the announcement of the Merger Agreement or compliance with the terms of, or any action of any party to the Merger Agreement or any of its subsidiaries required to be taken under the Merger Agreement, including the loss of customers, employees or vendors demonstrably arising as a result thereof;

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any changes after October 31, 2012 in general economic conditions in the United States affecting the industries in which such party and its subsidiaries operate;

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any changes after October 31, 2012 in conditions in the financial markets, credit markets or capital markets in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations, including (1) changes in interest rates or currency exchange rates and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations;

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any changes after October 31, 2012 in conditions in the industries in which such party and its subsidiaries conduct business;

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any changes after October 31, 2012 in global or national political conditions in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations;

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acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other jurisdiction in which such party or any of its subsidiaries has substantial business or operations; and

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any actions taken in compliance with the Merger Agreement or which the other party has in writing expressly approved, consented to or requested,

in each case, only to the extent that such changes or actions do not have a disproportionate impact on such party and its subsidiaries relative to other participants in the industries in which such party and its subsidiaries operate.

In addition, a decrease in the trading or market prices of a party’s capital stock or any failure to meet public estimates, projections or internal budgets or forecasts are not considered, by itself, to constitute a material adverse effect.

Each of As Seen On TV, eDiets Acquisition Company, and eDiets has made representations and warranties to the other regarding, among other things:

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corporate matters, including due organization and qualification;

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capitalization;

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authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required consents, waivers and approvals;

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filings and reports with the SEC, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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financial statements and liabilities;

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brokers’ and finders’ fees in connection with the merger;

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the absence of events having, or reasonably expected to have, a material adverse effect;

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litigation with respect to the corporation or its subsidiaries;

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taxes;

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employee benefit plans;

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board approval and vote required with respect to the merger;

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compliance with applicable laws and possession of permits;

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agreements, contracts and commitments;

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title to and operation of the assets and properties it owns and leases;

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insurance;

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environmental liabilities;

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customers and suppliers;

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its intellectual property, the other intellectual property that it uses and infringement of other intellectual property;

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identification of transactions with certain related parties;

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labor matters; and

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tax treatment of the merger.

The representations and warranties in the Merger Agreement are complicated and are not easily summarized. eDiets and As Seen On TV urge you to read carefully the articles in the Merger Agreement entitled “Representations and Warranties of eDiets” and “Representations and Warranties of As Seen On TV and Merger Sub.”

Conduct of Business of As Seen On TV and eDiets Pending the Merger

Each of As Seen On TV and eDiets has agreed that until the closing of the merger (or the Merger Agreement terminates), or unless the other party to the Merger Agreement consents in writing or as required by law, it and its subsidiaries will:

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conduct their respective businesses in the ordinary course in a manner consistent with past practice,

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continue to make timely SEC filings; and

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use reasonable efforts to preserve intact its business organization, including maintaining the services of its respective officers, employees and consultants and preserving relationships with customers, suppliers and other persons with which it has significant business relations.

In addition, until the closing of the merger (or the Merger Agreement terminates), or unless the other party to the Merger Agreement consents in writing, each of As Seen On TV and eDiets has agreed not to:

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amend its charter or bylaws;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its; (i) capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of it or any of its subsidiaries (except for the issuance of shares of common stock issuable pursuant to outstanding options and other convertible securities and, in the case of As Seen On TV, certain shares and/or warrants issuable in connection with the “As Seen On TV financing transaction”) or (ii) any of its assets or any of its subsidiaries, except in the ordinary course of business;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

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acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

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incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets in excess of $100,000 except in the ordinary course of business;

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enter into any contract or agreement other than in the ordinary course of business;

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increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of its or any of its subsidiaries’ employees who are not directors or officers or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of it or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as otherwise required by law;

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take any action, other than reasonable and usual actions in the ordinary course of business with respect to accounting policies or procedures;

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make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

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pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in its consolidated balance sheet as at September 30, 2012 or subsequently incurred in the ordinary course of business;

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amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of its or any of its subsidiaries’ material rights thereunder, other than in the ordinary course of business;

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commence or settle any claim, action, suit, proceeding, arbitration, mediation or other investigation; or

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announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Stockholders’ Meeting and Duty to Recommend

eDiets has agreed to hold a meeting of its stockholders as promptly as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part for the purpose of obtaining stockholder adoption of the Merger Agreement.

eDiets’ board of directors has agreed (1) to recommend the adoption of the Merger Agreement by eDiets stockholders and (2) not to withdraw, modify or qualify its recommendation in any manner adverse to As Seen On TV, or take any action or make any other public statement in connection with the eDiets stockholder meeting, or in reference to an acquisition proposal (as defined below), inconsistent with its recommendation. In the event that eDiets engages in any of the activities described in clause (2) above, then eDiets’ board of directors may submit the Merger Agreement to eDiets’ stockholders without recommendation, in which event the board of directors of eDiets may communicate the basis for its lack of a recommendation to the eDiets’ stockholders to the extent required by law. In addition, unless the Merger Agreement is terminated in accordance with its terms, eDiets may not submit to the vote of its stockholders any acquisition proposal other than the merger with As Seen On TV and (without As Seen On TV’s consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the eDiets stockholder meeting, except to the extent required to obtain the required stockholder vote.

Notwithstanding the above, if eDiets complies with its non-solicitation obligations described under “Restrictions on Solicitations of Other Offers” eDiets may engage in any of the activities described in clause (2) above if eDiets’ board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable law, and eDiets may engage in any of the activities described in clause (2) above in response to an acquisition proposal if in addition to satisfying the foregoing requirements:

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eDiets’ board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal (as defined below) after giving effect to all of the adjustments that may be offered by As Seen On TV;

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eDiets notifies As Seen On TV, at least five business days in advance, of its intention to take such action, specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and furnishes to As Seen On TV a copy of the relevant proposed transaction agreement and other material documents; and

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prior to taking such action, eDiets negotiates, and causes its financial and legal advisors to negotiate, in good faith with As Seen On TV (to the extent As Seen On TV desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement such that the acquisition proposal no longer constitutes a superior proposal.

For purposes of the Merger Agreement, the term “acquisition proposal” means, in respect to either As Seen On TV or eDiets, as the case may be any inquiry, proposal or offer relating to any:

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direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the company and its subsidiaries, taken as a whole, or 30% or more of any class or series of the capital stock of the company or its subsidiaries,

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tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of the capital stock of the company or its subsidiaries, or

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merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the company (or any of its subsidiar(ies) whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the company and its subsidiaries, taken as a whole).

For purposes of the Merger Agreement, the term “superior proposal” means an acquisition proposal to acquire a majority of the total voting power or assets of As Seen On TV or eDiets, as the case may be, which was not obtained in violation of non-solicitation obligations described under “Restrictions on Solicitations of Other Offers,” that As Seen On TV’s or eDiets’ board of directors, as the case may be, concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of such proposal and the person making the proposal:

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is more favorable to such company’s stockholders, from a financial point of view, than the merger; and

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is reasonably likely to be completed on the terms proposed.

Restrictions on Solicitations of Other Offers

Each of eDiets (beginning December 10, 2012) and As Seen On TV (beginning October 31, 2012) has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries’ respective officers, directors, employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants) not to, directly or indirectly:

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initiate, solicit, or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal;

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engage in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations,

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approve or recommend, or propose to approve or recommend, any acquisition proposal;

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enter into any Merger Agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an acquisition proposal; or

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enter into any agreement or agreement in principle requiring either As Seen On TV or eDiets to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder or propose or agree to do any of the foregoing.

The Merger Agreement provides, however, that, until 11:59 p.m., eastern standard time, on December 10, 2012, eDiets was permitted to:

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initiate, solicit and encourage, whether publicly or otherwise, any acquisition proposal for eDiets (including by way of providing access to non-public information pursuant to confidentiality agreements with protections substantially similar to those contained in the confidentiality agreement between As Seen On TV and eDiets), provided that eDiets would promptly provide to As Seen On TV any material non-public information concerning eDiets or its subsidiaries that is provided to any person given such access which was not previously provided to As Seen On TV; and

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enter into and maintain discussions or negotiations concerning an acquisition proposal for eDiets or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From and after 11:59 p.m., eastern standard time, on December 10, 2012, however, eDiets agreed to cease and terminate with all persons any solicitation, encouragement, discussion or negotiations existing at such time, unless the acquisition proposal offered by such person met the requirements in the following paragraph. eDiets did not receive an acquisition proposal that met such requirements during the aforementioned “go-shop” period.

Notwithstanding the aforementioned restrictions, if at any time after November 30, 2012, eDiets has otherwise complied with its non-solicitation obligations and it receives an unsolicited bona fide acquisition proposal, eDiets may engage in discussions with, or provide nonpublic information to, the person making the acquisition proposal, in each case if and only to the extent that:

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with respect to eDiets, the special meeting of eDiets stockholders has not occurred;

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eDiets’ board of directors concludes in good faith after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

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prior to providing any nonpublic information, eDiets enters into a confidentiality agreement with the person making the acquisition proposal; and

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eDiets contemporaneously provides to As Seen On TV any non-public information concerning eDiets or its subsidiaries provided to the party making the acquisition proposal which was not previously provided to As Seen On TV.

In addition, As Seen On TV may terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal if it has otherwise complied with its non-solicitation obligations and As Seen On TV’s board of directors concludes in good faith after consultation with outside counsel, that that failure to take action with respect to such acquisition proposal would violate its fiduciary duties under applicable law. As Seen On TV must, within two business days, notify eDiets in the event it receives an acquisition proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry. As Seen On TV must also keep eDiets reasonably apprised as to the status and any material developments, discussions and negotiations. Without limiting the foregoing, from and after the date of this Agreement, As Seen On TV shall promptly (within two business days) notify eDiets orally and in writing if it determines to begin providing information or to engage in negotiations concerning an As Seen On TV acquisition proposal received on or after the date of the Merger Agreement from a person or group of related persons.

Directors’ and Officers’ Indemnification and Insurance

From and after the Effective Time, As Seen On TV will cause the surviving corporation to indemnify, defend and hold harmless each present and former director and officer of eDiets (when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that eDiets would have been permitted under the Delaware Business Corporation Law and its certificate of incorporation, bylaws and other agreements in effect on the date hereof to indemnify such person.

As Seen On TV agreed to procure, fund and maintain continuing directors and officers liability insurance coverage for a period of three years after the effective time in an amount and upon terms substantially equivalent, but not superior, to such insurance of eDiets in effect as of the date of the Merger Agreement, provided, in no event shall As Seen On TV be required to pay aggregate premiums for insurance under this section in excess of 200% of the aggregate premiums paid by eDiets at the time of entering the Merger Agreement.

Conditions to Complete the Merger

The following conditions must be satisfied before the merger can become effective:

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the holders of eDiets capital stock must have approved the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

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all required approvals, applications or notices with governmental entities shall have been obtained, except those approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on eDiets or As Seen On TV;

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this proxy statement/prospectus shall have been declared effective under the Securities Act and no stop order suspending its effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

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As Seen On TV shall continue to be quoted on the OTCQB or the OTCBB and registered under the Exchange Act and eDiets and As Seen On TV shall each have filed all of its reports required to be filed under the Securities Act and Exchange Act;

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no provision of any applicable law shall prohibit or enjoin the consummation of the merger;

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the expiration or termination of the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act and, if required, the receipt of other specified clearances, approvals or consents required or advisable to be obtained under antitrust laws of certain other specified jurisdictions.

Conditions Precedent to eDiets’ Obligations

eDiets’ obligations to effect the merger are subject to the fulfillment or satisfaction, prior to or on the closing date of the merger, of each of the following conditions:

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the representations and warranties of As Seen On TV and eDiets Acquisition Company contained in the Merger Agreement shall be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date (except to the extent such representations and warranties speak as of an earlier date), except for such inaccuracies that individually or in the aggregate do not have a material adverse effect, and eDiets shall have received a certificate signed by the chief executive officer of As Seen On TV to the foregoing effect;

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As Seen On TV and eDiets Acquisition Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

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eDiets shall have received customary closing documentation from As Seen On TV and eDiets Acquisition Company, an opinion of counsel for As Seen On TV, dated the closing date and an opinion from an independent financial advisor to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications and limitations set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of eDiets common stock; and

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As Seen On TV shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement.

Conditions Precedent to As Seen On TV’s Obligations

As Seen On TV’s obligations to effect the merger are subject to the satisfaction of the following conditions prior to the closing date of the merger:

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the representations and warranties of eDiets contained in the Merger Agreement shall be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date (except to the extent such representations and warranties speak as of an earlier date), except for such inaccuracies that individually or in the aggregate do not have a material adverse effect, and As Seen On TV shall have received a certificate signed by the chief executive officer of eDiets to the foregoing effect;

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eDiets shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

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As Seen On TV shall have received customary closing documentation from eDiets, an opinion of counsel for eDiets, dated the closing date and an opinion from an independent financial advisor to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications and limitations set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of As Seen On TV common stock;

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eDiets’ employees shall have executed confidentiality and protection of intellectual property agreements;

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As Seen On TV’s board of directors shall have authorized employment agreements with each of Jennifer Hartnett and Robert Smedley, in form and substance reasonably satisfactory to such respective individuals and As Seen On TV, to be entered into as of the effective time;

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the holders of certain of eDiets’ related party obligations shall have entered into agreements mutually agreeable to such related parties and As Seen On TV pursuant to which such liabilities shall be modified so as not to become due and payable prior to or at the effective time and/or shall be converted into As Seen On TV common stock at or following the effective time; and

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dissenting shares shall comprise no more than 20% of the issued and outstanding shares of eDiets common stock.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the merger may be abandoned at any time prior to the closing date, whether before or after stockholder approval:

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by the mutual written agreement of eDiets and As Seen On TV;

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by either As Seen On TV or eDiets if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, (y) any

Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (z) any Governmental Entity from which an Antitrust Approval is required has denied such approval and such denial has become final and nonappealable;

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by either As Seen On TV or eDiets if the merger has not been consummated on or before February 28, 2013 if the SEC does not elect to review the proxy/prospectus; otherwise, March 31, 2013, unless in either case the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

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by either As Seen On TV or eDiets (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 10 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under the terms of the Merger Agreement;

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by either As Seen On TV or eDiets if the eDiets stockholders shall not have approved the merger by the requisite vote at the eDiets Stockholders Meeting or at any adjournment or postponement thereof;

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by As Seen On TV if a tender offer or exchange offer for 15% or more of the outstanding shares of eDiets Common Stock is commenced (other than by As Seen On TV or a Subsidiary thereof), and eDiets’ board recommends that the stockholders of eDiets tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act;

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by eDiets, prior to the receipt of the eDiets stockholders, in order to enter into a transaction that is a Superior Proposal (as defined in the Merger Agreement), if eDiets’ board authorizes eDiets, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) eDiets’ board has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by As Seen On TV pursuant to clause (C) below, (B) eDiets has notified As Seen On TV in writing, at least five (5) Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the “Termination Notice Period”), specifying the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to As Seen On TV a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, eDiets has negotiated, and has caused its financial and legal advisors to negotiate, with As Seen On TV in good faith (to the extent As Seen On TV desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(g), eDiets enters into a definitive agreement with respect to such Superior Proposal;

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by eDiets or As Seen On TV, if As Seen On TV shall have materially breached its obligations under its no-shop provisions; or

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by As Seen On TV, if the number of shares of eDiets common stock for which appraisal rights have been exercised, and not withdrawn, exceeds 20% of the outstanding eDiets common stock.

Effects of Termination; Payment of Expenses

In the event of termination of the Merger Agreement, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to the agreement, except to the extent that such termination results from willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement in which case such party shall be liable for all resulting liabilities or damages and as set forth below:

If the Merger Agreement is terminated:

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by either As Seen On TV or eDiets due to a material breach of any representation, warranty or covenant, then the party that has breached this Agreement shall pay to the other party, by wire transfer of immediately available funds, the sum of $1,000,000 (the “Termination Payment”) on or before the fifth Business Day following such termination;

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by either As Seen On TV or eDiets if the eDiets shareholders do not approve the transaction, then eDiets shall pay to As Seen On TV, by wire transfer of immediately available funds, the Termination Payment on the fifth Business Day following such termination;

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by As Seen On TV if a third-party has commenced a tender offer or exchange offer for more than 15% of the outstanding eDiets common stock and the eDiets board recommends that shareholders accept the offer or does not recommend that they reject such offer or by eDiets in connection with their acceptance of a Superior Proposal:

(1)

prior to eDiets No-Shop Period Start Date, then eDiets shall pay to As Seen On TV, by wire transfer of immediately available funds, all of As Seen On TV’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by As Seen On TV and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by As Seen On TV in writing, which amount shall not be greater than $250,000 (the “As Seen On TV Expenses”), on or before the fifth Business Day following such termination; or

(2)

on or after eDiets No-Shop Period Start Date, then eDiets shall pay to As Seen On TV, by wire transfer of immediately available funds, the Termination Payment on or before the fifth Business Day following such termination; and

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by either As Seen On TV or eDiets as a result of As Seen On TV breaching their No-Shop obligation, then As Seen On TV shall pay to eDiets, by wire transfer of immediately available funds, the Termination Payment, on or before the fifth Business Day following such termination

Accounting Treatment

As Seen On TV intends to account for the merger as an acquisition of eDiets by As Seen On TV using the acquisition method of accounting under generally accepted accounting principles. As Seen On TV will be deemed the acquiring party. As of December 14, 2012, As Seen On TV had 44,882,650 shares of common stock issued and outstanding. After the completion of the merger with the As Seen On TV wholly owned subsidiary, the results of operations of eDiets will be included in the consolidated financial statements of As Seen On TV. The purchase price will be allocated to eDiets’ assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized. It is anticipated that the amount of intangible assets will be significant.

Material U.S. Federal Income Tax Consequences of the Merger

The discussion below summarizes the material United States federal income tax consequences of the merger generally applicable to holders of eDiets common stock who are “United States persons,” as defined for United States federal income tax purposes, and who hold their eDiets common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

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a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

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a corporation, as defined by the Internal Revenue Code, that is organized under the laws of the United States, any state or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (2) it has a valid election in effect, under applicable United States treasury regulations, to be treated as a United States person.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of eDiets common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of shares of eDiets common stock that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of owning and disposing of shares of eDiets common stock in the merger.

The discussion below is based on provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

No ruling from the Internal Revenue Service has been or will be sought. Accordingly, each eDiets stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to:

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insurance companies, financial institutions, mutual funds, and broker-dealers;

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tax-exempt organizations;

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foreign individuals and entities;

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stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code;

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stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment;

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dealers in securities;

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traders in securities that elect to use a mark to market method of accounting;

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persons that have a functional currency other than the dollar; and

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stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger. In addition, the discussion below does not address any gift and estate tax laws. Finally, the discussion below does not consider the tax consequences of the merger to holders of notes or of options, warrants or other similar rights to acquire eDiets stock.

You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

Exchange of eDiets Common Stock

It is intended that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.  Katz Barron Squitero Faust is rendering a tax opinion that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.   The tax opinions discussed in this section will be conditioned upon certain assumptions and qualifications stated in the tax opinion and will be based on the truth, accuracy and completeness, as of the completion of the merger (as well as such other relevant times), of certain representations and other statements made by each of As Seen On TV and eDiets in letters delivered to Katz Barron Squitero Faust in connection with rendering their opinion with respect to the merger. It is the opinion of Katz Barron Squitero Faust that, subject to the qualifications described above, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will have the following material U.S. federal income tax consequences:

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A holder of eDiets common stock will not recognize any gain or loss upon the receipt of As Seen On TV common stock in exchange for eDiets common stock in the merger.

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An eDiets stockholder’s aggregate tax basis in the As Seen On TV common stock received in the merger in exchange for such stockholder’s eDiets common stock will be the same as the aggregate basis of the eDiets common stock surrendered in the exchange.

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An eDiets stockholder’s holding period for the As Seen On TV common stock received in the merger in exchange for such stockholder’s eDiets common stock will include the holding period for the eDiets common stock surrendered in the exchange.

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Neither As Seen On TV nor eDiets will recognize any gain or loss as a result of the transaction.

eDiets stockholders who hold shares of eDiets common stock with differing bases and holding periods should consult their tax advisors with regard to identifying the bases or holding periods of their particular shares of As Seen on TV stock received in the merger.

As noted above, no ruling from the Internal Revenue Service has been or will be sought in connection with the merger. The Internal Revenue Service is therefore not precluded from asserting a contrary opinion. If the Internal Revenue Service were to challenge successfully the “reorganization” status of the transaction, a holder of eDiets common stock would recognize gain or loss with respect to such stockholder’s shares of eDiets common stock surrendered in the merger. The gain or loss would be equal to the difference between (1) the fair market value of the As Seen On TV common stock received in the merger and (2) the eDiets stockholder’s adjusted tax basis in the eDiets common stock surrendered in the merger. Such stockholder’s total tax basis in the As Seen On TV common stock received would equal its fair market value at the Effective Time and such stockholder’s holding period for the stock would begin the day after the consummation of the merger.

Each eDiets stockholder who receives shares of As Seen On TV common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder’s basis in the shares of eDiets common stock surrendered, the fair market value of the shares of As Seen On TV common stock received in the merger and is required to retain permanent records of these facts.

Consequences to Stockholders Exercising Appraisal Rights

The discussion above does not apply to stockholders who exercise appraisal rights. A holder of eDiets common stock who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of eDiets common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the shares surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the eDiets common stock surrendered is more than one year. However, if the holder owns As Seen On TV stock actually or constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code immediately after the merger, it is possible that the holder could be treated as receiving a dividend taxable as ordinary income. Dividend treatment will apply if the receipt of cash has the effect of a distribution of a dividend under Section 302 of the Internal Revenue Code. Stockholders exercising appraisal rights are urged to consult with their own tax advisers as to the application of Section 302 and the potential collateral consequences of dividend treatment in their particular circumstances. Any payment in respect of an exercise of appraisal rights may be subject to backup withholding.

Backup Withholding

Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and treasury regulations, the stockholder may be subject to a withholding tax on any cash received in lieu of a fractional shares. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided the requisite information is furnished to the Internal Revenue Service.

The above discussion is only intended to provide you with a general summary of the U.S. Federal income tax consequences of the merger. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the transaction. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, we urge you to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the transaction to you.

You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

Governmental and Regulatory Approvals

Other than the SEC declaring As Seen On TV’s registration statement on Form S-4 relating to this transaction effective, and any state blue sky filings which may be required, As Seen On TV and eDiets do not believe that any additional material governmental filings are required in connection with the merger.

Additional Agreements of eDiets and As Seen On TV

The Merger Agreement requires that As Seen On TV lend eDiets (the “Loan”) on terms substantially similar to those set forth in the Original Note, which was filed with the Securities and Exchange Commission on September 11, 2012. On November 16, 2012, eDiets issued a promissory note to As Seen On TV (the “New Note”) pursuant to which eDiets will borrow the Loan. Interest accrues on the New Note at a rate of twelve percent (12%) per annum, and at the rate of eighteen percent (18%) per annum during the continuance of an event of default. The New Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the Merger Agreement; (ii) March 31, 2013; or (iii) an event of default under the New Note.  All principal and accrued interest is due and payable in full on the maturity date of the New Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the New Note into newly issued shares of common stock of eDiets at the same conversion price established in the Merger Agreement; otherwise, payment will be made in cash. If the Merger Agreement terminates, As Seen On TV will have the option to convert the Original Note and New Note into newly issued shares of eDiets’ common stock at a conversion price of $0.25 and $0.54 per share, respectively. Under the New Note, eDiets must comply with a number of covenants, including a covenant to make any payments due under the New Note prior to making payments in respect of indebtedness incurred following November 16, 2012, and a covenant not to incur certain additional indebtedness or grant certain liens over its assets without the prior written consent of As Seen On TV. As of December 14, 2012 the outstanding advances were $2.0 million.

Director Notes

As a condition to the Merger, As Seen On TV required both Kevin Richardson and Lee Isgur, current directors of eDiets, to agree to, at the Effective Time, (1) convert $600,000 of their $800,000 outstanding notes into shares and warrants of As Seen On TV on the same terms and conditions as those which As Seen On TV issued equity in its anticipated private placement and (2) extend the maturity dates on the remaining $200,000 of outstanding notes, together with accrued interest, from December 31, 2012 to June 30, 2013. As Seen On TV completed the anticipated private placement in November 2012. Based on terms of that offering, at the Effective Time, the $600,000 of notes held by Messrs. Richardson and Isgur shall convert into an aggregate of 857,143 shares of As Seen On TV common stock and warrants to purchase an aggregate of 428,571 shares of As Seen On TV common stock exercisable at $0.80 per share. In connection with the private placement, of which up to $1.5 million will be available to be lent to eDiets, Messrs Richardson and Isgur also agreed, upon conversion of their notes to execute a lock-up agreement restricting their sale of shares received upon conversion for [180] days.

In addition, As Seen on TV agreed to repay at the Effective Time a promissory note in the principal amount of $200,000, along with related accrued interest, held by Kevin McGrath, eDiets’ former CEO.

Acceleration of eDiets Director Options

At the Effective Time, all of the options (288,866 options as of September 30, 2012) held by the members of eDiets’ board who are resigning at the Effective Time (all the directors other than Mr. Richardson) will immediately vest and the term for exercise will be extended from 90 days post-resignation until the original term of the option.

eDiets Celebrity Endorsement

On November 28, 2012, As Seen On TV entered into a Binding Memorandum of Terms Agreement with Eight Entertainment, LLC and Primary Wave Talent Management, LLC. Pursuant to the agreement, Eight Entertainment and Primary Wave have granted As Seen On TV and eDiets a license to use CeeLo Green’s name and likeness in connection with his endorsement of eDiets personalized weight-loss-oriented meal delivery products and services. The term of the Agreement is for a period of two years. During the term of the agreement, CeeLo Green has agreed to appear for and participate in the filming and production of video footage and photography and to make personal appearances and utilize social media to endorse, promote and sell eDiets products and services. In consideration for granting the license and performing the endorsement services, As Seen On TV has agreed to compensate Eight Entertainment and Primary Wave with a package consisting of $250,000, a 2% royalty based on an increase in annual eDiets earnings (if any), and warrants to purchase

6,500,000 shares of the As Seen On TV’s common stock. The warrants are exercisable for a period of 5 years, subject to CeeLo Green achieving certain milestones, at exercise prices ranging from $.01 to $2.00 per share.

Restrictions on Resales by Affiliates

Kevin Richardson, the majority shareholder and an executive officer of eDiets and Lee Isgur, currently a member of the eDiets board of directors, each have agreed to enter into agreements to restrict the resale of the shares of common stock they receive in connection with the merger and conversion of their eDiets promissory notes consistent with the resale restrictions agreed to by Steve Rogai, As Seen On TV’s current chief executive officer, in connection with As Seen On TV’s recent private placement.

Advisory Fee

On August 14, 2012, As Seen On TV engaged National Securities Corporation, a registered broker dealer, to assist and advise management on the potential acquisition of eDiets and related Merger Agreement. In consideration of the advisory services, As Seen On TV agreed to pay National a fee equal to 1% of the merger consideration, which currently equals approximately 190,773 shares of As Seen On TV common stock and a cash payment of $60,000.

INFORMATION ABOUT AS SEEN ON TV

As Seen On TV Business Description

Overview

As Seen On TV, Inc., a Florida corporation was organized in November 2006 under the name “H&H Imports, Inc.” On October 27, 2011, it changed its name to “As Seen On TV, Inc.” As Seen On TV operates as a direct response marketing organization which identifies, advises in development and marketing of consumer products. As Seen On TV employs three primary channels: direct response television (infomercials), television shopping networks and retail outlets which may include brick and mortar, internet, catalog and print media. As Seen On TV believes the principal competitive factors include authenticity of information, unique content and distinctiveness and quality of product, brand recognition and price.

As Seen On TV holds a wholly owned interest in the following subsidiaries: TV Goods, Inc., a Florida corporation and Tru Hair, Inc., a Florida corporation. Primarily all of its historical and current operations are conducted through TVG, which was organized as a wholly owned subsidiary of TV Goods in October 2009. The company has operated at a loss since its inception. As Seen On TV may continue to incur losses as it attempts to develop and expand its operations and to market and sell products. No assurance can be given that As Seen On TV will achieve or sustain profitability

On May 27, 2011, As Seen On TV entered into an agreement to acquire certain assets from Seen on TV, LLC, primarily consisting of the rights to the domain names “asseenontv.com” and “seenontv.com”. This transaction, completed on June 28, 2012 provides As Seen On TV with exclusive use of the domain names. The terms or phrases “As Seen On TV” or “Seen on TV” are not subject to trademark protection and has been and will continue to be, used by third parties, including on-line retail outlet applications with no connection with, or benefit to, As Seen On TV.

Industry

Direct response marketing is a form of marketing designed to solicit a direct response which is specific and quantifiable. The delivery of the response is direct between the viewer and the advertiser, as the customer responds to the marketer directly. In direct response marketing, marketers use broadcast media to get customers to contact them directly. Cable networks represent the traditional conduit for direct response television programming. Historically, direct response television programming has aired on cable networks during off-peak periods. The deregulation of the cable television industry in 1984 and the resulting proliferation of channels dedicated to particular demographic segments, pursuits or lifestyles have created additional opportunities for direct response programming. As Seen On TV believes the continued growth of satellite and cable subscribers has positioned direct response television as an effective marketing channel with significant domestic and international growth prospects.

The leading product categories for direct response television programs are cosmetics, fitness/exercise products, diet/nutrition products, kitchen tools and appliances, self-improvement/education/motivation courses, music and home videos/DVDs. Typically direct response television programs incorporate an infomercial in either short form (30 second to 5 minute) or long form (28.5 minute) direct response programs. The formats discuss and demonstrate products and provide a toll-free number or website for viewers to purchase.

As the industry has developed, the variety of products and services promoted through direct response television programs has steadily increased. Direct response television programs are now routinely used to introduce new products, drive retail traffic, schedule demonstrations and build product and brand awareness for products ranging from automobiles to mutual funds.

Recent years have also seen a convergence of direct response television programs with Internet direct response marketing. Virtually all direct response television programs now display a website in addition to a toll-free telephone number. The addition of an e-commerce component can enhance sales. As Seen On TV believes the principal competitive factors include authenticity of information, unique content and distinctiveness and quality of product, brand recognition and price. There is no guarantee that it will achieve growth or develop profitable products.

Revenue Generation

As Seen On TV generates direct response sales of consumer products, sale of consumer products through a “live-shop” TV venue and ownership and operation of the URL AsSeenOnTV.com which operates as a web based outlet for the Company and other direct response business. In addition, the Company generates limited revenue through the production of infomercials for third parties and direct response related speaking engagements.

Inventors and entrepreneurs submit products or business concepts for its review. Once As Seen On TV identifies a suitable product/concept it attempts to negotiate to obtain global marketing and distribution rights. These marketing and distribution agreements stipulate profit sharing, typically a royalty to the inventor or product owner. Through September 30, 2012, As Seen On TV has marketed several products with limited success.

Product Development

As Seen On TV provides resources to develop consumer products from initial concepts to global distribution. It does not manufacture products. As Seen On TV solicits product submission through numerous sources including but not limited to inventors, product owners, design companies, manufacturers, advertising and media agencies, production houses, and trade shows. It employs internal methodology utilizing several selection criteria to evaluate product submissions. Each product is graded on its internal system, points are awarded for various factors including but not limited to product design, application, target market, retail price, competitive products, and proprietary nature of the product. The selection process includes market tests in which the potential market demand for a product is quantified on the basis of its performance in certain test markets. Upon acceptance As Seen On TV attempts to negotiate exclusive marketing rights for both domestic and international marketing channels.

Once As Seen On TV obtains marketing rights, the company typically designs a direct response marketing test campaign to gauge potential market demand. Under a test campaign an infomercial spot is placed on a limited basis on local cable outlets. Employing internal standards As Seen On TV evaluates the spot for market viability. Upon a successful test As Seen On TV coordinates a comprehensive campaign geared to a national audience. In this manner it seeks to allot resources to products which appeal to consumers, and limit resources devoted to products which may not prove viable.

As Seen On TV designs, creates and produces direct response marketing campaigns primarily in the form of infomercial programming. The typical format is infomercial spots in the form of short form spots (30 seconds to 5 minutes), or long format (28.5 minutes). Direct response television marketing can create rapid customer awareness and brand loyalty. As Seen On TV seeks to maintain a low cost structure. As Seen On TV performs product testing, marketing development, media buying and direct response television production and it outsources functions such as manufacturing, order processing and fulfillment. While there are no guarantees that a product will be successful, this allows As Seen On TV to reduce its risk by controlling variable costs.

As Seen On TV believes media exposure of a direct response television campaign can reduce barriers to gain access to retail outlets which can increase profitability for a consumer product. Viable consumer products possess customer awareness and brand loyalty. As Seen On TV seeks to extend product lifecycles through other distribution channels such as home shopping channels and retail outlets. Thereafter As Seen On TV seeks to penetrate retail outlets which include the internet, retail, catalog, radio and print.

Supply and Distribution

As Seen On TV typically works with third party distributors, suppliers and manufactures on a per order basis. In the event that a manufacturer is unable to meet supply or manufacturing requirements at some time in the future, As Seen On TV may suffer short-term interruptions of delivery of certain products while it establishes an alternative source. In most cases alternative sources are readily available and As Seen On TV has established working relationships with several third party distributors, suppliers and manufacturers. As Seen On TV also relies on third party carriers for product shipments, including shipments to and from distribution facilities. As Seen On TV is therefore subject to the risks, including employee strikes and inclement weather, associated with its carriers’ ability to provide delivery services to meet its fulfillment and shipping needs. Failure to deliver products to its customers in a timely and accurate matter would harm its reputation, business and results of operations.

Competition

The direct response marketing industry is a large, fragmented and competitive industry. The United States direct response marketing industry has a diverse set of channels, including direct mail, telemarketing, television, radio, newspaper, magazines and others. The list of market leaders fluctuates constantly. Companies marketing popular products dominate the airwaves and control media time. Furthermore, established brick-and-mortar retail competitors have recently made efforts to sell products through direct response marketing channels.

Intellectual Property

As Seen On TV has applied for U.S. trademark registration with the United States Patent and Trademark Office (the USPTO) for U.S. trademarks for “TV Goods”, “TruHair by Chelsea Scott”, and “Kevin Harrington”. The mark PITCH TANK® is registered in As Seen On TV’s name with the USPTO.

Research and Development

Generally, product concepts are developed by independent third parties. Inventors submit product concepts for its input and advice. Accordingly As Seen On TV research and development efforts are extremely limited in scope. In certain cases inventors may submit a raw product concept. In most cases further investment in research and development would be the responsibility of the inventor. However, there are products which As Seen On TV is developing internally on a limited basis and such costs are not significant to date.

Regulation of Products and Services

As Seen On TV’s business is subject to a number of governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. As Seen On TV is also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, imported merchandise is subject to import and customs duties and, in some cases, import quotas. As Seen On TV believes it (and the products it represents) to be in compliance with all applicable provisions of those laws and rules.

Employees

At September 30, 2012, As Seen On TV employed 16 full-time employees and contract personnel; four of which are management. As Seen On TV maintains a satisfactory working relationship with its employees and has not experienced any labor disputes or any difficulty in recruiting staff for operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of As Seen On TV

This discussion presents As Seen On TV management’s analysis of its results of operations and financial condition as of and for each of the years ended March 31, 2012 and 2011 and for the periods ended September 30, 2012 and 2011. The discussion should be read in conjunction with As Seen On TV’s consolidated financial statements and the notes related thereto which appear elsewhere in this prospectus and unaudited consolidated interim financial statements and the notes related thereto which appear elsewhere in this prospectus.

Critical Accounting Policies and Estimates

 As Seen On TV prepares its financial statements in accordance with accounting principles generally accepted in the United States. It is required to make estimates and judgments in preparing its financial statements that affect the reported amounts of its assets, liabilities, revenue and expenses. As Seen On TV bases its estimates on historical experience to the extent practicable and on various other assumptions that it believes are reasonable under the circumstances and at the time they are made. If its assumptions prove to be inaccurate or if future results are not consistent with historical experience, it may be required to make adjustments in its policies that affect its reported results. As Seen On TV’s most critical accounting policies and estimates include its allowance for doubtful accounts, share based compensation and estimated sales returns. As Seen On TV also has other key accounting policies that are less subjective and therefore, their application would not have a material impact on its reported results of operations. The following is a discussion of its most critical policies, as well as the estimates and judgments involved.

Revenue Recognition

As Seen On TV recognizes revenue from product sales in accordance with FASB ASC 605 — Revenue Recognition. Following agreements or orders from customers, it ships product to customers often through a third party facilitator. Revenue from product sales is only recognized when substantially all the risks and rewards of ownership have transferred to its customers, the selling price is fixed and collection is reasonably assured. Typically, these criteria are met when its customers order is received by them and As Seen On TV receives acknowledgment of receipt by a third party shipper.

As Seen On TV has a return policy whereby the customer can return any product within 60-days of receipt for a full refund, excluding shipping and handling. However, historically As Seen On TV has accepted returns past 60-days of receipt. As Seen On TV provides an allowance for returns based upon specific product warranty agreements and past experience and industry knowledge. All significant returns for the periods presented have been offset against gross sales. As Seen On TV also provides a reserve for warranty, which is not significant and is included in accrued expense.

Share-Based Payments and Warrants

As Seen On TV recognizes share-based compensation expense on stock option awards. Compensation expense is recognized on that portion of option awards that are expected to ultimately vest over the vesting period from the date of grant. Options granted vest over their requisite service periods as follows: 6 months (50% vesting); 12 months (25% vesting) and 18 months (25% vesting). As Seen On TV granted no stock options or other equity awards which vest based on performance or market criteria. As Seen On TV had applied an estimated forfeiture rate of 10% to all share-based awards, which represents that portion it expected would be forfeited over the vesting period. As Seen On TV reevaluates this analysis periodically and adjust estimated forfeiture rate as necessary.

As Seen On TV utilized the Black-Scholes option pricing model to estimate the fair value of its stock options and warrants. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent its best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and As Seen On TV uses different assumptions, its share-based compensation expense could be materially different in the future.

Results of Operations for the Three Month and Six Month Periods Ended September 30, 2012 as Compared to the Three Months and Six Month Periods Ended September 30, 2011

A comparative summary of the source of As Seen On TV revenues generated for the periods presented is as follows:

	Three Months Ended September 30,				Six Months Ended September 30,
	2012		2011		2012		2011

Product sales	$538,331	84%	$195,476	76%	$881,955	85%	$508,080	68%
Speaking engagement fees	9,643	2%	33,520	13%	23,750	2%	45,681	6%
Infomercial production income	2,250	—	15,000	6%	44,750	4%	130,104	18%
Royalty fees	87,500	14%	14,499	5%	87,500	9%	60,518	8
	$637,724	100%	$258,495	100%	$1,037,955	100%	$744,383	100%

As detailed above, for the three months and six months ended September 30, 2012, approximately 84% and 85% of As Seen On TV revenue, respectfully, was attributable to product sales of products for which its contracted marketing and distribution rights. While there can be no assurance, management believes that continuing to develop a marketing strategy based upon distributing developed products for which As Seen On TV has ownership or licensing rights, will ultimately prove a successful strategy. Due primarily to this increase in focus on product sales rather than infomercial productions for third parties, revenue increased 147% and 39% for the three month and six month periods ending September 30, 2012, over the comparable periods of the preceding year. As Seen On TV intends to continue to focus its efforts on the direct response marketing of identified products and shift its focus away from infomercial production.

The increase in royalty fees reflects minimum fees due As Seen On TV resulting from its acquisition of the AsSeenOnTV.com URL, completed in June 2012. While there can be no assurance, it is hoped that these royalty fees will increase in the future as web-related revenues for those utilizing its website increase.

Cost of Revenue

Cost of revenues for the three months ended September 30, 2012 totaled $549,480 or 86% of related revenues compared to 90% of revenues for the three months ended September 30, 2011. This reduction, while not significant, was due to a change in product mix between the periods to products which generally carry a higher margin.

Cost of revenues for the six months ended September 30, 2012, totaled $1,033,307 or 99% of related revenues compared to 92% for the comparable period of the preceding year. This decline in gross profit was also attributable to the product mix between periods. Often the test marketing of new products will indicate that a particular product is not well received through a direct response program and the project will be dropped. This industry wide practice can, and often does, result in the recognition of costs for a particular product in excess of related revenues.

Costs associated with product sales include the direct costs of purchasing the products marketed as well as fulfillment costs associated with the taking and shipment of orders, merchant discount fees and shipping and freight costs.

As Seen On TV does not manufacture any products in-house and relies on third-party suppliers, located primarily outside of the United States, for its inventory. Accordingly, its cost of products acquired for sale could vary significantly if fuel and transportation costs were to increase in the future.

Operating Expenses

Operating expenses, consisting of selling and marketing expenses and general and administrative expenses, increased for both the three month and six month periods ended September 30, 2012, over the comparable periods of the preceding year.

The increase in selling and marketing expense is directly attributable to the increase in product sales between the periods. General and administrative expenses increased during its second quarter of the current year to $974,164 over the second quarter of the previous year which totaled $886,086. The principal component of this increase was salaries and salary related expenses as As Seen On TV has increased its in-house marketing staff to promote and accommodate a 147% increase in revenues between the periods.

General and administrative expenses increased during the first six months of As Seen On TV’s fiscal year to $2,265,934 from $1,800,530 for the same period of the prior year, a 25% increase between the periods. As with the quarter-over-quarter increase, the largest single component was salaries and related expenses which increased approximately $200,000 between the periods, representing 43% of the total overall increase. Stock based compensation related to employee stock options remained relatively constant increasing to $135,108 from $123,426 for the prior year. Also included in the increase was insurance related expenses which totaled $89,082 during the current year compared to $28,900 for the six month period ending September 30, 2011. This increase totaling approximately $60,000 was due primarily to As Seen On TV’s implementation of an employee health insurance program and the increase in the general level of sales activity and requisite increase in the level of inventory related coverage.

General and administrative expenses declined as a percentage of revenue for both the three month and six month periods ending September 30, 2012, compared to the prior year periods as a result of the increase in sales not requiring a corresponding increase in related support and administrative expenditures. While there can be no assurance, As Seen On TV expects this trend to continue as As Seen On TV’s revenues increase in the future.

Other Income and Expenses

Other income for the quarter and six month periods ending September 30, 2012, totaled $13,972,492 and $4,646,193, respectively, compared to expense recognized of $11,237,772 and $10,702,382 for the comparable periods of the preceding year. The largest single component contributing to all these amounts was the income or expense recognized on the periodic revaluation of the fair value of financing related warrants outstanding at the end of each period that, based on their provisions, are carried as liabilities on As Seen On TV’s records. For the three month and six month periods ending September 30, 2012, it recognized income on periodic warrant revaluations of $14,758,437 and $5,429,786, respectively. These income amounts compare to expense recognized for comparable periods of the preceding year of $6,089,324 and $5,565,771, respectively. These periodic revaluations can, and most likely will, continue to result in significant, non cash, income or expense being recognized at the end of any given period depending on fluctuations in the market value of its stock on each remeasurement date.

Other income and expense for the three months and six months ended September 30, 2011, included a loss of extinguishment of debt of $2,950,513 and income of $61,677 and $209,351, respectively, which did not occur in the comparable periods of the current year.

Interest expense for all periods presented represents the accretion to interest expense of debt discounts and debt issuance costs associated with debt financings of As Seen On TV. Interest expense recognized for the three months and six months ended September 30, 2012, is primarily attributable to its $1,275,000 12% senior secured convertible note transaction which closed in September 2012. Interest expense recognized in the comparable periods in the prior year represented accretion attributable to a $750,000 convertible debenture issued in April 2011 and a $1,800,000 12% convertible debenture issued in August 2011. It anticipates recognizing the balance of unaccredited debt discount and debt issuance costs associated with its September 2012 financing, totaling approximately $778,000, in its upcoming third fiscal quarter.

Results of Operations for the year ended March 31, 2012 as Compared to the year ended March 31, 2011

Revenue for the year ending March 31, 2012, totaled $8,165,470, representing a significant increase over the preceding year. Revenues for the year ending March 31, 2011, totaled $1,354,238. This increase is due in large part to the prior year’s “start up” phase, with As Seen On TV having commenced operations in October 2009, and the commencement of As Seen On TV’s marketing of its Living Pure line of space heaters commencing in the third fiscal quarter of the fiscal year ending March 31, 2012. Accordingly, traditional period-over-period comparisons of revenues and related costs would be of limited value. Sales of the Living Pure space heaters, which commenced in November 2011, accounted for approximately 63% of total revenues for the year ending March 31, 2012. While As Seen On TV anticipates sales to continue to increase, this growth rate should not be viewed as sustainable over the long-term. It should also be noted that the line of heaters is a seasonal product and As Seen On TV has experienced a sharp decline in demand following the end of the 2012 winter season.

Major customers are those customers that account for more than 10% of revenues. For the year ended March 31, 2012, 37% of revenues were derived from two major customers and the accounts receivable from these major customers represented 67% of total accounts receivable as of March 31, 2012. The loss of these customers would have a material adverse affect on As Seen On TV’s operations. There were no major customers for the year ended March 31, 2011.

In December 2011, As Seen On TV began marketing a line of proprietary hair and beauty products under the name of TruHair by Chelsea Scott™. These sales are being managed and controlled through its wholly-owned subsidiary, TruHair, Inc., formed in November 2011. Sales of TruHair by Chelsea Scott™ totaled approximately $618,000 for the year ended March 31, 2012.

A comparative summary of the source of As Seen On TV revenues generated for the periods presented is as follows:

	Year Ended March 31,
	2012	2011

Living Pure Heater	$5,168,192	$—
Other product sales	2,044,617	348,271
Speaking engagement fees and royalty fees	500,457	20,469
Infomercial production income	452,204	985,498
	$8,165,470	$1,354,238

The ability to fund such a sharp expansion in operations, including the funding of necessary media purchases, inventories and related logistics and administrative support was made possible through a funding completed in October and November 2011 with gross proceeds of $12,500,000.

As Seen On TV’s revenue model also includes providing infomercial production for others as well as marketing specific products for which it has contractual rights to the revenue stream. As detailed above, for the year ending March 31, 2012, approximately 6% of its revenue was attributable to infomercial production income, with the balance being generated by specific product sales for which it contracted marketing and distribution rights. For the year ended March 31, 2011, revenues were $1,354,238, primarily resulted from infomercial production revenue billed, which represented 73% of total revenues for the year. As Seen On TV expects this trend in product mix to continue in the future. While there can be no assurance, management believes that developing a marketing strategy based upon distributing developed products for which As Seen On TV has ownership or the licensing rights, will ultimately prove a successful strategy.

Cost of revenue for the year ended March 31, 2012, represented 77% of revenues for the period. These costs consist primarily of the direct costs to As Seen On TV of products sold including related shipping. As Seen On TV does not manufacture any products in-house and relies on third-party suppliers, located primarily outside of the United States, for its inventory. Accordingly, cost of products acquired for sale could vary significantly if fuel and transportation costs were to increase in the future. Cost of revenue for the year ended March 31, 2011 was $1,838,367 and represented 136% of revenues for the period. These costs primarily consisted of fees charged for the shooting and editing of infomercials primarily for its clients.

Selling and marketing expenses are comprised of promotional costs incurred related to sales of As Seen On TV’s own products. These costs totaled $3,517,765 for the year ended March 31, 2012. The prior year did not contain these costs as prior year revenues were primarily related to fees for planning, shooting and editing of promotional materials for others. Components of these costs include:

	Year Ended March 31, 2012
Media purchases	$2,700,687	77%
Production design costs	147,040	4%
Call center support	587,238	17%
Other	82,800	2%
	$3,517,765	100%

As Seen On TV operates in a very competitive environment, competing in different media with products that may be very similar to those of its competitors. Accordingly, management will often test a product, on a limited basis, in a targeted market and attempt to assess the products potential prior to investing in a larger “roll-out.” As Seen On TV attempts to price the product at a level that will prove both attractive to its customer while providing As Seen On TV with a reasonable return. Often the test marketing will indicate that a particular product is not well received by a Direct Response program and the project will be dropped. This practice can, and sometimes does, as with the year ending March 31, 2011, result in the recognition of costs in excess of related revenues.

General and administrative expenses consist primarily of administrative labor costs, consulting fees, marketing related travel expenses, business development costs and legal and accounting fees. Included in the costs in the year ended March 31, 2012, are certain non-cash expenses including stock based compensation of $356,702 and other equity based compensation to consultants totaling approximately $316,707 and the impairment of the $150,000 investment in the Military Shopping Channel. While there can be no assurance, As Seen On TV anticipates that selling, general and administrative expenses will decline as a percentage of revenues as it continues to increase sales through the implementation of its marketing and growth plans. General and administrative expenses totaled $4,271,965 in 2011 and consist primarily of administrative labor costs, marketing related travel, business development and investor relations related fees. In addition, As Seen On TV recognized a $432,100 loss in an investment in Sleek Audio, LLC. The investment in Sleek Audio was made under an October 2010 three party agreement which provided As Seen On TV would invest up to $500,000 to include $250,000 in tooling for a proprietary ear phone product. During its fourth fiscal quarter of 2011, the contract was terminated by one of the three participants with small likelihood of As Seen On TV recovering its investment. Accordingly, the investment was fully written-off during the fourth quarter of 2011. Also included in these costs are certain non-cash expenses including stock based compensation expenses of $560,880 and the fair value of shares issued for consulting services of $365,000.

For the year ended March 31, 2012, As Seen On TV recognized approximately $5,452,000 in income resulting from the revaluation of the fair value of warrants outstanding which were recorded as a liability on its balance sheet. This periodic revaluation could also result in a significant expense being recognized at the end of any given period depending on the market value of its stock. The warrants were issued in connection with a series of financings completed during the year and are revalued at the end of each reporting period to their fair value. In addition during the current fiscal year, As Seen On TV recognized income in the form of a change in a derivative liability of approximately $209,000. It should be noted that absent the revaluation of its warrants outstanding at March 31, 2012, As Seen On TV would have recognized a net loss of approximately $13,529,000 for the year ending March 31, 2012.

As a result of the series of amendments and waivers related to As Seen On TV’s August 29, 2011, 12% convertible financing and the financing itself, As Seen On TV recognized certain fair value related entries indicated under the related guidance including ASC 470-Debt.

As Seen On TV’s $750,000 convertible debenture held by Octagon Capital Partners was given extinguishment of debt recognition resulting in:

•

revaluation of the related derivative which, following revaluation, was reclassified to equity;

•

recognition of a loss on extinguishment of the debt of $2,950,513;

•

the expensing, to interest expense, of the unaccreted balance in the related debt issuance costs of  $277,524; and

•

The recognition of the fair value of the note obligation on the extinguishment date of $3,144,163, subsequently converted into its Unit offering completed in October 2011.

As a result of the extinguishment of debt treatment, As Seen On TV did not recognize interest expense going forward on accretion related to the Octagon note discount or debt issuance costs balances as they were expensed in total concurrent with the extinguishment recognition in its second fiscal quarter ended September 30, 2011.

In connection with the recording of the August 28, 2011 $1,800,000 12% convertible debt financing, As Seen On TV recorded:

•

a debt discount equal to $1,800,000 which was accreted to interest expense over a two month period, approximately $900,000 per month, being fully expensed at its exchange conversion into the October 28, 2011 financing; and

•
recognition of debt issuance costs associated with transaction related warrants totaling $1,522,784 was accreted to interest expense over a two month period.

During the quarter ended December 31, 2011, in connection with its $1,800,000 debenture financing, As Seen On TV recognized approximately an additional $900,000 and $887,000 in accretion to interest expense related to the note discount and issuance related costs recognized. In addition, As Seen On TV marks-to market the fair value of the related warrants issued.

In connection with its $1,800,000 12% convertible debenture issuance in August 2011, As Seen On TV issued warrants to the investors and placement agent which contained provisions that protect holders from a decline in the issue price of As Seen On TV’s common stock or “down-round” provisions. The warrants also contained net settlement provisions. Accordingly, As Seen On TV accounted for these warrant as liabilities instead of equity. In addition, As Seen On TV considered the dilution and repricing provisions triggered by As Seen On TV’s October 2011 follow-on offering which impacted the accounting recognition of this financing during its second fiscal quarter.

Interest expense related to note payable increased significantly for the year ending March 31, 2012, totaling approximately $4,182,000 compared to $63,000 in the previous year. These increases reflect the accretion to interest expense of the note discounts and debt issuance costs attributable to As Seen On TV’s convertible notes outstanding to Octagon Capital and other note holders. These notes were converted into As Seen On TV’s unit offering with National Securities completed in October 2011. Interest expense for the year ending March 31, 2011, consisted primarily of interest accrued and paid on As Seen On TV’s 12% Senior Working Capital Notes which were converted in May 2010. The decrease in interest expenses to related parties between the periods was due to the accretion of the beneficial conversion feature attributable to the $107,000 note payable to As Seen On TV’s CEO.

Liquidity and Capital Resources

As of September 30, 2012, As Seen On TV had approximately $992,000 in cash and cash equivalents. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation as a going concern. As Seen On TV has sustained substantial operational losses since its inception, and such operational losses have continued through September 30, 2012 and have financed its operations primarily through the issuance of shares of its common stock and the issuance of convertible notes. At September 30, 2012, it had an accumulated deficit of approximately $15,084,000. As Seen On TV cannot predict how long it will continue to incur further losses or whether it will ever become profitable which is dependent upon the frequency and success of new and existing products. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Management believes As Seen On TV has sufficient cash resources to sustain operations through at least November 2013.

As Seen On TV has commenced implementing, and will continue to implement, various measures to address its financial condition, including:

•

Continuing to seek debt and equity financing and possible funding through strategic partnerships. However, there can be no assurances that As Seen On TV will be able to raise additional capital on favorable terms, or at all.

•

Curtailing operations where feasible to conserve cash through deferring certain of its marketing activities until its cash flow improves and it can recommence these activities with appropriate funding.

•

Investigating and pursuing transactions including mergers, and other business combinations and relationships deemed by the board of directors to present attractive opportunities to enhance stockholder value.

Net cash used in operating activities for the six months ending September 30, 2012 totaled $2,781,278. This use of cash was due in large part to increases in inventories and inventory related advances totaling $1,882,026. In addition, As Seen On TV increased prepaid expenses by $341,277. These uses of cash are directly related to increased sales levels and anticipated seasonal sales orders, particularly advance inventory orders for As Seen On TV’s heater program, anticipated to launch in its third fiscal quarter.

Cash used in investing activities during the six months ending September 30, 2012 totaled $2,069,450 and included a $500,000 loan in the form of a note receivable from eDiets made in connection with the pending merger transaction and $1,565,525 paid in connection with the intangible asset purchase of AsSeenOnTV.com in June 2012. Both expenditures are related to transactions As Seen On TV views as strategic; the AsSeenOnTV URL providing a royalty stream and the pending eDiets transaction offering a potential significant increase in revenues as well as diversification within the direct response markets.

During September 2012 As Seen On TV completed a private placement of 12% Senior Secured Convertible Notes (the “Notes”) in the aggregate principal amount of $1,275,000. The Notes were issued to 11 accredited investors and bear interest at a rate of 12% per annum and are payable on the “Maturity Date” defined below.

Each Investor also received a Warrant exercisable for a period of three years to purchase a number of shares of As Seen On TV’s Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the Note held by the holder by the conversion price of the Note. The initial exercise price of the Warrants is $0.80 per share, subject to adjustment. Furthermore, the Warrants contain certain cashless exercise rights if after the 6 month anniversary of the initial exercise date of each Warrant there is no effective registration statement registering for the resale of the shares underlying the Warrants. The Warrants also provide for weighted average ratchet anti-dilution protection.

In connection with the issuance of the Notes, As Seen On TV engaged a registered broker dealer, to act as As Seen On TV’s exclusive agent for the offering and paid a cash placement fee equal to 10% of the aggregate gross proceeds from the sale of Notes sold to investors. As additional compensation, As Seen On TV issued to the placement agent, for nominal consideration, common stock purchase warrants equal to 10% of the number of shares of Common Stock issuable upon conversion of the Notes at an exercise price equal to $0.80 per share. The warrants provide the holder thereof with immediate cashless exercise rights and “weighted average” price protection right consistent with the terms of the Warrants and are exercisable for three years.

As Seen On TV received net proceeds of approximately $1,117,825 after payment of an aggregate of $127,500 of commissions and expense allowance to National, and approximately $29,675 of other offering and related costs in connection with the private placement.

In connection with this transaction, As Seen On TV recognized a total debt discount of $1,249,793, comprised of a recognized beneficial conversion feature of $533,032 and the fair value of detachable warrants totaling $458,825. As the notes will automatically convert into a planned Qualified Financing, the discount is being accreted to interest expense over a two month period. Accordingly, As Seen On TV recognized $625,000 in related interest as of September 30, 2012.

In addition, in connection with the issuance of the Notes, As Seen On TV recognized $305,412 in related debt issuance costs. As Seen On TV recognized $152,000 in related interest expense as of September 30, 2012.

On November 14, 2012 As Seen On TV sold 61 Units consisting of 71,500 shares of its common stock and warrants to purchase 35,750 shares of Common Stock at an initial exercise price of $0.80 per share. Each Unit was sold at a price of $50,050 per Unit. As Seen On TV sold and aggregate of 4,361,550 shares of common stock and 2,180,775 warrants and received gross proceeds of $3,053,085. Gross proceeds from the offering include fees to a registered broker dealer acting as placement agent.

The sale of the Units triggered the automatic conversion of the Notes, which converted into an aggregate of 2,190,140 shares of common stock and warrants to purchase an aggregate of 1,095,070 shares of common stock, exercisable at $0.80 per share. The warrants are exercisable for period of three years. The terms of the Units also triggered a weighted average-ratchet anti-dilution adjustment on the outstanding Warrants referenced above.

As disclosed in this prospectus, As Seen On TV has agreed to advance up to $1,500,000 to eDiets from the net proceeds of the Units sold. Such advances shall be made under terms substantially the same as the eDiets note.

Commitments

On January 20, 2010, As Seen On TV entered into a 38-month lease agreement for its 10,500 square foot headquarters facility in Clearwater, Florida. Terms of the lease provide for base rent payments of $6,000 per month for the first six months; a base rent of $7,500 per month for the next 18 months and $16,182 per month from January 2012 through February 2013. The increase in minimum rental payments over the lease term is not dependent upon future events or contingent occurrences. In accordance with the provisions of ASC 840 - Leases, As Seen On TV recognized lease expenses on a straight-line basis, which total $10,462 per month over the lease term.

On February 1, 2012, As Seen On TV entered into a new 36-month lease agreement on its existing headquarters facility. Terms of the lease provide for a base rent payments of $7,875 per month for the first twelve months, increasing 3% per year thereafter. The lease contains no provisions for a change in the base rent based on future events or contingent occurrences. In accordance with the provisions ASC 840-Leases, As Seen On TV is recognizing lease expenses on a straight-line basis, which total $8,114 per month over the lease term. In connection with the entering into the new leases, As Seen On TV recognized income of approximately $71,000 attributable to the recovery of the deferred rent obligation under the previous lease and wrote-off to lease expense $12,420 in security deposits attributable to the prior lease.

The following is a schedule by year of future minimum rental payments required under its lease agreement on September 30, 2012:

Operating Leases
Year 1	$96,626
Year 2	99,525
Year 3	25,064
Year 4	—
Year 5	—
$221,215

Base rent expense recognized by As Seen On TV, all attributable to its headquarters facility, totaled $24,342 and $48,684 for the three month and six month periods ending September 30, 2012, respectively and $31,386 and $62,722 for the three month and six month periods ending September 30, 2011, respectively.

Security Ownership of Certain Beneficial Owners and Management of As Seen On TV

Certain Beneficial Owners

The following table sets forth certain information as of January 31, 2013 with respect to (i) each As Seen On TV director and each As Seen On TV executive officer, (ii) all As Seen On TV directors and As Seen On TV officers as a group, and (iii) the persons (including any “group” as that term is used in Section 13 (d)(3) of the Exchange Act), known by As Seen On TV to be the beneficial owner of more than five (5%) percent of its common stock. Shares of common stock subject to options or warrants exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class

Kevin Harrington	3,137,311	[1]	7.0%
Steven Rogai	1,957,607	[2]	4.3%
Dennis Healey	150,000	[3]	*
Adrian Swaim	168,750	[4]	*
Randolph Pohlman	0	[6]	—
Greg Adams	0	[5]	—

All Directors and Executive Officers as a Group (6 Persons)	5,413,668		11.8%

———————

* less than 1%

1

The number of shares beneficially owned by Mr. Harrington includes 3,122,311 shares held by Harrington Business Development, Inc., an entity controlled by Mr. Harrington and 15,000 shares held in his own name. Mr. Harrington has voting and dispositive control over securities held by Harrington Business Development.

2

Includes 1,270,317 shares of common stock presently outstanding, of which 340,485 shares are held by SAR TV, Inc., an entity owned and controlled by Mr. Rogai. Also includes 462,500 shares of common stock underlying options exercisable at prices ranging from $0.96 per share to $1.50 per share and 224,790 warrants exercisable at $0.595 per share. Does not include 387,500 shares of common stock underlying options subject to vesting requirements.

3

The number of shares beneficially owned by Mr. Healey includes 12,500 shares of common stock and 137,500 shares underlying options exercisable at prices ranging from $0.96 per share to $2.20 per share. Does not include 312,500 shares of common stock underlying options subject to vesting requirements.

4

The number of shares beneficially owned by Mr. Swaim includes 12,500 shares of common stock and 156,250 shares underlying options exercisable at prices ranging from $0.96 per share to $2.20 per share. Does not include 218,750 shares of common stock underlying options subject to vesting requirements.

5

Excludes 12,500 shares of common stock underlying options that vest on March 31, 2013 and 12,500 shares of common stock underlying options that vest on March 31, 2014.

6

Excludes 12,500 shares of common stock underlying options that vest on December 23, 2012 and 12,500 shares of common stock underlying options that vest on December 23, 2013.

Description of As Seen On TV Capital Stock

As of the date of this proxy statement/prospectus, As Seen On TV is authorized to issue 750,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, As Seen On TV had 44,882,650 shares of common stock issued and outstanding and had reserved an additional (i) 66,594,517 shares of common stock for issuance upon exercise of outstanding warrants, (ii) 3,310,000 shares of common stock underlying outstanding options and 1,570,000 shares of common stock underlying options available for issuance under its 2013 stock option plans.

Common Stock

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, holders of shares of As Seen On TV common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. As Seen On TV directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by the board of directors and their terms of office are at the discretion of the board.

Common stockholders have the right to share ratably in such dividends on shares of common stock as may be declared by As Seen On TV’s board of directors out of funds legally available therefore. Upon liquidation or dissolution, each outstanding share of common stock will be entitled to share equally in the assets of As Seen On TV legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of any future holders of preferred stock.

Common stockholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock does not have cumulative voting rights, so holders of more than 50% of the outstanding common stock can elect 100% of the directors of As Seen On TV if they choose to do so.

Preferred Stock

As Seen On TV’s board of directors is authorized to issue 10,000,000 shares of preferred stock from time to time in one or more series. As Seen On TV’s board of directors may issue a series of preferred stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of preferred stock. The As Seen On TV’s board of directors may determine that the holders of preferred stock voting as a class will have the right to elect one or more additional members of the board of directors, or the majority of the members of its board of directors. There are no issued or outstanding shares of preferred stock.

Common Stock Purchase Warrants

At December 14, 2012, there were outstanding warrants exercisable to purchase 66,594,517 shares of common stock, including: warrants to purchase up to 7,816,501 shares of common stock exercisable at prices ranging from $3.00 to $10.00; warrants to purchase up to 48,347,938 shares exercisable at prices ranging from $0.595 per share to $0.64 per share; and warrants to purchase up to 3,930,078 shares of common stock exercisable at prices ranging from $0.70 per share to $1.00 per share. The majority of these warrants contain provisions permitting cashless exercise in the event that the underlying shares of common stock are not registered by As Seen On TV at the time the warrant holder exercises its respective warrant. In addition, As Seen On TV, pursuant to a services agreement dated November 28, 2012, issued warrants to purchase up to 6,500,000 shares of common stock exercisable at prices ranging from $0.01 per share to $2.00 per share. The warrants issued under the services agreement are subject to certain vesting requirements based upon the achievement of certain milestones.

Shares Eligible For Future Sales

Sales of substantial amounts of As Seen On TV’s common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price and impair its ability to raise capital in the future.

As of December 14, 2012, 44,882,650 shares of As Seen On TV common stock were issued and outstanding, approximately [ • ] of which are freely tradable without restriction or further registration under the Securities Act, or may be eligible for immediate sale pursuant to Rule 144 under the Securities Act.

Other shares of common stock, which are not outstanding, may be issued and become available for resale. As of the date of this prospectus, 66,594,517 shares are issuable upon the exercise of outstanding warrants. In addition, As Seen On TV has granted as of December 14, 2012, options to purchase an aggregate of 3,310,000 shares of common stock under As Seen On TV’s stock option plans.

In general, under Rule 144 as recently amended, a person who has beneficially owned restricted securities of an issuer which files Exchange Act reports, such as As Seen On TV, for at least six months would be entitled to sell all his shares of restricted stock without limitation as long as As Seen On TV is current in making its Exchange Act filings. The sale of restricted securities held more than a year by non-affiliates will no longer require current information about As Seen On TV.

Affiliates of As Seen On TV who wish to sell restricted securities will now be able to make such sales after holding such shares for six months but shall continue to be subject to the volume and manner-of-sale requirements, notice requirements and the availability of current public information about As Seen On TV.

On August 14, 2012, As Seen On TV engaged National Securities Corporation to assist and advise management on the potential acquisition of eDiets. In consideration of the advisory services, As Seen On TV agreed to pay National a fee equal to 1% of the merger consideration, which at December 14, 2012 was equal to approximately 190,773 shares of As Seen On TV common stock and a cash payment of $60,000.

Anti-Takeover Provisions

Certain provisions of As Seen On TV’s articles of incorporation and Florida law may have the effect of delaying, deferring or discouraging another person from acquiring control of As Seen On TV.

Articles and Bylaw Provisions

As Seen On TV’s articles of incorporation, as amended, allows its board of directors to issue 10,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make As Seen On TV’s acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in As Seen On TV’s articles of incorporation, as amended, may inhibit changes of control that are not approved by As Seen On TV’s board of directors. These provisions could limit the price that future investors might be willing to pay in the future for As Seen On TV’s common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock could also effectively limit or dilute the voting power of As Seen On TV’s stockholders. Accordingly, such provisions of As Seen On TV’s articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of As Seen On TV’s business that could otherwise be in the best interest of As Seen On TV’s stockholders.

Authorized But Unissued Stock. The authorized but unissued shares of As Seen On TV’s common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable As Seen On TV’s board of directors to issue shares of stock to persons friendly to existing management.

Transfer Agent and Registrar

The transfer agent and registrar for As Seen On TV common stock is Pacific Stock Transfer Company, Inc.

Listing

As Seen On TV common stock is quoted on the OTC Markets under the trading symbol “ASTV.”

INFORMATION ABOUT EDIETS

eDiets’ Business Description

Products and Services

eDiets.com, Inc. leverages the power of technology to bring weight loss solutions to both consumers and businesses. Its ongoing operations principally generate revenue in two ways: it offers a nationwide weight-loss oriented meal delivery service; and it sells digital weight-loss programs.

Subscription Business (includes digital subscription-based plans and meal delivery plans)

eDiets offers a subscription-based nationwide weight-loss oriented meal delivery service. It has also been offering digital subscription-based plans in the United States since 1998, when it launched its first diet plan. Its digital diet plans are personalized according to an individual’s weight goals, food and cooking preferences and include the related shopping lists and recipes. eDiets offers a variety of different digital diet plans, some of which it has developed and some of which it has licensed from third parties under exclusive arrangements.

Subscribers to digital diet and meal delivery plans are acquired through eDiets advertising or through co-marketing arrangements with third parties. In addition to a digital diet or meal delivery product, subscribers receive access to support offerings including interactive online information, communities and education as well as telephone and online support. eDiets offers message boards on various topics of interest to its subscribers, online meetings presented by a dietitian and the resources of approximately 40 customer service representatives.

Meal delivery subscribers purchase a full week or five days of prepared breakfasts, lunches, and dinners, supplemented by snacks that are generally shipped to arrive within two to three days. During 2011 eDiets recorded approximately $17.7 million in meal delivery revenue, or approximately 84.2% of total revenues for 2011.

Digital subscription programs ranging from four weeks to 52 weeks are billed in advance in varying increments of time. Substantially all of its digital subscribers purchase programs via credit/debit cards, with renewals billed automatically, until cancellation. During 2011 eDiets recorded approximately $2.6 million in digital plans revenue, or approximately 12.1% of total revenues for 2011.

Industry

The weight loss industry in the U.S. is large and continues to grow. According to Marketdata Enterprises, Inc. in a 2011 report, eDiets particular segment, the Online Dieting Market, was estimated to grow from approximately $990.0 million in 2010 to $1.2 billion in 2014.

eDiets believes the growing population of overweight and obese people who are motivated by both an increasing awareness of the health benefits of weight loss and the desire to improve their lives is driving the growth of weight-loss solutions. It believes its comprehensive and integrated weight-loss offerings, which include its fresh-prepared meal delivery service and personalized online subscription-based plans uniquely positions eDiets in serving both consumers and businesses.

Marketing

eDiets’ total advertising media spending in 2011 was approximately $6.3 million, or approximately 30.1% of revenues from continuing operations. eDiets currently pays to advertise its services through cable television placements, online paid and natural search programs, Web affiliate programs, third party online banners, and print advertising campaigns. In addition, eDiets advertises on its websites and in its email newsletters. Over the last few years eDiets’ cost to acquire subscribers through banner advertisements on the major online portals has risen as a result of rapidly rising online advertising rates. eDiets has responded by shifting an increasing percentage of its advertising budget to television, paid search programs and co-marketing partnerships.

Competition

eDiets faces significant competition. In the online subscription diet business its most significant competitor is www.weightwatchers.com, which is owned by Weight Watchers® International. eDiets also competes with privately-held Waterfront Media, Inc., which operates a variety of diet- and self-help-oriented websites including www.southbeachdiet.com, and with the WebMD® Weight Loss Center operated by WebMD, Inc. In the meal delivery business eDiets competes with Nutrisystem, Inc. and Jenny Craig, Inc. as well as others. Many of eDiets’ competitors in the weight loss industry, including Nutrisystem, Inc. and Jenny Craig, Inc., are significantly larger and have greater financial resources than it does and may be able to devote greater resources for the development and promotion of their services and products. eDiets mainly competes in the areas of program efficacy, price, taste, customer service and brand recognition.

Dependence on Third Parties

eDiets derives significant portions of its business from relationships with both third party websites and third party licensors. Beginning in April 2003, it began to offer online personalized meal plans based upon intellectual property licensed from third parties.

In addition, eDiets depends on certain third party technology vendors for the day-to-day smooth operation and availability of its website and services. eDiets has designed its infrastructure to provide reliability and scalability as it supports its operations. Its data centers are located within two secure tier 1 collocation facilities in Chicago, Illinois and Lithia Springs, Georgia. The facilities provide it with:

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ready access to increased network bandwidth;

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improved redundancy, security, and disaster recovery; and

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24-hour onsite management and support.

Although the facilities provide eDiets with increased security and reliability, there can be no assurance that eDiets will not experience an interruption in service. During 2011, eDiets’ site was operating 99% of the time. To the extent that service is interrupted or delayed, it could experience a decrease in traffic, loss of customers and harm to its reputation. However, eDiets believes that it could secure alternate technology infrastructure vendors rapidly.

Between approximately 78% and 85% for the years ended December 31, 2010 and 2011 of its revenue comes from its meal delivery program, from which it currently depends on one third party meal delivery vendor for the manufacture and fulfillment of its prepared meals. If eDiets is unable to obtain sufficient quantity, quality and variety of food and fulfillment of customer orders in a timely and low-cost manner from this manufacturer, it will be unable to adequately fulfill its customers’ orders which would adversely affect operating results and damage the value of the eDiets brand. eDiets’ orders are currently shipped by one third-party, United Parcel Service, Inc.

Intellectual Property, Proprietary Rights And Domain Names

eDiets’ success depends on the goodwill associated with its trademarks and other proprietary intellectual property rights.

eDiets attempts to protect its intellectual property and proprietary rights through a combination of trademark, copyright and patent law, trade secret protection and confidentiality agreements with its employees and marketing and advertising partners. eDiets pursues the registration of its domain names, trademarks and service marks and patents in the United States and abroad. A substantial amount of uncertainty exists concerning the application of the intellectual property laws to the Internet and there can be no assurance that existing laws provide adequate protection of proprietary intellectual property or the eDiets domain names. The steps eDiets takes to protect its proprietary rights may not be adequate and third parties may infringe or misappropriate copyrights, trademarks, service marks and similar proprietary rights.

Government Regulation

There are an increasing number of laws and regulations being promulgated by the United States government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations have been or may be adopted with respect to the Internet relating to:

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liability for information retrieved from or transmitted over the Internet;

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online content regulation;

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commercial e-mail;

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visitor privacy; and

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taxation and quality of products and services.

Moreover, the applicability to the Internet of existing laws governing issues such as:

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intellectual property ownership and infringement;

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consumer protection;

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obscenity;

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defamation;

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employment and labor;

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the protection of minors;

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health information; and

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personal privacy and the use of personally identifiable information.

This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on its business. Even if eDiets’ activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation.

Liability For Information Retrieved From eDiets’ Website And From The Internet

Content may be accessed on eDiets’ website and this content may be downloaded by visitors and subsequently transmitted to others over the Internet. This could result in claims made against eDiets based on a variety of theories, including, but not limited to, tort, contract and intellectual property violations. eDiets could also be exposed to liability with respect to content that may be posted by visitors to its chat rooms or Markets. It is also possible that if any information contains errors or false or misleading information or statements, third parties could make claims against it for losses incurred in reliance upon such information. In addition, eDiets may be subject to claims alleging that, by directly or indirectly providing links to other websites, eDiets is liable in tort, contract or intellectual property, for the wrongful actions of third party website operators. The Communications Decency Act of 1996, as amended, provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. eDiets’ activities may prevent it from being able to take advantage of this safe harbor provision. Any claims brought against eDiets in this respect may have a material and adverse effect on its business.

Privacy Concerns

The Federal Trade Commission (FTC) has adopted regulations and guidelines regarding the collection and use of personally identifiable consumer information obtained from individuals when accessing websites, with particular emphasis on access by minors. Such regulations include requirements that companies establish certain procedures to, among other things:

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give adequate notice to consumers regarding the type of information collected and disclosure practices;

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provide consumers with the ability to have personally identifiable information deleted from a company’s database;

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provide consumers with access to their personal information and with the ability to rectify inaccurate information;

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notify consumers of changes to policy and procedure for the use of personally identifiable information;

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clearly identify affiliations with third parties that may collect information or sponsor activities on a company’s website; and

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obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

These regulations also include enforcement and redress provisions. eDiets has implemented and intend to continue to implement programs designed to enhance the protection of the privacy of its visitors and comply with these regulations. However, the FTC’s regulatory and enforcement efforts may adversely affect its ability to collect personal information from visitors and customers and therefore limit its marketing efforts.

Trade Practices Regulations

The FTC and certain states’ regulatory authorities regulate advertising and consumer matters such as unfair and deceptive trade practices. The FTC renewed its focus on claims made in weight-loss advertisements, announcing, for example, new guidelines effective December 2009 concerning the use of endorsements and testimonials in advertising. In addition, the state of Florida, where eDiets’ corporate offices are located, regulates certain marketing and disclosure requirements for weight loss providers. The nature of eDiets’ interactive Internet activities may subject it to similar legislation in a number of other states. Although eDiets intends to conduct its operations in compliance with applicable regulatory requirements and continually review its operations to verify compliance, eDiets cannot ensure that aspects of its operations will not be reviewed and challenged by the regulatory authorities and that if challenged that it would prevail. Furthermore, eDiets cannot ensure that new laws or regulations governing weight loss and nutrition services providers will not be enacted, or existing laws or regulations interpreted or implied in the future in such way as to cause harm to its business.

In addition, eDiets generates advertising revenue from third-party banner impressions on its website. These advertisements can be weight-loss related. Any regulations or enforcement actions that adversely affect the companies which advertise on eDiets’ website may indirectly have an adverse effect on it through either lower advertising budgets at those companies, redirected marketing campaigns or restrictions on the type of advertisements that these companies run.

Commercial E-Mail Regulation

eDiets relies to varying degrees on online advertising and e-mail in its marketing efforts. The use of e-mail advertising may become less effective in the future for a number of reasons. Some of these reasons are regulatory, as legislators attempt to address problems related to perceived deceptive practices in unsolicited bulk e-mails. For example, the federal CAN-SPAM Act of 2003, which became effective January 1, 2004, places requirements on certain commercial e-mail activity relating to, among other things, making conspicuous and effective opt-out procedures available to the recipient and the identification and location of the sender. eDiets has implemented procedures to ensure compliance with the federal CAN-SPAM Act of 2003, but future legislation or regulatory developments under existing laws may have a negative impact on its ability to advertise by e-mail. E-mail advertising also may become less effective in the future for non-regulatory reasons, including the sheer volume of unsolicited e-mail being received, increased use of “white lists” through which only pre-approved sender addresses are not filtered, and other e-mail filtering systems which may become more robust in response to recent viruses and worms circulating on the Internet.

Furthermore, eDiets cannot provide any assurance that future regulation of commercial e-mail will not also impose significant costs or restrictions on even subscriber-based or “opt-in” e-mail services such as its newsletter service. As part of the public debate on commercial e-mail regulations, for example, some have advocated an electronic stamp program applicable to commercial e-mail generally, and it is unclear what exceptions, if any, there would be under such a program for a periodic newsletter service such as its if such a program were passed as legislation.

Regulation by Other Jurisdictions

Due to the global nature of the Internet, it is possible that, although transmissions by eDiets over the Internet originate primarily in the United States, the governments of other foreign countries might attempt to regulate its transmissions or prosecute it for violations of their laws. These laws may be modified, or new laws enacted, in the future. eDiets may unintentionally violate these laws to the extent that its transmissions are sent to or made available in these jurisdictions. Like domestic regulations that may apply to its activities, even if compliance is possible the cost of compliance may be burdensome. Any of these developments could cause eDiets business to suffer. In addition, as eDiets service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that eDiets is required to qualify to do business as a foreign corporation in each state or foreign country. eDiets has not qualified to do business as a foreign corporation in any jurisdiction, except Florida. This failure by it to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject it to taxes and penalties and could result in its inability to enforce contracts in such jurisdictions.

Company Information

General information about eDiets can be found at http://www.ediets.com/company/AbouteDiets.jsp. eDiets makes available its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after it electronically files such materials with the Securities and Exchange Commission, free of charge on its website.

Information contained on its website, or on any other website mentioned in this proxy statement/prospectus, is not incorporated by reference in this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.

eDiets currently employ approximately 50 employees of which 48 are full time employees.

General Development of the Business

The predecessor to eDiets was incorporated in the State of Delaware in March 1996 under the name “Self-help Technologies, Inc.” Its mission was, and remains, to provide solutions that help individuals to realize their full potential. Initially, the product developed and promoted was personalized diet programs for direct to consumer sales at in-store locations such as grocery stores. However, eDiets quickly shifted its promotional strategy to online direct to consumer sales as consumer acceptance and usage of the Internet began to accelerate.

Much of 1996 and 1997 were spent in developing a software platform that facilitates the production of individualized meal plans and shopping lists using a specific mathematical algorithm, which takes into account such criteria as the user’s physical condition, proclivity to exercise, food preferences, cooking preferences, desire to use pre-packaged meals or dine out, among others.

eDiets sold its first online diet program in 1998 and continued to market memberships through modest online advertising arrangements with several leading Internet portals throughout 1998 and 1999. These advertising arrangements were enhanced in February 1999 when its founder and then Chief Executive Officer, David Humble, completed the development of software that measures consumer response to marketing, pricing and other elements of a direct marketing campaign. Mr. Humble has granted eDiets a perpetual royalty-free license for this technology for use in the scope of its current business.

In November 1999, eDiets merged into a newly-created, wholly-owned subsidiary of Olas, Inc., a publicly-traded company of which substantially all of the operating assets had been sold in 1995. Olas, Inc. then changed its name to eDiets.com, Inc. Following the merger, in November and December 1999 eDiets completed a private placement of common stock and warrants that generated approximately $6.3 million in net proceeds to eDiets. Beginning in early 2000, eDiets primarily used the proceeds from this financing to fund online advertising expenditures that significantly increased in eDiets’ base of paying subscribers.

In 2003, eDiets implemented a strategy to obtain exclusive licenses for the intellectual property associated with a variety of third party nutrition and fitness approaches and to offer personalized versions of these approaches in addition to its own internally-developed plans all at one web location.

In 2006, eDiets started to diversify its revenue streams by entering the business-to-business nutrition space with the acquisition of Nutrio.com, Inc. (“Nutrio”) and also with its launch of a nationwide diet meal delivery service.

On August 6, 2012, eDiets and its wholly-owned subsidiary, Nutrio.com, Inc. entered into an asset purchase agreement with Nutrio, LLC. Pursuant to the terms of the purchase agreement, Nutrio, LLC purchased all of eDiets’ right, title and interest in and to certain assets (the “Nutrio Assets”) relating to the Nutrio business for an aggregate purchase price of $255,000. Consequently, eDiets received approximately $187,000 in cash at closing. Pursuant to the Purchase Agreement, Nutrio, LLC had the right to reduce the cash purchase price payment by the amount of previously billed receivables that relate to post-closing periods. Nutrio, LLC reduced the amount of the cash purchase price payment by approximately $70,000 on August 6, 2012. eDiets has currently collected the entire $70,000.

The Nutrio business provided private label online nutrition, fitness and wellness programs to companies mainly in the health insurance, pharmaceutical and food industries, and has been referred to as “eDiets Corporate Services” and “business-to-business” in eDiets’ Annual Report on Form 10-K. eDiets previously reported Nutrio business revenue and cost of revenue separately on its consolidated statements of operations. The Nutrio business generated three types of business-to-business revenue: licensing, development and consulting revenue.

Seasonality: eDiets typically experience its weakest conversion rates during its fiscal fourth quarter due to the November-December holiday season, and it moderates its advertising expenditures accordingly.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of eDiets

This discussion presents eDiets management’s analysis of its results of operations and financial condition as of and for each of the years ended December 31, 2011 and 2010 and for the periods ended September 30, 2012 and 2011. The discussion should be read in conjunction with eDiets’ consolidated financial statements and the notes related thereto which appear elsewhere in this prospectus and unaudited consolidated interim financial statements and the notes related thereto which appear elsewhere in this prospectus.

Going concern and continuing operations

eDiets condensed consolidated financial statements have been prepared assuming it will continue as a going concern. For the three and nine months ended September 30, 2012, it had a net loss of approximately $1.3 million and $2.5 million, respectively. eDiets used approximately $1.1 million of cash in its operating activities during the nine months ended September 30, 2012. As of September 30, 2012, eDiets had an accumulated deficit of $110.3 million, total stockholders’ deficit of $3.5 million and its unrestricted cash balance was approximately $0.2 million.

Due to uncertainty about eDiets’ ability to meet its current operating expenses, debt obligations and capital expenditures, eDiets’ independent registered public accounting firm included an explanatory paragraph regarding eDiets’ ability to continue as a going concern in its report on its annual financial statements for the year ended December 31, 2011. On August 10, 2012, eDiets entered into a letter of intent (the “Letter of Intent”) with As Seen On TV, a direct response marketing company, whereby As Seen On TV agreed to acquire all of eDiets’ outstanding shares of common stock in exchange for newly issued shares of As Seen On TV common stock. Under the Letter of Intent, all other outstanding securities of eDiets exercisable or exchangeable for, or convertible into, capital stock of eDiets would be deemed converted into, and exchanged for securities of As Seen On TV on an as converted basis immediately prior to the record date of the acquisition.

On September 6, 2012, eDiets issued a promissory note (the “As Seen On TV Note”) to As Seen On TV pursuant to which eDiets borrowed $500,000. Interest accrues on the As Seen On TV Note at a rate of twelve percent (12%) per annum. The As Seen On TV Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the Merger Agreement (ii) December 31, 2012; or (iii) an event of default under the As Seen On TV Note. As of September 30, 2012, eDiets’ related party debt consists of $1.0 million of principal of related party notes (the “Director Notes”) and $500,000 of principal relating to the As Seen On TV Note. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012. The entire outstanding principal balance of the As Seen On TV Note is due and payable in full on the maturity date of the As Seen On TV Note.

On September 13, 2012, eDiets entered into a Termination Agreement with Radice III, LLC (“Radice”) providing for the termination of its June 2006 Office Lease Agreement with Radice (the “Radice Lease Termination”). Under the Radice Lease Termination, eDiets issued two non-interest-bearing promissory notes to Radice. The first note has an original principal amount of $306,197 and is payable in 36 monthly installments. The second note, relating to real estate commissions, has an original principal amount of $45,482 and is payable upon the first of the following to occur: (i) completion of the merger with As Seen On TV; (ii) receipt by eDiets of any break-up fee payable upon termination of the merger; and (iii) December 31, 2012. September 30, 2012, is the effective date of the Radice Lease Termination.

If the merger transaction with As Seen On TV is never consummated, the continuation of its business is dependent upon raising additional financial support. In light of its results of operations, management has and intends to continue to evaluate various possibilities to the extent these possibilities do not conflict with its obligations under the Letter of Intent. These possibilities include: raising additional capital through the issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt, selling one or more lines of business, or all or a portion of its assets, entering into a business combination, reducing or eliminating operations, liquidating assets, or seeking relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to its existing stockholders or that result in its existing stockholders losing all of their investment in eDiets.

There can be no assurances that eDiets will be successful in raising adequate additional financial support. If not, eDiets will be required to reduce operations and/or liquidate assets and/or seek relief through a filing under the U.S. Bankruptcy Code. Its condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should eDiets be unable to continue as a going concern. eDiets condensed consolidated financial statements have been prepared assuming it will continue as a going concern.

The following table sets forth the consolidated results of operations of eDiets expressed as a percentage of total revenue:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
	(unaudited)
Revenue	100%	100%	100%	100%
Cost of revenue	50	50	50	54
Technology and development	3	4	4	9
Sales, marketing and support	46	46	50	63
General and administrative	19	19	18	22
Amortization of intangible assets	*	*	*	*
Impairment of goodwill and intangible assets	*	*	-	-
Interest expense, net	*	*	1	13
Interest expense incurred with debt conversion	*	*	-	115
Loss on extinguishment of related party debt	*	*	-	1
Income tax provision	*	*	*	*
Loss from continuing operations	(18)	(19)	(23)	(177)
Income from discontinued operations, net of tax	2	2	2	30
Net loss	(16)%	(17)%	(21)%	(207)%

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* Less than 1%

Comparison of the Three and Nine Months Ended September 30, 2012 to the Three and Nine Months Ended September 30, 2011

Revenue: Total revenue for the three and nine months ended September 30, 2012 was approximately $3.2 and $15.8 million, respectively, versus $4.3 million and $16.5 million recorded in the corresponding prior year periods.

Revenue by type is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Meal delivery	$2,874	$3,542	$14,298	$13,843
Digital plans	368	595	1,226	2,034
Royalties	––	152	278	453
Advertising and Ecommerce	1	28	20	152
Total revenue	$3,243	$4,317	$15,822	$16,482

Meal delivery had revenues of approximately $2.9 million and $14.3 million, including shipping revenue, for the three and nine months ended September 30, 2012, respectively, compared to approximately $3.5 million and $13.8 million for the corresponding prior year periods. The 19% decrease in meal delivery revenue for the three months ended September 30, 2012 compared to the corresponding period of the prior year is directly related to an approximately 17% decrease in meals shipped during the three months ended September 30, 2012. The 3% increase in meal delivery revenue for the nine months ended September 30, 2012 compared to the corresponding period of the prior year is directly related to an approximately 1% increase in meals shipped during the nine months ended September 30, 2012. eDiets has expanded its meal delivery promotional offerings and is always adjusting the mix of meal delivery promotional offerings. eDiets decreased advertising spend levels during the three months ended September 30, 2012 compared to the corresponding prior year quarter, but the higher levels of advertising spend during the first quarter of 2012 enabled it to acquire a sufficient number of new customers during the first half of the year in order to achieve a higher year-to-date volume of shipments compared to the corresponding prior year period.

Digital plans revenue was approximately $0.4 million and $1.2 million for the three and nine months ended September 30, 2012, respectively, compared to approximately $0.6 million and $2.0 million in the corresponding prior year periods. Digital plans revenue is driven by the following two factors: the average number of digital plans subscribers and the average weekly fee paid by digital plan subscribers. As of September 30, 2012, the average number of paying subscribers was lower than the corresponding prior year period, and during the three and nine months ended September 30, 2012, the average weekly fees were lower than the corresponding prior year periods. The number of overall active subscribers continues to decline. Due to cash constraints and uncertain returns from online advertising, eDiets targets more of its advertising investments in general to meal delivery. Increased competition, the growth of similar services that are offered for free, economic conditions, and eDiets overall reduction in online advertising expenditures have all contributed to the decline in digital subscribers during the last several reporting periods. eDiets advertising has been targeted primarily on driving potential customers to its call center rather than to its website. As a result of these factors and to offset further decreases in the liquidity of the digital business, eDiets has diversified from a digital subscription-only model to an integrated business model that focuses on the sale of its meal delivery service which it believes permits it to better capture cross-selling opportunities and leverage its existing customer relationships.

Royalty revenues related to eDiets’ licensing agreement with Tesco were zero and approximately $278,000 for the three and nine months ended September 30, 2012, respectively, and approximately $152,000 and $453,000 for the corresponding prior year periods. Effective July 31, 2009, eDiets terminated a licensing agreement with Tesco and were recognizing royalty revenue relating to Tesco through June 30, 2012.

Advertising revenue and Ecommerce revenue was approximately $1,000 and $20,000 for the three and nine months ended September 30, 2012, respectively, compared to approximately $28,000 and $152,000 during the three and nine months ended September 30, 2012. The decrease in advertising revenue and ecommerce revenue resulted primarily because eDiets no longer focus on generating advertising revenue from third-party banner impressions on its website.

In the future eDiets expects that revenue streams from meal delivery will continue to be the largest share of total revenue.

Cost of Revenue: Total cost of revenue for the three and nine months ended September 30, 2012 was approximately $1.7 million and $7.9 million, respectively, as compared to approximately $2.1 million and $8.3 million for the corresponding prior year period.

Cost of revenue by type is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Meal delivery	$1,633	$2,082	$7,722	$7,972
Digital plans	41	53	128	203
Other	20	11	81	86
Total cost of revenue	$1,694	$2,146	$7,931	$8,261

Consolidated gross margin was approximately 48% and 50% for the three and nine months ended September 30, 2012, respectively, compared to approximately 50% for both the three and nine months ended September 30, 2011. Meal delivery gross margin increased to approximately 43% and 46% for the three and nine months ended September 30, 2012, respectively, compared to approximately 41% and 42% for the corresponding prior year periods. This is the result of continued cost reductions from stabilizing its technology platform, a reduction in product costs and food production efficiencies realized with its primary food vendor, and a reduction in its shipping costs. Gross margin for digital plans remained relatively flat at approximately 89% and 90% for the three and nine months ended September 30, 2012, respectively, compared to approximately 91% and 90% for the corresponding prior year periods.

Cost of meal delivery revenue consists primarily of variable costs such as credit card fees, product costs, fulfillment and shipping costs, as well as costs associated with revenue share arrangements, depreciation and promotional costs. Cost of meal delivery revenue was $1.6 million and $7.7 million for the three and nine months ended September 30, 2012, respectively, compared to $2.1 million and $8.0 million in the corresponding prior year periods. As a result of the revenue levels mentioned above, the variable costs of meal delivery revenue fluctuated accordingly during the three and nine months ended September 30, 2012.

Cost of digital plans revenue consists primarily of variable costs such as credit card fees and revenue sharing or royalty costs related to license agreements with third party nutrition and fitness companies. Other costs include Internet access fees, compensation for nutritional professionals and depreciation. Cost of digital plans revenue was below $0.1 million and approximately $0.1 million for the three and nine months ended September 30, 2012 primarily because variable costs declined in conjunction with the decline in digital plan subscribers mentioned above.

Cost of other revenue consists primarily of Internet serving fees. Cost of other revenue was less than $0.1 million for both the three and nine months ended September 30, 2012 and 2011.

Technology and Development: Technology and development expenses consist of payroll and related expenses eDiets incurs related to testing, maintaining and modifying its websites, telecommunication systems and infrastructure and other internal-use software systems. Technology and development expenses also include depreciation of the computer hardware and capitalized software eDiets uses to run its website and store its data. These expenses were approximately $0.2 million and $0.5 million for the three and nine months ended September 30, 2012, respectively, compared to approximately $0.2 million and $0.7 million for the three and nine months ended September 30, 2011, respectively. Technology and development compensation expenses were lower during 2012 due to a reduction in headcount.

Sales, Marketing and Support Expense: Sales, marketing and support expenses consist primarily of advertising expenses and compensation for employees in those departments related to promoting its meal delivery and digital subscription plans. Sales, marketing and support expenses were approximately $1.6 million and $7.3 million for the three and nine months ended September 30, 2012, respectively, compared to approximately $2.5 million and $7.6 million for the corresponding prior year periods and represent mainly advertising media expense and compensation expense. eDiets advertising media expense (television, print and online advertising) during the three months ended September 30, 2102 was approximately $0.9 million compared to $1.4 million during the corresponding prior year period. The decrease is the result of lower advertising media expense in an effort to manage its customer acquisition cost and control its cash burn rate during the seasonally slower summer and fall months. Advertising media expense (television, print and online advertising) during the nine months ended September 30, 2012 was approximately $4.2 million compared to $4.5 million during the corresponding prior year period. The decrease is the result of a decrease in television and print advertising expense during the second and third quarters of 2012. Additionally, costs of producing its advertisements, such as production costs relating to new television commercials or print advertisements, totaled approximately $0.1 million and $0.3 million during the three and nine months ended September 30, 2012 and less than $0.1 million during both of the corresponding prior year periods.

General and administrative expenses: General and administrative expenses consist primarily of salaries and benefits, overhead and related costs for general corporate functions, including professional fees. General and administrative expenses were approximately $1.4 million and $2.9 million for the three and nine months ended September 30, 2012 compared to $1.0 million and $3.0 million in the corresponding prior year periods. During the nine months ended September 30, 2012, eDiets terminated its corporate office lease agreement with Radice and approximately $0.7 million of lease termination costs are included within “General and administrative” expenses within the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2012. Excluding the costs associated with the Radice Lease Termination, general and administrative expenses overall were lower during 2012 due to a reduction in headcount and an overall reduction in corporate expenses.

Amortization of Intangible Assets: Amortization expense was less than $0.1 million for both the three and nine months ended September 30, 2012 and 2011.

Interest Expense, Net: Interest expense was approximately $17,000 and $43,000 for the three and nine months ended September 30, 2012, respectively and approximately $13,000 and $39,000 for the corresponding prior year periods. Interest expense relates to the interest costs in connection with $1.5 million in related party debt.

Income From Discontinued Operations and Gain on Sale, Net of Tax: eDiets previously reported Nutrio’s business-to-business revenue and cost of revenue separately within its Condensed Consolidated Statements of Operations. The operating results of Nutrio and the gain on the sale of the Nutrio Business assets have been included in “Income from discontinued operations and gain on sale, net of tax.”

Net Loss: As a result of the factors discussed above, eDiets recorded a net loss of approximately $1.3 million and $2.5 million for the three and nine months ended September 30, 2012, respectively and a net loss of $1.5 million and $2.7 million for the corresponding prior year periods.

Comparison Of The Years Ended December 31, 2011 And December 31, 2010

Revenue: Total revenue for the year ended December 31, 2011 was approximately $21.0 million, basically flat versus the $20.9 million recorded for the year ended December 31, 2010.

Revenue by type for the years ended December 31, 2011 and 2010 is as follows (in thousands):

	2011	2010
Meal delivery	$17,653	$16,239
Digital plans	2,545	3,737
Advertising and Ecommerce	174	249
Royalties	597	625
	$20,969	$20,850

Meal delivery had revenues of approximately $17.7 million and $16.2 million, including shipping revenue, in fiscal years 2011 and 2010, respectively, representing an increase of approximately 9% for 2011. The increase in meal delivery revenue for the year ended December 31, 2011 as compared to the year ended December 31, 2010 is directly related to an approximately 6% increase in meals shipped during the twelve months ended December 31, 2011 as compared to the same period of the prior year, as well as an overall price increase which took place in 2011. eDiets has expanded its meal delivery promotional offerings in order to achieve a higher volume of shipments, but it has also decreased its offline advertising expense by approximately 36% compared the year ended December 31, 2010 in an effort to manage its customer acquisition cost and reduce its cash burn rate.

Digital plans revenue was approximately $2.6 million and $3.7 million for the years ended December 31, 2011 and 2010, respectively. Digital plans revenue is driven by the following two factors: the average number of digital plans subscribers and the average weekly fee paid by digital plans subscribers. For the year ended December 31, 2011, the average number of paying subscribers was approximately 35% lower than the corresponding prior year period and the average weekly fees were approximately 2% lower than the corresponding prior year period. The number of overall active digital subscribers continues to decline. Due to cash constraints and uncertain returns from online advertising, eDiets targets more of its advertising investments in general to meal delivery. Increased competition, the growth of similar services that are offered for free, economic conditions, and its reduction in online advertising expenditures have all contributed to the decline in digital subscribers during the last several reporting periods and its current number of subscribers is insufficient to sustain liquidity. Advertising is now driving potential customers to its call center rather than to its website. As a result of these factors and to offset further decreases in the liquidity of the digital business, eDiets has diversified from a digital subscription-only model to a more integrated business model that includes the sale of food and other weight-loss products which it believes may permit it to better capture cross-selling opportunities and leverage existing customer relationships.

Advertising revenue from the eDiets website, newsletter and ecommerce revenue was approximately $0.2 million and $0.2 million for both the years ended December 31, 2011 and 2010. eDiets has fewer site visitors who observe third-party banner impressions now as compared to prior reporting periods. The number of visitors to its websites has declined over the last few reporting periods because more of its sales traffic is going through its call center versus its website. eDiets is also allocating a greater share of its website to advertisements for its own products rather than advertisements for other companies’ products which may result in a decrease in advertising revenue.

Royalty revenues related to the licensing agreement with Tesco were approximately $0.6 million and $0.6 million for the years ended December 31, 2011 and 2010, respectively, remaining flat year over year.

In the future eDiets expects that revenue streams from meal delivery will continue to be a larger share of total revenue.

Cost of Revenue: Total cost of revenue was approximately $10.5 million for the year ended December 31, 2011 as compared to $11.3 million for the prior year.

Cost of revenue by type for the years ended December 31, 2011 and 2010 is as follows (in thousands):

	2011	2010
Meal delivery	$10,117	$10,599
Digital plans	245	515
Other	115	180
Total cost of revenue	$10,477	$11,294

Cost of meal delivery revenue consists primarily of variable costs such as credit card fees, product costs, fulfillment and shipping costs, as well as costs associated with revenue share arrangements, depreciation and promotional costs. Cost of meal delivery revenue decreased to approximately $10.1 million for the year ended December 31, 2011 from $10.6 million for the year ended December 31, 2010. Cost of meal delivery revenue decreased as a result of continued cost reductions from stabilizing eDiets’ technology platform, a reduction in product costs and food production efficiencies realized with its primary food vendors, and a reduction in its shipping costs.

Consolidated gross margin increased slightly to approximately 50% for the year ended December 31, 2011 as compared to approximately 46% for the corresponding prior year period. The increase in the consolidated gross margin for the year ended December 31, 2011 as compared to the same period last year is the result of an increase in meal delivery gross margin to approximately 43% from 35% in the same period of the prior year. eDiets currently has a higher mix of meal delivery revenue for the past few reporting periods which has created an increase in lower-margin meal delivery revenue and a decrease in high-margin digital plans revenue and a decrease in high-margin business-to-business revenue. The improvement in meal delivery gross margin over the corresponding prior year period is the result of continued cost reductions from stabilizing the eDiets’ technology platform, a reduction in product costs and food production efficiencies realized with primary food vendors, and a reduction in shipping costs. Gross margin for digital plans increased to approximately 90% for the year ended December 31, 2011, as compared to approximately 86% for the corresponding prior year period. This increase is primarily the result of the continued stabilization of the eDiets’ technology platform, terminating certain revenue share arrangements and a decrease in the amount included within digital plans cost of sales relating to eDiets’ call center. Cost of digital plans revenue consists primarily of variable costs such as credit card fees and revenue sharing or royalty costs related to the exclusive license agreements with third party nutrition and fitness companies. Other costs include Internet access fees, compensation for nutritional and consulting professionals and depreciation. Cost of digital plans revenue decreased to approximately $0.2 million for the year ended December 31, 2011 as compared to $0.5 million in the corresponding prior year period primarily because variable costs declined in conjunction with the decline in subscribers mentioned above.

Cost of other revenue consists primarily of Internet serving fees, product and fulfillment costs for ecommerce sales and credit card fees. Cost of other revenue was approximately $0.1 million and $0.2 million for the years ended December 31, 2011 and 2010, respectively.

Technology and Development: Technology and development expenses consist of payroll and related expenses eDiets incurs related to testing, maintaining and modifying its websites, telecommunication systems and infrastructure and other internal-use software systems. Technology and development expenses also include depreciation of the computer hardware and capitalized software it uses to run its website and store its data. These expenses were approximately $0.8 million for 2011 as compared to $1.9 million in 2010. Technology and development compensation expenses were lower during 2011, primarily due to reductions in headcount.

Sales, Marketing and Support Expense: Sales, marketing and support expenses consist primarily of Internet advertising expenses and compensation for employees in those departments related to promoting eDiets’ digital and meal delivery subscription plans. These expenses decreased to approximately $10.5 million in 2011 from $13.2 million in 2010 and represent mainly advertising media expense and compensation expense. This decrease is primarily the result of a decrease in offline advertising expense. In total, advertising media expense (television, print and internet advertising) was approximately $6.3 million in 2011 versus $9.0 million in 2010. Additionally, costs of producing advertisements, such as production costs relating to new television commercials or print advertisements, totaled approximately $0.2 million and $0.3 million during the years ended December 31, 2011 and 2010, respectively. The higher advertising spend in 2010 compared to 2011 was a result of implementing a new offline advertising campaign during the prior year and eDiets also launched and expensed two new commercials during 2010. The expenses associated with another component of its sales process, its call center, increased during 2011 as it added staff and incentives to drive higher sales.

General and Administrative Expenses: General and administrative expenses consist primarily of salaries, overhead and related costs for general corporate functions, including professional fees. General and administrative expenses were approximately $3.8 million for the year ended December 31, 2011 as compared to $4.5 million in the corresponding prior year period. Overall, in an effort to reduce costs, eDiets reduced overall general and administrative compensation expense during 2011. In addition, the current year decrease is also the result of lower professional fees, lower legal fees and a decrease in recruiting expense, as well as a reduction in insurance premiums during 2011.

Amortization of Intangible Assets: Amortization expense for 2011 relates primarily to intangible assets such as patents, trademarks and other intangible assets related to its meal delivery business. Amortization expense for 2010 relates primarily to the intangible assets acquired in the 2006 Nutrio acquisition. Amortization expense was approximately $14,000 and $31,000 for the years ended December 31, 2011 and 2010, respectively. The reduction in amortization expense during 2011 is the result of certain Nutrio intangibles being completely amortized or impaired during 2010.

Interest Expense: Interest expense decreased to approximately $53,000 for the year ended December 31, 2011 from $2.7 million for the corresponding period of the prior year. Interest expense during 2011 relates to interest expense on $1.0 million of principal of related party notes (the “Director Notes”) issued in November 2010. Interest expense during 2010 relates primarily to interest costs and the amortization of discounts and issuance costs recorded in connection with the senior secured notes issued in August 2007, May 2008 and November 2008, which were converted into shares of its common stock on June 4, 2010.

Interest Expense Incurred With Debt Conversion: In connection with converting its senior secured notes into shares of its common stock on June 4, 2010, eDiets also adjusted for the remaining balance of the beneficial conversion feature discounts, warrant discounts, and issuance cost discounts which totaled approximately $1.9 million and additional interest expense incurred relating to the reduction in the original conversion prices totaled approximately $22.1 million.

Loss on Extinguishment of Related Party Debt: In connection with converting its senior secured notes into shares of its common stock on June 4, 2010, eDiets also converted a related party note into shares of its common stock. eDiets incurred a loss on the extinguishment of this related party note of approximately $0.2 million during the year ended December 31, 2010.

Income Tax Benefit (Provision): Income tax benefit (provision) of less than $0.1 million for the years ended December 31, 2011 and 2010 relates to eDiets Europe. The income tax benefit during the year ended December 31, 2011, represents an adjustment to an income tax accrual.

Income From Discontinued Operations and Gain on Sale, Net of Tax: eDiets previously reported Nutrio’s business-to-business revenue and cost of revenue separately within its Condensed Consolidated Statements of Operations. The operating results of Nutrio have been included in “Income from discontinued operations.” During the second quarter of 2010, eDiets performed additional impairment assessments of the U.S. business-to-business reporting unit in anticipation that certain customer contracts would not be renewed and that certain new contract opportunities would be delayed or cancelled due to customer concerns regarding economic uncertainty. As a result, eDiets determined that goodwill and intangible assets, specifically the Nutrio trade name, were fully impaired. This resulted in a non-cash impairment of goodwill and intangible assets of approximately $6.9 million, which is included in the “Income (loss) from discontinued operations” line item during 2010 as the impairment related to previously held Nutrio assets classified within discontinued operations.

Net Loss: As a result of the factors discussed above, eDiets recorded a net loss of approximately $4.4 million in 2011 compared to a net loss of $43.3 million in 2010.

Liquidity And Capital Resources

eDiets’ principal use of cash in its operating activities for the three and nine months ended September 30, 2012 was for advertising media expense (television, print and internet advertising) promoting meal delivery and digital diet programs to potential subscribers. Advertising expense in the first half of the year usually exceeds advertising expense in the second half of the year due to seasonality in the weight-loss business. As a result, eDiets has historically experienced proportionally lower or negative cash flows from operating activities in the first six months of each year. The amount of advertising and its effectiveness is a significant driver of its operations. Advertising commitments are typically short term in nature with most of it purchased on the spot market.

On September 6, 2012, eDiets issued the As Seen On TV Note to As Seen On TV pursuant to which eDiets borrowed $500,000. Interest accrues on the As Seen On TV Note at a rate of twelve percent (12%) per annum. The As Seen On TV Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the merger between eDiets and As Seen On TV; (ii) December 31, 2012; or (iii) an event of default under the As Seen On TV Note. The entire outstanding principal balance of the As Seen On TV Note, together with all accrued and unpaid interest, is due and payable in full on the maturity date of the As Seen On TV Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the As Seen On TV Note into newly issued shares of eDiets common stock at the merger conversion price. If the merger does not close, As Seen On TV will have the option to convert the As Seen On TV Note into newly issued shares of eDiets common stock at a conversion price of $0.25 per share.

During November 2010, eDiets issued the Director Notes, consisting of (i) a promissory note to Kevin A. Richardson II, chairman of eDiets’ board of directors and controlling member of Prides, eDiets’ largest stockholder, pursuant to which eDiets borrowed $600,000, (ii) a promissory note to Lee S. Isgur, one of eDiets’ directors, pursuant to which eDiets borrowed $200,000 and (iii) a promissory note to Kevin N. McGrath, who at that time was one of eDiets’ directors and eDiets’ President and Chief Executive Officer, pursuant to which eDiets borrowed $200,000. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

As of September 30, 2012, eDiets’ related party debt consists of $1.0 million of principal relating to the Director Notes and $500,000 of principal relating to the As Seen On TV Note. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012. The entire outstanding principal balance of the As Seen On TV Note, together with all accrued and unpaid interest, is due and payable in full on the maturity date of the As Seen On TV Note.

On September 13, 2012, the eDiets entered into the Radice Lease Termination with Radice. Under the Radice Lease Termination, eDiets issued two non-interest-bearing promissory notes to Radice. The first note has an original principal amount of $306,197 and is payable in 36 monthly installments. The second note, relating to real estate commissions, has an original principal amount of $45,482 and is payable upon the first of the following to occur: (i) completion of the merger with As Seen On TV; (ii) receipt by eDiets of any break-up fee payable upon termination of the merger; and (iii) December 31, 2012.

At September 30, 2012, eDiets had a net working capital deficit of approximately $3.9 million, compared to a net working capital deficit of approximately $2.9 million at December 31, 2011. Cash and cash equivalents at September 30, 2012 were approximately $0.2 million, a decrease of approximately $0.4 million from the balance of $0.6 million at December 31, 2011. eDiets’ accumulated deficit amounts to approximately $110.3 million as of September 30, 2012.

eDiets currently anticipates that it will need at least $2.0 million in funds to continue operations through the upcoming diet season, which funds eDiets did not have as of October 26, 2012. As of October 26, 2012, eDiets did not have the resources necessary to pay in full the following: eDiets’ obligations under the Director Notes due December 31, 2012, its accounts payable and its other debt obligations. As of [        ], 2012, eDiets had accounts payable totaling $[        ] million, of which $[  ] million were past due.

eDiets has never declared a dividend or paid a cash dividend. It currently intends to retain any earnings for use in the business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Cash Flows from Operating Activities: For the nine months ended September 30, 2012, eDiets used approximately $1.1 million of cash in operating activities. eDiets’ cash flow related to its net loss of approximately $2.5 million, adjusted for, among other things, certain non-cash items including approximately $0.2 million of depreciation, $0.4 million of stock-based compensation, $0.8 million of lease termination costs, as well as an aggregate increase in cash flows from its operating assets and liabilities of $0.4 million. This subtotal was offset by a gain on the sale of certain Nutrio Business assets of $0.3 million.

Cash Flows from Investing Activities: For the nine months ended September 30, 2012, eDiets received proceeds of approximately $0.2 million from the sale of certain Nutrio Business assets and used a small amount of cash relating to capital expenditures.

Cash Flows from Financing Activities: For the nine months ended September 30, 2012, eDiets received proceeds of $0.5 million from the As Seen On TV Note and it repaid a small amount of capital lease obligations.

Security Ownership of Certain Beneficial Owners and Management of eDiets

The table below provides information regarding the beneficial ownership of eDiets common stock as of December 17, 2012. The table reflects ownership by: (1) each person or entity who owns beneficially 5% or more of the shares of eDiets’ outstanding common stock, (2) each of eDiets’ directors, (3) each of eDiets’ named executive officers, and (4) eDiets’ directors and officers as a group. Except as otherwise indicated, and subject to applicable community property laws, eDiets believes the persons named in the table have sole voting and investment power with respect to all shares of eDiets’ common stock held by them. Except as otherwise indicated, each stockholder’s percentage ownership of eDiets’ common stock in the following table is based on 14,310,534 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	7,726,809	(1)	53.1%
BBS Capital Fund, LP	1,424,000	(2)	9.9%
Lee S. Isgur	376,047	(3)	2.6%
Pedro N. Ortega-Dardet	157,379	(4)	1.1%
Robert L. Doretti	161,717	(5)	1.1%
Ronald Luks	157,559	(6)	1.1%
Kevin A. Richardson, II	9,169,703	(7)	61.5%
Berke Bakay	1,560,171	(8)	10.7%
Jennifer E. Hartnett	129,400	(9)	* %
All directors and named executive officers as a group (7 persons)	11,711,976		73.4%

————————

* Less than 1%

Except as otherwise indicated, the address of each person named in this table is c/o eDiets.com, Inc., 555 SW 12th Avenue, Suite 210, Pompano Beach, Florida, 33069.

(1)

Includes warrants to purchase 241,931 shares of common stock that are exercisable within sixty (60) days of November 30, 2012. The address for Prides Capital Partners, LLC is 1000 Cummings Center, Suite 324C, Beverly, MA 01915. Kevin A. Richardson II has voting and investment control over the shares held by Prides Capital Partners, LLC.

(2)

Includes warrants to purchase 124,000 shares of common stock that are exercisable within sixty (60) days of November 30, 2012.

(3)

Includes 400 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary and 152,980 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012. Also includes warrants to purchase 41,734 shares of common stock that are exercisable within sixty (60) days of November 30, 2012.

(4)

Includes 2,881 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001, 1,441 shares held by the Pedro N. Ortega Revocable Trust and 148,438 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012.

(5)

Represents 161,304 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012.

(6)

Includes 151,531 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012.

(7)

This number includes 7,726,809 shares beneficially owned by Prides Capital Partners, LLC and over which Kevin A. Richardson, II has voting and investment control. Also includes 135,040 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012 and warrants to purchase 220,940 shares of common stock that are exercisable within sixty (60) days of November 30, 2012.

(8)

This number includes 1,424,000 shares beneficially owned by BBS Capital Fund, LP and over which Berke Bakay has voting and investment control. Also includes 136,171 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012.

(9)

Represents 129,400 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days of November 30, 2012.

BOARD OF DIRECTORS AND MANAGEMENT OF AS SEEN ON TV FOLLOWING THE MERGER

Immediately after the merger, As Seen On TV’s board of directors will consist of seven persons, four nominated by As Seen On TV, two nominated by Mr. Richardson and one mutually agreed to by As Seen On TV and eDiets. As Seen On TV directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by the board of directors and their terms of office are at the discretion of the board.

Effective at the closing of the merger, the directors and executive officers of As Seen On TV will be:

Name	Age	Position

Kevin Harrington	55	Chairman and Senior Executive Officer
Steven Rogai	35	Chief Executive Officer and Director
Dennis Healey	64	Chief Financial Officer
Adrian Swaim	31	Controller
Greg Adams	50	Director
Randolph Pohlman, PhD	68	Director
Kevin Richardson, II	43	Director
Jennifer Hartnett	45	eDiets President and Chief Executive Officer*

———————

*

At the Effective Time, Ms. Hartnett is expected to enter into an employment agreement with As Seen On TV relating to her continued employment at eDiets. Terms and conditions of such agreement (if any), including the capacity under which she will continue to serve eDiets, have not been determined as of the date of this proxy statement.

Kevin Harrington, Senior Executive Officer, Chairman of the Board of Directors

Kevin Harrington has served as Senior Executive Officer and Chairman of the Board of Directors since May 2010. In October 2009 Mr. Harrington formed TV Goods, Inc., a wholly owned subsidiary. He has been involved in the infomercial industry since 1984. Mr. Harrington is an original investor shark on the ABC television series “Shark Tank”, a reality television series produced by reality TV producer Mark Burnett, which premiered August 9, 2009. In 2009 Mr. Harrington published a book entitled “Act Now: How I Turn Ideas into Million-Dollar Products” which chronicles his life and experiences in the direct response industry. In 2008, Mr. Harrington formed TVGoods.com, LLC which was dissolved in 2009. From 1997 to 2008 Mr. Harrington served as CEO of Reliant International, LLC (formerly Reliant Interactive Media, LLC) a direct response marketing company. From 2007 to 2008 Mr. Harrington served as CEO of ResponzeTV, PLC, holding both positions simultaneously. From 1994 to 1997 Mr. Harrington served as CEO of HSN Direct a joint venture Mr. Harrington formed with HSN, Inc. From 1988 to 1994 Mr. Harrington served as President of Quantum Marketing International, Ltd., an electronic retailing company. In 1991 Quantum Marketing International, Ltd. merged with National Media Corporation and renamed as Quantum International, Ltd. In 1984, Kevin produced one of the industry’s first 30 minute infomercials. Mr. Harrington was a co-founder of two global networking associations, the Entrepreneur's Organization (formerly the Young Entrepreneurs Organization) in 1997, and the Electronic Retailing Association in 2000. Mr. Harrington was appointed to serve on the board due to his experience in the infomercial industry.

Steven Rogai, Chief Executive Officer, member of the Board of Directors

Mr. Rogai has served as As Seen On TV’s Chief Executive Officer since May 2010. In 2009 Mr. Rogai, along with Mr. Harrington cofounded Inventors Business Center, as resource to assist entrepreneurs in product development. From inception Mr. Rogai was Director of Business Development at TV Goods. Mr. Rogai has over 15 years of retail experience. From 2004 to 2008 Mr. Rogai served as President and CEO of Florida Select Mortgage Corp., a mortgage brokerage firm. In 2005 Mr. Rogai created Titan 1 Developments, LLC, a real estate development company, serving as President and CEO from 2005 through 2009. From 2000 to 2004, Mr. Rogai served as branch manager for Florida Mortgage Funding, a national brokerage firm. In May 2008, Steven Rogai filed for protection under Chapter 11 of the U.S. Bankruptcy code in relation to the liquidation of real estate holdings of Titan 1 Developments, LLC.

Dennis Healey, Chief Financial Officer

Dennis Healey is a certified public accountant. Since November 2007, Mr. Healey has provided accounting and financial reporting services to various private and public companies. Commencing first quarter 2010 through the date of his appointment as Chief Financial Officer of As Seen On TV on October 28, 2011, Mr. Healey has provided accounting and financial consulting services to As Seen On TV. From 1980 until October 2007, Mr. Healey served as Vice President of Finance and Chief Financial Officer of Viragen, Inc., a public company specializing in the research and development of biotechnology products. Viragen filed for an assignment for the benefit of creditors in October 2007.

Adrian Swaim, Controller

Adrian Swaim has served in various capacities with TV Goods, Inc., As Seen On TV’s operating subsidiary, since January 2010. Effective March 31, 2012, he was appointed Controller. From 2004 through 2007 Mr. Swaim served as a loan officer in the mortgage financing field. From 2007 through 2009 Mr. Swaim served as the Branch Manager of Florida Select Mortgage Corp. and also concurrently served as the Operations Manager for Titan 1 Developments, LLC. Mr. Swaim filed for bankruptcy protection in 2008.

Greg Adams, Director

Mr. Adams has served as As Seen On TV’s director since December 22, 2011. He has served as chief operating officer of Green Earth Technologies, Inc. (“Green Earth”) since September 2010, and chief financial officer and secretary of Green Earth since March 2008. Green Earth markets, sells and distributes branded, environmentally-friendly, bio-based performance and cleaning products to the automotive aftermarket, outdoor power equipment and marine markets. Green Earth’s common stock is quoted on the Over-the-Counter Markets (OTCBB) under symbol “GETG”. From 1999 to 2008, he served as a chief financial officer, a chief operating officer and a director of EDGAR Online Inc., a provider of business information. From 1994 to 1999, he was also chief financial officer and senior vice president, finance of PRT Group Inc., a technology solutions company and the Blenheim Group Plc., U.S. Division, a conference management company. Mr. Adams began his career in 1983 at KPMG in the audit advisory practice where he worked for 11 years. Mr. Adams is a Certified Public Accountant, a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and served as vice chairman of Financial Executives International’s committee on finance and information technology. He received a B.B.A. degree in Accounting from the College of William & Mary. He was appointed to the board due to his corporate finance and public company management experience.

Randolph Pohlman, PhD, Director

Randolph Pohlman, PhD has served as As Seen On TV’s director since March 31, 2012. He is Professor and the Dean Emeritus of the H. Wayne Huizenga School of Business and Entrepreneurship at Nova Southeastern University, the largest independent institution of higher education in the state of Florida and among the top 20 largest independent institutions nationally. He served as the Dean of the H. Wayne Huizenga School of Business and Entrepreneurship at Nova Southeastern University from 1995 through 2009. Prior to his arrival at Nova Southeastern University, Dr. Pohlman was a senior executive at Koch Industries, the second largest privately held company in the United States. He was recruited to Koch via Kansas State University (KSU), where for more than ten years, he served KSU in a variety of administrative and faculty positions, including holding the L.L. McAninch Chair of Entrepreneurship and Dean of the College of Business. Dr. Pohlman also served as a Visiting Research Scholar at the University of California, Los Angeles, and was a member of the Executive Education Advisory Board of the Wharton School of the University of Pennsylvania. From 2003 through 2007 he served on the board of directors of Viragen, Inc., a public company specializing in the research and development of biotechnology products. Viragen filed for an assignment for the benefit of creditors in October 2007. He has served on a variety of corporate and not for profit boards.

Kevin Richardson, II, Director

Mr. Richardson has served as eDiets Chairman of the Board of Directors since 2006. In March 2012, Mr. Richardson was appointed to perform the functions of eDiets’ principal financial officer and principal accounting officer. Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004 where he is Managing Director. Prides Capital LLC and Prides Capital Partners LLC specialize in strategic block, active investing in small- and micro-cap public and private companies. From April 1999 until the end of 2003, Mr. Richardson was a partner at Blum Capital Partners, a $2.5 billion investment firm. Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Mr. Richardson also managed Fidelity Airline Fund, the Fidelity Aerospace and Defense Fund, and performed research and analysis in a variety of industry sectors (computer services, business services, media, financial services, and healthcare information technology). Previously, Mr. Richardson worked at Kidder, Peabody & Co. Mr. Richardson is also a director of SANUWAVE Health, Inc., and previously served as a director of QC Holdings, Inc. until June 2007 and Healthtronics, Inc. until November 2008. Mr. Richardson received an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson originally joined the Board of Directors in connection with the 2006 purchase of shares of common stock by Prides Capital Fund I, LP, in which Prides Capital Partners LLC is general partner. Mr. Richardson is appointed to the board of directors pursuant to the terms of the Merger Agreement.

Jennifer Hartnett, eDiets President and Chief Executive Officer

Jennifer Hartnett has served as president and chief executive officer of eDiets since October 15, 2012.  She joined eDiets in February 2011 and has served as chief operating officer of eDiets since February 2012. Ms. Hartnett has over 20 years of strategic marketing experience with leading consumer brands, including Nutrisystem, The Bon-Ton Department Stores, David’s Bridal, Miadora.com, Macy’s, and May Company. Ms. Hartnett was Creative Director at Nutrisystem from 2005 to 2009, where she managed over 3,000 projects a year, including print ads, direct mail, DRTV, online advertising, and program materials. Ms. Hartnett received a Bachelor of Arts degree from Bucknell University.

EXECUTIVE COMPENSATION

As Seen On TV Executive Compensation

The following table summarizes all compensation recorded by As Seen On TV in the last two completed fiscal years for: (1) its principal executive officer or other individual serving in a similar capacity; (2) its two most highly compensated executive officers other than As Seen On TV’s principal executive officer who were serving as executive officers at March 31, 2012, as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934; and (3) up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at March 31, 2012. For definitional purposes, these individuals are sometimes referred to as the “named executive officers”.

Name A	Year B		Salary (S) C	Bonus ($) D	Stock Awards ($) E	Option Awards ($) F		Non Equity Incentive Plan Compensation ($) G	Nonqualified Deferred Compensation (S) H	All Other Compensation ($) I	Total (S) J
Kevin Harrington [1]	2012		$300,000	$150,000	$—	$—		$—	$—	$—	$450,000
	2011	[4]	$300,000	$—	$—	$—		$—	$—	$22,018	$322,018

Steven Rogai [2]	2012		$177,404	$100,000	$—	$129,700	[5]	$—	$—	$—	$407,104
	2011	[4]	$150,000	—	$—	$280,000	[6]	$—	$—	$10,500	$440,500

Dennis Healey[3]	2012		$110,539	$50,000	$—	$43,200	[7]	$—	$—	$—	$203,739

Adrian Swaim	2012		$67,846	$25,000	$—	$64,900		$—	$—	$—	$157,746

———————

1

Mr. Harrington currently serves as Senior Executive Officer and Chairman of As Seen On TV’s Board of Directors. Compensation paid by TV Goods.

2

Mr. Rogai currently serves as As Seen On TV’s Chief Executive Officer and as a member of the Board of Directors. Compensation paid by TV Goods.

3

Mr. Healey commenced serving as chief financial officer on October 28, 2011. Salary scheduled includes approximately $52,000 earned as a consultant prior to his employment, which commenced October 28, 2011.

4

Excludes shares of common stock issued pursuant to the Merger Agreement with TV Goods.

5

Option awards to Mr. Rogai totaling $129,700 reflect the aggregate fair value of 150,000 stock options, exercisable at $0.96 per share, granted September 26, 2011. The fair value of the options granted was determined in accordance with the provisions of FASB ASC Topic 718.

6

Option Awards to Mr. Rogai totaling $280,000 reflect the aggregate fair value of 350,000 stock options, exercisable at $1.50 per share, granted on May 26, 2010. The fair value of the options granted was determined in accordance with the provisions of FASB ASC Topic 718 with assumptions as detailed in Note 2 to As Seen On TV’s audited financial information for the year ending March 31, 2011.

7

Option awards to Mr. Healey totaling $43,200 reflect the aggregate fair value of 50,000 stock options, exercisable at $0.96 per share, granted September 26, 2011. The fair value of the options granted was determined in accordance with the provisions of FASB ASC Topic 718.

Grants of Plan Based Awards

The following chart reflects the number of stock options awarded in fiscal 2012 to As Seen On TV’s executive officers and directors.

Name	Number of Options	Exercise Price per Share	Expiration Date

Steve Rogai	150,000	$0.96	9/26/2016
Dennis Healey	50,000	$0.96	9/26/2016
Adrian Swaim	75,000	$0.96	9/26/2016
Greg Adams	25,000	$1.00	12/22/2016
Dr. Randolph Pohlman	25,000	$0.82	3/31/2017

Equity Compensation Plan Information

The following chart reflects the number of awards granted under equity compensation plans approved and not approved by shareholders and the weighted average exercise price for such plans as of March 31, 2012.

Name Of Plan	Number of shares of common stock to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding the shares reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,025,000	1.41	675,000

Equity compensation plans not approved by security holders	—	$—	—

Total	1,025,000	$1.41	675,000

Outstanding Equity Awards At March 31, 2012 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of March 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Kevin Harrington	—	—	—	—

Steve Rogai	350,000	—	1.50	5/25/2015
	75,000	—	0.96	9/26/2016
		75,000	0.96	9/26/2016

Dennis W. Healey	50,000	—	1.50	5/26/2015
	37,500	—	2.20	12/20/2015
	25,000	—	0.96	9/26/2016
	—	12,500	2.20	12/20/2015
	—	25,000	0.96	9/26/2016

Adrian Swaim	50,000	—	1.50	5/26/2015
	37,500	—	2.20	12/20/2015
	37,500	—	0.96	9/26/2016
	—	12,500	2.20	12/20/2015
	—	37,500	0.96	9/26/2016

Employment Agreements

Effective on October 28, 2011, As Seen On TV entered into a three year services agreement with Kevin Harrington and Harrington Business Development, Inc. to provide executive services and for Mr. Harrington to serve as Chairman of the Board of Directors of As Seen On TV. Under the agreement Mr. Harrington shall receive base compensation per annum of $300,000. This agreement supersedes all prior oral and written agreements between As Seen On TV and Mr. Harrington, including, but not limited to that certain executive services agreement dated April 30, 2010. Furthermore, on the Closing Date As Seen On TV also entered into three-year employment agreements with Steve Rogai and Dennis Healey. Mr. Rogai shall serve as As Seen On TV’s chief executive officer and president and will receive an annual base salary of $225,000. Mr. Healey shall serve as As Seen On TV’s chief financial officer and will receive an annual base salary of $140,000.

Under the agreements, Harrington, Rogai and Healey (collectively, the “Executives” and each, an “Executive”) shall, in addition to base compensation, be entitled to such bonus compensation as determined by As Seen On TV’s Board of Directors from time to time. In addition, each Executive shall be entitled to receive reimbursement for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties. Furthermore, each Executive is entitled up to a vacation of two weeks per annum and is entitled to participate in any pension, insurance or other employment benefit plan as maintained by As Seen On TV for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations. As Seen On TV has agreed to maintain a minimum of $5,000,000 of directors and officers liability coverage during each Executive’s employment term and As Seen On TV shall indemnify each Executive to the fullest extent permitted under Florida law. In the event of termination for death or disability, the Executives’ estate shall receive three months base salary at the then current rate, payable in a lump sum and continued payment for a payment of one year following Executives’ death of benefits under any employee benefit plan extended from time to time by As Seen On TV to its senior executives. In the event the Executive is terminated for cause or without good reason, as defined under the agreement, the Executive shall have no right to compensation or reimbursement or to participate in any benefit programs, except as may otherwise be provided by law, for any period subsequent to the effective date of termination. In the event of termination without cause, for good reason or change of control, as defined under the agreement, As Seen On TV shall pay the Executive 12 months base salary at the then current rate, to be paid from the date of termination until paid in full, any accrued benefits under any employee benefit plan extended to the Executive, and Executive shall be entitled to immediate vesting of all granted but unvested options and the payment on a pro rate basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant. Each agreement also contains a non-competition and non-solicitation provision for a period of up to nine months from the date of termination.

Except as otherwise disclosed above, As Seen On TV has not entered into employment agreements with, nor has it authorized any payments upon termination or change-in-control to any executive officers or key employees.

How Compensation for As Seen On TV’s Directors and Executive Officers was Determined

As Seen On TV’s board of directors, consisting of such members serving on the date of the subject compensatory arrangement, determined the amount of compensation payable to its directors and executive officers.

Limitation on Liability

Under As Seen On TV’s articles of incorporation, its directors are not liable for monetary damages for breach of fiduciary duty, except in connection with: breach of the director's duty of loyalty to As Seen On TV or its shareholders; acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; a transaction from which a director received an improper benefit; or an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, As Seen On TV’s bylaws provides that it must indemnify its officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling it pursuant to the foregoing, or otherwise, As Seen On TV has been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Pension Benefits

Other than As Seen On TV’s 401(K) plan, it does not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

eDiets Executive Compensation

Effective October 15, 2012, the eDiets’ board appointed Jennifer Hartnett to serve as eDiets’ president and chief executive officer. Ms. Hartnett joined eDiets in February 2011 as chief marketing officer without a written employment agreement and at a base salary of $150,000. Ms. Hartnett served as chief operating officer of eDiets since February 2012 without a written employment agreement and at a base salary of $200,000 per year. The terms and conditions of Ms. Hartnett’s employment did not change as a result of her appointment as president and chief executive officer. Since the date of her appointment, Ms. Hartnett has not received any base salary adjustment, cash bonus payment or equity based compensation. eDiets does not provide Ms. Hartnett with any perquisites not provided to other executives and salaried employees.

The following chart reflects the number of stock options awarded in fiscal 2012 to Ms. Hartnett.

Grant Date	Number of Options	Exercise Price per Share	Expiration Date

5/16/2012	40,000	$0.55	2/16/2022
9/20/2012	30,000	$0.32	6/22/2022

Certain Relationships and Related Transactions

On November 12, 2010, eDiets issued the Director Notes in the original principal amount of $1.0 million, which included a promissory note to Kevin A. Richardson, II, one of eDiets’ directors and an officer of Prides Capital Partners, LLC (“Prides”), pursuant to which eDiets borrowed $600,000. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. The Director Notes mature on December 31, 2012 at which time eDiets must repay the original principal amount of $1.0 million, together with accrued interest of approximately $107,000. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

During February 2011, eDiets executed Subscription Agreements with investors pursuant to which approximately 762,364 shares of common stock were issued under a private placement at a price of $2.0625 per share (adjusted for a reverse stock split effective June 1, 2011), which provided approximately $1.6 million of gross proceeds. The investors included Mr. Richardson, who entered into a Subscription Agreement for approximately $0.8 million of the total $1.6 million of proceeds received and pursuant to which he purchased approximately 387,879 shares of common stock.

In addition, eDiets also issued warrants entitling the investors in the private placement to acquire a total of approximately 381,183 shares of common stock at an exercise price of $1.7675 per share. Each warrant has a three-year expiration date and is exercisable beginning immediately. The exercise price of each warrant is subject to adjustment under certain circumstances; however, no adjustment to the exercise price will operate to reduce the exercise price to a price less than $1.70 per share. The shares of common stock issued in the private placement, together with the shares issuable upon exercise of the warrants, were subsequently registered for resale pursuant to the terms of a registration rights agreement between eDiets and the investors. Mr. Richardson’s warrant entitles him to purchase up to 193,940 shares of common stock.

In February 2012, Prides issued an unconditional guarantee (the “Guarantee”) of certain eDiets payment obligations to Paymentech, LLC, eDiets’ credit card payments processor. The maximum amount of eDiets indebtedness guaranteed by Prides is $260,000. At the same time, eDiets entered into a letter agreement with Prides (the “Letter Agreement”) pursuant to which eDiets undertook certain obligations in consideration of the Guarantee. Among other things, the Letter Agreement obligates eDiets to pay Prides (i) an annual credit support fee equal to 10% of the maximum amount of eDiets indebtedness guaranteed by Prides under the Guarantee and (ii) a monthly credit support fee equal to 0.4167% of the maximum amount of eDiets indebtedness guaranteed by Prides under the Guarantee. eDiets’ obligations under the Letter Agreement will terminate upon expiration or termination of the Guarantee.

In March 2012, the eDiets’ board appointed Mr. Richardson to perform the functions of principal financial officer and principal accounting officer. Mr. Richardson receives no additional compensation in connection with his assumption of these responsibilities.

On September 6, 2012, eDiets issued a promissory note to ASTV (the “Original Note”) pursuant to which eDiets borrowed $500,000. Interest accrues on the Original Note at a rate of twelve percent (12%) per annum, and at the rate of eighteen percent (18%) per annum during the continuance of an event of default. The Original Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the Merger Agreement; (ii) March 31, 2013; or (iii) an event of default under the Original Note. All principal and accrued interest is due and payable in full on the maturity date of the Original Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the Original Note into newly issued shares of eDiets common stock at the same conversion price established in the Merger Agreement; otherwise, payment will be made in cash. If the Merger Agreement terminates, ASTV will have the option to convert the Original Note into newly issued shares of eDiets common stock at a conversion price of $0.25 per share.

The Merger Agreement requires that As Seen On TV lend eDiets an additional $1.5 million (the “Loan”) on terms substantially similar to those set forth in the Original Note. On November 16, 2012, eDiets issued a promissory note to As Seen On TV (the “New Note”) pursuant to which eDiets will borrow the Loan. Interest accrues on the New Note at a rate of twelve percent (12%) per annum, and at the rate of eighteen percent (18%) per annum during the continuance of an event of default. The New Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the Merger Agreement; (ii) March 31, 2013; or (iii) an event of default under the New Note.  All principal and accrued interest is due and payable in full on the maturity date of the New Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the New Note into newly issued shares of common stock of eDiets at the same conversion price established in the Merger Agreement; otherwise, payment will be made in cash. If the Merger Agreement terminates, As Seen On TV will have the option to convert the New Note into newly issued shares of eDiets’ common stock at a conversion price of $0.54 per share. Under the New Note, eDiets must comply with a number of covenants, including a covenant to make any payments due under the New Note prior to making payments in respect of indebtedness incurred following November 16, 2012, and a covenant not to incur certain additional indebtedness or grant certain liens over its assets without the prior written consent of As Seen On TV. As of December 14, 2012, the outstanding advances were $2.0 million.

eDiets Celebrity Endorsement

On November 28, 2012, As Seen On TV entered into a Binding Memorandum of Terms Agreement with Eight Entertainment, LLC and Primary Wave Talent Management, LLC. Pursuant to the agreement, Eight Entertainment and Primary Wave have granted As Seen On TV and eDiets a license to use CeeLo Green’s name and likeness in connection with his endorsement of eDiets personalized weight-loss-oriented meal delivery products and services. The term of the Agreement is for a period of two years. During the term of the agreement, CeeLo Green has agreed to appear for and participate in the filming and production of video footage and photography and to make personal appearances and utilize social media to endorse, promote and sell eDiets products and services. In consideration for granting the license and performing the endorsement services, As Seen On TV has agreed to compensate Eight Entertainment and Primary Wave with a package consisting of $250,000, a 2% royalty based on an increase in annual eDiets earnings (if any), and warrants to purchase 6,500,000 shares of the As Seen On TV’s common stock. The warrants are exercisable for a period of 5 years, subject to CeeLo Green achieving certain milestones, at exercise prices ranging from $.01 to $2.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF AS SEEN ON TV AFTER THE MERGER

The following table sets forth certain information as of December 17, 2012 with respect to each director, each of the named executive officers as defined in Item 402(a) (3) of Regulation S-K and all directors and executive officers of As Seen On TV as a group following the closing of the merger, and to the persons known by As Seen On TV to be the beneficial owner of more than five percent of any class of the As Seen On TV’s voting securities. Unless otherwise indicated below, the address for each person is 14044 Icot Boulevard, Clearwater, Florida 33760. Percentage of shares prior to the Merger is based on ______________ shares of common stock outstanding and percentage of shares after the Merger is based on the issuance of 19,077,252 shares of common stock issuable under the Merger Agreement.

Name of Officer, Director, Stockholder and Address	Number of As Seen On TV’s Shares Presently Owned		Percentage of As Seen On TV’s Shares Outstanding Prior to Merger	Number of As Seen On TV’s Shares Owned After Merger		Percentage of As Seen On TV’s Shares Outstanding After the Merger

Kevin Harrington	3,137,311	[1]	7.0%	3,137,311		4.7%
Steven Rogai	1,957,607	[2]	4.3%	1,957,607	[2]	3.0%
Dennis Healey	150,000	[3]	*	125,000	[3]	*
Adrian Swaim	168,750	[4]	*	137,500	[4]	*
Randolph Pohlman	0	[5]	—	0	[5]	—
Greg Adams	0	[6]	—	0	[6]	—
Kevin Richardson [9]	0		—	[ • ]	[7]	.[ • ]%
Jennifer Hartnett[9]	0		—	[ • ]	[8]	*
All Directors and Executive Officers as a Group following Merger (8 persons) [10]	5,413,668		11.8%			.[ • ]%

———————

* less than 1%

1

The number of shares beneficially owned by Mr. Harrington includes 3,122,311 shares held by Harrington Business Development, Inc., an entity controlled by Mr. Harrington and 15,000 shares held in his own name. Mr. Harrington has voting and dispositive control over securities held by Harrington Business Development.

2

Includes 1,270,317 shares of common stock presently outstanding, of which 340,485 shares are held by SAR TV, Inc., an entity owned and controlled by Mr. Rogai. Also includes 462,500 shares of common stock underlying options and warrants exercisable at prices ranging from $0.96 per share to $1.50 per share and 224,790 warrants exercisable at $0.595 per share. Does not include 387,500 shares of common stock underlying options subject to vesting requirements.

3

The number of shares beneficially owned by Mr. Healey includes 12,500 shares of common stock and 137,500 shares underlying options exercisable at prices ranging from $0.96 per share to $2.20 per share. Does not include 312,500 shares of common stock underlying options subject to vesting requirements.

4

The number of shares beneficially owned by Mr. Swaim includes 12,500 shares of common stock and 156,250 shares underlying options exercisable at prices ranging from $0.96 per share to $2.20 per share. Does not include 218,750 shares of common stock underlying options subject to vesting requirements.

5

Excludes 12,500 shares of common stock underlying options that vest on December 23, 2012 and 12,500 shares of common stock underlying options that vest on December 23, 2013.

6

Excludes 12,500 shares of common stock underlying options that vest on March 31, 2013 and 12,500 shares of common stock underlying options that vest on March 31, 2014.

7

Includes beneficial ownership of 11,426,984 shares issuable pursuant to the exchange of securities under the Merger Agreement. Includes securities issuable upon conversion of eDiets debt held by Mr. Richardson.

8

Includes ___________ shares of common stock underlying options exercisable at $___ per share, issuable pursuant to the exchange of securities under the Merger Agreement.  At the Effective Time, Ms. Hartnett is expected to enter into an employment agreement with As Seen On TV relating to her continued employment at eDiets.  Terms and conditions of such agreement (if any), including the capacity under which she will continue to serve eDiets, have not been determined as of the date of this proxy statement.

9

Address is 555 S.W. 12th Avenue, Suite 210, Pompano Beach, Florida 33069.

10

As contemplated under the Merger Agreement, in addition to Mr. Richardson, two additional directors shall be appointed to the board of directors and Ms. Hartnett is expected to enter into an employment agreement with As Seen On TV relating to her continued employment at eDiets.  Terms and conditions of such agreement, if any, have not been determined as of the date of this proxy statement.

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF AS SEEN ON TV
AND STOCKHOLDERS OF EDIETS

Upon completion of the merger, eDiets stockholders will receive shares of AS SEEN ON TV common stock in exchange for their shares of eDiets common stock. As a result, the rights of eDiets stockholders who become AS SEEN ON TV stockholders will be governed by the Florida Business Corporation Act (the “FBCA”), As Seen On TV’s articles of incorporation and As Seen On TV’s bylaws. Set forth below is a summary comparison of material differences between the rights of (1) As Seen On TV stockholders under As Seen On TV’s amended articles of incorporation (“As Seen On TV’s articles of incorporation”) and amended and restated bylaws (“As Seen On TV’s bylaws”), and (2) eDiets stockholders under eDiets’ amended and restated certificate of incorporation (“eDiets’ certificate of incorporation”) and amended bylaws (“eDiets’ bylaws”). You should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of As Seen On TV and being a stockholder of eDiets. Copies of these documents may be obtained as described under “Where You Can Find More Information” on page[ ].

Summary of Material Differences Between the Current Rights of eDiets Stockholders and Rights Those Stockholders Will Have as As Seen On TV Stockholders Following the Merger

As Seen On TV	eDiets
GENERAL
As Seen On TV is a Florida corporation and a public company subject to the provisions of the Florida Business Corporation Act, or FBCA.	eDiets is a Delaware corporation and a public company subject to the provisions of the Delaware General Corporation Law, or DGCL.
The rights of As Seen On TV stockholders are governed by As Seen On TV’s articles of incorporation and bylaws, in addition to the FBCA.	The rights of eDiets stockholders are governed by eDiets’ certificate of incorporation and bylaws, in addition to the DGCL.
Upon completion of the merger, the As Seen On TV articles of incorporation and bylaws will be the same in all respects as the present documents.	Upon completion of the merger, eDiets stockholders will become As Seen On TV stockholders and their rights will be governed by the FBCA, As Seen On TV’s articles of incorporation and bylaws.
AUTHORIZED SHARES OF CAPITAL STOCK
The authorized capital stock of As Seen On TV consists of:	The authorized capital stock of eDiets consists of:
750,000,000 shares of common stock, par value $0.0001 10,000,000 shares of preferred stock	51,000,000 shares of common stock, par value $0.001 1,000,000 shares of preferred stock, par value $0.01
As of the record date, As Seen On TV had [ • ] shares of common stock and no shares of preferred stock issued and outstanding.	As of the record date, eDiets had [ • ] shares of common stock and [ • ] shares of preferred stock issued and outstanding.

As Seen On TV’s board of directors currently has the authority, without further action by As Seen On TV stockholders, to issue all of the authorized shares of As Seen On TV preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights.

eDiets preferred stock may be assigned such designations, preferences and relative participating, optional or other special rights, and qualifications or restrictions, including, without limitation, voting rights, as determined by the board of directors of eDiets, as provided by resolution.

As Seen On TV	eDiets
VOTING RIGHTS
Each outstanding share of As Seen On TV common stock is entitled to one vote on each matter submitted to a vote of the stockholders of As Seen On TV.	Each outstanding share of eDiets common stock is entitled to one vote on each matter submitted to a vote of the stockholders of eDiets.
LIQUIDATION PREFERENCES
As Seen On TV common stock has no liquidation preference.	eDiets common stock has no liquidation preference.
CONVERSION RIGHTS
Shares of As Seen On TV common stock are not convertible.	Shares of eDiets common stock are not convertible.
RESTRICTIONS ON TRANSFER
There are no restrictions on transfer in relation to As Seen On TV stockholders contained in As Seen On TV’s articles of incorporation or in As Seen On TV’s bylaws.	There are no restrictions on transfer in relation to eDiets stockholders contained in eDiets’ certificate of incorporation or in eDiets’ bylaws.
AMENDMENT OF GOVERNING DOCUMENTS
Articles and Certificate of Incorporation

The FBCA provides that most amendments must be approved by the shareholders upon recommendation of the board of directors. To approve an amendment, the FBCA and As Seen On TV’s articles of incorporation require the votes cast in favor of an amendment to exceed the votes cast against it at a meeting at which a quorum is present. However, if an amendment would entitle shareholders to dissenters’ rights under the FBCA, a majority of the outstanding votes entitled to be cast on the amendment is required. Furthermore, an amendment that adds, changes or deletes a greater or lesser voting requirement must be adopted by the same vote required to take action under the amended voting requirement. A separate vote of a class or series of stock is required for amendments which exclude or limit the voting rights of such class or series, provide for a conversion of stock for another class or series, change the conversion rights of such stock, or authorize shares which have preferences in any respect superior to that stock.

Notwithstanding any amendment or repeal, As Seen On TV’s articles of incorporation provide that no amendment or repeal of any part of the articles of incorporation may terminate the right to indemnification and advancement of expenses provided by the articles of incorporation and bylaws to any person covered at the any time prior to the amendment or repeal.

Under the DGCL, in order to amend a Delaware corporation’s certificate of incorporation, the board of directors must adopt a resolution setting forth the proposed amendment to the certificate of incorporation declaring its advisability and submit it to the shareholders for consideration. A majority of all outstanding shares entitled to vote thereon must then approve it. Furthermore, amendments which make changes regarding the capital stock by increasing or decreasing the par value or otherwise adversely affecting the rights of such class must be approved by a majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights.

eDiets’ certificate of incorporation provides that, notwithstanding any amendment or repeal, eDiets reserves the board’s right to increase, decrease or reclassify its authorized capital stock or any class or series thereof, and to amend, alter, change or repeal any provision of the certificate of incorporation, and any amendment thereto would be subject to this reservation.

As Seen On TV	eDiets

Bylaws

As permitted by the FBCA, As Seen On TV’s by-laws provide that they may be amended or repealed, or new by-laws may be adopted, by action of either the shareholders or the board of directors, except that As Seen On TV’s by-laws provide that the board may not amend or repeal a particular by-law adopted by shareholders which specifically provides that such by-law is not subject to amendment or repeal by the directors. As Seen On TV’s by-laws further provide that no amendment or repeal of the by-laws may terminate the right to indemnification and advancement of expenses provided by the by-laws to any person covered at the any time prior to the amendment or repeal.

As permitted by the DGCL, eDiets’ by-laws may be amended by a majority of the board or by action of the shareholders, except that eDiets’ certificate of incorporation provides that no amendment or repeal may terminate the right to indemnification provided by the certificate of incorporation to any person covered at the any time prior to the amendment or repeal.

DIRECTORS
Number and Election of Directors

As Seen On TV’s bylaws provide that the number of directors constituting As Seen On TV’s board of directors will not be less than three nor more than 15. The number of directors on As Seen On TV’s board may be increased or decreased from time to time by amendment to As Seen On TV’s by-laws, but no decrease shall have the effect of shortening the terms of any incumbent director.

There are currently four members of As Seen On TV’s board of directors. Under the FBCA and As Seen On TV’s bylaws, directors need not be residents of Florida or a shareholder of As Seen On TV to serve as a director.

No specific number of directors is prescribed by eDiets’ certificate of incorporation or by-laws. Under the DGCL, the default number of directors is no fewer than one. However, eDiets’ by-laws provide that the number of directors comprising the board of directors shall be such number as may be from time to time fixed by resolution of the board of directors.

eDiets currently has six directors.

Vacancies on Board and Removal of Directors

Under the FBCA and As Seen On TV’s by-laws, shareholders may remove one or more directors with or without cause.

The FCBA and As Seen On TV’s by-laws provide that any vacancy occurring in As Seen On TV’s board of directors and any directorships to be filled by reason of an increase in the size of the board can be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, or may be filled by an election at an annual or special meeting of the shareholders called for that purpose, unless otherwise provided by law. Any director may be removed with or without cause by shareholders at a meeting called expressly for that purpose.

Under the DGCL and eDiets’ by-laws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

The DGCL and eDiets’ by-laws provide that vacancies on the board, whether caused by death, resignation, disqualification, removal or an increase in the size of the board, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or at a special meeting of the shareholders by the holders of shares entitled to vote. There are no specific removal provisions in eDiets’ certificate of incorporation or by-laws. Therefore, under the DGCL, the default is any director may be removed with or without cause by a majority vote of all outstanding shares entitled to vote (subject to the certain exceptions listed above that are not presently applicable to eDiets).

As Seen On TV	eDiets

Board Quorum and Vote Requirements

Pursuant to the FBCA and As Seen On TV’s by-laws, the majority of the entire board of directors then in office shall constitute a quorum.

The vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board. Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

Pursuant to the DGCL and eDiets’ by-laws, the majority of the entire board of directors then in office shall constitute a quorum.

The vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board. Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

Indemnification of Officers and Directors

The FBCA permits the indemnification of officers and directors of a corporation under certain circumstances. The material portions of those applicable provisions are reproduced below following this table of comparison.

The DGCL permits the indemnification of officers and directors of a corporation under certain circumstances. The material portions of those applicable provisions are reproduced below following this table of comparison.

Consistent with the FBCA, As Seen On TV’s articles of incorporation provide that officers and directors of As Seen On TV will not be personally liable for monetary damages to As Seen On TV to the fullest extent permitted by the FBCA and as more particularly set forth in As Seen On TV’s by-laws. As Seen On TV’s articles of incorporation further provide that As Seen On TV may insure, will indemnify and will advance expenses on behalf of its officers and directors to the fullest extent not prohibited by the FBCA. As Seen On TV’s by-laws provide that As Seen On TV will indemnify any officer or director against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent allowed under the FBCA and such expenses shall be advanced as incurred upon receipt of an undertaking to repay such amount if such person is found not to be entitled to such indemnification pursuant to the FBCA.

Consistent with the DGCL, eDiets’ certificate of incorporation provides that no director of eDiets will be personally liable to eDiets or its shareholders for monetary damages for breach of his or her fiduciary duty as director except for liability for (1) any breach of the director’s duty of loyalty to eDiets or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any matter in respect of which such director shall be liable under Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit.

Furthermore, eDiets’ certificate of incorporation and bylaws permit and direct that eDiets will indemnify any officer or director against any expenses (including attorneys’ fees) ), judgments, fines and amounts incurred by him by, reason of the fact the he or she is an officer or director, in connection with any such action, suit or proceeding to the full extent allowed under the DGCL.

Unless ordered by a court, according to eDiets’ certificate of incorporation, the failure to meet the applicable standard of conduct set forth in the DGCL is a defense to eDiets’ obligation to indemnify such person.

As Seen On TV	eDiets
Director Liability

Consistent with the FBCA, As Seen On TV’s articles of incorporation and by-laws provide that directors will not be personally liable for monetary damages and expenses incurred in connection with any proceeding for his actions as a director unless the director breached his duties by way of:

•

a criminal violation, unless the director has reasonable cause to believe his conduct was lawful or has no reasonable cause to believe his conduct was unlawful,

•

a transaction from which the director derived an improper personal benefit,

•

declaration of unlawful distributions,

•

in a derivative action, conscious disregard by the director for the best interests of the corporation or willful misconduct by the director, or in a third party action, recklessness or actions or omissions committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Consistent with the DGCL, eDiets’ certificate of incorporation provides that directors will not be personally liable for monetary damages and expenses incurred in connection with any proceeding for his actions as a director, except in the following circumstances:

•

any breach of the director’s duty of loyalty to the corporation or its shareholders,

•

any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•

any declaration of unlawful dividends or illegal redemptions or stock repurchases, or

•

any transaction from which the director derived an improper personal benefit.

eDiets’ certificate of incorporation includes provision providing for indemnification to the fullest extent provided by the DGCL.

Interested Director Transactions

Under the FBCA, no contract or transaction that is

•

between a corporation and one or more of its directors

•

between a corporation and another entity in which one or more of the corporation’s directors are directors or officers or are financially interested is void or voidable solely because of such relationship or interest, because such director or directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or because his or her or their votes are counted for such purpose, if:

•

the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;

•

the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

•

the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board, a committee, or the shareholders.

Under the DGCL, no contract or transaction that is:

•

between a corporation and one or more of its directors or officers,

•

between a corporation and another organization in which one or more of the corporation’s directors or officers are directors or officers, or

•

between a corporation and another organization in which one or more of the corporation’s directors or officers have a material financial interest,

is void or voidable solely because of such relationship or interest, because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or because the director’s or officer’s vote was counted for this purpose, if:

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the board of directors or a committee of the board, and the board or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum),

•

the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the stockholders entitled to vote on the matter and the stockholders specifically approve in good faith the contract or transaction, or

As Seen On TV	eDiets
• the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board, a committee or the stockholders.

STOCKHOLDERS
Special Meetings of Stockholders

Pursuant to the FBCA and As Seen On TV’s by-laws, a special meeting of shareholders may be called by:

•

As Seen On TV’s board of directors,

•

As Seen On TV’s president, or

•

the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting.

Pursuant to the DGCL and eDiets’ by-laws, a special meeting may be called for any purpose or purposes, unless otherwise provided by the DGCL, by eDiets’ CEO, president or board, and shall be called by eDiets’ secretary at the request in writing of stockholders owning a majority of the amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Vote Required or Mergers and Certain other Transactions

The FBCA provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Florida corporation, not in the ordinary course of business, as well as any merger, consolidation of share exchange generally must be recommended by the board of directors and approved by a vote of a majority of the shares of each class of stock of the corporation entitled to vote on such matters. Under the FBCA, the vote of the shareholders of a corporation surviving a merger is not required if:

•

the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger, and

•

each shareholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger.

The DGCL has a similar provision requiring shareholder approval in the case of the disposition of all or substantially all of a corporation’s assets, a merger or a share exchange. However, the DGCL requires that any merger, consolidation or share exchange be approved by a vote of a majority of the shares of all classes voting together and not each class separately. Under the DGCL, unless required by the certificate of incorporation, shareholder approval to authorize a merger is not required if:

•

the agreement of merger does not amend the certificate of incorporation,

•

each share of stock outstanding prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the Merger Agreement, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

As Seen On TV	eDiets
Corporate Action Without Shareholder Meeting

Consistent with the FBCA, As Seen On TV’s by-laws provide that any action required by its by-laws, articles of incorporation, or by law, to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote if consent in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the DGCL, unless the certificate of incorporation provides otherwise, shareholder action may be taken if written consents are received from the holders of the minimum number of votes that would be necessary to authorize that action at a meeting at which all of the shares entitled to vote for that action were present and voted.

Consistent with the DGCL, neither eDiets’ certificate of incorporation nor its by-laws permit shareholder action without a shareholder meeting, whether by written consent or otherwise.

Preemptive Rights

As permitted by FBCA, As Seen On TV common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of As Seen On TV or any other securities convertible into shares of any class of stock of As Seen On TV under As Seen On TV’s articles of incorporation.

As permitted by the DGCL, eDiets common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of eDiets or any other securities convertible into shares of any class of stock of eDiets under eDiets’ certificate of incorporation.

Stockholder Action without Meeting
Consistent with the FBCA, As Seen On TV’s articles of incorporation provides that any action required to be taken at any meeting of stockholders may be taken by written consent without a meeting.

Consistent with the DGCL, eDiets’ bylaws state that any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends

The FBCA provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities, plus (unless the corporation’s articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions.

As Seen On TV’s articles of incorporation and by-laws do not restrict the declaration or payment of dividends.

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

eDiets’ certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.

As Seen On TV	eDiets
SHAREHOLDER RIGHTS PLAN
As Seen On TV does not have a stockholder rights plan.	eDiets does not have a stockholder rights plan.
BUSINESS COMBINATIONS; SUPERMAJORITY VOTING REQUIREMENTS
Business Combination with Substantial Shareholders

The FBCA has two anti-takeover statutes dealing with affiliated transactions and control-share acquisitions, respectively.

However, as permitted by these two statutes, As Seen On TV has elected in its articles of incorporation to opt out of and, therefore, is not subject to either the FBCA’s affiliated transactions statute or control-share acquisitions statute.

The DGCL prevents certain business combinations with certain “interested shareholders” for three years, with certain exceptions. A summary of the material portions of those provisions are reproduced below following this table of comparison.

Short-Form Merger with Subsidiary

Under the FBCA, a parent corporation may merge into a subsidiary and a subsidiary may merge into its parent, without shareholder approval, if 80% of each class of capital stock of the subsidiary is owned by the parent corporation. Shareholders of the subsidiary who dissent from the merger and comply with the provisions of the FBCA regarding dissenters’ rights may be entitled to be paid the fair value of their shares.

See the discussion below this table of comparison for an explanation of the dissenters’ rights prescribed by the FBCA under “Dissenters’ Rights”.

Under The DGCL, a parent corporation may merge into its subsidiary and a subsidiary may merge into its parent, without shareholder approval, where such parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary. If all of the shares of the subsidiary are not owned by the parent corporation, shareholders of the subsidiary would be entitled to appraisal rights as set forth in the applicable provisions of the DGCL.

See the discussion below this table of comparison for an explanation of the dissenters’ rights prescribed by the DGCL under “Dissenters’ Rights”.

Business Combinations with Substantial Shareholders

eDiets.  Section 203 of the DGCL prevents certain business combinations of the corporation with “interested shareholders”, as defined below, for three years after such shareholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in a broad range of business combinations and other transactions with a person or an affiliate, or associate of such person, who is an interested shareholder for a period of three years from the date that such person became an interested shareholder, unless:

•

the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder,

•

the interested shareholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested shareholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or

•

on or after the date the person becomes an interested shareholder, the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder.

Under Section 203, an “interested shareholder” is defined as any person who is:

•

the owner of 15% or more of the outstanding voting stock of the corporation, or

•

an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 of the DGCL by amending its certificate of incorporation or by-laws by action of its shareholders to exempt itself from coverage, provided that such by-law or certificate of incorporation amendment will not be deemed to be effective until 12 months after the date such amendment is adopted.

Indemnification of Officers and Directors.

As Seen On TV.  The FBCA permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (other than an action by or any right of the corporation) by reason of the fact that he or she is or was a director or officer or is now serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, under the FBCA, As Seen On TV may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement not exceeding estimated expenses of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The FBCA further provides that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Pursuant to the FBCA, such determination shall be made:

•

by As Seen On TV’s board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding,

•

by a majority vote of a committee, duly designated by As Seen On TV’s board consisting of two or more directors not at the time parties to the action, suit or proceeding,

•

by independent legal counsel selected by As Seen On TV’s board by a majority vote of a quorum consisting of directors who were not parties to such action, or

•

by the shareholders of As Seen On TV by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of the shareholders who were not parties to such action, suit or proceeding.

The reasonableness of the expenses to be indemnified is determined in the same manner as the determination of whether the indemnification is permissible. The FBCA further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under the FBCA, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Under the FBCA, indemnification or advancement of expenses, however, may not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute:

•

a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful,

•

a transaction from which the officer or director derived an improper personal benefit,

•

in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (relating to unlawful distributions) are applicable, or

•

willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

eDiets.  Under the DGCL, all directors and officers may be indemnified by a corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Dissenter’s Rights

As Seen On TV.  The FBCA provides dissenters’ rights in connection with:

•

a merger, except that such rights are not provided when (a) no vote of the shareholders is required for the merger or (b) shares of the corporation are registered on a national securities exchange, designated as a national market system security on The Nasdaq Stock Market, or held of record by not fewer than 2,000 shareholders,

•

a sale of substantially all the assets of a corporation (other than in the ordinary course of business),

•

the approval of certain control share acquisitions, and

•

amendments to the articles of incorporation that may adversely affect the rights of shareholders by:

o

altering or abolishing any preemptive rights attached to such shareholder’s shares,

o

altering or abolishing the voting rights pertaining to such shareholder’s shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares,

o

effecting an exchange, cancellation, or reclassification of any of such shareholder’s shares, when such amendment would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages,

o

reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder’s shares subject to redemption then they are not otherwise redeemable,

o

making non-cumulative, in whole or in part, dividends on any of his or her preferred shares which had theretofore been cumulative,

o

reducing the stated dividend preference of any of his or her preferred shares, or

o

reducing any stated preferential amount payable on the shareholder’s preferred shares upon voluntary or involuntary liquidation.

Where a corporation seeks to amend its articles of incorporation in one or more of the foregoing ways, the proposed amendment must be approved by shareholders owning a majority of the votes entitled to be cast on the amendment, which is a higher voting requirement than is otherwise generally required to effect amendments to the articles of incorporation.

eDiets.  Under the DGCL, eDiets stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of eDiets common stock, as determined by the Delaware Chancery Court. eDiets stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. eDiets will require strict compliance with these statutory procedures.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. If an eDiets stockholder wishes to consider exercising its appraisal rights, the eDiets stockholder should carefully review the full text of Section 262 because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL.

Section 262 requires that stockholders of record on the record date be notified not less than 20 days before the special meeting to vote on the merger for which dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. [This proxy statement/prospectus constitutes eDiets’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.]

If an eDiets stockholder elects to demand appraisal of its shares, the following conditions must be satisfied:

(1)

The stockholder must deliver to eDiets a written demand for appraisal of its shares before the vote is taken on the Merger Agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

(2)

The stockholder must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of the stockholder’s appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If an eDiets stockholder fails to comply with either of these conditions, and the merger is completed, the stockholder will be entitled to receive the shares of As Seen On TV common stock for its shares of eDiets common stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to its shares of eDiets common stock.

[All demands for appraisal should be addressed to eDiets.com, Inc., 555 SW 12th Avenue, Suite 210, Pompano Beach, FL, Attention: Corporate Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of eDiets common stock. The demand must reasonably inform eDiets of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.]

To be effective, a demand for appraisal by a holder of eDiets common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for one or more stockholders of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If an eDiets stockholder holds its shares of eDiets common stock in a brokerage or bank account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with its broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each eDiets stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the shares of As Seen On TV common stock for its shares of eDiets common stock as provided for in the Merger Agreement. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of eDiets common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of eDiets common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Merger Agreement. You also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in the merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of As Seen On TV common stock for its shares of eDiets common stock as provided for in the Merger Agreement. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, eDiets stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of any appraisal rights.

OTHER MATTERS

Stockholder Proposals

eDiets will hold a [2013] annual meeting of stockholders only if the merger is not completed. In the event that the [2013] annual meeting is to be held, any proposals of stockholders intended to be presented at that meeting, including a proposal for the election of a director, must be received by eDiets no later than fifteen days following the public announcement of the date of the annual meeting to be considered for inclusion in the eDiets’ proxy materials relating to the meeting. Stockholder proposals must be submitted in accordance with the Exchange Act and the rules and regulations thereunder and with the laws of the State of Delaware.

Legal Matters

As Seen On TV has engaged Pearlman and Schneider, LLP to assist As Seen On TV with legal matters concerning the merger. eDiets has engaged Greenberg Traurig, P.A. to assist eDiets with legal matters concerning the merger. Certain U.S. federal income tax matters will be passed upon for As Seen On TV by Katz, Barron, Squitero, Faust, Friedberg, English & Allen, P.A.

Experts

The consolidated balance sheets of As Seen on TV, Inc. as of March 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended March 31, 2012 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of eDiets.com, Inc. at December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, included in the Proxy Statement of As Seen On TV, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Other Proposals

As of the date of this proxy statement/prospectus, the eDiets board of directors does not know of any other matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies for the eDiets special meeting intend to vote or not to vote in accordance with the recommendation of the management of eDiets.

Undertakings of As Seen On TV

As Seen On TV hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), As Seen On TV undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

As Seen On TV undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

As Seen On TV hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and As Seen On TV being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Indemnification of Directors and Officers

As Seen On TV. As authorized under Florida law, Under As Seen On TV’s articles of incorporation, its directors are not liable for monetary damages for breach of fiduciary duty, except in connection with: breach of the director's duty of loyalty to As Seen On TV or its shareholders; acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; a transaction from whichitsdirector received an improper benefit; or an act or omission for which the liability of a director is expressly provided under Florida law.

Under its bylaws, As Seen On TV is permitted to indemnify and hold harmless its directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of As Seen On TV) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of As Seen On TV, a party seeking to be indemnified, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except as the court deems proper. To the extent that a director, officer, employee or agent of As Seen On TV has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

eDiets. As authorized under Delaware law, eDiets`s certificate of incorporation provides that a director shall not be personally liable to eDiets or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under its bylaws, eDiets is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether external or internal to the corporation (other than a judicial action or suit brought by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation as or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

WHERE YOU CAN FIND MORE INFORMATION

As Seen On TV and eDiets must comply with the informational requirements of the Exchange Act and its rules and regulations. Under the Exchange Act, As Seen On TV and eDiets must file reports, proxy statements, and other information with the SEC. Copies of these reports, proxy statements, and other information can be inspected and copied at:

Public Reference Room
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of As Seen On TV’s materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the SEC’s home page on the Internet at http://www.sec.gov.

All information contained in this proxy statement/prospectus with respect to As Seen On TV and eDiets Acquisition, was supplied by As Seen On TV and all information with respect to eDiets was supplied by eDiets. Neither As Seen On TV nor eDiets can warrant the accuracy or completeness of the information relating to the other party.

As Seen On TV filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the issuance of the shares offered by this proxy statement/prospectus to the eDiets stockholders. This proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement and exhibits thereto, certain portions of which we have omitted from this proxy statement/prospectus as permitted by the SEC’s rules and regulations. You may obtain copies of the registration statement and its amendments (including the omitted portions), including exhibits, from the SEC upon payment of prescribed rates or on the Internet at http://www.sec.gov. For further information about As Seen On TV’s common stock, we refer you to the registration statement and the exhibits thereto. Statements contained in this proxy statement/prospectus or the registration statement relating to the contents of any contract or other document As Seen On TV filed as an exhibit to the registration statement are only summaries of those documents and are not necessarily complete. Therefore, we qualify each of these statements by reference to the full text of those contracts and documents As Seen On TV has filed with the SEC.

You should rely only on the information or representations provided in this proxy statement/prospectus or incorporated herein by reference. As Seen On TV has not authorized anyone else to provide you with different information. As Seen On TV will not offer the shares of its common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus, including information incorporated herein by reference, is accurate as of any date other than the date on the cover page

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS OF AS SEEN ON TV AND
SUBSIDIARIES AND EDIETS AND SUBSIDIARIES

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$991,645	$4,683,186
Accounts receivable, net	736,775	2,055,162
Advances on inventory purchases	667,090	304,702
Inventories	3,080,952	1,561,314
Note receivable	500,000	—
Debt issuance costs, net	153,412	—
Prepaid expenses and other current assets	603,440	262,163
Total current assets	6,733,314	8,866,527

Certificate of deposit – non current	50,298	50,000
Property, plant and equipment, net	118,188	140,000
Intangible assets	2,839,216	—
Deposit on asset acquisition	—	729,450
Other non-current assets	2,185	—
Total Assets	$9,743,201	$9,785,977

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$859,100	$433,591
Deferred revenue	3,750	33,750
Accrued registration rights penalty	156,000	156,000
Accrued expenses and other current liabilities	430,281	601,695
Notes payable – current portion	710,306	28,737
Warrant liability	21,227,942	25,797,615
Total current liabilities	23,387,379	27,051,388

Other liabilities – non current	40,000	—

Total liabilities	23,427,379	27,051,388

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively.	—	—
Common stock, $.0001 par value; 750,000,000 shares authorized and 32,370,784 and 31,970,784 issued and outstanding at September 30, 2012 and March 31, 2012, respectively.	3,237	3,197
Additional paid-in capital	1,396,146	—
Accumulated deficit	(15,083,561)	(17,268,608)
Total stockholders' equity (deficiency)	(13,684,178)	(17,265,411)

Total liabilities and stockholders' equity (deficiency)	$9,743,201	$9,785,977

See accompanying notes to condensed consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Revenues	$637,724	$258,495	$1,037,955	$744,383
Cost of revenues	549,480	233,712	1,033,307	687,941
Gross profit	88,244	24,783	4,648	56,442

Operating expenses:
Selling and marketing expenses	155,547	—	199,860	—
General and administrative expenses	974,164	886,086	2,265,934	1,800,530
Loss from operations	(1,041,467)	(861,303)	(2,461,146)	(1,744,088)

Other (income) expense:
Warrant revaluation	(14,758,437)	6,089,324	(5,429,786)	5,565,771
Loss of extinguishment of debt	—	2,950,513	—	2,950,513
Revaluation of derivative liability	—	(61,677)	—	(209,351)
Other income	(572)	(1,199)	(3,634)	(1,426)
Interest expense	786,517	2,257,603	787,227	2,374,674
Interest expense - related party	—	3,208	—	22,201
	(13,972,492)	11,237,772	(4,646,193)	10,702,382

Income (loss) before income taxes	12,931,025	(12,099,075)	2,185,047	(12,446,470)

Provision for income taxes	—	—	—	—

Net income (loss)	$12,931,025	$(12,099,075)	$2,185,047	$(12,446,470)

Income /(loss) per common share
Basic	$0.40	$(1.02)	$0.07	$(1.08)
Diluted	$0.37	$(1.02)	$0.06	$(1.08)

Weighted-average number of common shares outstanding:
Basic	32,370,784	11,919,771	32,191,549	11,495,820
Diluted	34,873,579	11,919,771	34,491,919	11,495,820

See accompanying notes to condensed consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIENCY)

FOR THE PERIOD SIX MONTHS ENDED SEPTEMBER 30, 2012

(UNAUDITED)

	Common Shares, $.0001 Par Value Per Share		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares Issued	Amount

Balance April 1, 2012	31,970,784	$3,197	$—	$(17,268,608)	$(17,265,411)

Share based compensation			135,108		135,108

Common shares issued for services	150,000	15	229,982		229,997

Warrants issued for services			(1,331)		(1,331)

Common shares issued for asset acquisition	250,000	25	257,475		257,500

Warrants issued for asset acquisition, including warrant modification			241,880		241,880

Beneficial conversion feature on notes payable			533,032		533,032

Net income				2,185,047	2,185,047

Balance September 30, 2012	32,720,784	$3,237	$1,396,146	$(15,083,561)	$(13,684,178)

See accompanying notes to condensed consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$2,185,047	$(12,446,470)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	25,439	21,322
Accretion of discount on convertible debt	625,000	1,093,650
Amortization of deferred financing costs	152,000	1,261,121
Warrants issued for services	(1,331)	95,292
Share-based compensation	135,108	123,426
Interest accretion in related party note payable	—	15,781
Shares issued for consulting services	229,997	184,000
Change in fair value of warrants	(5,429,786)	5,565,771
Change in derivative liability	—	(209,351)
Loss on extinguishment of debt	—	2,950,513
Changes in operating assets and liabilities:
Accounts receivable	1,318,387	(51,959)
Advances on inventory purchases	(362,388)	(766,182)
Inventories	(1,519,638)	(269,967)
Prepaid expenses and other current assets	(341,277)	(87,424)
Other non-current assets	(2,185)	—
Accounts payable	425,509	(153,508)
Deferred revenue	(30,000)	(46,152)
Accrued expenses and other current liabilities	(191,160)	69,658
Net cash used in operating activities	(2,781,278)	(2,650,479)

Cash flows from investing activities:
Deposit on asset acquisition	—	(40,000)
Increase in note receivable	(500,000)	—
Certificate of deposit – non current	(298)	—
Purchase of intangible assets	(1,565,525)	—
Additions to property, plant and equipment	(3,627)	(49,150)
Net cash used in investing activities	(2,069,450)	(89,150)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	1,275,000	2,550,000
Costs associated with convertible debt	(157,175)	(342,586)
Proceeds of notes payable	109,699	29,180
Repayment of notes payable	(68,337)	(9,714)
Deferred offering costs	—	(7,500)
Proceeds from private placements of common stock	—	1,170,000
Costs associated with private placement of common stock	—	(192,400)
Net cash provided by financing activities	1,159,187	3,196,980

Net increase (decrease) in cash and cash equivalents	(3,691,541)	457,351
Cash and cash equivalents - beginning of period	4,683,186	35,502
Cash and cash equivalents - end of period	$991,645	$492,853

See accompanying notes to condensed consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended September 30,
	2012	2011
Supplemental disclosures of cash flow information
Interest paid in cash	$1,219	$3,314
Taxes paid in cash	$—	$—
Non Cash Investing and Financing Activities
Common shares issued towards asset acquisition	$257,500	$500,000
Warrants issued with debt	$860,112	$3,606,399
Cashless exercise of placement agent warrants	$—	$3,594,435
Deferred offering costs	$—	$63,500
Beneficial conversion feature on note payable	533,032	$243,711
Settlement of derivative liabilities	—	$13,323
Warrant issued for asset acquisition	$241,880	$—
Liability recorded for asset acquisition	$50,000	$—
Insurance premiums financed through notes payable	$99,699	$38,875

See accompanying notes to condensed consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

DESCRIPTION OF OUR BUSINESS

As Seen On TV, Inc., a Florida corporation (the “Company” or “ASTV”), was organized in November 2006. ASTV and its operating subsidiaries (collectively referred to as the “Company”) market and distribute products and services through direct response channels. Our operations are conducted principally through our wholly-owned subsidiary, TV Goods, Inc., a Florida corporation organized in October 2009 (“TVG”).

Our primary channels of distribution are through television via infomercials (28.5 minute shows), short form spots (30 seconds to 5 minutes) and via shopping channels such as QVC and HSN. Our business model is to initially test the potential commercial viability of a product or service with a limited media campaign to determine if a full-scale marketing campaign would be justified. If preliminary marketing results appear to justify an expanded campaign, we will develop and launch an expanded program. Secondary channels of distribution include the Internet, retail, catalog, radio and print media.

Our executive offices are located in Clearwater, Florida.

Due to the similar nature of the underlying business and the overlap of our operations, we view and manage these operations as one business; accordingly, we do not report as segments. On August 9, 2012 we entered into a letter of intent with eDiets.com, Inc. for the acquisition of that company in a stock for stock transaction. On October 31, 2012, we entered into a definitive Agreement and Plan of Merger with eDiets.com, Inc. The terms of the Agreement and Plan of Merger provide that we will issue 19,077,252 shares of our common stock to the stockholders of eDiets.com, Inc. in exchange for 100% of the outstanding shares of that company.  The closing of the transaction is subject to a number of conditions precedent, including, but not limited to:

•	the satisfactory completion of due diligence on each company by the other company,
•

the effectiveness of a registration statement on Form S-4 which we will file with the Securities and Exchange Commission to register the shares of our common stock to be issued to the eDiets.com, Inc. stockholders, and

•	requisite approval of the transaction by the stockholders of eDiets.com, Inc.

We are conducting our due diligence process and our target closing date for the transaction, assuming the satisfaction of the conditions precedent to closing, on or before March 31, 2013.  However, as a result of the number of conditions precedent to close, investors should not place undue reliance on the execution of the definitive Agreement and Plan of Merger and there are no assurances that this transaction will ultimately be consummated.

NOTE 2.

BASIS OF PRESENTATION.

The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting of interim financial information. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Accordingly, these statements do not include all the disclosures normally required by accounting principles generally accepted in the United States for annual financial statements and should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this report. The accompanying consolidated condensed balance sheet as of March 31, 2012 has been derived from our audited financial statements. The condensed consolidated statements of operations and cash flows for the three and six month periods ending September 30, 2012 are not necessarily indicative of the results of operations or cash flows to be expected for any future period or for the year ending March 31, 2013.

The accompanying unaudited condensed consolidated financial statements have been prepared by management and should be read in conjunction to our consolidated financial statements, including the notes thereto, appearing in our Annual Report on Form 10-K for the year ended March 31, 2012. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position and results of operations as of the dates and for the periods presented.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.

BASIS OF PRESENTATION. (CONTINUED)

The condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All inter-company account balances and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform with the current period presentation.

NOTE 3.

LIQUIDITY

As of September 30, 2012, we had approximately $992,000 in cash and cash equivalents. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation as a going concern. We have sustained substantial operational losses since our inception, and such operational losses have continued through September 30, 2012 and have financed our operations primarily through the issuance of shares of our common stock and the issuance of convertible notes.  At September 30, 2012, we had an accumulated deficit of approximately $15,084,000.  The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable which is dependent upon the frequency and success of new and existing products.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Management believes the Company has sufficient cash resources (including the September 2012 Bridge Note (Note 11) and the November 2012 Private Placement (Note 15) to sustain operations through at least November 2013.

We have commenced implementing, and will continue to implement, various measures to address our financial condition, including:

•

Continuing to seek debt and equity financing and possible funding through strategic partnerships. However, there can be no assurances that the Company will be able to raise additional capital on favorable terms, or at all.

•

Curtailing operations where feasible to conserve cash through deferring certain of our marketing activities until our cash flow improves and we can recommence these activities with appropriate funding.

•

Investigating and pursuing transactions including mergers, and other business combinations and relationships deemed by the board of directors to present attractive opportunities to enhance stockholder value.

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported periods. Our management believes the estimates utilized in preparing our consolidated financial statements are reasonable. Actual results could differ from these estimates.

Significant estimates for the periods reported include the allowance for doubtful accounts, sales returns and allowances and fair value assumptions used in determining share based compensation and warrant liabilities.  Our allowance for doubtful accounts is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment and historical bad debt experience. This evaluation methodology has proved to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.

In the direct response industry, purchased items are generally returnable for a certain period after purchase. We attempt to estimate returns and provide an allowance for sales returns where applicable. Our estimates are based on historical experience and knowledge of the products sold. The allowance for estimated sales returns totaled $209,858 and $275,000 at September 30, 2012 and March 31, 2012, respectively, and is included in accrued expenses.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We also rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when deriving the fair value of share-based compensation and warrants. Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations. Actual results could differ from these estimates.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC 605 — Revenue Recognition. Following agreements or orders from customers, we ship product to our customers often through a third party facilitator. Revenue from product sales is only recognized when substantially all the risks and rewards of ownership have transferred to our customers, the selling price is fixed and collection is reasonably assured. Typically, these criteria are met when our customer’s order is received and we receive acknowledgment of receipt by a third party shipper and collection is reasonably assured.

The Company has a return policy whereby the customer can return any product within 60-days of receipt for a full refund, excluding shipping and handling. However, historically the Company has accepted returns past 60-days of receipt. The Company provides an allowance for returns based upon specific product warranty agreements and past experience and industry knowledge. All significant returns for the periods presented have been offset against gross sales.  The Company also provides a reserve for warranty, which is not significant and is included in accrued expenses.

Receivables

Accounts receivable consists of amounts due from the sale of our direct response and home shopping related products.  Accounts receivables, net of allowances, totaled $736,775 and $2,055,162 at September 30, 2012 and March 31, 2012,  respectively. Our allowance for doubtful accounts at September 30, 2012 and March 31, 2012, was approximately $6,000 and $75,000, respectively. The allowances are estimated based on historical customer experience and industry knowledge.

Inventories and Advances on Inventory Purchases

Inventories are stated at the lower of cost or market. Cost is determined using a first-in, first-out, or FIFO, method. We review our inventory for excess or obsolete inventory and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. Inventories totaled $3,080,952 and $1,561,314 at September 30, 2012 and March 31, 2012, respectively. As we do not internally manufacture any of our products, we do not maintain raw materials or work-in-process inventories. In addition, the Company had made advanced deposits against inventory orders placed totaling $667,090 and  $304,702 at September 30, 2012, and March 31, 2012, respectively. This balance represents payments made to our product suppliers in advance of delivery to the Company. It is common industry practice to require a substantial deposit against products ordered before commencement of manufacturing, particularly with off-shore suppliers. Additional advance payments may also be required upon achievement of certain agreed upon manufacturing or shipment benchmarks. Upon delivery and receipt by the Company of the items ordered, and the Company taking  title to the goods, the balances are transferred to inventory.

Note Receivable

On August 9, 2012 we entered into a letter of intent with eDiets.com, Inc., a publically traded weight loss company, for the acquisition of that company in a stock for stock transaction. On October 31, 2012, we entered into the definitive Agreement and Plan of Merger. In connection with this transaction, on September 7, 2012, the Company loaned eDiets.com $500,000 under the terms of a Senior Promissory Note.  The Note bears interest at 12% per annum and matures ten business days following the earlier of the closing of the pending merger or December 31, 2012.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment, net

We record property, plant and equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. We provide for depreciation and amortization using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Property, plant and equipment, net consists of the following:

	Estimated	September 30,	March 31,
Property, plant and equipment	Useful Lives	2012	2012
Computers and software	3 Years	$67,751	$64,724
Office equipment and furniture	5-7 Years	85,945	85,345
Leasehold improvements	1-3 Years	62,610	62,610
		216,306	212,679
Less: accumulated depreciation and amortization		(98,118)	(72,679)
		$118,188	$140,000

Depreciation and amortization expense totaled $13,943 and $25,439 for the three month and six month periods ending September 30, 2012, respectively, and $11,037 and $21,322 for the three month and six month periods ending September 30, 2011, respectively.

Earnings (Loss) Per Share

Basic earnings per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. For the three month and six month periods ending September 30, 2011, no potentially issuable shares were reflected in a diluted calculation as the inclusion of potentially issuable shares would be anti-dilutive.

The following is a reconciliation of the number of shares used in the calculation of basic earnings per share and diluted earnings per share for the three and six months ended September 30, 2012 and 2011, respectively. All potentially dilutive common shares were anti-dilutive for the three month and six month periods ending September 30, 2011.

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Net Income (loss)	$12,931,025	$(12,099,075)	$2,185,047	$(12,446,470)

Weighted-average number of common shares outstanding	32,370,784	11,919,771	32,191,549	11,495,820

Incremental shares from the assumed Exercise of dilutive securities:
Stock options	—	—	—	—
Convertible Note	559,006	—	281,030	—
Dilutive warrants	1,943,789	—	2,019,340	—
	34,873,579	11,919,771	34,491,919	11,495,820
Net earnings (loss) per share:
Basic	$0.40	$(1.02)	$0.07	$(1.08)
Diluted:	$0.37	$(1.02)	$0.06	$(1.08)

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following securities were not included in the computation of diluted net earnings per share as their effect would be anti-dilutive:

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Stock options	1,055,000	1,250,000	1,055,000	1,250,000
Warrants	30,904,314	22,163,064	29,341,814	22,163,064
Convertible notes	—	1,242,188	—	1,242,188
Related party convertible note	—	133,750	—	133,750
	31,959,314	24,789,002	30,396,814	24,789,002

Share-Based Payments

We recognize share-based compensation expense on stock based awards. Compensation expense is recognized on that portion of stock option awards that are expected to ultimately vest over the vesting period from the date of grant. Employee options granted vest over their requisite service periods as follows: 6 months (50% vesting); 12 months (25% vesting) and 18 months (25% vesting). We granted no stock options or other equity awards which vest based on performance or market criteria. We apply an estimated forfeiture rate of 10% to all share-based awards which represents that portion we expected would be forfeited over the vesting period. We re-evaluate this analysis periodically and adjust our estimated forfeiture rate as necessary.

We utilized the Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets. No indicators of impairment existed at September 30, 2012 or March 31, 2012, respectively.

Income Taxes

We account for income taxes in accordance with FASB ASC 740 — Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FASB ASC 740 — Income Taxes.

FASB ASC 740 also requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents and trade accounts receivable. Cash and cash equivalents are held with financial institutions in the United States and from time to time we may have balances that exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Concentration of credit risk with respect to our trade accounts receivable to our customers is limited to $736,775 at September 30, 2012. Credit is extended to our customers, based on an evaluation of a customer’s financial condition and collateral is not required. To date, we have not experienced any material credit losses.

Marketing and Advertising Costs

Marketing, advertising and promotional costs are expensed when incurred and totaled $31,046 and $54,018 for the three month and six month periods ending September 30, 2012, respectively, and $11,729 and $15,716 for the three and six month periods ending September 30, 2011, respectively.

Fair Value Measurements

FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to us on September 30, 2012 and March 31, 2012, respectively. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, note receivable, accounts payable, notes payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments.

The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. As a result, certain warrants issued in connection with various offerings were accounted for as derivatives. Additionally, the Company determined that the conversion feature on the convertible debentures issued in August 2011 and May 2011 qualifies for derivative accounting. See Note 9, Warrant Liabilities.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Debt Issuance Costs

The Company capitalizes debt issuance costs and amortizes these costs to interest expense over the term of the related debt.

New Accounting Standards

There have been no recent accounting pronouncements or changes in accounting pronouncements during the three months ended September 30, 2012, as compared to the recent accounting pronouncements described in the Company’s Audited March 31, 2012 Financial Statements that are of material significance or have potential material significance to the Company.

NOTE 5.

ASSET PURCHASE

On May 27, 2011, the Company entered into a binding letter agreement with Seen on TV, LLC, a Nevada limited liability company, with no affiliation with the Company, and Ms. Mary Beth Gearhart (formerly Fasano), its president. The letter agreement provided that we would obtain ownership of certain Seen on TV intangible assets, primarily consisting of the domain names “asseenontv.com” and “seenontv.com”. Upon entering into the binding letter agreement, we issued 250,000 shares of restricted common stock, with a fair value of $500,000 on the contract date, and an initial cash payment of $25,000 to Ms. Gearhart. In addition, we granted 50,000 warrants to issue common shares, initially exercisable at $7.00 per share for a period of three years with a grant date fair value of approximately $162,000. Further, we made five additional monthly payments of $5,000 to the seller and a $10,000 contribution to a designated charitable organization. All payments made under the initial letter agreement, including the fair value of securities and an additional $7,000 paid for use of the URL “asseenontv.co.uk” totaled $729,450 at March 31, 2012.

On June 28, 2012, the Company finalized the asset purchase agreement with Seen on TV, LLC agreeing to (i) pay an additional $1,560,000 in cash, (ii) issue an additional 250,000 shares of restricted stock, (iii) issue 250,000 common stock purchase warrants, exercisable at $0.64 per share exercisable for three years from issuance, (iv) modifying the exercise price of the 50,000 common stock purchase warrants issued in May 2011 from $7.00 per share to $1.00 per share and extending their term, and (v) making five annual payments of $10,000 per year to a charitable organization designated by Seen on TV. This obligation was recorded with the current component of $10,000 being reported with accrued expenses and $40,000, the non-current portion, being reported as other liabilities – long-term. The Company agreed that so long as the seller owns at least 250,000 common shares received under the purchase agreement, if we were to issue additional shares of common stock, the seller will be entitled to receive  additional shares sufficient to maintain their proportional ownership in the Company.  The Company will be required to issue additional shares under this agreement as result of the November 2012 Private Placement  (Note 15).

This transaction did not meet the criteria of a business combination within the guidelines of ASC 805—Business Combinations, and therefore was accounted for as an asset purchase. The transaction contained no contingent consideration and no liabilities were assumed contingent or otherwise. Accordingly, the assets acquired, all identifiable intangible assets, were recognized based on our costs of the assets acquired.

A summary of the total costs of the assets both under the initial May 27, 2011 binding letter agreement and the June 22, 2012 Asset Purchase Agreement were as follows:

Cash at closing	$1,620,000
May 2011 common shares issued	500,000
June 2012 common shares issued	257,500
Fair value of modified May 2011 warrants(*)	168,320
Fair value of June 2012 warrants	235,756
Additional cash payments and commitments	57,640
$2,839,216

———————

(*) includes approximately $6,000 related to warrant modification.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5.

ASSET PURCHASE (CONTINUED)

The Company accounted for the intangible assets in accordance with the provisions of ASC 350—Intangibles-Goodwill and Other.  As the intangibles we acquired are not subject to legal, regulatory, contractual or other factors which limit their useful life, the potential economic benefits to the Company are considered indefinite within the meaning of the related guidance.  Accordingly, no amortization of the related costs is being recognized. However, the Company recognizes the intangible assets are subject to review for potential impairment and if impairment were to be noted, an appropriate reduction in the carrying value of the assets would be recorded.

NOTE 6.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Components of prepaid expenses and other current assets consist of the following:

	September 30,	March 31,
	2012	2012

Prepaid production costs	$353,527	$93,100
Prepaid royalties	65,000	20,000
Prepaid license fees	33,866	37,549
Prepaid insurance	84,497	45,385
Prepaid investor relations fee	—	45,000
Prepaid media expenses	28,658	—
Prepaid expenses – other	37,892	21,129
	$603,440	$262,163

NOTE 7.

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	September 30,	March 31,
	2012	2012

Accrued compensation	$77,155	$63,115
Accrued warranty	79,240	90,000
Accrued sales returns	209,858	275,000
Accrued professional fees	43,300	164,999
Accrued rents	2,151	—
Accrued other	18,577	8,581
	$430,281	$601,695

NOTE 8.

PRIVATE PLACEMENTS

On June 15, 2011 the Company and approximately twenty accredited investors entered into a securities purchase agreement and completed a closing of a private offering of 292,500 shares of the Company’s common stock and three series of warrants to purchase up to 585,000 shares of common stock, in the aggregate, for aggregate gross proceeds of $1,170,000. The Company sold the shares at an initial purchase price of $4.00 per share, which may be adjusted downward, but not to less than $2.00 per share, under certain circumstances. In addition to the shares, the Company issued: (i) Series A Common Stock purchase warrants to purchase up to 292,500 shares of common stock at an exercise price of $3.00 per share; (ii) Series B Common Stock purchase warrants to purchase up to 146,250 shares of common stock at an exercise price of $5.00 per share and (iii) Series C Common Stock purchase warrants to purchase up to 146,250 shares of common stock at an exercise price of $10.00 per share.

In August 2011, a majority of the investors in the June 15, 2011 private offering, entered into a Notice, Consent, Amendment and Waiver Agreement (“Amendment Agreement”) with the Company in connection with the Bridge Debenture (defined below) offering. Under the terms of the Amendment Agreement, all the investors (i) waived any right to participate in the Bridge Debenture offering or related offerings, (ii) waived a provision prohibiting certain subsequent equity sales and (iii) amendment to per share price protection. In exchange, the Company lowered the sale price of the June 15, 2011 private offering from $4.00 per share to $2.00 per share and according issued an additional 292,500 common shares under that agreement to the investors.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.

PRIVATE PLACEMENTS (CONTINUED)

The Company engaged a registered broker dealer in connection with the offering and the broker dealer received a selling commission in cash of 10 percent of the aggregate funds raised, with an additional two percent in non-accountable cash expense allowance. In addition, the Company issued to the broker dealer common stock purchase warrants equal to 10 percent of (i) the number of shares and (ii) the number of shares of common stock issuable upon exercise of the warrants, with an exercise price of $3.00 per share.

On August 29, 2011, the Company raised aggregate gross proceeds of $1,800,000 under a private placement of 12% Senior Convertible Debentures (the “Bridge Debentures”) with six accredited investors. Investors purchased Debentures, in the aggregate principal amount of $1,800,000. The Bridge Debentures carried an interest at a rate of 12% per annum and were payable quarterly. Principal and accrued interest on the Bridge Debentures would automatically convert into equity securities identical to those sold to investors in the Company’s next offering of at least $4 million of gross proceeds of equity or equity linked securities (excluding the principal amount under the Bridge Debentures) that is consummated during the term of the Bridge Debentures (a “Qualified Financing”) at a conversion price equal to 80% of the price paid by investors in the Qualified Financing (the “Conversion Price”). Furthermore, the Bridge Debentures could have been converted at any time at the option of the each Investor into shares of the Company's common stock, $0.0001 par value per share at an initial conversion price of $2.00 per share, subject to adjustment. The Debenture was due and payable on March 1, 2012 (the “Maturity Date”). In the event a Qualified Financing was not consummated on or before the Maturity Date, the entire principal amount of the Bridge Debenture, along with all accrued interest thereon, would, at the option of the holder, be convertible into the Company’s common stock at a conversion price equal to $2.00 per share.  The Company determined that the conversion option in the debentures was beneficial at issuance.  As such, the Company recorded a discount from the beneficial conversion option of approximately $244,000 which was accreted to interest expense throughout the term of the Bridge Debentures.

Each investor also received a Bridge Warrant exercisable for a period of three years from the Closing Date to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing the principal amount of the Debenture by the Conversion Price at an exercise price equal to $2.00, subject to adjustment. If a Qualified Financing did not occur on or before the Maturity Date, then each Warrant would have been exercisable for that number of shares of common stock equal to the principal amount of the Debenture purchased divided by $0.90. Under the terms of the Bridge Warrant, the investor received cashless exercise rights in the event the underlying shares of common stock are not registered at the time of exercise. The Bridge Debentures and Bridge Warrants also provided for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the Exercise Price of the Warrants, except in connection with the following issuances of the Company's common stock, or securities convertible into common stock: (i) shares issuable under currently outstanding securities, including those authorized under stock plans, (ii) securities issuable upon the exchange or exercise of the Bridge Debenture or Bridge Warrants, (iii) securities issued pursuant to acquisitions or strategic transactions, or (iv) securities issued to the Placement Agent. See Note 9 for additional information about the Bridge Warrants.

On October 28, 2011 the Company, entered into and consummated a Securities Purchase Agreement with certain accredited investors for the private sale (the “2011 Unit Offering”) of 243.1 units (“Unit”) at $50,000 per Unit. Each Unit consisting of (i) 62,500 shares of common stock, and (ii) warrants to purchase 62,500 shares of common stock at an initial exercise price of $1.00 per share (the “Warrants”). Accordingly, for each $0.80 invested, investors received one share of common stock and one Warrant. The Company received gross proceeds of $12,155,000 (net proceeds of approximately $10,610,653 after commissions and offering related expenses) and issued an aggregate of 15,194,695 shares of common stock and 15,193,750 Warrants to the investors pursuant to the Securities Purchase Agreement.

On November 18, 2011, the Company sold an additional 6.9 Units under the Securities Purchase Agreement, receiving an additional $345,000 in gross proceeds (net proceeds of $283,600 after commissions and offering related expenses), issuing an additional aggregate of 431,250 shares of Common Stock and 431,250 Warrants to investors.

The October 28, 2011 and November 18, 2011, closings brought the total raised under the Securities Purchase Agreement to $12,500,000.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.

PRIVATE PLACEMENTS (CONTINUED)

The Warrants are exercisable at any time within five years from the Closing Date at an exercise price of $1.00 per share with cashless exercise in the event a registration statement covering the resale of the shares underlying the Warrants is not in effect within six months of the completion of the Offering. The Warrants also provide for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the exercise price of the Warrants during any period in which the Warrants are outstanding, subject to certain exceptions as set forth in the Warrants.

If during a period of two years from the completion of the 2011 Unit Offering, the Company issues additional shares of common stock or other equity or equity-linked securities at a purchase, exercise or conversion price less than $0.80 (subject to certain exceptions and such price is subject to adjustment for splits, recapitalizations, reorganizations), then the Company shall issue additional shares of common stock to the investors so that the effective purchase price per share paid for the common stock included in the Units shall be the same per share purchase, exercise or conversion price of the additional shares.

The Company has provided the investors with “piggyback” registration rights with respect to the resale of the common stock and the shares of common stock issuable upon exercise of the Warrants.

The Company engaged a registered broker dealer to serve as placement agent (the “Placement Agent”) who received (a) selling commissions aggregating 10% of the gross proceeds of the 2011 Unit Offering, (b) a non-accountable expense allowance of 2% of the gross proceeds of the 2011 Unit Offering to defray offering expenses, (c) five-year warrants to purchase such number of shares of common stock as is equal to 10% of the shares of common stock (i) included as part of the Units sold in this 2011 Unit Offering at an exercise price equal to $0.80 per share, and (ii) issuable upon exercise of the Warrants sold in the 2011 Unit Offering at an exercise price equal to $1.00 per share, and (d) 100,000 restricted shares of common stock.

The closing of the 2011 Unit Offering triggered the automatic conversion of all principal and accrued interest on the Bridge Debentures into Units in the 2011 Unit Offering at a conversion price equal to 80% of the price paid by investors in the 2011 Unit Offering, or $0.64 per share of common stock and Warrant (the “Debenture Conversion Price”). The holders of the Bridge Debentures received an aggregate of 2,869,688 shares of common stock and Warrants to purchase 2,869,688 shares of common stock. Each investor in the Bridge Offering also received a Bridge Warrant exercisable for a period of three years from the closing date of the Bridge Offering to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing the principal amount of the Bridge Debenture by the Debenture Conversion Price of $0.64 per share. Accordingly, at the closing of the 2011 Unit Offering and based on the full ratchet anti-dilution provisions of the Bridge Warrants, investors in the Bridge Offering received Bridge Warrants to purchase an aggregate of 8,789,063 shares of common stock. The Bridge Warrants continue to provide for full-ratchet anti-dilution protection if the Company issues at any time prior to August 30, 2012, any shares of common stock, or securities convertible into common stock, at a price less than the Bridge Warrant Exercise Price, subject to certain exceptions.

Further, in connection with the 2011 Unit Offering, Octagon, the holder of the Company’s debenture in the principal amount of $750,000 issued on April 8, 2011, agreed to amend the Debenture to provide for automatic conversion into the Units in the 2011 Unit Offering at the Debenture Conversion Price. Accordingly, the holder of the Debenture received 1,171,875 shares of common stock and warrants to purchase 1,171,875 shares of common stock exercisable at $1.00 per share.

The Placement Agent also served as exclusive placement agent for the Bridge Offering. Accordingly, pursuant to the terms of the Bridge Offering, at the closing of the 2011 Unit Offering the Placement Agent and its assignees received warrants with full ratchet and anti-dilution protection to purchase an aggregate of 1,164,375 shares of common stock exercisable at $0.64 per share, each warrant exercisable on or before August 29, 2014.

In connection with the 2011 Unit Offering, Steve Rogai, the Company’s President and Chief Executive Officer, agreed to convert a 12% convertible promissory note payable to him by the Company in the principal amount of $107,000 (the “Rogai Note”), together with accrued interest thereon, into Units in the 2011 Unit Offering at a conversion price of $0.80 per Share and Warrant. As such, Mr. Rogai was issued 133,750 shares of common stock and 133,750 Warrants in satisfaction of the Rogai Note. Also, the Company’s executive officers each executed a lock up agreement (the “Lock Up Agreement”) which provides that each officer shall not sell, assign, transfer or otherwise dispose of their shares of common stock or other securities of the Company for a period ending 270 days after the completion of the 2011 Unit Offering. Following this initial lock-up period, each officer has agreed to an additional six-month lock-up period for their shares during which they each may not sell more than 5,000 shares of common stock per month.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

WARRANT LIABILITIES

Warrants issued to the placement agent in connection with the 2010 Private Placement contained provisions that protect holders from a decline in the issue price of its common stock (or “down-round” provisions) or that contain net settlement provisions. The Company accounted for these warrants as liabilities instead of equity. Down-round provisions reduce the exercise or conversion price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise or conversion price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price. Net settlement provisions allow the holder of the warrant to surrender shares underlying the warrant equal to the exercise price as payment of its exercise price, instead of physically exercising the warrant by paying cash. The Company evaluated whether warrants to acquire its common stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option.

The warrants issued to the placement agent, in conjunction with the 2010 Private Placement, contained a down-round provision. The triggering event of the down-round provision was not based on an input to the fair value of “fixed-for-fixed” option and therefore was not considered indexed to the Company’s stock. Since the warrant contained a net settlement provision, and it was not indexed to the Company’s stock, it is accounted for as a liability.

The Company recognized these warrants as a liability equal to their fair value on each reporting date. On June 22, 2011, the warrant holders converted their warrants on a cashless basis into 331,303 common shares at an agreed upon stock price of $0.82 per share. As a result of the warrant conversion we re-measured the fair value of these warrants as of June 22, 2011, and recorded other income associated with the re-measurement of $523,553.

In connection with our $1,800,000 12% convertible debenture issuance in August 2011, the Company issued warrants to the investors and placement agent which contained provisions that protect holders from a decline in the issue price of our common stock or “down-round” provisions. The warrants also contain net settlement provisions. Accordingly, the Company accounted for these warrants as liabilities instead of equity. In addition, we considered the dilution and repricing provisions triggered by the 2011 Unit Offering which impacted the accounting recognition of this financing.

The Company recognized an initial warrant liability for the warrants issued in connection with our $1,800,000 12% convertible debenture of $1,556,289 which was recorded as a debt discount. The initial warrant liability recognized on the related placement agent warrants totaled $1,522,784 which was recorded as debt issuance costs. Due to the fluctuation in the market value of our common stock from March 31, 2012 through September 30, 2012, we recognized $1,840,870 in warrant revaluation income.

We recognized an initial warrant liability valuation on the series of warrants issued in connection with of $12,500,000 Unit Offering of $27,647,424. On October 28, 2011, at the initial closing of $12,155,000 of the 2011 Unit Offering, the closing price of our common stock as reported on OTC Markets was $1.25. On November 17, 2011, at the final closing of $345,000 of the 2011 Unit Offering, the closing price of our common stock as reported on OTC Markets was $0.90. On September 30, 2012, the closing price of our common stock as reported on OTC Markets was $0.70. Due to the fluctuations in the market value of our common stock from March 31, 2012 through September 30, 2012, we recognized $3,518,999 in warrant revaluation income.

In connection with our $1,275,000 12% senior secured convertible notes, we recognized an initial liability valuation on a series of warrants issued of $860,112. On both the September 7, 2012 initial closing of $1,000,000 and September 20, 2012 closing of $275,000, the closing price of our common stock as report on OTC Markets was $0.75. On September 30, 2012, the closing price of our common stock reported in OTC Markets was $0.70. Due to the fluctuations in the market value of our common stock from the warrants initial valuation dates through September 30, 2012, we recognized $69,917 in warrant revaluation income.

Accordingly, warrant revaluation income for the six month period ending September 30, 2012 related to our $1,800,000 12% convertible debenture, $12,500,000 Unit Offering and $1,250,000 12% senior secured convertible note totaled $5,429,786.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

WARRANT LIABILITIES (CONTINUED)

The assumptions used in connection with the valuation of warrants issued were as follows:

	September 30, 2012	March 31, 2012
Number of shares underlying the warrants	34,165,965	32,880,252
Exercise price	$0.64-$1.00	$0.64-$1.00
Volatility	181%	211%
Risk-free interest rate	0.23%-0.33%	1.04%
Expected dividend yield	0.00%	0.00%
Expected warrant life (years)	2.00 – 4.33	2.24 – 4.33

Recurring Level 3 Activity and Reconciliation

The tables below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the six month period ending September 30, 2012 for all financial liabilities categorized as Level 3 as of September 30, 2012.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

		Fair Value			Fair Value
		at		Decrease	at
	Number of	March 31,	Initial	in	September 30,
Description	Warrants	2012	Measurement	Fair Value	2012

Bridge Warrant	8,789,064	$6,604,706	$—	$(1,625,276)	$4,979,430

Bridge Warrant Placement Agent	1,165,875	876,119	—	(215,594)	660,525

Unit Offering	19,800,313	15,816,980	—	(3,042,276)	12,774,704

Unit Offering Placement Agent	3,125,000	2,499,810	—	(476,723)	2,023,088

2012 Bridge Warrant	1,071,428	—	716,760	(58,264)	658,496

2012 Bridge Placement Agent Warrant	214,285	—	143,352	(11,653)	131,699
	34,165,965	$25,797,615	$860,112	$(5,429,786)	$21,227,942

NOTE 10.

RELATED PARTY TRANSACTIONS

Our Chief Executive Officer had loaned $107,000 to the Company in the past to meet short-term working capital needs. The loan was unsecured and carried an interest rate of 12% per annum. In May 2010, this obligation was formalized through the issuance of a 12% Convertible Promissory Note payable in the principal amount of $107,000, due May 25, 2011. The 12% Convertible Promissory Note was convertible into common shares of the Company at $1.50 per share and carried an interest rate of 12% per annum. The conversion feature of the Promissory Note proved beneficial under the guidance of ASC 470--Debt. Accordingly, a beneficial conversion feature of $107,000 was recognized and was accreted to interest expense over the initial one year term of the note.  The note payable to officer was fully accreted at September 30, 2012 and March 31, 2012, respectively.  On May 25, 2011, the Promissory Note was amended to extend the maturity one additional year under the same terms.

On August 18, 2011, our Chief Executive Officer entered into a Subordination Agreement relating to his note. In connection with our Bridge Debenture offering in the amount of $1,800,000, Mr. Rogai agreed to subordinate his position to that of the Bridge Offering investors. On October 28, 2011, the note in the principal amount of $107,000 was converted into Units offered in connection with the Company’s October 28, 2011 financing. As a result, Mr. Rogai received 133,750 common shares and 133,750 warrants exercisable at $1.00 per share. Interest expense recognized under the note totaled $0 for each of the three month and six month periods ending September 30, 2012, and $3,210 and $22,201 for the three month and six month periods ending September 30, 2011, respectively.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

NOTES PAYABLE

On September 20, 2012 the Company completed a private placement of securities with 11 accredited investors under to a Securities Purchase Agreement dated September 7, 2012, raising aggregate gross proceeds of $1,275,000. The private placement was completed on September 20, 2012. Investors purchased from the Company 12% Senior Secured Convertible Notes, in the aggregate principal amount of $1,275,000. The Notes bear interest at a rate of 12% per annum and are payable on the “Maturity Date” defined below. Principal and accrued interest on the Notes will automatically convert into equity securities identical to those sold to investors in the Company’s next offering of at least $3 million of gross proceeds of equity or equity linked securities (excluding the principal amount under the Notes) that is consummated during the term of the Notes (a “Qualified Financing”) at a conversion price equal to 85% of the Next Round Equity Securities (the “Conversion Price”). The Notes are due and payable on March 20, 2013 (the “Maturity Date”). In the event a Qualified Financing is not consummated on or before the Maturity Date, the entire principal amount of the Note, along with all accrued interest thereon, shall, at the option of the holder, be convertible into the Company’s Common Stock, at a conversion price equal to the average daily volume weighted average price (“VWAP”) of the Common Stock for the 10 trading days immediately preceding the Maturity Date on the trading market on which our Common Stock is then listed or quoted at a 20% discount.

The indebtedness evidenced by the Notes shall be senior to, and have priority in right of payment over, all indebtedness of Company now outstanding. The Notes are secured by a first lien and security interest in all of the assets of the Company and its wholly-owned subsidiary, TV Goods, Inc. pursuant to the terms of the Security Agreement dated as of September 7, 2012, by the Company in favor of Collateral Agents, LLC as agent of the Investors.

Each Investor also received a warrant (the “2012 Bridge Warrant”) exercisable for a period of three years from the Closing Date to purchase a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing 50% of the principal amount of the Note held by the holder by the conversion price of the Note. If a Qualified Financing does not occur on or before the Maturity Date of the Note, then the number of warrant shares shall be equal to the quotient obtained by dividing 50% of the principal amount of the Note held by the holder by the average VWAP of the common stock measured for the 10 day period immediately preceding the Maturity Date of the Notes. The initial exercise price of the 2012 Bridge Warrants is $0.80 per share, subject to adjustment. Furthermore, if after the 6 month anniversary of the initial exercise date of each 2012 Bridge Warrant there is no effective registration statement registering, or no current prospectus available for the resale of, the warrant shares by the holder, but excluding a period of any certain allowed delay, the 2012 Bridge Warrant may be exercised, in whole or in part, on a cashless basis.

The 2012 Bridge Warrant also provides for weighted average ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the exercise price of the warrants, except in connection with the following issuances of the Company's common stock, or securities convertible into common stock: (i) shares issuable under currently outstanding securities, including those authorized under stock plans, (ii) shares of common stock issued pursuant to a stock split or dividend; (iii) securities issued or issuable in connection with the Securities Purchase Agreement; or (iv) securities issued pursuant to acquisitions or strategic transactions approved by a majority of disinterested directors of the Company. Due to the anti-dilution protection in the warrants they have been classified as liabilities.

In connection with the Securities Purchase Agreement, Company engaged a placement agent (the “Placement Agent”), to act as the Company’s exclusive agent for the offering. In exchange for the Placement Agent acting as the exclusive agent for the Securities Purchase Agreement, the Company agreed to pay to the Placement Agent a cash placement fee equal to 10% of the aggregate gross proceeds from the sale of Notes sold to investors. As additional compensation, the Company issued to the Placement Agent or its designees, for nominal consideration, common stock purchase warrants equal to 10% of the number of shares of common stock issuable upon conversion of the Notes at an exercise price equal to $0.80 per share (the “Placement Agent Warrants”). The Placement Agent’s Warrants provide the holder thereof with immediate cashless exercise rights and “weighted average” price protection right consistent with the terms of the investor warrants and are exercisable for three years.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

NOTES PAYABLE (CONTINUED)

The Company received net proceeds of approximately $1,117,825 after payment of an aggregate of $127,500 of commissions and expense allowance to the Placement Agent, and approximately $29,675 of other offering and related costs in connection with the private placement. The Company shall use the net proceeds from the Securities Purchase Agreement for working capital purposes, including advancing $500,000 to eDiets.com, Inc. under a 12% Convertible Note dated September 6, 2012 (the “eDiets Note”). The eDiets Note is due and payable on the earlier of the date that is 10 business days following the earlier to occur of (i) the closing date of the proposed merger by and between the Company and eDiets; (ii) December 31, 2012; or (iii) an event of default as defined under the eDiets Note. Interest on the Note accrues at a rate of 12% per annum and is due and payable upon the maturity date of the eDiets Note.

In connection with this transaction, the Company recognized a total debt discount of $1,249,792, comprised of a recognized beneficial conversion feature of $533,032 and the fair value of detachable warrants totaling $716,760. Such amounts were determined based on the price per share of the November 2012 Qualified financing. See Note 15. As the notes will automatically convert into a planned Qualified Financing, the discount is being accreted to interest expense over a two month period.  Accordingly, we recognized $625,000 in related interest as of September 30, 2012.

In addition, in connection with our $1,275,000 funding, we recognized $305,412 in related debt issuance costs.  As the notes will automatically convert into a planned Qualified financing, the costs are being accreted to interest expense over a two month period. We recognized $152,000 in related interest expense as of September 30, 2012.

At September 30, 2012 and March 31, 2012, the Company had notes payable of $710,306 and $28,737, respectively, reflecting amounts due under our 12% Senior Secured Convertible Notes described above and insurance related note financings payable under terms of less than one year.

NOTE 12.

COMMITMENTS

Leases

On January 20, 2010, the Company entered into a 38-month lease agreement for our 10,500 square foot headquarters facility in Clearwater, Florida. Terms of the lease provide for base rent payments of $6,000 per month for the first six months; a base rent of $7,500 per month for the next 18 months and $16,182 per month from January 2012 through February 2013. The increase in minimum rental payments over the lease term is not dependent upon future events or contingent occurrences. In accordance with the provisions of ASC 840 - Leases, the Company recognized lease expenses on a straight-line basis, which total $10,462 per month over the lease term.

On February 1, 2012, the Company entered into a new 36-month lease agreement on our existing headquarters facility. Terms of the lease provide for a base rent payments of $7,875 per month for the first twelve months, increasing 3% per year thereafter. The lease contains no provisions for a change in the base rent based on future events or contingent occurrences. In accordance with the provisions ASC 840-Leases, the Company is recognizing lease expenses on a straight-line basis, which total $8,114 per month over the lease term. In connection with the entering into the new leases, the Company recognized income of approximately $71,000 attributable to the recovery of the deferred rent obligation under the previous lease and wrote-off to lease expense $12,420 in security deposits attributable to the prior lease.

The following is a schedule by year of future minimum rental payments required under our lease agreement on September 30, 2012:

Operating Leases
Year 1	$96,626
Year 2	99,525
Year 3	25,064
Year 4	—
Year 5	—
$221,215

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12.

COMMITMENTS (CONTINUED)

Base rent expense recognized by the Company, all attributable to its headquarters facility, totaled $24,342 and $48,684 for the three month and six month periods ending September 30, 2012, respectively and $31,386 and $62,722 for the three month and six month periods ending September 30, 2011, respectively.

Under the terms of the 2010 Private Placement, the Company provided that it would use its best reasonable efforts to cause the related registration statement to become effective within 180 days of the termination date, July 26, 2010, of the offering. We have failed to comply with this registration rights provision and are obligated to make pro rata payments to the subscribers under the 2010 Private Placement in an amount equal to 1% per month of the aggregate amount invested by the subscribers up to a maximum of 6% of the aggregate amount invested by the subscribers. The maximum amount of penalty to which the Company may be subject is $156,000. The Company had recognized an accrued penalty of $156,000 at September 30, 2012 and March 31, 2012, respectively.

NOTE 13.

STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $.0001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the state of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock have been issued or were outstanding at September 30, 2012 and March 31, 2012, respectively.

Common Stock

At September 30, 2012 and March 31, 2012, we were authorized to issue up to 750,000,000 shares of common stock, $.0001 par value per share, respectively.

At September 30, 2012 and March 31, 2012, the Company had 32,370,784 and 31,970,784 shares outstanding, respectively. Holders are entitled to one vote for each share of common stock (or its equivalent).

Effective June 15, 2011, based on a majority shareholder vote, our articles of incorporation were amended to increase our authorized common stock from 400,000,000 to 750,000,000 shares.

All share and per share information contained in this report gives retroactive effect to a 1 for 20 (1:20) reverse stock split of our outstanding effective October 27, 2011.

Share Issuances

Common Stock and Warrants

On June 1, 2011, the Company issued 75,000 warrants to a consulting firm representing the Company in Canada. The warrants vest over fourteen months, are exercisable for a period of three years from grant date and exercisable at $3.15 per share. The Company valued these warrants using the Black-Scholes model. The initial grant date fair value was $205,962 which is being recorded as consulting expenses in general and administrative expenses, over the vesting period with unvested components being marked-to-market every reporting period throughout the vesting term.

The assumptions used in the valuation on June 1, 2011 were as follows:

Number of shares underlying the warrants	75,000
Exercise price	$3.15
Volatility	175%
Risk-free interest rate	0.74%
Expected dividend yield	0.00%
Expected warrant life (years)	3.00

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.

STOCKHOLDERS’ EQUITY (CONTINUED)

The assumptions in the re-measurement of the unvested warrants at September 30, 2012, were as follows:

Number of shares underlying the warrants	18,750
Exercise price	$3.15
Volatility	197%
Risk-free interest rate	0.24%
Expected dividend yield	0.00%
Expected warrant life (years)	1.67

The Company recognized a reduction in consulting expense under this agreement of $2,787 and $1,331 for the three month and six month periods ending September 30, 2012, respectively, and consulting expense of $32,484 and $95,292 for the three month and six month periods ending September 30, 2011, respectively.

The assumptions used in connection with the valuation of the initial warrants issued on May 27, 2011 for the acquisition of the Seen on TV intangible assets, and the remeasurement of those warrants and issuance of additional warrants on June 28, 2012, were as follows:

	June 28, 2012	May 27, 2011
Number of shares underlying the warrants	250,000	50,000
Exercise price	$0.64	$7.00
Volatility	185%	190%
Risk-free interest rate	0.69%	1.65%
Expected dividend yield	0.00%	0.00%
Expected warrant life (years)	3	5

The 250,000 shares issued on June 28, 2012 in connection with the acquisition of the Seen on TV intangible assets had a fair value of $257,500 based on the Company’s stock price on June 28, 2012.

Effective December 6, 2011, the Company entered into an independent contractor agreement with Stratcon Partners, LLC pursuant to which Stratcon has agreed to provide the Company consulting and advisory services, including, but not limited to business marketing, management, budgeting, financial analysis, and investor and press relations. Under the agreement, Stratcon is also required to establish and maintain executive facilities and a business presence in New York City for the Company. The agreement is for an initial term of two years and may be terminated by either party upon written notice. In consideration of providing the services, Stratcon shall receive $12,500 per month. In addition, the Company has agreed to issue Stratcon an aggregate of 500,000 shares of restricted common stock, such shares vesting over a period of two years in four equal tranches. The closing price of the Company’s common stock as reported on the OTC Markets on the Effective Date was $1.00. The Company has agreed to provide Stratcon rent reimbursement up to $2,500 per month for the New York office.  Through September 30, 2012, the Company expensed approximately $204,500 related to these shares. During June 2012 the first tranche of 125,000 shares of restricted common stock vested and the $142,000 was reclassified from accrued expense to equity.

Effective December 6, 2011, the Company agreed to issue 25,000 shares of common stock to Mediterranean Securities Group, LLC in consideration of consulting services.  As the agreement did not contain any vesting or forfeiture provisions, the entire fair value of $25,000, based on our stock price on the commitment date, was charged to consulting expenses and included in accrued expenses at March 31, 2012. During June 2012 these 25,000 shares were issued to Mediterranean Securities Group, LLC and $25,000 was reclassified from accrued expenses to equity.

Equity Compensation Plans

In May 2010, the Company adopted its 2010 Executive Equity Incentive Plan and 2010 Non Executive Equity Incentive Plan (collectively, the “Plans”) and granted 600,000 options and 450,000 options, respectively, under TV Goods stock option plans.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.

STOCKHOLDERS’ EQUITY (CONTINUED)

In May 2010, our Board of Directors granted 600,000 options under the Executive Equity Incentive Plan, exercisable at $1.50 per share to two officers and directors of the Company. The shares vested over eighteen months from grant and are exercisable for five (5) years from grant date (May 26, 2010). In September 2011, October 2011, December 2011 and March 2012, our Board of Directors granted an additional 225,000 options to an officer and two directors under the Executive Equity Incentive Plan. The options vest over eighteen months (150,000 options) and two years (50,000 options) and are exercisable for five years from date of grant. At September 30, 2012, there were 350,000 options available for issuance under the Executive Equity Incentive Plan.

In May 2010, our Board also granted options to purchase an aggregate of 450,000 shares of our common stock with an exercise price of $1.50 per share under the Non Executive Equity Incentive Plan. The options granted vest over eighteen months from the date of the grant (May 26, 2010) and are exercisable for five (5) years from their grant date. On July 15, 2010, the Company issued an additional 50,000 shares under the Non Executive Incentive Plan under terms similar to the May 2010 grant. During the quarter ending December 31, 2010, 400,000 shares were forfeited due to termination of employment. In December 2010, an additional 100,000 options were granted under this plan. On September 26, 2011 and March 31, 2012, our Board granted an additional 300,000 and 75,000 options, respectively, under the Non Executive Plan to nine employees and one consultant. The options vest over eighteen months and are exercisable for five years from date of grant. At September 30, 2012, there were 295,000 shares available for future issuance under the Non Executive Equity Incentive Pan.

The fair value of each option is estimated on the date of grant using the Black Scholes options pricing model using the assumptions established at that time.

On June 4, 2012, the Company issued 30,000 options to a direct response consultant. The fair value of the options granted was estimated on the date of grant using the Black Scholes options pricing model using the assumptions established at that time. The following table includes the assumptions used in making this grant:

Number of shares underlying the warrants	30,000
Exercise price	$0.87
Volatility	185%
Risk-free interest rate	0.68%
Expected dividend yield	0.00%
Expected warrant life (years)	5

As the options vested upon grant, the entire fair value of $25,100 was charged to stock-based compensation immediately and is included in general and administrative expenses.

Stock based compensation for the three month and six month periods ending September June 30, 2012 totaled $53,616 and $135,108, respectively and is included in general and administration expenses.

Information related to options granted under both our option plans at September 30, 2012 and September 30, 2011 and activity for the periods then ended is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at April 1, 2012	1,025,000	$1.31	—	$—
Granted	30,000.87		—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding at September 30, 2012	1,055,000	$1.29	3.42	$—
Exercisable at September 30, 2012	880,000	$1.37	3.26	$—

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.

STOCKHOLDERS’ EQUITY (CONTINUED)

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at April 1, 2011	800,000	$1.58	—	$—
Granted	450,000	1.01	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding at September 30, 2011	1,250,000	$1.38	4.18	$—
Exercisable at September 30, 2011	637,500	$1.55	3.67	$—

The weighted average grant date fair value of unvested options at September 30, 2012, was approximately $145,000 and will be expensed over a weighted average period of 4.21 years.

As of September 30, 2012, there were 350,000 options and 295,000 options available for further issuance through the 2010 Executive Equity Incentive Plan and the 2010 Non Executive Equity Incentive Plan, respectively.

No tax benefits are attributable to our share based compensation expense recorded in the accompanying financial statements because we are in a net operating loss position and a full valuation allowance is maintained for all net deferred tax assets. For stock options, the amount of the tax deductions is generally the excess of the fair market value of our shares of common stock over the exercise price of the stock options at the date of exercise.

In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the Plans without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the Plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Plan options may either be (i) ISOs, (ii) NSOs (iii) awards of our common stock or (iv) rights to make direct purchases of our common stock which may be subject to certain restrictions. Any option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The Plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

NOTE 14.

LITIGATION

In February 2012, SCI Direct, LLC (“SCI”), filed suit against TV Goods, Inc. in the United States District Court, Northern District of Ohio, Eastern Division. The complaint alleges trademark infringement by TV Goods arising from our Living Pure™ space heater as it relates to SCI’s EDENPURE™ space heater. The plaintiff was seeking monetary and injunctive relief claiming TV Goods committed trademark infringement, unfair competition and violation of the Ohio Deceptive Trade Practices Act. The amount of damages the plaintiff was seeking was unspecified. We believed that the legal basis of the allegations was completely without merit. The potential monetary relief, if any, was not probable and could not be estimated at that time. On June 21, 2012, TV Goods, Inc. executed a settlement agreement with SCI Direct, LLC. Under the terms of the agreement, SCI agreed to dismiss the complaint and TV Goods, Inc. agreed to cease marketing any products under the Living Pure Trademark. The settlement agreement was contingent upon SCI’s review of TV Goods, Inc. financial statements relating to Living Pure sales, which was completed with the dismissal of the complaint on July 5, 2012.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

LITIGATION (CONTINUED)

On August 9, 2012 the Company entered into a letter of intent with eDiets.com, Inc. for the acquisition of that company in a stock for stock transaction. On October 31, 2012, we entered into a definitive Agreement and Plan of Merger with eDiets.com, Inc. The terms of the Agreement Plan of Merger provide that we will issue 19,077,252 shares of our common stock to the stockholders of eDiets.com, Inc. in exchange for 100% of the outstanding shares of that company.  The closing of the transaction is subject to a number of conditions precedent.  In connection with the proposed merger, on September 10, 2012, the Company received notice of a complaint filed by a shareholder of eDiets in Broward County, Florida against eDiets, members of the board of directors of eDiets and the Company, alleging that eDiets breached its fiduciary duty to its shareholders by entering into the merger agreement for inadequate consideration.  The Company intends to vigorously defend the action and believes the claim to be without merit.

NOTE 15.

SUBSEQUENT EVENTS

eDiets Merger Agreement

On October 31, 2012, we entered into a definitive Agreement and Plan of Merger with eDiets.com, Inc. The terms of the Agreement Plan of Merger provide that we will issue 19,077,252 shares of our common stock to the stockholders of eDiets.com, Inc. in exchange for 100% of the outstanding shares of that company.  The closing of the transaction is subject to a number of conditions precedent, including, but not limited to:

•

the satisfaction completion of due diligence on each company by the other company,

•

the effectiveness of a registration statement on Form S-4 which we will file the Securities and Exchange Commission to register the shares of our common stock to be issued to the eDiets.com, Inc. stockholders, and

•

requisite approval of the transaction by the stockholders of eDiets.com, Inc.

We are conducting our due diligence process and our target closing date for the transaction, assuming the satisfaction of the conditions precedent to closing, is on or before March 31, 2013.  However, as a result of the number of conditions precedent to close, there are no assurances that this transaction will ultimately be consummated.

In connection with this transaction, on September 7, 2012 the Company loaned eDiets.com $500,000 under the terms of a Senior Promissory Note.  The Note bears interest at 12% per annum and matures ten business days following the earlier of the closing of the pending merger or December 31, 2012.

Private Placement of Units

Effective November 14, 2012 (the “November 2012 Offering”) the Company sold 61 Units consisting of 71,500 shares of our common stock and warrants to purchase 35,750 shares of Common Stock at an initial exercise price of $0.80 per share. Each Unit was sold at a price of $50,050 per Unit.  The Company sold and aggregate of 4,361,550 shares of common stock and 2,180,775 warrants and received gross proceeds of $3,053,085.  Such Amount excludes fees and expenses incurred in connection with the November 2012 Offering, including but not limited to fees payable to a registered broker dealer acting as placement agent.

The sale of the Units was a Qualified Financing and triggered the automatic conversion 12% Senior Secured Convertible Notes, which converted into an aggregate of 2,190,140 shares of common stock and warrants to purchase an aggregate of 1,095,070 shares of common stock, exercisable at $0.80 per share.  The warrants are exercisable for period of three years.  The terms of the Units also triggered a weighted average-ratchet anti-dilution adjustment on the outstanding 2012 Bridge Warrants.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.

SUBSEQUENT EVENTS (CONTINUED)

The sale of the Units also triggered purchase price protection provisions (the “2011 SPA Purchase Price Protection”) provided under the terms of the Company’s securities purchase agreement, dated October 28, 2011 (the “October 2011 SPA”) and warrants issued in connection with the October 2011 SPA will be subject to full ratchet anti-dilution protection adjustment. As a result of the securities issued in the November 2012 Offering, the October 2011 SPA purchasers and warrant holders received an additional aggregate of 5,735,176 shares of Common Stock and warrants to purchase an additional 13,343,138 shares of Common Stock exercisable at $0.595 per share. These warrants include warrants issued to the Placement Agent in connection with its participation in the October 2011 SPA and related transactions.

Finally, the sale of Units triggered certain anti-dilution provisions under the Company’s asset acquisition agreement with Seen On TV LLC and the Company issued an aggregate of 190,068 shares of common stock to the members of Seen On TV LLC and their assignees.

The Company has agreed to advance up to $1,500,000 to eDiets from the net proceeds of the Units sold.  Such advances shall be made under terms substantially the same as the eDiets Note.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

As Seen On TV, Inc.

We have audited the accompanying consolidated balance sheets of As Seen On TV, Inc. and Subsidiaries (the “Company”) as of March 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended March 31, 2012. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of As Seen On TV, Inc. and Subsidiaries as of March 31, 2012 and 2011 and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

Edison, New Jersey

June 29, 2012

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$4,683,186	$35,502
Accounts receivable, net	2,055,162	82,238
Advances on inventory purchases	304,702	—
Inventories	1,561,314	1,107
Deferred offering costs	—	63,500
Prepaid expenses and other current assets	262,163	46,370
Total current assets	8,866,527	228,717

Investments, at cost	—	150,000
Certificate of deposit – non current	50,000	—
Property, plant and equipment, net	140,000	92,732
Deposit on asset acquisition	729,450	—

Total Assets	$9,785,977	$471,449
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$433,591	$332,833
Notes payable officer	—	91,219
Deferred revenue	33,750	88,652
Accrued interest related parties	—	2,354
Accrued registration rights penalty	156,000	156,000
Accrued expenses and other current liabilities	601,695	108,326
Notes payable – current portion	28,737	9,714
Warrant liability	25,797,615	4,117,988
Total current liabilities	27,051,388	4,907,086

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2012 and 2011, respectively.	—	—
Common stock, $.0001 par value; 750,000,000 and 400,000,000 shares authorized at March 31, 2012 and 2011, respectively, and; 31,970,784 and 10,886,374 issued and outstanding at March 31, 2012 and 2011, respectively.	3,197	1,089
Additional paid-in capital	—	3,460,597
Accumulated deficit	(17,268,608)	(7,897,323)
Total stockholders' equity (deficiency)	(17,265,411)	(4,435,637)

Total liabilities and stockholders' equity (deficiency)	$9,785,977	$471,449

See accompanying notes to consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2012	2011

Revenues	$8,165,470	$1,354,238
Cost of revenues	6,270,508	1,838,367

Gross profit (loss)	1,894,962	(484,129)

Operating expenses:
Selling and marketing expenses	3,517,765	—
General and administrative expenses	4,970,616	4,271,965

Loss from operations	(6,593,419)	(4,756,094)

Other (income) expense:
Warrant revaluation	(5,452,436)	1,935,256
Loss of extinguishment of debt	2,950,513	—
Revaluation of derivative liability	(209,351)	—
Registration rights penalty	—	156,000
Interest income - related party	—	(10,440)
Other income	(10,076)	(25,407)
Interest expense	4,181,642	63,212
Interest expense - related party	23,271	104,783
	1,483,563	2,223,404

Loss before income taxes	(8,076,982)	(6,979,498)

Provision for income taxes	—	—

Net loss	$(8,076,982)	$(6,979,498)

Loss per common share – basic and diluted	$(0.40)	$(0.70)

Weighted-average number of common shares outstanding – basic and diluted	20,240,435	9,923,596

See accompanying notes to consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIENCY)

YEARS ENDED MARCH 31, 2012 AND 2011

	Common Shares, $.0001 Par Value Per Share		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares Issued	Amount
Balance April 1, 2010	7,909,375	791	308,584	(917,825)	(608,450)

Reverse recapitalization transaction	143,375	14	(320,014)	—	(320,000)

Warrants issued in Units offering	—	—	(2,182,732)	—	(2,182,732)

Common stock issued towards settlement of notes payable	515,367	52	687,448	—	687,500

Common shares issued for services	122,813	12	365,488	—	365,500

Common stock issued in Private Placements, net of offering costs of $389,437	2,237,500	224	4,085,339	—	4,085,563

Share based compensation	—	—	560,880	—	560,880

Beneficial conversion feature on related party loan	—	—	107,000	—	107,000

Retirement of common shares	(42,056)	(4)	(151,396)	—	(151,400)

Net loss	—	—	—	(6,979,498)	(6,979,498)

Balance March 31, 2011	10,886,374	1,089	3,460,597	(7,897,323)	(4,435,637)

Common shares issued for services	16,849	2	183,998	—	184,000

Warrants issued for services	—	—	132,707	—	132,707

Common stock issued in Private Placement, net of offering costs of $255,900	292,500	29	914,071	—	914,100

Common shares issued in Unit offering, net of Offering costs of $1,605,747	15,625,945	1,563	10,892,690	—	10,894,253

Placement Agent consideration For Unit offering	100,000	10	(10)	—	—

Common shares issued on conversion of notes payable in Unit offering	4,041,563	404	4,980,359	—	4,980,763

Warrants issued in Unit offering	—	—	(26,353,122)	(1,294,303)	(27,647,425)

Common shares issued on conversion of related party note payable	133,750	13	106,987	—	107,000

Share-based compensation	—	—	356,702	—	356,702

Cashless exercise of Placement Agent warrants	331,303	33	3,594,402	—	3,594,435

Shares issued under repricing agreement	292,500	29	(29)	—	—

Warrants issued on deposit of Asset acquisition	—	—	162,192	—	162,192

Common shares issued on deposit of assets acquisition	250,000	25	499,975	—	500,000

Warrants issued with convertible note	—	—	811,447	—	811,447

Beneficial conversion feature on note payable	—	—	243,711	—	243,711

Settlement of derivative liability	—	—	13,323	—	13,323

Net loss	—	—	—	(8,076,982)	(8,076,982)

Balance March 31, 2012	31,970,784	$3,197	$—	$(17,268,608)	$(17,265,411)

See accompanying notes to consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2012 AND 2011

	Year Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(8,076,982)	$(6,979,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,572	22,908
Amortization of discount on convertible debt	1,993,650	—
Amortization of deferred financing costs	2,149,491	—
Warrants issued for services	132,707	—
Share-based compensation	356,702	560,880
Interest accretion in related party note payable	15,781	91,219
Shares issued for consulting services	184,000	365,500
Change in fair value of warrants	(5,452,436)	1,935,256
Accrued interest income – related party	—	(10,440)
Accrued registration penalty	—	156,000
Change in derivative liability	(209,351)	—
Loss on extinguishment of debt	2,950,513	—
Accrued interest-related party	(2,354)	33
Impairment of investments	150,000	522,100
Inventory write-down	347,720	—
Changes in operating assets and liabilities:
Accounts receivable	(1,972,924)	(72,003)
Advances on inventory purchases	(304,702)	—
Inventories	(1,907,927)	45,081
Prepaid expenses and other current assets	(115,693)	18,800
Accounts payable	100,754	266,392
Deferred revenue	(54,902)	(2,202)
Accrued expenses and other current liabilities	493,369	47,276
Net cash used in operating activities	(9,174,012)	(3,032,698)

Cash flows from investing activities:
Investments	—	(582,100)
Deposit on asset acquisition	(67,254)	—
Certificate of deposit – non current	(50,000)	—
Reverse recapitalization transaction	—	(320,000)
Additions to property, plant and equipment	(95,840)	(85,955)
Net cash used in investing activities	(213,094)	(988,055)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	2,550,000	—
Costs associated with convertible debt	(342,586)	—
Deferred offering costs	—	(63,500)
Proceeds of notes payable	89,514	27,293
Repayment of notes payable	(70,491)	(67,579)
Repayment of loans from related parties	—	(513)
Proceeds from private placements of common stock	13,670,000	4,475,000
Costs associated with private placement of common stock	(1,861,647)	(389,437)
Net cash provided by financing activities	14,034,790	3,981,264

Net increase (decrease) in cash and cash equivalents	4,647,684	(39,489)
Cash and cash equivalents - beginning of period	35,502	74,991
Cash and cash equivalents - end of period	$4,683,186	$35,502
See accompanying notes to consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED MARCH 31, 2012 AND 2011

	Year Ended March 31,
	2012	2011
Supplemental disclosures of cash flow information
Interest paid in cash	$9,361		$96,841
Taxes paid in cash	$—		$—
Non Cash Investing and Financing Activities
Common shares issued towards settlement of notes payable	$107,000		$687,500
Common shares issued in payment of related party receivables	$—		$151,400
Shares issued on acquisition deposit	$500,000		$—
Warrants issued with debt	$811,447	$
Cashless exercise of placement agent warrants	$3,594,435		$—
Deferred offering costs	$63,500		$—
Beneficial conversion feature on note payable	$243,711		$—
Settlement of derivative liabilities	$13,323		$—
Warrant liabilities	$29,067,319		$2,182,732
Common Shares issued in conversion of notes payable	$4,980,763		$—

See accompanying notes to consolidated financial statements

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

DESCRIPTION OF OUR BUSINESS

As Seen On TV, Inc., a Florida corporation (the “Company” or “ASTV”), was organized in November 2006. ASTV and its operating subsidiaries (collectively referred to as the “Company”)  market and distribute products and services through direct response channels. Our operations are conducted principally through our wholly-owned subsidiary, TV Goods, Inc., a Florida corporation organized in October 2009 (“TVG”).

Our primary channels of distribution are through television via infomercials (28.5 minute shows), short form spots (30 seconds to 5 minutes) and via shopping channels such as QVC and HSN. Our business model is to initially test the potential commercial viability of a product or service with a limited media campaign to determine if a full-scale marketing campaign would be justified. If preliminary marketing results appear to justify an expanded campaign, we will develop and launch an expanded program. Secondary channels of distribution include the Internet, retail, catalog, radio and print media.

Our executive offices are located in Clearwater, Florida.

Due to the similar nature of the underlying business and the overlap of our operations, we view and manage these operations as one business; accordingly, we do not report as segments.

NOTE 2.

BASIS OF PRESENTATION

Effective October 27, 2011, the Company changed its name from H & H Imports, Inc. (“H&H”) to As Seen On TV, Inc.

On May 28, 2010, H&H completed an Agreement and Plan of Merger (the “Merger Agreement”) with TV Goods Holding Corporation, a Florida corporation (“TV Goods”) and the Company’s wholly owned subsidiary, TV Goods Acquisition, Inc. (“Acquisition Sub”), pursuant to which TV Goods merged with Acquisition Sub and continues its business as a wholly owned subsidiary of the Company. TVG is a wholly owned subsidiary of TV Goods (TV Goods and TVG sometimes collectively referred to in this report as “TV Goods”). Under the terms of the Merger Agreement, the TV Goods shareholders received shares of H&H common stock such that the TV Goods shareholders received approximately 98% of the total shares of H&H issued and outstanding following the merger. Due to the nominal assets and limited operations of H&H prior to the merger, the transaction was accorded reverse recapitalization accounting treatment under the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805 whereby TV Goods became the accounting acquirer (legal acquiree) and H&H was treated as the accounting acquiree (legal acquirer). The historical financial records of the Company are those of the accounting acquirer adjusted to reflect the legal capital of the accounting acquiree. In connection with the recapitalization transaction, TV Goods paid $320,000 consideration in cash to the legal acquirer. As the transaction was treated as a recapitalization, no intangibles, including goodwill, were recognized. Concurrent with the effective date of the reverse recapitalization transaction, the Company adopted the fiscal year end of the accounting acquirer, March 31.

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All inter-company account balances and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform with the current period presentation.

NOTE 3.

LIQUIDITY

Since inception until our third fiscal quarter ending December 31, 2011, we have had limited sales and have financed our operations primarily through the issuance of shares of our common stock and the issuance of convertible notes.

At March 31, 2012, we had a cash balance of approximately $4.7 million, a working capital deficit of approximately $18.2 million and an accumulated deficit of approximately $17.3 million. As we have experienced losses from operations since our inception in October 2009, we have relied on a series of private placements and convertible debentures to fund our operations. The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable which is dependent upon the frequency and success of new and existing products.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Management believes the Company has sufficient cash resources to sustain operations through at least June 2013. The Company plans to increase revenues in order to reduce, or eliminate, its operating losses.  In the event the Company incurs further losses, the Company may seek additional capital from external sources in order to enable it to continue to meet its financial obligations until it achieves profitability.  There can be no assurances that the Company will be able to raise additional capital on favorable terms, or at all.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported periods. Our management believes the estimates utilized in preparing our consolidated financial statements are reasonable. Actual results could differ from these estimates.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment and historical bad debt experience. This evaluation methodology has proved to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.

In the direct response industry, purchased items are generally returnable for a certain period after purchase.  We attempt to estimate returns and provide an allowance for sales returns where applicable. Our estimates are based on historical experience and knowledge of the products sold. The allowance for estimated sales returns totaled $275,000 and $4,757 at March 31, 2012 and 2011, respectively.

We also rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when deriving the fair value of share-based compensation and warrants. Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are recorded in the balance sheets at cost, which approximates fair value. All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC 605 — Revenue Recognition. Following agreements or orders from customers, we ship product to our customers often through a third party facilitator. Revenue from product sales is only recognized when substantially all the risks and rewards of ownership have transferred to our customers, the selling price is fixed and collection is reasonably assured. Typically, these criteria are met when our customer’s order is received and we receive acknowledgment of receipt by a third party shipper and collection is reasonably assured.

We also have offered our customers on a limited basis, services consisting of planning, shooting and editing infomercials to aid in the Direct Response marketing of their product or service. In these instances, revenue is recognized when the contracted services have been provided and accepted by the customer. Deposits, if any, on these services are recorded as deferred revenue until earned. Production costs associated with a given project are deferred until the related revenues are earned and recognized. As of March 31, 2012 and 2011, we had recognized deferred revenue of $33,750 and $88,652, respectively.

The Company has a return policy whereby the customer can return any product within 60-days of receipt for a full refund, excluding shipping and handling. However, historically the Company has accepted returns past 60-days of receipt. The Company provides an allowance for returns based upon specific product warranty agreements and past experience and industry knowledge. All significant returns for the periods presented have been offset against gross sales. The Company also provides a reserve for warranty, which is not significant and is included in accrued expense.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments

We carried our investment at March 31, 2011, at our direct cash cost. The amounts paid were determined by contract provision on the contract commitment date. Due to our percentage ownership of 10% and lack of significant influence, the investments made by the Company was not accounted for under the consolidation or equity methods of accounting. This investment was accounted for under the cost method as provided under ASC 325-Investments-Other. Under this method, the Company’s share of the earnings or losses of each investee company are not included in our  Consolidated Statement of Operations. However, impairment charges, if any, are recognized in the  Consolidated Statement of Operations. During our fiscal year ended March 31, 2012 we recognized an impairment loss of $150,000 related to our investment in the Military Shopping Channel, LLC. If circumstances suggest that the value of the investee company has subsequently recovered, such recovery is not recorded.

Receivables

Accounts receivable consists of amounts due from the sale of our direct response and home shopping related products.  Accounts receivables, net of allowances, totaled $2,055,162 and $82,238 at March 31, 2012 and 2011, respectively. Our allowance for doubtful accounts at March 31, 2012 and 2011, totaled $75,000 and $25,000, respectively. The allowances are estimated based on historical customer experience and industry knowledge.

Inventories and Advances on Inventory Purchases

Inventories are stated at the lower of cost or market. Cost is determined using a first-in, first-out, or FIFO, method. We review our inventory for excess or obsolete inventory and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. Inventories totaled $1,561,314 and $1,107 at March 31, 2012 and  2011, respectively. As we do not internally manufacture any of our products, we do not maintain raw materials or work-in-process inventories. In addition, the Company had made advanced deposits against inventory orders placed totaling $304,702 and $0 at March 31, 2012 and 2011, respectively.

At March 31, 2012, the Company had a balance of $304,702 in deposits on inventory purchases. This balance represents payments made to our product suppliers in advance of delivery to the Company. It is common industry practice to require a substantial deposit against products ordered before commencement of manufacturing, particularly with off-shore suppliers. Additional advance payments may also be required upon achievement of certain agreed upon manufacturing or shipment benchmarks. Upon delivery and receipt by the Company of the items ordered, and the Company taking  title to the goods, the balances are transferred to inventory.

Property, Plant and Equipment, net

We record property, plant and equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. We provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Property, plant and equipment, net consists of the following:

		March 31,
Property, plant and equipment	Estimated Useful Lives	2012	2011
Computers and software	3 Years	$64,724	$52,432
Office equipment and furniture	5-7 Years	85,345	19,681
Leasehold improvements	1-3 Years	62,610	44,726
		212,679	116,839
Less: accumulated depreciation and amortization		(72,679)	(24,107)
		$140,000	$92,732

Depreciation and amortization expense totaled $48,572 and $22,908 for the years ended March 31, 2012 and 2011, respectively.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share

Basic earnings per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. For the years ended March 31, 2012 and 2011, no potentially issuable shares were reflected in a diluted calculation as the inclusion of potentially issuable shares would be anti-dilutive.

The following securities were not included in the computation of diluted net earnings per share as their effect would be anti-dilutive:

	March 31,
	2012	2011

Stock options	1,025,000	800,000
Warrants	40,859,253	6,712,500
Related party convertible note	—	71,333
	41,884,253	7,583,833

Share-Based Payments

We recognize share-based compensation expense on stock option awards. Compensation expense is recognized on that portion of option awards that are expected to ultimately vest over the vesting period from the date of grant. All options granted vest over their requisite service periods as follows: 6 months (50% vesting); 12 months (25% vesting) and 18 months (25% vesting). We granted no stock options or other equity awards which vest based on performance or market criteria. We had applied an estimated forfeiture rate of 10% to all share-based awards as of our second fiscal quarter, 2011, which represents that portion we expected would be forfeited over the vesting period. We reevaluate this analysis periodically and adjust our estimated forfeiture rate as necessary.

We utilized the Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets. No indicators of impairment existed at March 31, 2012, except for the $150,000 impairment of our investment in the Military Shopping Channel. See Investments section in this footnote.

Income Taxes

We account for income taxes in accordance with FASB ASC 740 — Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FASB ASC 740 — Income Taxes.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FASB ASC 740 also requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents and trade accounts receivable. Cash and cash equivalents are held with financial institutions in the United States and from time to time we may have balances that exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Concentration of credit risk with respect to our trade accounts receivable to our customers is limited to $2,055,162 at March 31, 2012. Credit is extended to our customers, based on an evaluation of a customer’s financial condition and collateral is not required. To date, we have not experienced any material credit losses.

Marketing and Advertising Costs

Marketing, advertising and promotional costs are expensed when incurred and totaled $169,741 and $114,786 for years ended March 31, 2012 and 2011, respectively.

Fair Value Measurements

FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to us on March 31, 2012 and 2011, respectively. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable, notes payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. Determination of fair value of related party payables is not practicable due to their related party nature.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. As a result, certain warrants issued in connection with various offerings were accounted for as derivatives. Additionally, the Company determined that the conversion feature on the convertible debentures issued in August 2011 and May 2011 qualifies for derivative accounting. See Note 8, Warrant Liabilities and Note 11, Notes Payable, for additional discussion.

Debt Issuance Costs

The Company capitalizes debt issuance costs and amortizes these costs to interest expense over the term of the related debt.

New Accounting Standards

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU No. 2011-04 clarifies some existing concepts, eliminates wording differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”), and in some limited cases, changes some principles to achieve convergence between U.S. GAAP and IFRS. ASU No. 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU No. 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The provisions of ASU No. 2011-04 became effective for us on April 1, 2012 and are to be applied prospectively. We do not expect the adoption of the provisions of ASU No. 2011-04 to have a material effect on our consolidated financial position, results of operations or cash flows and we do not expect to materially modify or expand our financial statement footnote disclosures.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity. The presentation requirements became effective for us on April 1, 2012. As ASU No. 2011-05 applies to financial statement presentation matters, the adoption of ASU No. 2011-05 will not affect our consolidated financial statements.

NOTE 5.

MAJOR CUSTOMERS

Major customers are those customers that account for more than 10% of revenues. For the year ended March 31, 2012, 37% of revenues were derived from two major customers and the accounts receivable from these major customers represented 67% of total accounts receivable as of March 31, 2012. The loss of these customers would have a material adverse affect on the Company’s operations.

There were no major customers for the year ended March 31, 2011.

NOTE 6.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Components of prepaid expenses and other current assets consist of the following:

	March 31,
	2012	2011
Prepaid production costs	$93,100	$—
Prepaid shipping and freight	14,225	—
Prepaid license fees	37,549	—
Prepaid insurance	45,385	—
Prepaid investor relations fees	45,000	—
Prepaid expenses – other	26,904	28,065
Deposits	—	12,420
Project deposits	—	5,885
	$262,163	$46,370

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	March 31,
	2012	2011
Accrued compensation	$63,115	$—
Accrued warranty	90,000	—
Accrued sales returns	275,000	—
Accrued professional fees	164,999	45,200
Accrued rents	—	53,613
Accrued other	8,581	9,513
	$601,695	$108,326

NOTE 8.

PRIVATE PLACEMENTS

On June 15, 2011 the Company and approximately twenty accredited investors entered into a securities purchase agreement and completed a closing of a private offering of 292,500 shares of the Company’s common stock and three series of warrants to purchase up to 585,000 shares of common stock, in the aggregate, for aggregate gross proceeds of $1,170,000. The Company sold the shares at an initial purchase price of $4.00 per share, which may be adjusted downward, but not to less than $2.00 per share, under certain circumstances. In addition to the shares, the Company issued: (i) Series A Common Stock purchase warrants to purchase up to 292,500 shares of common stock at an exercise price of $3.00 per share; (ii) Series B Common Stock purchase warrants to purchase up to 146,250 shares of common stock at an exercise price of $5.00 per share and (iii) Series C Common Stock purchase warrants to purchase up to 146,250 shares of common stock at an exercise price of $10.00 per share.

In August 2011, a majority of the investors in the June 15, 2011 private offering, entered into a Notice, Consent, Amendment and Waiver Agreement (“Amendment Agreement”) with the Company in connection with the Bridge Debenture (defined below) offering. Under the terms of the Amendment Agreement, all the investors (i) waived any right to participate in the Bridge Debenture offering or related offerings, (ii) waived a provision prohibiting certain subsequent equity sales and (iii) amendment to per share price protection. In exchange, the Company lowered the sale price of the June 15, 2011 private offering from $4.00 per share to $2.00 per share and according issued an additional 292,500 common shares under that agreement to the investors.

The Company engaged a registered broker dealer in connection with the offering and the broker dealer received a selling commission in cash of 10 percent of the aggregate funds raised, with an additional two percent in non-accountable cash expense allowance. In addition, the Company issued to the broker dealer common stock purchase warrants equal to 10 percent of (i) the number of shares and (ii) the number of shares of common stock issuable upon exercise of the warrants, with an exercise price of $3.00 per share.

On August 29, 2011, the Company raised aggregate gross proceeds of $1,800,000 under a private placement of 12% Senior Convertible Debentures (the “Bridge Debentures”) with six accredited investors. Investors purchased Debentures, in the aggregate principal amount of $1,800,000. The Bridge Debentures carried an interest at a rate of 12% per annum and were payable quarterly. Principal and accrued interest on the Bridge Debentures would automatically convert into equity securities identical to those sold to investors in the Company’s next offering of at least $4 million of gross proceeds of equity or equity linked securities (excluding the principal amount under the Bridge Debentures) that is consummated during the term of the Bridge Debentures (a “Qualified Financing”) at a conversion price equal to 80% of the price paid by investors in the Qualified Financing (the “Conversion Price”). Furthermore, the Bridge Debentures could have been converted at any time at the option of the each Investor into shares of the Company's common stock, $0.0001 par value per share at an initial conversion price of $2.00 per share, subject to adjustment. The Debenture was due and payable on March 1, 2012 (the “Maturity Date”). In the event a Qualified Financing was not consummated on or before the Maturity Date, the entire principal amount of the Bridge Debenture, along with all accrued interest thereon, would, at the option of the holder, be convertible into the Company’s common stock at a conversion price equal to $2.00 per share.  The Company determined that the conversion option in the debentures was beneficial at issuance.  As such, the Company recorded a discount from the beneficial conversion option of approximately $244,000 which was accreted to interest expense throughout the term of the Bridge Debentures.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.

PRIVATE PLACEMENTS (CONTINUED)

Each investor also received a Bridge Warrant exercisable for a period of three years from the Closing Date to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing the principal amount of the Debenture by the Conversion Price at an exercise price equal to $2.00, subject to adjustment. If a Qualified Financing did not occur on or before the Maturity Date, then each Warrant would have been exercisable for that number of shares of common stock equal to the principal amount of the Debenture purchased divided by $0.90. Under the terms of the Bridge Warrant, the investor received cashless exercise rights in the event the underlying shares of common stock are not registered at the time of exercise. The Bridge Debentures and Bridge Warrants also provided for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the Exercise Price of the Warrants, except in connection with the following issuances of the Company's common stock, or securities convertible into common stock: (i) shares issuable under currently outstanding securities, including those authorized under stock plans, (ii) securities issuable upon the exchange or exercise of the Bridge Debenture or Bridge Warrants, (iii) securities issued pursuant to acquisitions or strategic transactions, or (iv) securities issued to the Placement Agent. See Note 8 for additional information about the Bridge Warrants.

On October 28, 2011 (the “Closing Date”) the Company, entered into and consummated a Securities Purchase Agreement with certain accredited investors for the private sale (the “Offering”) of 243.1 units (“Unit”) at $50,000 per Unit. Each Unit consisting of (i) 62,500 shares of common stock, and (ii) warrants to purchase 62,500 shares of common stock at an initial exercise price of $1.00 per share (the “Warrants”). Accordingly, for each $0.80 invested, investors received one share of common stock and one Warrant. The Company received gross proceeds of $12,155,000 (net proceeds of approximately $10,610,653 after commissions and offering related expenses) and issued an aggregate of 15,194,695 shares of common stock and 15,193,750 Warrants to the investors pursuant to the Securities Purchase Agreement.

On November 18, 2011, the Company sold an additional 6.9 Units under the Securities Purchase Agreement, receiving an additional $345,000 in gross proceeds (net proceeds of $283,600 after commissions and offering related expenses), issuing an additional aggregate of 431,250 shares of Common Stock and 431,250 Warrants to investors.

The October 28, 2011 and November 18, 2011 closings brought the total raised under the Securities Purchase Agreement to $12,500,000.

The Warrants are exercisable at any time within five years from the Closing Date at an exercise price of $1.00 per share with cashless exercise in the event a registration statement covering the resale of the shares underlying the Warrants is not in effect within six months of the completion of the Offering. The Warrants also provide for full-ratchet anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the exercise price of the Warrants during any period in which the Warrants are outstanding, subject to certain exceptions as set forth in the Warrants.

If during a period of two years from the completion of the Offering, the Company issues additional shares of common stock or other equity or equity-linked securities at a purchase, exercise or conversion price less than $0.80 (subject to certain exceptions and such price is subject to adjustment for splits, recapitalizations, reorganizations), then the Company shall issue additional shares of common stock to the investors so that the effective purchase price per share paid for the common stock included in the Units shall be the same per share purchase, exercise or conversion price of the additional shares.

The Company has provided the investors with “piggyback” registration rights with respect to the resale of the common stock and the shares of common stock issuable upon exercise of the Warrants.

The Company engaged a registered broker dealer to serve as placement agent (the “Placement Agent”) who received (a) selling commissions aggregating 10% of the gross proceeds of the Offering, (b) a non-accountable expense allowance of 2% of the gross proceeds of the Offering to defray offering expenses, (c) five-year warrants to purchase such number of shares of common stock as is equal to 10% of the shares of common stock (i) included as part of the Units sold in this Offering at an exercise price equal to $0.80 per share, and (ii) issuable upon exercise of the Warrants sold in this Offering at an exercise price equal to $1.00 per share, and (d) 100,000 restricted shares of common stock.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.

PRIVATE PLACEMENTS (CONTINUED)

The closing of the Offering triggered the automatic conversion of all principal and accrued interest on the Bridge Debentures into Units in the Offering at a conversion price equal to 80% of the price paid by investors in the Offering, or $0.64 per share of common stock and Warrant (the “Debenture Conversion Price”). The holders of the Bridge Debentures received an aggregate of 2,869,688 shares of common stock and Warrants to purchase 2,869,688 shares of common stock. Each investor in the Bridge Offering also received a Bridge Warrant exercisable for a period of three years from the closing date of the Bridge Offering to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing the principal amount of the Bridge Debenture by the Debenture Conversion Price of $0.64 per share. Accordingly, at the closing of the Offering and based on the full ratchet anti-dilution provisions of the Bridge Warrants, investors in the Bridge Offering received Bridge Warrants to purchase an aggregate of 8,789,063 shares of common stock. The Bridge Warrants continue to provide for full-ratchet anti-dilution protection if the Company issues at any time prior to August 30, 2012, any shares of common stock, or securities convertible into common stock, at a price less than the Bridge Warrant Exercise Price, subject to certain exceptions.

Further, in connection with the Offering, Octagon, the holder of the Company’s debenture in the principal amount of $750,000 issued on April 8, 2011, agreed to amend the Debenture to provide for automatic conversion into the Units in the Offering at the Debenture Conversion Price. Accordingly, the holder of the Debenture received 1,171,875 shares of common stock and warrants to purchase 1,171,875 shares of common stock exercisable at $1.00 per share.

The Placement Agent also served as exclusive placement agent for the Bridge Offering. Accordingly, pursuant to the terms of the Bridge Offering, at the Closing of the Offering the Placement Agent and its assignees received warrants with full ratchet and anti-dilution protection to purchase an aggregate of 1,164,375 shares of common stock exercisable at $0.64 per share, each warrant exercisable on or before August 29, 2014.

In connection with the Offering, Steve Rogai, the Company’s President and Chief Executive Officer, agreed to convert a 12% convertible promissory note payable to him by the Company in the principal amount of $107,000 (the “Rogai Note”), together with accrued interest thereon, into Units in this Offering at a conversion price of $0.80 per Share and Warrant. As such, Mr. Rogai was issued 133,750 shares of common stock and 133,750 Warrants in satisfaction of the Rogai Note. Also, the Company’s executive officers each executed a lock up agreement (the “Lock Up Agreement”) which provides that each officer shall not sell, assign, transfer or otherwise dispose of their shares of common stock or other securities of the Company for a period ending 270 days after the completion of the Offering. Following this initial lock-up period, each officer has agreed to an additional six-month lock-up period for their shares during which they each may not sell more than 5,000 shares of common stock per month.

From April 2010 through July 2010, we sold Units containing common stock and warrants raising gross proceeds of $2,600,000 (net proceeds of $2,267,813 after offering related costs of $332,187), to 64 accredited investors (the “2010 Private Placement”). We secured $2,495,000 prior to June 30, 2010 and $105,000 in July 2010. The selling price was $2.00 per Unit; each Unit consists of: (1) one share (pre 1:20 reverse split) of common stock, par value $0.0001 per share; (2) one Series A Warrant to purchase one share of common stock exercisable at $3.00 per share; (3) one Series B Warrant to purchase one share of common stock exercisable at $5.00 per share; and (4) one Series C Warrant to purchase one share of common stock exercisable at $10.00 per share. In connection with the 2010 Private Placement we issued 1,300,000 shares of common stock and warrants exercisable to purchase 3,900,000 shares of common stock. The warrants expire three years from the date of issuance and are redeemable by the Company at $0.20 per share, subject to certain conditions. Other than the exercise price and call provisions of each series of warrant, all other terms and conditions of the warrants are the same.

Under the terms of the 2010 Private Placement the Company provided that it would use its best reasonable effort to cause a registration statement to become effective within 180 days of the termination date of the offering. We have failed to comply with the registration rights provision and are obligated to make pro rata payments to the subscribers under the 2010 Private Placement in an amount equal to 1% per month of the aggregate amount invested by the subscribers up to a maximum of 6% of the aggregate amount invested by the subscribers.  The maximum amount of penalty to which the Company may be subject is $156,000 which has been recognized in full in fiscal 2011.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.

PRIVATE PLACEMENTS (CONTINUED)

In connection with the 2010 Private Placement, we paid certain fees and commissions to Forge Financial Group, Inc., a broker-dealer and a member of FINRA, as placement agent, of approximately $280,000. In addition, the Company granted Forge Financial Group, Inc. and its assignees a placement agent warrant to purchase up to a maximum amount of $260,000 worth of Units, (the “Placement Agent Option”). The underlying Series A, Series B and Series C warrants are substantially the same as the warrants issued under the 2010 Private Placement, but contain cashless exercise and anti-dilution provisions.  See Note 8. Warrant Liability.

Warrants issued to Forge Financial Group, Inc. as placement agent to our April 2010 through July 2010 Unit offering contained an exercise price reset provision (or “down-round” provision). The Company accounted for these warrants as a liability equal to their fair value on each reporting date.

NOTE 9.

WARRANT LIABILITIES

Warrants issued to the placement agent in connection with the 2010 Private Placement contained provisions that protect holders from a decline in the issue price of its common stock (or “down-round” provisions) or that contain net settlement provisions. The Company accounted for these warrants as liabilities instead of equity. Down-round provisions reduce the exercise or conversion price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise or conversion price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price. Net settlement provisions allow the holder of the warrant to surrender shares underlying the warrant equal to the exercise price as payment of its exercise price, instead of physically exercising the warrant by paying cash. The Company evaluated whether warrants to acquire its common stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option.

The warrants issued to the placement agent, in conjunction with the 2010 Private Placement, contained a down-round provision. The triggering event of the down-round provision was not based on an input to the fair value of “fixed-for-fixed” option and therefore was not considered indexed to the Company’s stock. Since the warrant contained a net settlement provision, and it was not indexed to the Company’s stock, it is accounted for as a liability.

The assumptions used in connection with the 2010 Private Placement with the valuation as of June 22, 2011 were as follows:

Number of shares underlying the warrants	520,000
Exercise price	$2.00 - $10.00
Volatility	158%
Risk-free interest rate	.68%
Expected dividend yield	0.00%
Expected warrant life (years)	1.83 – 2.08

The Company recognized these warrants as a liability equal to their fair value on each reporting date. On June 22, 2011, the warrant holders converted their warrants on a cashless basis into 331,303 common shares at an agreed upon stock price of $16.40 per share. As a result of the warrant conversion we re-measured the fair value of these warrants as of June 22, 2011, and recorded other income associated with the re-measurement of $523,553.

In connection with our $1,800,000 12% convertible debenture issuance in August 2011, the Company issued warrants to the investors and placement agent which contained provisions that protect holders from a decline in the issue price of our common stock or “down-round” provisions. The warrants also contain net settlement provisions. Accordingly, the Company accounted for these warrants as liabilities instead of equity. In addition, we considered the dilution and repricing provisions triggered by the Company’s October 2011 follow-on offering which impacted the accounting recognition of this financing.

The Company recognized an initial warrant liability for the warrants issued in connection with our $1,800,000 12% convertible debenture of $1,556,289 which was recorded as a debt discount. The initial warrant liability recognized on the related placement agent warrants totaled $1,522,784 which was recorded as debt issuance costs. Due to an increase in the market value of our common stock from the initial issuance date, August 29, 2011 through March 31, 2012, we recognized $4,401,752 in warrant revaluation expense.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

WARRANT LIABILITIES (CONTINUED)

We recognized an initial warrant liability valuation on the series of warrants issued in connection with of $12,500,000 Unit Offering of $27,647,424. On October 28, 2011, at the initial closing of $12,155,000 of the Unit Offering, the closing price of our common stock as reported on OTC Markets was $1.25. On November 17, 2011, at the final closing of $345,000 of the Unit Offering, the closing price of our common stock as reported on OTC Markets was $0.90. On March 31, 2012, the closing price of our common stock as reported on OTC Markets was $0.82. Due to the overall decline in the market value of our common stock from the initial valuations on October 28, 2011 and November 17, 2011, through March 31, 2012, we recognized $9,330,634 in warrant revaluation income.

Accordingly, warrant revaluation income for the year ending March 31, 2012 related to our 2010 Private Placement, $1,800,000 12% convertible debenture, and $12,500,000 Unit Offering totaled $5,452,436.

The assumptions used in connection with the valuation of warrants issued in connection with our 12% convertible debenture financing on the date of grant were as follows:

Number of shares underlying the warrants	9,953,438
Exercise price	$0.64
Volatility	190%
Risk-free interest rate	.35%
Expected dividend yield	0.00%
Expected warrant life (years)	3.00

The assumption used in connection with the valuation of warrants issued in connection with our $12,500,000 Unit Offering on the date of grant were as follows:

Number of shares underlying the warrants	22,925,313
Exercise price	$0.64 - $1.00
Volatility	190%
Risk-free interest rate	1.13%
Expected dividend yield	0.00%
Expected warrant life (years)	5.00

The assumptions used in connection with the remeasurement at March 31, 2012 of the warrants issued with our 12% convertible debenture financing and $12,500,000 were as follows:

Number of shares underlying the warrants	32,878,751
Exercise price	$.064 - $1.00
Volatility	211%
Risk-free interest rate	1.04%
Expected dividend yield	2.50-4.58%
Expected warrant life (years)	2.5 - 4.58

Recurring Level 3 Activity and Reconciliation

The tables below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the year ended March 31, 2012 for all financial liabilities categorized as Level 3 as of March 31, 2012.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

WARRANT LIABILITIES (CONTINUED)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

Warrant liability 2010 Private Placement:
Balance as of April 1, 2011	$4,117,988
Decrease in fair value of warrants as of conversion date	(523,553)
Conversion to common stock	(3,594,435)
Balance as of December 31, 2011	$—

Warrant liability 12% convertible debenture:
Balance as of April 1, 2011	$—
Initial measurement of investor warrants	1,556,289
Initial measurement of placement agent warrants	1,522,784
Increase in fair value warrants included in earnings	4,401,752
Balance as of March 31, 2012	$7,480,825

Warrant liability $12,500,000 Unit Offering related:
Balance as of April 1, 2011	$—
Initial measurement of warrants:
Unit Offering investors	18,812,123
Unit Offering placement agent	3,768,606
12% convertible debenture conversion	3,482,334
Octagon convertible debenture conversion	1,422,057
Related party note conversion	162,304
Total initial measurements	27,647,424
Decrease in fair value included in earnings	(9,330,634)
Balance at March 31, 2012	$18,316,790

Summary of warrant liability:
Balance as of April 1, 2011	$4,117,988
Conversion to common stock	(3,594,435)
Initial measurements 12% convertible debentures – investor warrants	1,556,289
Initial measurements 12% convertible debentures – placement agent	1,522,784
Initial measurements of $12,500,000 Unit Offering	27,647,424
Decrease in fair value at conversion date	(523,553)
Decrease in fair value of warrants included in earnings	(4,928,882)
Balance as of March 31, 2012	$25,797,615

NOTE 10.

INCOME TAXES

At March 31, 2012 and 2011, we had gross deferred tax assets in excess of deferred tax liabilities of $4.25 million and $ 1.54 million, respectively.  We determined that it is not “more likely than not” that such assets will be realized, and as such have applied a valuation allowance of $4.25 million and $1.54 million as of March 31, 2012 and 2011, respectively.  We evaluate our ability to realize our deferred tax assets each period and adjust the amount of our valuation allowance, if necessary. We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions.  Because of the complex issues involved, any claims can require an extended period to resolve.

FASB ASC 740 – Income Taxes requires that a valuation allowance be established when it is more likely than not all or a portion of a deferred tax asset will not be realized.  A review of all available positive and negative evidence needs to be considered, including our current and past performance, the market environment in which we operate, the utilization of past tax credits and length of carry-back and carry-forward periods.  Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years.  Cumulative losses weigh heavily in the overall assessment.  We have applied a 100% valuation allowance against our net deferred tax assets as of March 31, 2012 and 2011.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10.

INCOME TAXES (CONTINUED)

A reconciliation between the amount of income tax benefit determined by applying the applicable US statutory income tax rate to pre-tax loss is as follows:

	Year Ended March 31,
	2012	2011
Federal Statutory	$(2,827,000)	$(2,440,000)
State Tax, Net of Federal	(289,000)	(250,000)
Change in Fair Value of Warrants	(2,103,000)	750,000
Stock Based Compensation	138,000	220,000
Non-Deductible Debt Discount	1,301,000	40,000
Loss on Extinguishment of Debt	1,138,000	—
Revaluation of Derivative Liability	(81,000)	—
Reserves and Depreciation	—	20,000
Meals & Entertainment and Other	12,000	290,000
Change in Tax Valuation Allowance on Deferred Tax Assets	2,711,000	1,370,000
	$—	$—

The valuation allowance increased by approximately $2.71 million for the year ended March 31, 2012 and increased by approximately $1.37 million for the year ended March 31, 2011.

The primary components of net deferred tax assets are as follows:

	At March 31,
	2012	2011
Net Operating Losses	$4,107,000	$1,530,000
Reserves	170,000	22,000
Depreciation	(27,000)	(13,000)
Valuation Allowance	(4,250,000)	(1,539,000)
Net Deferred Tax Assets	$—	$—

At March 31, 2012, we had net operating loss carry forwards of approximately $10.6 million for U.S. federal income tax purposes.  The U.S. operating losses expire as follows:

Year of Expiration	Year Generated	U.S. Losses

March 31, 2030	March 31, 2010	$(475,000)
March 31, 2031	March 31, 2011	(4,368,000)
March 31, 2032	March 31, 2012	(5,803,000)
		$(10,646,000)

If there is an ownership change, as defined under Internal Revenue Code section 382, the use of net operating loss and credit carry-forwards may be subject to limitation on use. On October 28, 2011, the Company underwent an ownership change, as defined in Internal Revenue Code Section 382, which, in general, limits the use of prior year net operating tax losses in future years to approximately $1.5 million per year.

Uncertain Tax Positions

We have no unrecognized income tax benefits as of March 31, 2012 and March 31, 2011.  There have been no material changes in unrecognized tax benefits through March 31, 2012.  The fiscal years March 31, 2012, 2011 and 2010 are considered open tax years in U.S. federal and state tax jurisdictions.  We currently do not have any audit investigations in any jurisdiction.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

RELATED PARTY TRANSACTIONS

Our Chief Executive Officer had loaned the Company funds in the past to meet short-term working capital needs. These loans totaled $107,000, with related accrued interest of $0 and $2,354 at March 31, 2012 and 2011, respectively. The loan was unsecured and carried an interest rate of 12% per annum. In May 2010, this obligation was formalized through the issuance of a 12% Convertible Promissory Note payable in the principal amount of $107,000, due May 25, 2011. The 12% Convertible Promissory Note was convertible into common shares of the Company at $1.50 per share and carried an interest rate of 12% per annum. The conversion feature of the Promissory Note proved beneficial under the guidance of ASC 470--Debt. Accordingly, a beneficial conversion feature of $107,000 was recognized and was accreted to interest expense over the initial one year term of the note.  The accreted note payable to officer balance totaled $0 and $91,219 at March 31, 2012 and 2011, respectively.  On May 25, 2011, the Promissory Note was amended to extend the maturity one additional year under the same terms.

On August 18, 2011, our Chief Executive Officer entered into a Subordination Agreement relating to his note. In connection with our Bridge Debenture offering in the amount of $1,800,000, Mr. Rogai agreed to subordinate his position to that of the Bridge Offering investors. On October 28, 2011, the note in the principal amount of $107,000 was converted into Units offered in connection with the Company’s October 28, 2011 financing. As a result, Mr. Rogai received 133,750 common shares and 133,750 warrants exercisable at $1.00 per share.  See Note 7.

NOTE 12.

NOTES PAYABLE

On April 11, 2011, the Company and Octagon Capital Partners (“Octagon”), an accredited investor, entered into a securities purchase agreement in which Octagon purchased from the Company a convertible debenture, in the principal amount of $750,000. The debenture carried an interest rate of 0% per annum and was convertible into shares of the Company's common stock at any time commencing on the date of the debenture at a conversion price of $4.00 per share, subject to adjustment. The debenture was due and payable on December 1, 2011.  In connection therewith, the Company also issued the following warrants to Octagon: 187,500 Series A Common Stock Purchase Warrants exercisable at $3.00 per share, 93,750 Series B Common Stock Purchase Warrants exercisable at $5.00 per share and 93,750 Series C Common Stock Purchase Warrants exercisable at $10.00 per share. Total commissions and fees payable to the placement agent in connection with this transaction was $90,000 in cash, 42,187 Series A Common Stock Purchase Warrants exercisable at $3.00 per share and 14,062 Series B Common Stock Purchase Warrants exercisable at $5.00 per share.  Warrants issued to the placement agent in this transaction had a fair value at issuance of $284,121 which was recorded as a debt issuance cost and was being accreted to interest expense over the term of the debenture.  Upon issuance of the debenture, the Company accounted for the transaction under the guidance of ASC 470-Debt and ASC 815-Derivatives and Hedging.  As the ultimate conversion rates could change due to a ”down-round” provision, the Company bifurcated the conversion option and recorded a derivative liability which was adjusted to market each reporting period. The derivative liability was initially valued at $222,674 on the date of the transaction and was recorded as a debt discount with a credit to a derivative liability.  The change in fair value of the derivative liability recognized totaled approximately $209,000 for the year ended March 31, 2012. The derivative liability was re-measured at a fair value of $13,323 on August 28, 2011, the effective date of the Company’s closing of its $1,800,000 convertible debenture transaction. As the conversion price of the debentures became fixed, the fair value of the derivative liability was reclassified to equity as it no longer met bifurcation criteria on August 28, 2011.  The relative fair value of the detachable warrants, initially recorded at $527,326, was recorded as a debt discount and was initially being accreted to interest expense under the effective interest rate method over the term of the debenture, due December 1, 2011.

On August 17, 2011, Octagon entered into an Amendment to its convertible debenture modifying the conversion option. The Amendment was entered into in connection with the Company’s Bridge Debenture transaction concluded on August 28, 2011. The Amendment transaction was treated as an extinguishment of debt related to the original Octagon note, effective on August 28, 2011, the closing date of the 12% convertible debenture transaction. Accordingly, the carrying value of the Octagon debenture on August 28, 2011 of $193,650, including the unaccredited balances in the related note discount and debt issuance cost of $277,524 were written-off with a loss on extinguishment of debt being recognized of $2,950,513 and a fair value of the modified note obligation being recognized of  $3,144,163. The fair value of the modified note was determined by fair valuing 1,171,875 common shares and 1,171,875 related investor warrants as of August 29, 2011, the modification date.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12.

NOTES PAYABLE (CONTINUED)

On October 28, 2011, the Company converted the Octagon convertible debentures into Units of the Company’s Unit Offering. See Note 7.

Fair Value Measurement Using Significant Unobservable Inputs (Level 3) – See note 8 for assumptions used:

Derivative liability:
Balance April 1, 2011	$—
Initial valuation	222,674
Revaluation of derivative	(209,351)
Reclassification to equity	(13,323)
Balance at December 31, 2011	$—

Commencing in November 2009 through March 2010, the Company issued a series of 12% Senior Working Capital Notes and Revenue Participation Agreements totaling $687,500 in gross proceeds with net proceeds of $581,750 after related costs of $105,750.

In connection with the issuance of the Senior Working Capital Notes, the Company recognized deferred financing costs of $105,750 and a discount on the notes attributable to the fair value of the common shares issued of $309,375. These costs were initially being accreted over the life of the notes. Subsequent to issuance, and at March 31, 2010, the notes were in default for failure to pay the required interest. As a result of the default, the notes became immediately callable by the note holders. Accordingly, the unaccreted balances remaining attributable to financing costs and Note discount were charged to interest expense.

Due to the default status of the notes for failure to make timely interest payments, during the first fiscal quarter of fiscal 2011, the Company entered into a series of Amendment and Exchange Agreements, modifying the terms and conditions of their 12% Senior Working Capital Notes and Revenue Participation Agreements, which totaled $687,500.

In May 2010, concurrent with the completion of the Merger Agreement, the Amended and Restated Senior Working Capital Notes totaling $687,500 were converted, at the contractual agreed upon rate of $1.334 per share, resulting in the issuance of 515,360 common shares. Also, as provided in the amended note agreements, upon conversion, the note holders were paid interest through December 31 2010, the maturity date. Actual interest earned prior to conversion plus the additional interest through the maturity date totaled $84,379. The entire interest payment was paid in cash and charged to interest expense in May 2010.

In March 2010, the Company borrowed $50,000 under a note agreement. The note was due on or before the earlier of (a) the initial closing of the Company’s then pending 2010 Private Placement or (b) August 30, 2010, the maturity date. The note provided that in the event there was no closing of the 2010 Private Placement prior to the maturity date, the note holder will forgive $25,000 and the related accrued interest. The note carried an interest rate of 12% per annum and could be prepaid at any time; however, in the event of a prepayment, the company was obligated to pay interest through the maturity date. The lender in this transaction was an officer of the placement agent in the Company’s 2010 Private Placement. In May 2010, upon completion of the 2010 Private Placement, the note and related accrued interest were paid-in full.

At March 31, 2012 and 2011, the Company had notes payable of $28,737 and $9,714, respectively, reflecting amounts due on insurance related note financings payable under terms of less than one year.

NOTE 13.

COMMITMENTS

Leases

On January 20, 2010, the Company entered into a 38-month lease agreement for our 10,500 square foot headquarters facility in Clearwater, Florida. Terms of the lease provide for base rent payments of $6,000 per month for the first six months; a base rent of $7,500 per month for the next 18 months and $16,182 per month from January 2012 through February 2013. The increase in minimum rental payments over the lease term is not dependent upon future events or contingent occurrences. In accordance with the provisions of ASC 840 - Leases, the Company recognized lease expenses on a straight-line basis, which total $10,462 per month over the lease term.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.

COMMITMENTS (CONTINUED)

On February 1, 2012, the Company entered into a new 36-month lease agreement on our existing headquarters facility. Terms of the lease provide for a base rent payments of $7,875 per month for the first twelve months, increasing 3% per year thereafter. The lease contains no provisions for a change in the base rent based on future events or contingent occurrences. In accordance with the provisions ASC 840-Leases, the Company is recognizing lease expenses on a straight-line basis, which total $8,114 per month over the lease term. In connection with the entering into the new leases, the Company recognized income of approximately $71,000 attributable to the recovery of the deferred rent obligation under the previous lease and wrote-off to lease expense $12,420 in security deposits attributable to the prior lease.

The following is a schedule by year of future minimum rental payments required under our lease agreement on March 31, 2012:

Operating Leases
Year 1	$94,973
Year 2	97,822
Year 3	83,546
Year 4	—
Year 5	—
$276,341

Base rent expense recognized by the Company, all attributable to its headquarters facility, totaled $47,515 and $125,544 for the years ended March 31, 2012 and 2011, respectively.

Under the terms of the 2010 Private Placement, the Company provided that it would use its best reasonable efforts to cause the related registration statement to become effective within 180 days of the termination date, July 26, 2010, of the offering. We have failed to comply with this registration rights provision and are obligated to make pro rata payments to the subscribers under the 2010 Private Placement in an amount equal to 1% per month of the aggregate amount invested by the subscribers up to a maximum of 6% of the aggregate amount invested by the subscribers. The maximum amount of penalty to which the Company may be subject is $156,000. The Company had recognized an accrued penalty of $156,000 at March 31, 2012 and 2011, respectively.

NOTE 14.

STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $.0001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the state of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock have been issued or were outstanding at March 31, 2012 and 2011, respectively.

Common Stock

At March 31, 2012 and 2011 we were authorized to issue up to 750,000,000 shares and 400,000,000 shares of common stock, $.0001 par value per share, respectively.

At March 31, 2012 and  2011, the Company had 31,970,784 and 10,886,374 shares outstanding, respectively. Holders are entitled to one vote for each share of common stock (or its equivalent).

Effective June 15, 2011, based on a majority shareholder vote, our articles of incorporation were amended to increase our authorized common stock from 400,000,000 to 750,000,000 shares.

All share and per share information contained in this report gives retroactive effect to a 1 for 20 (1:20) reverse stock split of our outstanding effective October 27, 2011 and a 30 for 1 (30:1) forward stock split of our outstanding common stock effective March 17, 2010 and the reverse recapitalization transaction completed in May 2010.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

STOCKHOLDERS’ EQUITY (CONTINUED)

Share Issuances

Common Stock and Warrants

On April 1, 2011, the Company issued 5,000 shares under a financial consulting and management agreement with a fair value of $75,000. The fair value of the common shares was derived from the closing price of our common stock on the contract commitment date.

On April 18, 2011, the Company issued 6,849 shares under a one year infomercial monitoring agreement. The transaction had fair value of $100,000 on the commitment date based on the closing price of our common stock.  The fair value of the stock granted was recorded as a prepaid expense and is being amortized over the term of the agreement.

On June 15, 2011, the Company issued a total of 292,500 common shares and (i) 380,250 Series A warrants exercisable at $3.00 per share, (ii) 146,250 Series B warrants exercisable at $5.00 per share and (iii) 146,250 Series C warrants exercisable at $10.00 per share. These securities, as further described in Note 7 – Private Placements, were issued in connection with a private placement completed in June 2011 with gross proceeds of $1,170,000.

On June 1, 2011, the Company issued 75,000 warrants to a consulting firm representing the Company in Canada. The warrants vest over fourteen months, are exercisable for a period of three years from grant date and exercisable at $3.15 per share. The Company valued these warrants using the Black-Scholes model. The initial grant date fair value was $205,962 which is being recorded as consulting expenses in general and administrative expenses, over the vesting period with unvested components being marked-to-market every reporting period throughout the vesting term.  The assumptions used in the valuation on June 1, 2011 were as follows:

Number of shares underlying the warrants	75,000
Exercise price	$3.15
Volatility	175%
Risk-free interest rate	.74%
Expected dividend yield	0.00%
Expected warrant life (years)	3.00

The assumptions in the re-measurement of the unvested warrants at March 31, 2012 were as follows:

Number of shares underlying the warrants	37,500
Exercise price	$3.15
Volatility	211%
Risk-free interest rate	.33%
Expected dividend yield	0.00%
Expected warrant life (years)	2.17

The Company recognized consulting expense under this agreement of $73,873 for the year ended March 31, 2012.

On May 27, 2011, the Company issued 250,000 shares of its common stock and 50,000 Common Stock purchase warrants to the sole member of Seen On TV, LLC pursuant to an acquisition agreement with Seen on TV, LLC to acquire certain assets from Seen On TV, LLC, including but not limited to the “AsSeenOnTV.com” domain name. The shares had a fair value of $500,000 at the contract date. The fair value was derived from the closing price of our common stock on the contract commitment date.  The Company also paid cash consideration to Seen On TV, LLC as part of this agreement during the year ended March 31, 2012 of $60,254 with an additional $7,000 paid for certain rights in the United Kingdom. As the acquisition agreement had not been completed as of March 31, 2012, the Company recorded the fair value of the shares issued and the cash consideration paid as a deposit on the acquisition.  This transaction was completed on June 28, 2012. See Note 16. Subsequent Events. This transaction provides the Company with exclusive use of the domain name “AsSeenOnTV.com” only.  The term or phrase “As Seen On TV” is not subject to trademark protection and has been, and will continue to be, used by others including on-line and retail outlet applications with no connection with, or benefit to, the Company. The common stock purchase warrants issued in this transaction had a fair value of $162,192 under the following assumptions:

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

STOCKHOLDERS’ EQUITY (CONTINUED)

Number of shares underlying the warrants	50,000
Exercise price	$7.00
Volatility	190%
Risk-free interest rate	1.65%
Expected dividend yield	0.00%
Expected warrant life (years)	5

On June 15, 2011 the Company and approximately twenty accredited investors entered into a securities purchase agreement and completed a closing of a private offering of 292,500 shares of the Company’s common stock and three series of warrants to purchase up to 585,000 shares of common stock, in the aggregate, for aggregate gross proceeds of $1,170,000.

On June 22, 2011 the Company issued an aggregate of 331,303 shares of common stock to affiliates of Forge Financial Group, Inc., pursuant to the cashless exercise of warrants held by six affiliates of Forge Financial Group. The warrants were issued in connection with the placement agent agreement related to the Company’s completed 2010 Private Placement Offering. The Company did not receive any proceeds in connection with the exercise of the warrants nor pay any commissions or fees in connection with the issuances.

On July 7, 2011, under a consulting agreement related to the Company’s investor relations activities, the Company issued 5,000 shares with a fair value of $9,000 on the contract date. The fair value of the common stock issued was derived from the closing price of our common stock on the contract commitment date.

On August 17, 2011, under the Amendment Agreement entered into in connection with the Company’s Bridge Debenture financing, the Company issued 292,500 shares to its investors in the June 15, 2011 private placement.

On October 28, 2011 the Company, entered into and consummated a Securities Purchase Agreement with certain accredited investors for the private sale of 243.1 units (each, a “Unit”) at $50,000 per Unit. Each Unit consists of (i) 62,500 shares of common stock, and (ii) warrants to purchase 62,500 shares of common stock at an initial exercise price of $1.00 per share (the “Warrants”). Accordingly, for each $0.80 invested, investors received one share of common stock and one Warrant. The Company received gross proceeds of $12,155,000 (net proceeds of approximately $10,591,000 after commissions and offering related expenses) and issued an aggregate of 15,194,695 shares of common stock and 15,193,750 Warrants to the investors pursuant to the Securities Purchase Agreement.

On November 18, 2011, the Company sold an additional 6.9 Units under the Securities Purchase Agreement, receiving an additional $345,000 in gross proceeds (net proceeds of $283,600 after commissions and offering related expenses), issuing an additional aggregate of 431,250 shares of Common Stock and 431,250 Warrants to investors.

The October 28, 2011 and November 18, 2011 closings brought the total raised under the Securities Purchase Agreement to $12,500,000.

A summary of the common shares and warrants issued in connection with the Company’s $12,500,000 Unit Offering including the conversion of existing debt into the Unit Offering is as follows:

		Warrants exercisable at
	Common Shares	$0.64	$0.80	$1.00

Unit Offering investors	15,625,945			15,625,000
Unit Offering placement agent	100,000	1,164,375	1,562,500	1,562,500
12% convertible debenture conversion	2,869,688	8,789,063	—	2,869,688
Octagon convertible debenture conversion	1,171,875	—	—	1,171,875
Related party note conversion	133,750	—	—	133,750
	19,901,258	9,953,438	1,562,500	21,362,813

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

STOCKHOLDERS’ EQUITY (CONTINUED)

Effective December 6, 2011 the Company entered into an independent contractor agreement with Stratcon Partners, LLC pursuant to which Stratcon has agreed to provide the Company consulting and advisory services, including, but not limited to business marketing, management, budgeting, financial analysis, and investor and press relations. Under the agreement, Stratcon is also required to establish and maintain executive facilities and a business presence in New York City for the Company. The agreement is for an initial term of two years and may be terminated by either party upon written notice. In consideration of providing the services, Stratcon shall receive $12,500 per month. In addition, the Company has agreed to issue Stratcon an aggregate of 500,000 shares of restricted common stock, such shares vesting over a period of two years in four equal traunches. The closing price of the Company’s common stock as reported on the OTC Markets on the Effective Date was $1.00. The Company has agreed to provide Stratcon rent reimbursement up to $2,500 per month for the New York office.  The Company recorded $80,000 of consulting expense attributable to vesting of the common shares which is included in accrued expenses at March 31, 2012.

Effective December 6, 2011 the Company agreed to issue 25,000 shares of common stock to Mediterranean Securities Group, LLC in consideration of consulting services.  As the agreement did not contain any vesting or forfeiture provisions, the entire fair value of $25,000, based on our stock price on the commitment date, was charged to consulting expenses and included in accrued expenses.

Equity Compensation Plans

In May 2010, the Company adopted its 2010 Executive Equity Incentive Plan and 2010 Non Executive Equity Incentive Plan (collectively, the “Plans”) and granted 600,000 options and 450,000 options, respectively, under TV Goods stock option plans. These options were exchanged for Company options under the Merger Agreement.

In May 2010, our Board of Directors granted 600,000 options under the Executive Equity Incentive Plan, exercisable at $1.50 per share to two officers and directors of the Company. The shares vested over eighteen months from grant and are exercisable for five (5) years from grant date (May 26, 2010). In September 2011, October 2011, December 2011 and March 2012, our Board of Directors granted an additional 225,000 options to an officer and two directors under the Executive Equity Incentive Plan. The options vest over eighteen months (150,000 options) and two years (50,000 options) and are exercisable for five years from date of grant. At March 31, 2012, there were 350,000 options available for issuance under the Executive Equity Incentive Plan.

In May 2010, our Board also granted options to purchase an aggregate of 450,000 shares of our common stock with an exercise price of $1.50 per share under the Non Executive Equity Incentive Plan. The options granted vest over eighteen months from the date of the grant (May 26, 2010) and are exercisable for five (5) years from their grant date. On July 15, 2010, the Company issued an additional 50,000 shares under the Non Executive Incentive Plan under terms similar to the May 2010 grant. During the quarter ending December 31, 2010, 400,000 shares were forfeited due to termination of employment. In December 2010, an additional 100,000 options were granted under this plan. On September 26, 2011 and March 31, 2012, our Board granted an additional 300,000 and 75,000 options, respectively, under the Non Executive Plan to nine employees and one consultant. The options vest over eighteen months and are exercisable for five years from date of grant. At March 31, 2012, there were 325,000 shares available for future issuance under the Non Executive Equity Incentive Pan.

The fair value of each option is estimated on the date of grant using the Black Scholes options pricing model using the assumptions established at that time. The following table includes the weighted average assumptions used for options issued in the fiscal years ending March 31, 2012 and 2011, respectively.

	2012	2011
Dividend Yield	0.00%	0.00%
Expected volatility	194%	79%
Risk-free interest rate	0.56%	2.07%
Expected life (years)	3	5
Forfeiture rate	10%	10%

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

STOCKHOLDERS’ EQUITY (CONTINUED)

Information related to options granted under both our option plans at March 31, 2012 and 2011, respectively, and activity for the years then ended is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at April 1, 2010	—	$—	—	$—
Granted	1,200,000	1.58	—	—
Exercised	—	—	—	—
Forfeited	(400,000)	1.50	—	—
Expired	—	—	—	—

Outstanding at April 1, 2011	800,000	$1.58	—	$—
Granted	600,000	1.01	—	—
Exercised	—	—	—	—
Forfeited	(375,000)	1.06	—	—
Expired	—	—	—	—

Outstanding at March 31, 2012	1,025,000	$1.31	3.89	$—
Exercisable at March 31, 2012	700,000	$1.41	3.55	$—

The weighted average grant date fair value of unvested options at March 31, 2012 totaled $284,719 and will be expensed over a weighted average period of 4.50 years.

As of March 31, 2011, there were 100,000 options and 300,000 options available for further issuance through the 2010 Executive Equity Incentive Plan and the 2010 Non Executive Equity Incentive Plan, respectively.

No tax benefits are attributable to our share based compensation expense recorded in the accompanying  financial statements because we are in a net operating loss position and a full valuation allowance is maintained for all net deferred tax assets. For stock options, the amount of the tax deductions is generally the excess of the fair market value of our shares of common stock over the exercise price of the stock options at the date of exercise.

In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the Plans without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the Plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Plan options may either be (i) ISOs, (ii) NSOs (iii) awards of our common stock or (iv) rights to make direct purchases of our common stock which may be subject to certain restrictions. Any option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The Plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

AS SEEN ON TV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.

LITIGATION

In February 2012, SCI Direct, LLC (“SCI”), filed suit against TV Goods, Inc. in the United States District Court, Northern District of Ohio, Eastern Division. The complaint alleges trademark infringement by TV Goods arising from our Living Pure™ space heater as it relates to SCI’s EDENPURE™ space heater. The plaintiff is seeking monetary and injunctive relief claiming TV Goods committed trademark infringement, unfair competition and violation of the Ohio Deceptive Trade Practices Act. The amount of damages the plaintiff is seeking is unspecified. We believe that the legal basis of the allegations is completely without merit and intend to vigorously defend the lawsuit. The potential monetary relief, if any, is not probable and cannot be estimated at this time. We believe that any amount ultimately recoverable by the plaintiff would be immaterial. Accordingly, we have not recorded any amount as a potential loss reserve in this matter. As of June 21, 2012, TV Goods, Inc. has executed a settlement agreement with SCI Direct, LLC. Under the terms of the agreement, SCI has agreed to dismiss the complaint and TV Goods, Inc. has agreed to cease marketing any products under the Living Pure Trademark. The settlement agreement is contingent upon SCI’s review of TV Goods, Inc. financial statements relating to Living Pure sales, which has not been completed.

NOTE 16.

SUBSEQUENT EVENTS

Restricted Shares

During June 2012 the Company issued 125,000 vested and restricted shares of common stock to Stratcon Partners, LLC pursuant to the terms of an independent contractor agreement effective December 6, 2011 pursuant to which Stratcon has agreed to provide the Company with consulting and advisory services, including, but not limited to business marketing, management, budgeting, financial analysis, and investor and press relations. In addition, during June 2012 the Company issued 25,000 shares of restricted common stock to Mediterranean Securities Group, LLC in consideration of financial consulting services.

Asset Purchase

On May 27, 2011, the Company entered into a binding letter agreement with Seen on TV, LLC, a Nevada limited liability company, with no affiliation with the Company, and Ms. Mary Beth Gearhart (formerly Fasono), its president. The letter agreement provided that we would obtain ownership of certain Seen on TV intangible assets, primarily consisting of the domain names “asseenontv.com” and “seenontv.com”. Upon entering into the binding letter agreement, we issued 250,000 shares of restricted common stock, with a fair value of $500,000 on the contract date, and an initial cash payment of $25,000 to Ms. Gearhart. In addition, we granted 50,000 warrants to issue common shares, initially exercisable at $7.00 per share for a period of three years with a grant date fair value of $162,192. Further, we agreed to make five additional monthly payments of $5,000 to the seller and a $10,000 contribution to a designated charitable contribution, all of which payments were made. All payments made under the initial letter agreement, including the fair value of securities and an additional $7,000 paid to the UK for use of the URL “asseenontv.co.uk” totaled $729,450 at March 31, 2012.

On June 28, 2012, the Company finalized the asset purchase agreement with Seen on TV, LLC agreeing (i) to pay an additional $1,560,000 in cash, (ii) issue an additional 250,000 shares of restricted stock, (iii) issue 250,000 common stock purchase warrants, exercisable at $0.64 per share for the three years of issuance, (iv) modifying the exercise price of the 50,000 common stock purchase warrants issued in May 2011 from $7.00 per share to $1.00 per share and extending their term, and (v) making five annual payments of $10,000 per year to a charitable organization designated by Seen on TV. The Company agreed that so long as the seller owns at least 250,000 common shares received under the purchase agreement, if we were to issue additional shares of common stock, the seller will be entitled to receive  additional shares sufficient to maintain their proportional ownership in the Company.

This transaction did not meet the criteria of a business combination within the guidelines of ASC 805—Business Combinations, and therefore will be accounted for as an asset purchase. The transaction contained no contingent consideration and no liabilities were assumed contingent or otherwise. Accordingly, the assets acquired, all identifiable intangible assets, will be recognized based on our cost, including transactions costs, of the asset acquired.

The Company will account for the intangible assets in accordance with the provisions of ASC 350—Intangibles-Goodwill and Other.  As the intangibles we acquired are not subject to legal, regulatory, contractual or other factors which limit their useful life, the potential economic benefits to the Company are considered indefinite within the meaning of the related guidance.  Accordingly, no amortization of the related costs will be recognized. However, the Company recognizes the intangible assets acquired are subject to review for potential impairment and if impairment were to be noted, an appropriate reduction in the carrying value of the assets would be recorded.

EDIETS.COM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$183	$603
Restricted cash - current	544	—
Accounts receivable, net	24	26
Inventory	56	70
Prepaid expenses and other current assets	295	344
Current assets held for sale	—	120

Total current assets	1,102	1,163

Restricted cash - non-current	450	884
Property and office equipment, net	164	598
Intangible assets, net	2	4
Other assets	49	47

Total assets	$1,767	$2,696

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,252	$1,473
Accrued liabilities	373	924
Current portion of capital lease obligations	6	23
Promissory notes - current	148	—
Deferred revenue	203	538
Related party debt - current	1,500	1,000
Other current liabilities	544	—
Current liabilities held for sale	—	84

Total current liabilities	5,026	4,042
Promissory notes - non-current	204	—
Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Common stock	14	14
Additional paid-in capital	106,796	106,410
Accumulated deficit	(110,283)	(107,780)
Accumulated other comprehensive income	10	10

Total stockholders’ deficit	(3,463)	(1,346)

Total liabilities and stockholders’ deficit	$1,767	$2,696

The accompanying notes are an integral part of these condensed consolidated financial statements.

EDIETS.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
REVENUE
Meal delivery	$2,874	3,542	14,298	13,843
Digital plans	368	595	1,226	2,034
Other	1	180	298	605

TOTAL REVENUE	3,243	4,317	15,822	16,482

COSTS AND EXPENSES:
Cost of revenue
Meal delivery	1,633	2,082	7,722	7,972
Digital plans	41	53	128	203
Other	20	11	81	86

Total cost of revenue	1,694	2,146	7,931	8,261
Technology and development	171	182	486	674
Sales, marketing and support	1,640	2,527	7,329	7,552
General and administrative	1,367	986	2,910	3,049
Amortization of intangible assets	2	4	8	10

Total costs and expenses	4,874	5,845	18,664	19,546

Loss from operations	(1,631)	(1,528)	(2,842)	(3,064)
Interest expense, net	(17)	(13)	(43)	(39)

Loss from continuing operations before income tax benefit (provision)	(1,648)	(1,541)	(2,885)	(3,103)
Income tax benefit (provision)	—	—	—	4

Loss from continuing operations	(1,648)	(1,541)	(2,885)	(3,099)
Income from discontinued operations and gain on sale, net of tax	359	38	382	362

Net loss	$(1,289)	$(1,503)	$(2,503)	$(2,737)

Basic and diluted loss per common share:
Continuing operations	$(0.12)	$(0.11)	$(0.20)	$(0.25)
Discontinued operations	0.03	—	0.03	0.03

Net loss per common share	$(0.09)	$(0.11)	$(0.17)	$(0.22)

Weighted average common and common equivalent shares outstanding – basic and diluted:	14,311	13,272	14,311	12,655

The accompanying notes are an integral part of these condensed consolidated financial statements.

EDIETS.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net loss	$(1,289)	$(1,503)	$(2,503)	$(2,737)
Other comprehensive loss:
Foreign currency translation adjustments	1	28	—	(39)

Comprehensive loss	$(1,288)	(1,475)	(2,503)	(2,776)

The accompanying notes are an integral part of these condensed consolidated financial statements.

EDIETS.COM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,503)	$(2,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	207	513
Amortization of intangibles and other assets	8	11
Provision for (recovery of) bad debt	25	(10)
Stock-based compensation	386	1,136
Non-cash severance charges	—	67
Lease termination costs	725	—
Gain on sale of Nutrio assets	(346)	—
Changes in operating assets and liabilities:
Accounts receivable	51	344
Inventory, prepaid expenses and other assets	56	145
Restricted cash	(110)	(80)
Accounts payable and accrued liabilities	594	(629)
Deferred revenue	(237)	(682)
Net cash (used in) provided by operating activities	(1,144)	(1,922)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds received from sale of Nutrio assets	232	—
Purchases of property and office equipment	(6)	(23)
Net cash used in investing activities	226	(23)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under private placement	—	1,572
Proceeds from issuance of common stock – private placement	—	1,962
Common stock issuance costs	—	(305)
Proceeds from notes payable – related party	500	—
Repayment of capital lease obligations	(2)	(15)
Net cash used in financing activities	498	3,214

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(420)	1,269
Cash and cash equivalents, beginning of period	603	468

Cash and cash equivalents, end of period	$183	$1,737

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$—	$2

The statement above combines the cash flows of discontinued operations with the cash flows from continuing operations. See Note 3 for further discussion of discontinued operations.

The accompanying notes are an integral part of these condensed consolidated financial statements.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

1. ORGANIZATION

eDiets.com, Inc. (the “Company”) was incorporated in the State of Delaware on March 18, 1996 for the purpose of developing and marketing Internet-based diet and fitness programs. The Company markets its products both to consumers and to businesses primarily in North America.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. All the adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal recurring nature and have been reflected in the unaudited condensed consolidated financial statements. Results from continuing operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. The Company’s subsidiary, Nutrio.com, Inc., also known as eDiets Corporate Services (the “Nutrio Business” or “Nutrio”), has been classified as a discontinued operation. On August 6, 2012, certain assets relating to the Nutrio Business were sold for an aggregate purchase price of $255,000. See Note 3 for further information regarding discontinued operations. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this report and the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. While the Company believes that such estimates are fair when considered in conjunction with the condensed consolidated financial position and results of operations taken as a whole, the actual amount of such estimates, when known, may vary from these estimates.

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the three and nine months ended September 30, 2012, the Company had a net loss of approximately $1.3 million and $2.5 million, respectively, and for the nine months ended September 30, 2012, the Company used approximately $1.1 million of cash in its operating activities. As of September 30, 2012, the Company has an accumulated deficit of approximately $110.3 million and total stockholders’ deficit of approximately $3.5 million. As of September 30, 2012, the Company’s unrestricted cash balance was approximately $0.2 million.

Due to uncertainty about the Company’s ability to meet its current operating expenses, debt obligations and capital expenditures, the Company’s independent registered public accounting firm included an explanatory paragraph regarding the Company’s ability to continue as a going concern in their report on our annual financial statements for the year ended December 31, 2011.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On September 6, 2012, the Company issued a promissory note (the “ASTV Note”) to As Seen On Tv, Inc. (“ASTV”) pursuant to which the Company borrowed $500,000. Interest accrues on the ASTV Note at a rate of twelve percent (12%) per annum. The ASTV Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the merger between the Company and ASTV; (ii) December 31, 2012; or (iii) an event of default under the ASTV Note. As of September 30, 2012, the Company’s related party debt consists of $1.0 million of principal of related party notes (the “Director Notes”) and $500,000 of principal relating to the ASTV Note. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012. The entire outstanding principal balance of the ASTV Note, together with all accrued and unpaid interest, is due and payable in full on the maturity date of the ASTV Note, which is the earlier of 10 business days following the closing of the merger transaction with ASTV, December 31, 2012, or default.

On September 13, 2012, the Company entered into a Termination Agreement with Radice III, LLC (“Radice”) providing for the termination of its June 2006 Office Lease Agreement with Radice (the “Radice Lease Termination”). Under the Radice Lease Termination, the Company issued two non-interest-bearing promissory notes to Radice. The first note has an original principal amount of $306,197 and is payable in 36 monthly installments. The second note, relating to real estate commissions, has an original principal amount of $45,482 and is payable upon the first of the following to occur: (i) completion of the merger with ASTV; (ii) receipt by the Company of any break-up fee payable upon termination of the merger; and (iii) December 31, 2012. September 30, 2012 is the effective date of the Radice Lease Termination.

On October 31, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ASTV, eDiets Acquisition Company, a Delaware corporation and a wholly owned subsidiary of ASTV (“Merger Sub”), and certain other individuals named therein. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of ASTV (the “Merger”).

Both before and after consummation of the transactions described above, and if the Merger is never consummated, the continuation of the Company’s business is dependent upon raising additional financial support. In light of the Company’s results of continuing operations, management has and intends to continue to evaluate various possibilities. These possibilities include: raising additional capital through the issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt, selling one or more lines of business, or all or a portion of the Company’s assets, entering into a business combination, reducing or eliminating operations, liquidating assets, or seeking relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to the Company’s existing stockholders or that result in the Company’s existing stockholders losing all of their investment in the Company. There can be no assurances that the Company will be successful in raising adequate additional financial support. If not, the Company will be required to reduce operations and/or liquidate assets and/or seek relief through a filing under the U.S. Bankruptcy Code. The Company’s condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Significant Accounting Policies

Meal delivery revenue is recognized when the earnings process is complete, which is upon transfer of title of the product. This transfer occurs upon shipment from the Company’s fulfillment center to the end-customer. Meal delivery revenue includes amounts billed for shipping. In accordance with Accounting Standards Codification (“ASC”) 605-45 (formerly Emerging Issues Task Force (EITF) 99-19), Revenue Recognition – Principal Agent Considerations, the Company recognizes gross meal delivery revenues based on the relevant fact that the Company is the primary obligor and has assumed asset risk when the customers place orders. Beginning in January 2008, the Company began offering two promotions: a) buy seven weeks of meal delivery and get the eighth week for free and b) buy a meal delivery program and get a free non-cash gift. For the first promotion and in accordance with ASC 605-50 (formerly EITF 01-09), Revenue Recognition – Customer

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Payments and Incentives, the Company recognizes the cost of the free offer as cost of revenue proportionally over the term of the meal delivery subscription or until the customer cancels and no longer is entitled to the free offer. During 2011, the Company began offering various “free offer” promotions whereby the Company recognizes the cost of the free offer as cost of revenue proportionally over the term of the meal delivery subscription or until the customer cancels and is no longer entitled to the free offer. For the second promotion and in accordance with ASC 605-50, the Company recognizes meal delivery revenue when the meals are shipped and the cost of the free non-cash gift as cost of sales when the non-cash gift is shipped.

Digital plan revenue is generated by the Company offering membership subscriptions to the proprietary content contained in its websites. Subscriptions to the Company’s digital plans are paid in advance, mainly via credit/debit cards and cash receipts are deferred and recognized as revenue on a straight-line basis over the period of the digital plan subscription. Beginning in January 2008, the Company began to offer a guarantee to all customers, under which if a customer did not meet their weight loss goal upon completion of six consecutive months of digital subscription and met the guarantee requirements they would receive the next six months of digital subscription for free. Consequently, the Company recognizes digital subscription revenue over the potential term of twelve months of digital subscription or until the subscriber no longer meets the guarantee requirements, whichever comes first.

In accordance with ASC605-45, the Company recognizes gross digital subscription revenues associated with licensed diet and fitness plans based on the relevant facts of the related license agreements, while the license fee incurred to the licensor is included in cost of revenues.

Other revenue relates primarily to royalty revenue and also includes advertising revenue and ecommerce revenue. Royalty revenue is derived from the exclusive technology licensing agreement related to the Company’s operations in the United Kingdom and Ireland and is being recognized on a straight-line basis. On July 31, 2009 the Company terminated the 15-year exclusive licensing agreement with Tesco Ireland Limited (“Tesco”) which provided Tesco with exclusive rights to use the Company’s personalized diet technology in the United Kingdom and Ireland, with an effective date of July 1, 2009. The termination agreement provides Tesco with certain continuing rights in the Company technology used by or incorporated into Tesco’s diet website prior to termination, including a three-year non-exclusive right to use such technology and, thereafter, an assignment of certain intellectual property rights relating to such technology.

ASC 820 (formerly SFAS 157), Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On September 6, 2012, the Company issued a promissory note to ASTV pursuant to which the Company borrowed $500,000. As of September 30, 2012, the Company’s related party debt consists of $1.0 million of principal of the Director Notes and $500,000 of principal relating to the ASTV Note. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012 (see Note 8). The entire outstanding principal balance of the ASTV Note, together with all accrued and unpaid interest, is due and payable in full on the maturity date of the ASTV Note (see Note 8).

On September 13, 2012, the Company entered the Radice Lease Termination. Under the Radice Lease Termination, the Company issued two non-interest-bearing promissory notes to Radice. September 30, 2012 is the effective date of the Radice Lease Termination. The first note has an original principal amount of $306,197 and is payable in 36 monthly installments. The second note, relating to real estate commissions, has an original principal amount of $45,482 and is payable upon the first of the following to occur: (i) completion of the merger with ASTV; (ii) receipt by the Company of any break-up fee payable upon termination of the merger; and (iii) December 31, 2012 (see Note 8).

The ASTV Note, the Director Notes and the two Radice promissory notes are not traded in an active market. As a result of the volatility of substantially all domestic credit markets that currently exist and the difficulty of the Company obtaining similar financing from an unrelated party, the Company is unable, as of September 30, 2012, to determine the fair value of such debt.

The Company establishes a reserve for refunds for meal delivery and digital plan sales. Meal delivery refunds mainly result from late shipments or packaging issues. Based on historical experience, a range of between approximately 1%-3% of the prior month’s meal delivery sales will result in a refund, accordingly the Company estimates a reserve based on that assumption for future refunds. Since all digital plan subscriber payments are deferred upon receipt, at the end of each month a portion of the deferred revenue is reclassified as a reserve for refunds. Based on historical experience, a range of between approximately 1%-3% of digital plan subscriber sales will result in a refund issued in the subsequent month after sale. All other refunds issued relate to current month digital plan subscriber sales. Because the revenue has not been recognized, refunds do not result in a reversal of digital plan subscription revenue. Instead, refunds result in a decrease to the amounts maintained in deferred revenue.

The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the reserve for refunds. However, if actual results are not consistent with the estimates or assumptions stated above, the Company may be exposed to income or losses that could be material to the condensed consolidated financial statements.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an amendment to ASC 220, Comprehensive Income, which requires companies to present net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company adopted this guidance effective January 1, 2012.

3. DISCONTINUED OPERATIONS

On August 6, 2012, the Company and its wholly-owned subsidiary, Nutrio.com, Inc. (together the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Nutrio, LLC. Pursuant to the terms of the Purchase Agreement, Nutrio, LLC purchased all of the Sellers’ right, title and interest in and to certain assets (the “Nutrio Assets”) relating to the Nutrio Business for an aggregate purchase price of $255,000. Consequently, we received approximately $187,000 in cash at closing. Pursuant to the Purchase Agreement, Nutrio, LLC had the right to reduce the cash purchase price payment by the amount of previously billed receivables that relate to post-closing periods. Nutrio, LLC reduced the amount of the cash purchase price payment by approximately $70,000 on August 6, 2012.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

3. DISCONTINUED OPERATIONS (CONTINUED)

The Nutrio Business provided private label online nutrition, fitness and wellness programs to companies mainly in the health insurance, pharmaceutical and food industries, and has been referred to as “eDiets Corporate Services” and “business-to-business” in the Company’s Annual Report on Form 10-K. The Company previously reported Nutrio Business revenue and cost of revenue separately on its consolidated statements of operations. The Nutrio Business generated three types of business-to-business revenue. Licensing and development revenues were accounted for in accordance with (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements (amendments to FASB ASC 605, Revenue Recognition). Development revenue related to the planning, design and development of websites for customers. Both licensing and development revenues were recognized on a straight-line basis over the license period once the website was launched. Consulting revenue related to consulting services provided to customers and revenue was recognized when services and/or deliverables were completed and collection was probable.

Pursuant to ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, and ASC 205, Presentation of Financial Statements, the operating results of the Nutrio Business have been included in “Income from discontinued operations and gain on sale, net of tax” within the accompanying Condensed Consolidated Statements of Operations, and certain assets and liabilities have been reclassified as assets and liabilities held for sale within the accompanying Condensed Consolidated Balance Sheet as of December 31, 2011. As a result, prior period comparative financial statements have been restated. The Company has combined cash flows from discontinued operations with cash flows from continuing operations in the accompanying Condensed Consolidated Statement of Cash Flows for all periods presented.

Nutrio Business revenue, the income from discontinued operations and the gain on the sale of the Nutrio Business assets are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue	$57	$223	$408	$938
Income from discontinued operations before gain on sale, net of tax	13	38	36	362
Gain on sale of assets, net of tax	346	—	346	—

Assets and liabilities held for sale in the accompanying Condensed Consolidated Balance Sheets consist of the following:

	September 30, 2012	December 31, 2011
Accounts receivable, net	$—	$119
Prepaid expenses and other current assets	—	1

Current assets held for sale	$—	$120

Accounts payable	$—	$8
Accrued liabilities	—	16
Deferred revenue	—	60

Current liabilities held for sale	$—	$84

As of September 30, 2012 the Company has collected approximately $45,000 of an approximately $70,000 receivable balance in accordance with the collection terms as invoiced and the Company expects to collect the remaining amount. In the event that any portion of the remaining balance is not collected, the Company would seek collection from Nutrio, LLC of the remaining portion of the receivable balance.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

4. REVENUE RECOGNITION

Revenue by type is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Meal delivery	$2,874	$3,542	$14,298	$13,843
Digital plans	368	595	1,226	2,034
Royalties	—	152	278	453
Advertising and Ecommerce	1	28	20	152

	3,243	4,317	15,822	16,482

5. DEFERRED REVENUE

Deferred revenue consists of the following at September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012	December 31, 2011
Deferred revenue
Unearned meal delivery revenue and digital plans revenue	$203	$260
Deferred royalty	—	278

Total deferred revenue	$203	$538

6. WARRANTS

During February 2011, the Company issued warrants in connection with private placement subscription agreements, entitling the investors in the private placement to acquire a total of 381,183 shares of common stock at an exercise price of $1.7675 per share (the “2011 Private Placement Warrants”). Each warrant has a three-year expiration date and is exercisable beginning immediately.

During 2009, the Company issued warrants (the “2009 Prides Warrants”) to Prides Capital Fund L.P. (“Prides”) and issued warrants (the “2009 Private Placement Warrants”) to investors in connection with a private placement transaction. The 2009 Prides Warrants and the 2009 Private Placement Warrants all have a 10-year expiration date and are exercisable immediately.

Warrants outstanding as of September 30, 2012 are as follows:

	Warrants to Purchase Shares of Common Stock	Exercise Price
2009 Prides Warrants	241,931	$6.00
2009 Private Placement Warrants	95,944	$6.00
2011 Private Placement Warrants	381,183	$1.7675

Total warrants outstanding	719,058

Warrants issued to related parties as of September 30, 2012 totaled 628,605 of the total 719,058 warrants outstanding in the table above.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

7. STOCK-BASED COMPENSATION

The Company grants stock options, restricted stock units and restricted stock awards to its employees, officers, directors and consultants. In November 2004, the Company adopted the eDiets.com, Inc. 2004 Equity Incentive Plan, as amended and restated in May 2010 (as subsequently amended, the “Incentive Plan”). The Incentive Plan provides for the grant of incentive stock options or “ISOs”, non-qualified stock options or “NSOs”, stock appreciation rights or “SARs”, restricted stock, restricted stock units (“RSUs”), performance awards, deferred stock and unrestricted stock. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). A maximum of 4,000,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. The maximum number of shares subject to performance awards granted under the Incentive Plan in any calendar year is 800,000 shares. The term of any ISO granted under the Incentive Plan may not exceed ten years, or five years if granted to a person that owns common stock representing more than 10% of the voting power of all classes of stock of the Company. Options granted under the Incentive Plan generally vest ratably over a three-year period. SARs may be granted either in tandem with or independent of stock options. The Incentive Plan also provides for awards of fully vested unrestricted stock, but no more than 360,000 shares in the aggregate may be granted at less than fair market value unless granted in lieu of cash compensation equal to such fair market value. The Incentive Plan also provides for deferred grants entitling the recipient to receive common stock upon satisfaction of conditions determined by the Committee in its discretion. The Incentive Plan provides for performance award grants which may be linked to the market value, book value, net profits or other measure of the value of common stock or other specific performance criteria determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of common stock over a fixed period or periods determined by the Committee.

As of September 30, 2012 and December 31, 2011, there were 2,785,485 and 1,857,135 options outstanding, respectively, under the Incentive Plan.

In November 1999, the Company adopted the eDiets.com, Inc. Stock Option Plan (as subsequently amended, the “Plan”). The Plan terminated in November 2009 pursuant to the Plan provisions and therefore, the Company will not grant any additional shares or options under the Plan. The Plan provided for the grant of ISOs and NSOs to purchase up to 1,000,000 shares of the Company’s common stock to employees, directors and consultants to the Company. Options granted to employees under the Plan generally vest ratably over a two- or three-year period and expire five or ten years from the date of grant. Such options generally have an exercise price equal to the fair market value of the underlying common stock at the grant date and are fully exercisable on the date of grant for a period of up to five to ten years.

As of September 30, 2012 and December 31, 2011, 50,050 and 52,250 options, respectively, were outstanding under the Plan.

The Company accounts for its stock-based compensation plans in accordance with ASC 718-10 (formerly SFAS 123R), Compensation – Stock Compensation. Under the provisions of ASC 718-10, the Company estimates the fair value of each stock option on the date of grant using a Black-Scholes-Merton (BSM) option-pricing formula, applying the following assumptions, and amortizes that value to expense over the option’s vesting period using the straight-line attribution method.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Expected term (in years)	*	2.5	3.9	3.7
Risk-free interest rate	*	0.3%	0.63%	1.3%
Expected volatility	*	.856	1.19	.757
Expected dividend yield	*	—%	—%	—%

————————

*

There were no stock option awards during the three months ended September 30, 2012.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

7. STOCK-BASED COMPENSATION (CONTINUED)

Expected Term: The expected term represents the period over which the share-based awards are expected to be outstanding for employees, officers and directors. The Company uses the historical exercise experience in determining the expected term. For consultants, the expected term is equal to the remaining contractual term of the share-based awards.

Risk-Free Interest Rate: The Company bases the risk-free interest rate used in its assumptions on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the stock option award’s expected term.

Expected Volatility: The volatility factor used in the Company’s assumptions is based on the historical price of its stock from 2001 to the current period because the Company believes that this extended period reflects the true Company history.

Expected Dividend Yield: The Company does not intend to pay dividends on its common stock for the foreseeable future. Accordingly, the Company uses a dividend yield of zero in its assumptions.

As required by ASC 718-10, the Company estimates forfeitures of employee stock options, RSUs and restricted stock awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are determined for three groups (employees, officers and directors) based on historical experience. Estimated forfeitures are adjusted to the actual forfeiture experience as needed.

During the quarters ended September 30, 2012 and 2011, the Company recognized stock-based compensation expense under ASC 718-10 (related to stock options, RSUs and restricted stock awards) of $0.1 million and $0.3 million, respectively. During the nine months ended September 30, 2012 and 2011, the Company recognized stock-based compensation expense under ASC 718-10 (related to stock options, RSUs and restricted stock awards) of $0.4 million and $1.1 million, respectively.

The breakdown of stock-based compensation expense per line item on the accompanying condensed consolidated statements of operations for the three months and nine months ended September 30, 2012 and 2011 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cost of revenue	$1	$8	$10	$34
Technology and development	10	31	33	130
Sales, marketing and support	31	86	111	282
General and administrative	52	109	214	598
Stock compensation related to discontinued operations	—	26	18	92

	$94	$260	$386	$1,136

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

7. STOCK-BASED COMPENSATION (CONTINUED)

A summary of option activity under the Company’s stock plans for the nine months ended September 30, 2012 is as follows (shares in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2011	1,909	$5.62	7.90	$11
Granted	1,086	0.51
Exercised	—	—
Forfeited	(37)	4.47
Expired	(123)	10.80

Outstanding at September 30, 2012	2,835	$3.45	7.74	$8

Vested or expected to vest at September 30, 2012	2,467	$3.63	7.63	$5

Exercisable at September 30, 2012	1,877	$4.85	7.02	$—

The weighted-average fair value of stock options granted during the quarter ended September 30, 2011 was $0.72. There were no stock options granted during the quarter ended September 30, 2012. The weighted-average fair value of stock options granted during the nine months ended September 30, 2012 and 2011 was $0.32 and $1.24, respectively.

There were no stock option exercises during 2012 and 2011. As of September 30, 2012, there was $0.1 million of total unrecognized compensation cost related to the stock options granted under the Company’s stock plans. That cost is expected to be recognized over a weighted-average period of 1.8 years.

8. DEBT

On September 6, 2012, the Company issued a promissory note (the “ASTV Note”) to ASTV pursuant to which the Company borrowed $500,000. Interest accrues on the ASTV Note at a rate of twelve percent (12%) per annum. The ASTV Note will mature on the date that is ten business days following the first to occur of the following: (i) the closing date of the merger between the Company and ASTV; (ii) December 31, 2012; or (iii) an event of default under the ASTV Note. The entire outstanding principal balance of the ASTV Note, together with all accrued and unpaid interest, is due and payable in full on the maturity date of the ASTV Note. If the maturity date occurs after the closing date of the Merger Agreement, payment will be made through conversion of the ASTV Note into newly issued shares of the Company’s common stock at the merger conversion price equal to the per share acquisition price. If the merger does not close, ASTV will have the option to convert the ASTV Note into newly issued shares of the Company’s common stock at a conversion price of $0.25 per share. The contingent conversion option is considered to be a beneficial conversion feature. If the Merger does not close, the contingency is removed and the Company would record a debt discount equal to the intrinsic value of the conversion feature, which was measured at the commitment date to be approximately $0.3 million. This discount would be recognized using the effective interest method through the remaining term of the ASTV Note when recorded.

On September 13, 2012, the Company entered into the Radice Lease Termination. Under the Radice Lease Termination, the Company issued two non-interest-bearing promissory notes to Radice. The first note has an original principal amount of $306,197 and is payable in 36 monthly installments. The second note, relating to real estate commissions, has an original principal amount of $45,482 and is payable upon the first of the following to occur: (i) completion of the merger with ASTV; (ii) receipt by the Company of any break-up fee payable upon termination of the merger; and (iii) December 31, 2012. In connection with the Radice Lease Termination, the Company incurred approximately $0.7 million of lease termination costs which are included within “General and administrative” expenses within the accompanying Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2012.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

8. DEBT (CONTINUED)

On November 12, 2010, the Company issued the Director Notes, consisting of (i) a promissory note to Kevin A. Richardson II, chairman of the Company’s board of directors and controlling member of Prides, the Company’s largest stockholder, pursuant to which the Company borrowed $600,000, (ii) a promissory note to Lee S. Isgur, one of the Company’s directors, pursuant to which the Company borrowed $200,000 and (iii) a promissory note to Kevin N. McGrath, who at that time was one of the Company’s directors and the Company’s President and Chief Executive Officer, pursuant to which the Company borrowed $200,000. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, is due and payable on December 31, 2012. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

9. LOSS PER COMMON SHARE

Basic loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon exercise of stock options and warrants (using the treasury stock method), which were not included in diluted loss per share as they would have been anti-dilutive and were less than 1,000 for both the three and nine months ended September 30, 2012, and approximately 100,000 and 182,000 for the three and nine months ended September 30, 2011, respectively. The Company did not have any dilutive potential common shares related to convertible debt.

10. SEGMENT INFORMATION

ASC 280 (formerly SFAS 131), Segment Reporting, designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

The Company operates in a single market consisting of the sale of services, information and products (ecommerce and meal delivery) related to nutrition, fitness and motivation. The Company has two reportable segments: the U.S. business-to-consumer segment and the European business segment. Meal delivery and Digital plans operations are included in the U.S. business-to-consumer segment.

The Company does not engage in inter-company revenue transfers between segments. The Company’s management evaluates performance based primarily on business segment. Accounting policies of the reportable segments are the same as the Company’s consolidated accounting policies.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

10. SEGMENT INFORMATION (CONTINUED)

Net revenues and segment loss of the Company’s two reportable segments are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total revenues:
U.S. business-to-consumer	$3,243	$4,165	$15,543	$16,029

Total U.S.	3,243	4,165	15,543	16,029
Europe	—	152	279	453

Total revenues	$3,243	$4,317	$15,822	$16,482

Segment (loss) income:
U.S. business-to-consumer	$(1,631)	$(1,680)	$(3,121)	$(3,539)

Total U.S.	(1,631)	(1,680)	(3,121)	(3,539)
Europe	—	152	279	475

Loss from operations	$(1,631)	$(1,528)	$(2,842)	$(3,064)

11. LEGAL PROCEEDINGS

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singly or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition or results of operations.

12. SUBSEQUENT EVENTS

Under the Radice Lease Termination, Radice has retained a $544,000 security deposit. This security deposit amount is included within “Restricted cash - current” within the accompanying Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011. The letter of credit for $544,000 was released and $544,000 was transferred to Radice on October 18, 2012.

On October 31, 2012, the Company entered into the Merger Agreement with ASTV, Merger Sub and certain other individuals named therein. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and a wholly owned subsidiary of ASTV.

The total merger consideration to be issued will be 19,077,252 shares of ASTV’s common stock. Based on the 15,060,514 shares of the Company’s common stock that the Company contemplates will be issued and outstanding at the time of the Merger (which includes 749,980 shares of the Company’s common stock anticipated to be issued to the Company’s consultant in connection with the Merger), each share of the Company’s common stock would convert into 1.2667 shares (the “Exchange Ratio”) of ASTV’s common stock. However, the number of shares of ASTV’s common stock issuable in the Merger is fixed. Consequently, to the extent that the Company issues more shares of its common stock prior to the consummation of the Merger, the Exchange Ratio may be lower.

EDIETS.COM, INC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

September 30, 2012

(Unaudited)

12. SUBSEQUENT EVENTS (CONTINUED)

Each party’s obligation to consummate the Merger is subject to customary closing conditions, including approval of the Merger by the Company’s stockholders and the condition that all representations and warranties, including a representation that no material adverse change has occurred, are true and correct on the date of closing as if made on such date. The Merger Agreement is subject to customary termination provisions and, in addition, may be terminated by the Company or ASTV if specified closing conditions have not been fulfilled by February 28, 2013, if the SEC has not elected to review the proxy statement regarding the Merger Agreement, otherwise, March 31, 2013, unless the terminating party has failed to comply or perform its covenants and obligations in the Merger Agreement at the time of such termination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

eDiets.com, Inc.

We have audited the accompanying consolidated balance sheets of eDiets.com, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eDiets.com, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that eDiets.com, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses, was not able to meet its debt obligations in the current year and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The December 31, 2011 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

March 30, 2012, except Note 3, as to which
the date is December 26, 2012.

EDIETS.COM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$603	$468
Accounts receivable, net	26	167
Inventory	70	35
Prepaid expenses and other current assets	344	604
Current assets held for sale	120	323

Total current assets	1,163	1,597
Restricted cash	884	804
Property and office equipment, net	598	1,151
Intangible assets, net	4	6
Other assets	47	37
Non-current assets held for sale	—	1

Total assets	$2,696	$3,596

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,473	$2,032
Accrued liabilities	924	1,039
Current portion of capital lease obligations	23	21
Deferred revenue	538	992
Related party debt — current	1,000	1,000
Current liabilities held for sale	84	175

Total current liabilities	4,042	5,259
Capital lease obligations, net of current portion	—	23
Deferred revenue	—	284
Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, $.01 par value — 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value — 50,000 shares authorized, 14,311 and 11,484 shares issued and outstanding at December 31, 2011 and 2010, respectively	14	11
Additional paid-in capital	106,410	101,371
Accumulated deficit	(107,780)	(103,386)
Accumulated other comprehensive income	10	34

Total stockholders’ deficit	(1,346)	(1,970)

Total liabilities and stockholders’ deficit	$2,696	$3,596

The accompanying notes are an integral part of these consolidated financial statements.

EDIETS.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2011	2010
REVENUE
Meal delivery	$17,653	$16,239
Digital plans	2,545	3,737
Other	771	874

TOTAL REVENUE	20,969	20,850
COSTS AND EXPENSES:
Cost of revenue
Meal delivery	10,117	10,599
Digital plans	245	515
Other	115	180

Total cost of revenue	10,477	11,294
Technology and development	841	1,911
Sales, marketing and support	10,509	13,229
General and administrative	3,825	4,538
Amortization of intangible assets	13	12

Total costs and expenses	25,665	30,984

Loss from operations	(4,696)	(10,134)
Interest expense	(53)	(2,738)
Interest expense incurred with debt conversion	—	(23,961)
Loss on extinguishment of related party debt	—	(213)

Loss from continuing operations before income tax provision	(4,749)	(37,046)
Income tax benefit (provision)	4	1

Loss from continuing operations	(4,745)	(37,045)

Income (loss) from discontinued operations, net of tax	351	(6,228)

Net loss	$(4,394)	$(43,273)

Basic and diluted loss per common share:
Continuing operations	$(0.37)	$(4.00)
Discontinued operations	0.03	(0.68)
Loss per common share	$(0.34)	$(4.68)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	12,886	9,252

The accompanying notes are an integral part of these consolidated financial statements.

EDIETS.COM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance at January 1, 2010	5,810	$5	$50,620	$(60,113)	$(82)	$(9,570)
Comprehensive loss:
Net loss	—	—	—	(43,273)	—	(43,273)
Foreign currency translation	—	—	—	—	116	116

Total comprehensive loss						(43,157)
Stock-based compensation, stock options exercised and restricted shares lapsed	—	—	882	—	—	882
Shares issued in connection with related party notes conversion	4,519	5	22,590	—	—	22,595
Shares issued in connection with private placement and registered direct offering	1,155	1	5,774	—	—	5,775
Stock issuance costs	—	—	(756)	—	—	(756)
Loss on extinguishment of related party debt	—	—	213	—	—	213
Additional interest expense incurred with debt conversion	—	—	22,048	—	—	22,048

Balance at December 31, 2010	11,484	$11	$101,371	$(103,386)	$34	$(1,970)

Comprehensive loss:
Net loss	—	—	—	(4,394)	—	(4,394)
Foreign currency translation	—	—	—	—	(24)	(24)

Total comprehensive loss						(4,418)
Stock-based compensation, stock options exercised and restricted shares lapsed, net of taxes	89	—	1,303	—	—	1,303
Severance stock issued	24	—	67	—	—	67
Shares issued in connection with private placement and rights offering transactions	2,714	3	4,031	—	—	4,034
Stock issuance costs	—	—	(362)	—	—	(362)

Balance at December 31, 2011	14,311	$14	$106,410	$(107,780)	$10	$(1,346)

The accompanying notes are an integral part of these consolidated financial statements.

EDIETS.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,394)	$(43,273)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	586	1,493
Amortization of intangibles and other assets	14	31
Amortization of discount and expenses, senior secured notes — related party	—	1,291
Accrued interest and paid-in-kind interest, senior secured notes — related party	—	2,112
Amortization of discounts and interest expense incurred with debt conversion — related party	—	23,961
Loss on extinguishment of debt — related party debt	—	213
Provision for (recovery of) bad debt	(10)	(12)
Stock-based compensation	1,345	882
(Gain) loss on disposal of fixed assets	—	(12)
Non-cash severance charges	67	—
Impairment of goodwill and intangible assets	—	6,865
Changes in operating assets and liabilities:
Accounts receivable	354	68
Prepaid expenses, inventory and other assets	204	82
Restricted cash	(80)	(260)
Accounts payable and accrued liabilities	(713)	133
Deferred revenue	(855)	(735)
Net cash used in operating activities	(3,482)	(7,161)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and office equipment	(34)	(459)
Net cash used in investing activities	(34)	(459)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock under private placement	2,072	500
Proceeds from issuance of stock — registered direct offering and rights offering	1,962	5,275
Proceeds from notes payable — related party	—	1,500
Common stock issuance costs	(362)	(756)
Repayment of capital lease obligations	(21)	(22)
Net cash provided by financing activities	3,651	6,497

Effect of exchange rate changes on cash	—	116

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	135	(1,007)
Cash and cash equivalents, beginning of year	468	1,475
Cash and cash equivalents, end of year	$603	$468

The statement above combines the cash flows of discontinued operations with the cash flows from continuing operations.  See Note 3 for further discussion of discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

EDIETS.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

	Year Ended December 31,
	2011	2010
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Interest	$3	$5

Income taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Related party debt conversion	$—	$22,595

The statement above combines the cash flows of discontinued operations with the cash flows from continuing operations.  See Note 3 for further discussion of discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011

1. ORGANIZATION

eDiets.com, Inc. (the “Company”) was incorporated in the State of Delaware on March 18, 1996 for the purpose of developing and marketing Internet-based diet and fitness programs. The Company markets its products both to consumers and to businesses primarily in North America.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the years ended December 31, 2011 and 2010, the Company had net losses of $4.4 million and $43.3 million, respectively, and used $3.5 million and $7.2 million, respectively, of cash in its operations. As of December 31, 2011 and 2010, the Company had an accumulated deficit of $107.8 million and $103.4 million, respectively, and a total stockholders’ deficit of $1.3 million and $2.0 million, respectively.

Due to uncertainty about the Company’s ability to meet its current operating expenses, debt obligations and capital expenditures, in their report on our annual financial statements for the year ended December 31, 2011, the Company’s independent registered public accounting firm included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The Company’s debt consists of $1.0 million of principal of related party notes (the “Director Notes”) as of December 31, 2011. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, was originally due and payable on December 31, 2011. On December 30, 2011, the Company executed amendments to the Director Notes to extend the maturity date of the Director Notes to December 31, 2012.

The continuation of the Company’s business is dependent upon raising additional financial support. In light of the Company’s results of operations, management has and intends to continue to evaluate various possibilities. These possibilities include: raising additional capital through the issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt, selling one or more lines of business, or all or a portion of the Company’s assets, entering into a business combination, reducing or eliminating operations, liquidating assets, or seeking relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to the Company’s existing stockholders or that result in the Company’s existing stockholders losing all of their investment in the Company.

There can be no assurances that the Company will be successful in raising adequate additional financial support. If not, the Company will be required to reduce operations and/or liquidate assets and/or seek relief through a filing under the U.S. Bankruptcy Code. The Company’s consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The Company’s subsidiary, Nutrio.com, Inc., also known as eDiets Corporate Services (the “Nutrio Business” or “Nutrio”), has been classified as a discontinued operation. On August 6, 2012, certain assets relating to the Nutrio Business were sold for an aggregate purchase price of $255,000. See Note 3 for further information regarding discontinued operations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant areas that require management judgment and which are susceptible to possible changes in the near term include the Company’s revenue recognition, goodwill and intangible assets, accounting for stock-based compensation and accounting for income taxes. The accounting policies for these areas are discussed elsewhere in these consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified in the Company’s Consolidated Statements of Cash Flows, in the Income Taxes footnote (Note 13) and the Segment Information footnote (Note 14) to conform with the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents which consist principally of demand deposits and money market funds with high credit quality financial institutions. At certain times, such amounts exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At December 31, 2011 and 2010, there was approximately $0.3 million and $0.2 million, respectively, in excess of the FDIC limit of $250,000 within cash and cash equivalents. The Company has not experienced any losses on these investments. Cash equivalents at December 31, 2011 and 2010 included a money market fund with a fair value, which approximates cost, of $16,000 for both years. The Company considers these investments to be held-to-maturity securities and considers the interest rate risk to be low due to the short-term nature of the investments.

Inventory

As of December 31, 2011 and 2010, inventory consists of meal delivery finished goods and finished goods sold through the Company’s online store. Inventories are stated at the lower of cost or market on a first-in, first out-basis.

Restricted Cash

Restricted cash in the accompanying consolidated balance sheets as of December 31, 2011 consists of approximately $0.4 million held by the Company’s credit card processor and approximately $0.5 million held by a financial institution as collateral for a letter of credit established in connection with the Company’s lease for its corporate office. Restricted cash in the accompanying consolidated balance sheets as of December 31, 2010 consists of approximately $0.3 million held by the Company’s credit card processor and approximately $0.5 million held by a financial institution as collateral for a letter of credit established in connection with the Company’s lease for its corporate office.

Property and Office Equipment

Property and office equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which is approximately three years for office equipment and computer hardware and software, including internal use software, approximately seven years for furniture and fixtures and the shorter of the lease term or the life of the asset ranging from five to ten years for leasehold improvements.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Expenditures for maintenance and repairs are charged to operations as incurred, while significant renewals and betterments are capitalized. The assets and related depreciation are adjusted for asset retirements and disposals with the resulting gain or loss included in operations. Capitalized leases are initially recorded at the present value of the minimum payments at the inception of the lease.

ASC 350-40 (formerly AICPA Statement of Position (SOP) 98-1), Goodwill and Other — Internal Use Software, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. Costs capitalized pursuant to ASC 350-40 are included in property and office equipment in the accompanying consolidated balance sheets.

The Company accounts for the development and maintenance of its website in accordance with ASC 350-50 (formerly Emerging Issues Task Force (EITF) 00-2), Goodwill and Other — Website Development Costs. Costs capitalized pursuant to ASC 350-50 are included in property and office equipment in the accompanying consolidated balance sheets.

Intangible Assets and Goodwill

Intangible assets related to the acquisition of Nutrio.com, Inc. (“Nutrio”) in May 2006 were being amortized using the straight-line method over periods ranging from 2-5 years with a weighted average life of approximately 2.8 years. The Company regularly reviews identified intangible assets to determine if facts and circumstances indicate that the useful life is shorter than the Company originally estimated or that the carrying amount of the assets may not be recoverable. If such facts and circumstances exist, the Company assesses the recoverability of the finite-lived intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts.

The Nutrio tradename, which was acquired in May 2006, was the only finite-lived intangible asset with a remaining carrying value at the time of the review of Nutrio’s intangibles during the year ended December 31, 2010. As a result of customer contracts that were not renewed, as well as certain new contract opportunities that were delayed or cancelled due to customer concerns regarding economic uncertainty, the Company performed an impairment assessment of Nutrio’s finite-lived intangible assets. At the time of the assessment, the remaining carrying value of the tradename was approximately $30,000. The Company determined there were no future cash flows attributed to the tradename intangible asset. Since the undiscounted cash flows were zero, compared to the carrying value of approximately $30,000, the Company deemed that the tradename was fully impaired. The non-cash impairment charge of approximately $30,000 relating to the tradename was recorded during the second quarter of 2010. Prior to the impairment charge, the total accumulated amortization relating to the tradename was approximately $140,000. Overall, the aggregate consolidated amortization expense of intangible assets was approximately $2,000 for the year ended December 31, 2011 and approximately $18,000 for the year ended December 31, 2010, excluding the $30,000 impairment charge.

The Company reviews its goodwill on an annual basis, or more frequently if events and circumstances warrant, to determine, if any impairment exists. The Company follows the provisions of ASC 350, Goodwill and Other Intangible Assets (formerly SFAS 142). ASC 350 requires goodwill to be subject to an assessment of impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment involves a two-step process prescribed in ASC 350, whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. ASC 350 describes the reporting unit as an “operating segment” as that term is used in ASC 280, Segment Reporting (formerly SFAS131). The Company operates in a single market consisting of the sale of services, information and products related to nutrition, fitness and motivation. The Company has two reportable segments: the U.S. business-to-consumer segment (which includes meal delivery) and the European business segment. The Company evaluates goodwill along these segment lines, which represent the Company’s reporting units. During 2010, the Company performed additional impairment assessments which resulted in impairment charges as described below.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During 2010, indicators of potential impairment of the U.S. business-to-business reporting unit caused the Company to conduct an interim impairment test of its goodwill. Those indicators included customer contracts that were not renewed, as well as certain new contract opportunities that were delayed or cancelled due to customer concerns regarding economic uncertainty. The Company completed step one of the impairment analysis and estimated the fair value of the U.S. business-to-business reporting unit using a discounted cash flows method. The discount rate used was the Company’s weighted average cost of capital (“WACC”) discount rate. The WACC includes the cost of debt and the cost of equity and was derived using the Capital Asset Pricing Model, whereby market participants were identified and used in management’s calculation of the WACC. Upon performing the first step of the goodwill impairment test, the Company determined that the carrying amount of this reporting unit exceeded its fair value, based on a discounted cash flows method. Therefore, the second step of the goodwill impairment test was performed to allocate the fair value of the reporting unit to the fair value of all tangible and identifiable intangible assets and determine the implied value of goodwill. Determining the implied value of goodwill requires the valuation of the reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. This analysis indicated a remaining implied value of goodwill of zero which the Company compared to the carrying amount of the goodwill. As a result, the Company determined that its goodwill was fully impaired. This resulted in a non-cash impairment of goodwill of approximately $6.8 million, which was incurred during the year ended December 31, 2010 and included in the Consolidated Statement of Operations under “Income (loss) from discontinued operations, net of tax”.

The changes in the carrying amount of intangible assets for the U.S. business-to-consumer segment for the years ended December 31, 2011 and 2010 are as follows (in thousands):

Patents, Trademarks and Tradenames
Balance as of January 1, 2010	$47
Patents and trademarks	7
Amortization	(18)
Impairment	(30)

Balance as of December 31, 2010	6
Amortization	(2)

Balance as of December 31, 2011	$4

Revenue Recognition

Meal delivery revenue is recognized when the earnings process is complete, which is upon transfer of title of the product. This transfer occurs upon shipment from the Company’s fulfillment center to the end-customer. Meal delivery revenue includes amounts billed for shipping. In accordance with ASC 605-45, the Company recognizes gross meal delivery revenues based on the relevant fact that the Company is the primary obligor and has assumed asset risk when the customers place orders. Beginning in January 2008, the Company began offering two “free offer” promotions: a) buy seven weeks of meal delivery and get the 8th week for free and b) buy a meal delivery program and get a free non-cash gift. For the first promotion and in accordance with ASC 605-50 (formerly EITF 01-09), Revenue Recognition — Customer Payments and Incentives, the Company recognizes the cost of the free offer as cost of revenue proportionally over the term of the meal delivery subscription or until the customer cancels and no longer is entitled to the free offer. During 2011, the Company began offering various “free offer” promotions whereby the Company recognizes the cost of the free offer as cost of revenue proportionally over the term of the meal delivery subscription or until the customer cancels and is no longer entitled to the free offer. For the second promotion and in accordance with ASC 605-50, the Company recognizes meal delivery revenue when the meals are shipped and the cost of the free non-cash gift as cost of sales when the non-cash gift is shipped.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Digital plan revenue is generated by the Company offering membership subscriptions to the proprietary content contained in its websites. Subscriptions to the Company’s digital plans are paid in advance, mainly via credit/debit cards, and cash receipts are deferred and recognized as revenue on a straight-line basis over the period of the digital plan subscription. Beginning in January 2008, the Company began to offer a guarantee to all customers, under which if a customer did not meet their weight loss goal upon completion of consecutive six months of digital subscription and met the guarantee requirements they would receive the next six months of digital subscription for free. The Company recognizes digital subscription revenue over the potential term of twelve months of digital subscription or until the subscriber no longer meets the guarantee requirements, whichever comes first.

In accordance with ASC 605-45 (formerly Emerging Issues Task Force (EITF) 99-19), Revenue Recognition — Principal Agent Considerations, the Company recognizes gross digital subscription revenues associated with licensed diet and fitness plans based on the relevant facts of the related license agreements, while the license fee incurred to the licensor is included in cost of revenues.

Advertising revenue is recognized in the period the advertisement is displayed, provided that no significant Company obligation remains and collection is probable. Company obligations typically include guarantees of a minimum number of “impressions” or times that visitors to the Company’s website view an advertisement. Amounts received or billed for which impressions have not yet been delivered are reflected as deferred revenue.

Ecommerce revenue is currently derived from the sale of the Company’s various health and fitness store products, including vitamin supplements, to consumers. The Company offers an unconditional 30-day guarantee on all of its products. In accordance with ASC 605-15-25-1 (formerly Statement of Financial Accounting Standards (SFAS) 48),Revenue Recognition — Products, the Company recognizes revenue on those products only when the guarantee period lapses.

Royalty revenue is derived from the exclusive technology licensing agreement related to the Company’s operations in the United Kingdom and Ireland and is being recognized on a straight-line basis. On July 31, 2009 the Company terminated the 15-year exclusive licensing agreement with Tesco Ireland Limited (“Tesco”) which provided Tesco with exclusive rights to use the Company’s personalized diet technology in the United Kingdom and Ireland, with an effective date of July 1, 2009. The termination agreement provides Tesco with certain continuing rights in the Company technology used by or incorporated into Tesco’s diet website prior to termination, including a three-year non-exclusive right to use such technology and, thereafter, an assignment of certain intellectual property rights relating to such technology.

The Company establishes a reserve for refunds for meal delivery sales refunds and digital plan sales refunds. Meal delivery refunds mainly result from late shipments or packaging issues. Based on historical experience, a range of between approximately 1%-3% of prior month’s meal delivery sales will result in a refund, accordingly the Company estimates a reserve based on that assumption for future refunds. Since all digital plan subscriber payments are deferred upon receipt, at the end of each month a portion of the deferred revenue is reclassified as a reserve for refunds. Based on historical experience, a range of between approximately 1%-3% of digital plan subscriber sales will result in a refund issued in the subsequent month after sale. All other refunds issued relate to current month digital plan subscriber sales. Because the revenue has not been recognized, refunds do not result in a reversal of digital plan subscription revenue. Instead, refunds result in a decrease to the amounts maintained in deferred revenue. The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the reserve for refunds. However, if actual results are not consistent with the estimates or assumptions stated above, the Company may be exposed to income or losses that could be material to the consolidated financial statements.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue by type for the two years ended December 31, 2011 is as follows (in thousands):

	2011	2010
Meal delivery	$17,653	$16,239
Digital plans	2,545	3,737
Royalties	597	625
Advertising	152	212
Ecommerce	22	37

	$20,969	$20,850

Cost of Revenue

Cost of meal delivery revenue consists mainly of credit card fees, product, fulfillment and shipping costs.

Cost of digital plans revenue consists primarily of credit card fees and revenue sharing or royalty costs related to the exclusive license agreements with third party nutritional and fitness companies. Other costs include Internet access fees, compensation for nutritional and consulting professionals and depreciation.

Cost of other revenue consists principally of Internet serving fees, product and fulfillment costs for ecommerce sales and credit card fees.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with ASC 718-10 (formerly SFAS 123R), Compensation — Stock Compensation. Under the provisions of ASC 718-10, the Company estimates the fair value of each stock option on the date of grant using a Black-Scholes-Merton (BSM) option-pricing formula and amortizes that value to expense over the option’s vesting period using the straight-line attribution method.

The Company also has certain options and restricted share awards which are subject to variable accounting under ASC 718-10 as interpreted by ASC 505-50 (formerly EITF 96-18), Equity, which requires that such costs be measured at the end of each reporting period to account for changes in the fair value of the Company’s common stock until the stock options or restricted shares are vested. The Company values stock options and restricted shares using the Black-Scholes-Merton pricing model. Common stock is valued using the market price of common stock on the measurement date as defined in ASC 505-50.

Long-lived Assets

The Company accounts for long-lived assets pursuant to ASC 360-10 (formerly SFAS 144), Property, Plant, and Equipment / Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. An impairment loss is recorded when the net book value of the assets exceeds their fair value, as determined by projected discounted future cash flows. No impairment indications were noted during the years ended December 31, 2011 or 2010, except as discussed in the Intangible Assets and Goodwill section of Note 2 above.

Income Taxes

The Company accounts for income taxes under ASC 740 (formerly SFAS 109), Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASC 740-10 (formerly Financial Accounting Standards Board Interpretation No. 48, “FIN 48”), Income Taxes — Overall. ASC 740-10 applies a “more likely than not” threshold for tax benefit recognition, identifies a defined methodology for measuring benefits and increases the disclosure requirements for companies. See Note 13 — Income Taxes for further discussion.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising media expenses (television, print and internet advertising) incurred for the years ended December 31, 2011 and 2010 totaled approximately $6.3 million and $9.0, respectively. Additionally, costs of producing the Company’s advertisements, such as production costs relating to new television commercials or print advertisements, totaled approximately $0.2 million and $0.3 million, respectively, for the years ended December 31, 2011 and 2010.

At December 31, 2011 and 2010, the Company had less than $0.1 million and $0.1 million, respectively, of prepaid advertising costs representing agency production costs and future offline advertising costs. Such costs are reflected as prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Barter Transactions

The Company did not enter into barter transactions for the years ended December 31, 2011 and 2010.

Loss Per Common Share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon exercise of stock options and warrants (using the treasury stock method), which were not included in diluted loss per share as they would have been anti-dilutive and were approximately 100,000 and 515,000 for the years ended December 31, 2011 and 2010, respectively. In addition, at both December 31, 2011 and 2010, the Company did not have any dilutive potential common shares related to convertible debt.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, including investments, accounts receivable from credit card transaction processing companies, and receivables from third parties related to advertising, ecommerce, licensing, development and consulting revenue. The Company has policies that limit its investments as to maturity, liquidity, credit quality, concentration and diversification of issuers and types of investments. The credit risk associated with cash and cash equivalents and credit card receivables is considered low due to the credit quality of the financial institution and issuers. The Company performs credit evaluations of the third parties from which advertising, ecommerce, licensing, development and consulting revenue is earned and generally does not require collateral. The Company maintains allowances for potential credit losses for such events. The Company depends on one third party meal delivery vendor for manufacture and fulfillment of our prepared meals.

Fair Value of Financial Instruments

ASC 820 (formerly SFAS 157), Fair Value Measurements and Disclosures, clarifies how to measure fair value and requires enhanced fair value measurement disclosures. The standard emphasizes that fair value is a market-based measurement, not an entity-specific measurement and sets out a fair value hierarchy with the highest priority being quoted prices in active markets for identical assets or liabilities. See Note 4 — Fair Value Measurements for further discussion.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

Foreign currency assets and liabilities are translated into United States dollars using the exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average rates prevailing during the periods reported. The effects of exchange rate fluctuations on the translation of assets and liabilities are reported as other comprehensive loss, which is a separate component of stockholders’ equity.

3. DISCONTINUED OPERATIONS

On August 6, 2012, the Company and its wholly-owned subsidiary, Nutrio.com, Inc. (together the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Nutrio, LLC. Pursuant to the terms of the Purchase Agreement, Nutrio, LLC purchased all of the Sellers’ right, title and interest in and to certain assets (the “Nutrio Assets”) relating to the Nutrio Business for an aggregate purchase price of $255,000. Consequently, we received approximately $187,000 in cash at closing. Pursuant to the Purchase Agreement, Nutrio, LLC had the right to reduce the cash purchase price payment by the amount of previously billed receivables that relate to post-closing periods. Nutrio, LLC reduced the amount of the cash purchase price payment by approximately $70,000 on August 6, 2012.

The Nutrio Business provided private label online nutrition, fitness and wellness programs to companies mainly in the health insurance, pharmaceutical and food industries, and has been referred to as “eDiets Corporate Services” and “business-to-business” in the Company’s Annual Report on Form 10-K. The Company previously reported Nutrio Business revenue and cost of revenue separately on its consolidated statements of operations. The Nutrio Business generated three types of business-to-business revenue. Licensing and development revenues were accounted for in accordance with (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements (amendments to FASB ASC 605, Revenue Recognition). Development revenue related to the planning, design and development of websites for customers. Both licensing and development revenues were recognized on a straight-line basis over the license period once the website was launched. Consulting revenue related to consulting services provided to customers and revenue was recognized when services and/or deliverables were completed and collection was probable.

Pursuant to ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, and ASC 205, Presentation of Financial Statements, the operating results of the Nutrio Business have been included in “Income (loss) from discontinued operations, net of tax” within the accompanying Consolidated Statements of Operations, and certain assets and liabilities have been reclassified as assets and liabilities held for sale within the accompanying Consolidated Balance Sheets as of December 31, 2011 and 2010, respectively. As a result, prior period comparative financial statements have been restated. The Company has combined cash flows from discontinued operations with cash flows from continuing operations in the accompanying Consolidated Statements of Cash Flows for all periods presented.

Nutrio Business revenue and the income from discontinued operations are as follows:

	Year ended December 31,
	2011	2010
Revenue	$1,094	$2,507
Income (loss) from discontinued operations, net of tax	351	(6,228)

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

3. DISCONTINUED OPERATIONS (CONTINUED)

Assets and liabilities held for sale in the accompanying Consolidated Balance Sheets consist of the following:

	December 31,
	2011	2010
Accounts receivable, net	$119	$323
Prepaid expenses and other current assets	1	—

Current assets held for sale	$120	$323

Non-current assets held for sale	$—	$1

Accounts payable	$8	$11
Accrued liabilities	16	12
Deferred revenue	60	152

Current liabilities held for sale	$84	$175

4. FAIR VALUE MEASUREMENTS

ASC 820 (formerly SFAS 157), Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s debt consists of $1.0 million of principal of Director Notes as of December 31, 2011, as discussed more fully in Note 10, which are not traded in an active market and are held by three of the Company’s directors. As a result of the volatility of substantially all domestic credit markets that currently exist and the difficulty of the Company obtaining similar financing from an unrelated party, the Company is unable, as of December 31, 2011, to determine the fair value of such debt. The Company converted approximately $22.1 million of senior secured notes into shares of the Company’s common stock during June of 2010, as discussed more fully in Note 11. The senior secured notes were not traded in an active market and were previously held by the Company’s largest shareholder, Prides Capital Partners, LLC (“Prides”).

5. ACCOUNTS RECEIVABLE

Accounts receivable are shown in the accompanying consolidated balance sheet net of an allowance for doubtful accounts of less than $0.1 million as of both December 31, 2011 and 2010. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and customers’ creditworthiness, as determined by the Company’s review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains an allowance for estimated credit losses based upon its historical experience and specific customer collection issues that the Company has identified. Accounts receivable are evaluated and written-off against the allowance if they are determined to be uncollectible.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

6. PROPERTY AND OFFICE EQUIPMENT

Property and office equipment, net consists of the following (in thousands):

	December 31,
	2011	2010
Office and computer equipment	$3,310	$3,300
Software	5,806	5,812
Furniture and fixtures	398	401
Leasehold improvements	485	485

	9,999	9,998
Less accumulated depreciation and amortization	(9,401)	(8,847)

	$598	$1,151

Software includes approximately $4.0 million of costs associated with internal-use software projects and website development that have been capitalized pursuant to ASC 350-40 and ASC 350-50 as of December 31, 2011 and 2010, and approximately $0.6 million of costs under a capital lease as of December 31, 2011 and 2010. Depreciation expense includes amortization expense related to internal-use software was approximately $0.3 million and $0.8 million for the years ended December 31, 2011 and 2010, respectively.

Included in office and computer equipment is equipment under capital leases of approximately $1.4 million as of December 31, 2011 and 2010, less accumulated amortization of approximately $1.4 million and $1.4 million, respectively. Depreciation expense includes amortization of equipment under capital leases.

Total depreciation expense of property and office equipment for the years ended December 31, 2011 and 2010 was $0.6 million and $1.5 million, respectively.

7. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	December 31,
	2011	2010
Advertising	$32	$133
Accrued compensation and employee benefits	146	109
Professional fees	78	66
Foreign taxes payable	—	3
Deferred rent	220	264
Interest payable	57	7
Refunds reserve	23	25
Other	368	432

	$924	$1,039

Refunds reserve relates to meal delivery sales refunds and digital plan sales refunds. The Company establishes a reserve for refunds for meal delivery sales and digital plan sales. Meal delivery refunds mainly result from late shipments or packaging issues. Based on historical experience, a range of between approximately 1%-3% of prior month’s meal delivery sales will result in a refund. Since all digital plans payments are deferred upon receipt, at the end of each month the Company reclassifies a portion of its deferred revenue to reserve for refunds. Based on historical experience, a range of between approximately 1%-3% of digital plans sales will result in a refund issued in a subsequent month after sale. All other refunds

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

7. ACCRUED LIABILITIES (CONTINUED)

issued relate to current month digital plans sales. Because the revenue has not been recognized, refunds do not result in a reversal of digital plans revenue. Instead, digital plan refunds result in a decrease to the amounts maintained in deferred revenue. Based on this historical refund rate, the Company determined that the refunds reserve of $23,000 and $25,000 was the appropriate level of reserve at December 31, 2011 and 2010, respectively, as this amount represented the estimated refunds that would be required in subsequent periods for sales made through the end of each fiscal year. Actual refunds issued in 2012 and 2011 pertaining to sales made in 2011 and 2010, respectively, indicate that this estimate was reasonable with no material variance.

For the years ended December 31, 2011 and 2010, meal delivery plan refunds to customers totaled approximately $0.7 million and $0.6 million, respectively.

For the years ended December 31, 2011 and 2010, refunds to customers who paid their digital plans subscription fees in advance totaled approximately $0.2 million and $0.4 million, respectively.

8. DEFERRED REVENUE

Deferred revenue consists of the following (in thousands):

	December 31,
	2011	2010
Deferred revenue
Unearned meal delivery revenue and digital plans revenue	$260	$424
Deferred royalty	278	852

Total deferred revenue	538	1,276
Less: current portion of deferred revenue	—	(992)

Non-current portion of deferred revenue	$538	$284

9. EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan, or 401(k) salary deferral program, covering substantially all employees. Employees may elect to contribute to the plan amounts not to exceed a specified percentage of annual compensation, subject to the current limit imposed by Internal Revenue Service guidelines. The Company, at its discretion, may match the participants’ contributions at a specified percentage, limited by a stated maximum amount. An unrelated investment company administers the assets of the plan. The total employer contributions charged to expense for the years ended December 31, 2011 and 2010 were zero in both years.

10. DEBT TRANSACTIONS

On November 12, 2010, the Company issued the following promissory notes (the “Director Notes”): (i) a promissory note to Kevin A. Richardson II, one of the Company’s directors and an officer of Prides, pursuant to which the Company borrowed $600,000, (ii) a promissory note to Lee S. Isgur, one of the Company’s directors, pursuant to which the Company borrowed $200,000 and (iii) a promissory note to Kevin N. McGrath, who at that time was one of the Company’s directors and the Company’s President and Chief Executive Officer, pursuant to which the Company borrowed $200,000. The entire outstanding principal balance of the Director Notes, together with all accrued and unpaid interest, was originally due and payable on December 31, 2011. On December 30, 2011, the Company executed amendments to the Director Notes to extend the maturity date of the Director Notes from December 31, 2011 to December 31, 2012. All other terms and provisions of the Director Notes remain in full force and effect. Interest accrues on the Director Notes at a rate of five percent (5%) per annum. In the event the principal is not paid in full within three business days of the due date, or any other default occurs thereunder, then interest shall accrue on the outstanding principal balance of the Director Notes at a rate of ten percent (10%) per annum.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

10. DEBT TRANSACTIONS (CONTINUED)

On March 9, 2010, the Company issued a promissory note (the “Richardson Note”) to Mr. Richardson. Pursuant to the Richardson Note, the Company borrowed $500,000 from Mr. Richardson. The Richardson Note, along with accrued interest, was converted into shares of the Company’s common stock on June 4, 2010. During the year ended December 31, 2010, the Company recorded approximately $213,000 as a loss on extinguishment of related party debt when the Richardson Note was extinguished on June 4, 2010 in exchange for shares of the Company’s common stock.

On August 31, 2007 the Company borrowed $10.0 million from Prides, in the form of a Senior Secured Note and accompanying agreements (“First Note”). The First Note, along with accrued and paid-in-kind interest, was converted into shares of the Company’s common stock on June 4, 2010 (“First Note Debt Conversion”). During the year ended December 31, 2010, the Company recorded approximately $14.8 million of additional interest expense due to the reduction in conversion price associated with the First Note Debt Conversion.

During the year ended December 31, 2010, the Company recorded approximately $1.8 million of interest expense prior to the First Note Debt Conversion, including amortization of the note discounts of approximately $0.9 million, related to the First Note. These amounts are included in the Consolidated Statements of Operations under “Interest expense”.

On May 30, 2008, the Company borrowed an additional $2.6 million from Prides in the form of a Senior Secured Note and accompanying agreements (“Second Note”). The Second Note, along with accrued and paid-in-kind interest, was converted into shares of the Company’s common stock on June 4, 2010 (“Second Note Debt Conversion”). During the year ended December 31, 2010, the Company recorded approximately $4.1 million of additional interest expense due to the reduction in conversion price associated with the Second Note Debt Conversion.

During the year ended December 31, 2010, the Company recorded approximately $0.6 million of interest expense prior to the Second Note Debt Conversion, including amortization of the note discounts and expenses of approximately $0.3 million, related to the Second Note. These amounts are included in the Consolidated Statements of Operations under “Interest expense”.

In the Note and Warrant Purchase Agreement for the Second Note, Prides committed to provide the Company with an additional $2.55 million in Senior Secured Notes (“Third Note”), with terms similar to the Second Note and as set forth in the Note and Warrant Purchase Agreement. On November 13, 2008 the Company executed the Third Note and the issuance of this Third Note does not impact the accounting or the valuation of the warrants that were issued in connection with the Second Note. The Third Note, along with accrued and paid-in-kind interest, was converted into shares of the Company’s common stock on June 4, 2010 (“Third Note Debt Conversion”). During the year ended December 31, 2010, the Company recorded approximately $3.1 million of additional interest expense due to the reduction in conversion price associated with the Third Note Debt Conversion.

During the year ended December 31, 2010, the Company recorded approximately $0.3 million of interest expense prior to the Third Note Debt Conversion, including amortization of the note discounts and expenses of approximately $27,000, related to the Third Note. These amounts are included in the Consolidated Statements of Operations under “Interest expense”.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY

2011 Equity Transactions

During February 2011, the Company executed Subscription Agreements with investors pursuant to which approximately 762,364 shares of common stock were issued under a private placement at a price of $2.0625 per share (adjusted for a reverse stock split effective June 1, 2011), which provided approximately $1.6 million of capital. The investors included Mr. Richardson and Mr. Isgur, two of the Company’s directors, who entered into Subscription Agreements for approximately $0.8 million and $0.1 million, respectively, of the total $1.6 million of proceeds received. The Subscription Agreements require that if the Company proposes to offer, issue or sell any Company common stock or securities convertible into common stock in a private placement prior to August 7, 2012, the Company must provide the investors with the opportunity to purchase an equal number of Company common stock or securities convertible into common stock on the same terms and conditions. The Subscription Agreements require that the Company obtain the investors’ prior consent, which is not unreasonably withheld, in order to offer, issue or sell any Company common stock or securities convertible into common stock in a private placement prior to February 7, 2012 for a price or exercise price that is less than $2.0625 per share.

In addition, the Company also issued warrants entitling the investors in the private placement to acquire a total of approximately 381,183 shares of common stock at an exercise price of $1.7675 per share. Each warrant has a three-year expiration date and is exercisable beginning immediately. The exercise price of each warrant is subject to adjustment under certain circumstances; however, no adjustment to the exercise price will operate to reduce the exercise price to a price less than $1.70 per share.

During April 2011, the Company announced a rights offering (the “Rights Offering”) under which stockholders received one subscription right for each share of the Company’s common stock owned on April 18, 2011, the record date for the Rights Offering. Each subscription right entitled the rights holder to purchase 0.15 newly issued shares of the Company’s common stock at a subscription price of $2.0625 per share. The Rights Offering also included an over-subscription privilege, and subscription rights under the Rights Offering were exercisable until May 13, 2011. The Company received gross proceeds of approximately $1.6 million under the Rights Offering, in addition to receiving approximately $0.4 million in purchases by a standby purchaser.

During December 2011, the Company entered into a private placement transaction with BBS Capital Fund, L.P. (“BBS”) whereby BBS purchased an aggregate of 1,000,000 shares of the Company’s stock for $500,000. The managing member of BBS serves on the Company’s Board of Directors.

2010 Equity Transactions

During April 2010, the Company entered into subscription agreements with investors relating to the issuance and sale (the “Registered Offering”) of 1,055,000 shares of common stock to investors. The Company received net proceeds of approximately $4.9 million, after placement agent fees and expenses from the Registered Offering.

In addition, on April 5, 2010, the Company entered into Securities Subscription and Purchase Agreements with Mr. Richardson, Kevin N. McGrath, who at that time was one of the Company’s directors and its President and Chief Executive Officer, and Mr. Isgur, pursuant to which they agreed to purchase $500,000 of common stock at a price equal to the price at which the common stock was sold in the Registered Offering (the “Private Placement”).

During April 2010, the Company also entered into a Debt Conversion Agreement with Prides (the “Prides Debt Conversion Agreement”) to convert the aggregate principal amount of the three outstanding Prides Notes, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the Registered Offering (the “Prides Debt Conversion”). On April 5, 2010, the Company entered into a Debt Conversion Agreement with Mr. Richardson, one of the Company’s directors and an officer of Prides (the “Richardson Debt Conversion Agreement”) to convert the principal amount of the Richardson Note, plus all accrued and unpaid interest through the date of conversion, into common stock at a price equal to the price at which the common stock was sold in the Registered Offering (the “Richardson Debt Conversion” and, together with the Prides Debt Conversion, the “Debt Conversions”).

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY (CONTINUED)

The Debt Conversions and the Private Placement each closed on June 4, 2010. At closing, the Company issued 4,417,797 shares of common stock to Prides in full satisfaction of the Prides Notes, and the Company issued 101,206 shares of common stock to Mr. Richardson in full satisfaction of the Richardson Note.

Warrants Issued and Outstanding

On June 23, 2009, the Company agreed to reduce the price of all Prides outstanding warrants at the time to $5.00, and Prides agreed to use diligent efforts to exercise, in one or more tranches, a portion of the outstanding warrants as soon as reasonably practicable in order to purchase the shares underlying these outstanding warrants. To encourage the exercise of Prides rights under the previously outstanding warrants, which were exercised during 2009, the Company agreed to issue Prides one or more new warrants to purchase 241,931 shares of the Company’s common stock with an exercise price of $6.00 per share (the “2009 Prides Warrants”) as included in the table below.

The Company also issued warrants entitling the investors in the private placement to acquire a total of approximately 381,183 shares of common stock at an exercise price of $1.7675 per share (the “2011 Private Placement Warrants”). Each warrant has a three-year expiration date and is exercisable beginning immediately.

Warrants outstanding as of December 31, 2011 are as follows:

	Warrants to Purchase Shares of Common Stock	Exercise Price
2009 Prides Warrants	241,931	$6.00
2009 Private Placement Warrants	95,944	$6.00
2011 Private Placement Warrants	381,183	$1.7675

Total warrants outstanding	719,058

Warrants issued to related parties as of December 31, 2011 totaled 680,058 of the total 719,058 warrants outstanding in the table above.

Common Stock

At December 31, 2011, 2,009,185 common shares were reserved for future issuance related to outstanding stock options and RSUs and 719,058 common shares were reserved for future issuance related to outstanding warrants. When stock options are exercised or restricted share awards restrictions lapses, new shares of the Company’s common stock are issued.

Stock-Based Compensation

The Company grants stock options, restricted stock units and restricted stock awards to its employees, officers, directors and consultants. In November 2004, the Company adopted the eDiets.com, Inc. 2004 Equity Incentive Plan, as amended and restated in May 2010 (as subsequently amended, the “Incentive Plan”). The Incentive Plan provides for the grant of incentive stock options or “ISOs”, non-qualified stock options or “NSOs”, stock appreciation rights or “SARs”, restricted stock, restricted stock units (“RSUs”), performance awards, deferred stock and unrestricted stock. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). A maximum of 4,000,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. The maximum number of shares subject to performance awards granted under the Incentive Plan in any calendar year is 800,000 shares. The term of any ISO granted under the Incentive Plan may not exceed ten years, or five years if granted to a person that owns common stock representing more than 10% of the voting power of all class of stock of the Company. Options granted under

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY (CONTINUED)

the Incentive Plan generally vest ratably over a three-year period. SARs may be granted either in tandem with or independent of stock options. The Incentive Plan also provides for awards of fully vested unrestricted stock, but no more than 360,000 shares in the aggregate may be granted at less than fair market value. The Incentive Plan also provides for deferred grants entitling the recipient to receive common stock upon satisfaction of conditions determined by the Committee in its discretion. The Incentive Plan provides for performance award grants which may be linked to the market value, book value, net profits or other measure of the value of common stock or other specific performance criteria determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of common stock over a fixed period or periods determined by the Committee.

As of December 31, 2011 and December 31, 2010, there were 4,600 RSUs outstanding, respectively, which excludes certain RSUs subject to performance-based vesting conditions as disclosed below, and approximately 1,857,135 and 858,483 options outstanding, respectively, under the Incentive Plan.

In November 1999, the Company adopted the eDiets.com, Inc. Stock Option Plan (as subsequently amended, the “Plan”). The Plan terminated in November 2009 pursuant to the Plan provisions and therefore, the Company will not grant any additional shares or options under the Plan. The Plan provided for the grant of ISOs and NSOs to purchase up to 1,000,000 shares of the Company’s common stock to employees, directors and consultants to the Company. Options granted to employees under the Plan generally vest ratably over a two- or three-year period and expire five or ten years from the date of grant. Such options generally have an exercise price equal to the fair market value of the underlying common stock at the grant date and are fully exercisable on the date of grant for a period of up to five to ten years.

In October 2009, the Company’s Board of Directors approved an amendment (effective September 30, 2009) allowing for the transferability of stock options under limited circumstances. As of December 31, 2011 and December 31, 2010, approximately 52,250 and 137,469 options, respectively, were outstanding under the Plan.

The Company accounts for its stock-based compensation plans in accordance with ASC 718-10 (formerly SFAS 123R), Compensation — Stock Compensation. Under the provisions of ASC 718-10, the Company estimates the fair value of each stock option on the date of grant using a Black-Scholes-Merton (BSM) option-pricing formula, applying the following assumptions, and amortizes that value to expense over the option’s vesting period using the straight-line attribution method.

	Year Ended December 31,
	2011	2010
Expected term (in years)	3.9	3.5
Risk-free interest rate	0.95%	1.3%
Expected volatility	.948	.703
Expected dividend yield	—%	—%

Expected Term: The expected term represents the period over which the share-based awards are expected to be outstanding for employees, officers and directors. The Company uses the historical exercise experience in determining the expected term. For consultants, the expected term is equal to the remaining contractual term of the share-based awards.

Risk-Free Interest Rate: The Company based the risk-free interest rate used in its assumptions on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the stock option award’s expected term.

Expected Volatility: The volatility factor used in the Company’s assumptions is based on the historical price of its stock from 2001 to the current period because the Company believes that this extended period reflects the true Company history.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY (CONTINUED)

Expected Dividend Yield: The Company does not intend to pay dividends on its common stock for the foreseeable future. Accordingly, the Company uses a dividend yield of zero in its assumptions.

As required by ASC 718-10, the Company estimates forfeitures of employee stock options and restricted stock awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are determined for three groups (employees, officers and directors) based on historical experience. Estimated forfeitures are adjusted to the actual forfeiture experience as needed.

During the years ended December 31, 2011 and 2010, the Company recognized stock-based compensation expense under ASC 718-10 (related to stock options, RSUs, restricted stock awards and unrestricted stock awards) of $1.3 million and $0.9 million, respectively. The breakdown of stock-based compensation expense per line item on the accompanying consolidated statements of operations for the two years ended December 31, 2011 and 2010, is as follows (in thousands):

	2011	2010
Cost of revenue	$42	$10
Technology and development	165	92
Sales, marketing and support	365	154
General and administrative	658	535
Stock compensation related to discontinued operations	115	91

	$1,345	$882

During 2011, the Company awarded 88,687 unrestricted shares of the Company’s common stock under the Incentive Plan to certain non-executive employees (the “Equity Compensation Award”). The Equity Compensation Award was made in three installments during 2011 and approximately $184,000 relating to the Equity Compensation Award is included within stock-based compensation expense of approximately $1.3 million during the year ended December 31, 2011.

A summary of option activity under the Company’s stock plans for the years ended December 31, 2011 and 2010 is as follows (shares in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2010	821	$15.40	5.32	$126
Granted	360	5.85
Exercised	—	—
Forfeited	(84)	12.70
Expired	(101)	20.50

Outstanding at December 31, 2010	996	$11.68	6.29	$—
Granted	1,128	1.37
Exercised	—	—
Forfeited	(114)	5.35
Expired	(101)	18.21

Outstanding at December 31, 2011	1,909	$5.62	7.90	$11

Vested or expected to vest at December 31, 2011	1,579	$5.73	7.92	$6

Exercisable at December 31, 2011	946	$9.46	6.29	$—

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY (CONTINUED)

The weighted-average fair value of stock options granted during the years ended December 31, 2011 and 2010 was $0.71 and $2.20, respectively.

There were no stock option exercises during 2011 or 2010. As of December 31, 2011, there was $0.4 million of total unrecognized compensation cost related to the stock options granted under the Company’s stock plans. That cost is expected to be recognized over a weighted-average period of 1.9 years.

The total fair value of stock options that vested in 2011 and 2010 was $1.1 million and $1.2 million, respectively.

As of December 31, 2011, 8,926 stock options previously granted to Prides were vested and exercisable, and 5,150 shares previously granted to Prides were unrestricted. These options and restricted share awards were subject to variable accounting under ASC 718-10 as interpreted by EITF 96-18. The Company valued these stock options and restricted shares using the Black-Scholes-Merton pricing model (see assumptions under Stock-Based Compensation above). Common stock is valued using the market price of common stock on the measurement date as defined in EITF 96-18. Compensation expense of $0 and $0 was recorded for the years ended December 31, 2011 and 2010, respectively, related to such grants.

A summary of the RSUs outstanding under the Company’s Incentive Plan for the years ended December 31, 2011 and 2010 is presented below (shares in thousands):

	Number of Shares	Weighted Average Fair Value At Grant Date
Non-vested at January 1, 2010	50	$24.45
Granted	—	—
Vested	—	—
Forfeited	(45)	24.65

Non-vested at December 31, 2010	5	$22.60
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2011	5	$22.60

As the restricted stock and RSUs are subject to graded vesting, the cost is generally recognized on an accelerated basis. As of December 31, 2011, there was no unrecognized compensation cost related to restricted stock awards granted under the Company’s stock plans.

No RSUs vested during 2011 or 2010. Non-vested RSUs listed above as of December 31, 2011 are expected to vest upon achievement of performance goals that are not currently deemed probable by management as of December 31, 2011. During January 2010, 45,000 of the non-vested restricted stock awards were forfeited.

In March 2008, 13,800 RSUs were awarded to an officer, subject to performance-based vesting conditions. Performance conditions were established for one third, or 4,600 RSUs, which were not achieved, and the previously recognized compensation cost was reversed during 2009. As of December 31, 2011, performance conditions have not been established by the Board for the remaining 9,200 RSUs, and thus no compensation expense has been recorded to date related to these 9,200 RSUs. At the time that the performance conditions are established, the value of these RSUs will be determined and the resulting compensation cost recorded. The 9,200 RSUs with unestablished performance conditions have been excluded from the summary of RSU activity above. During 2012, the 13,800 non-vested RSUs were forfeited.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

11. STOCKHOLDERS’ EQUITY (CONTINUED)

In December 2008, 85,000 RSUs were awarded to an officer, subject to performance-based vesting conditions, which have not yet been established by the Board, and thus no compensation expense has been recorded to date related to these RSUs. At the time that the performance conditions are established, the value of these RSUs will be determined and the resulting compensation cost recorded. These 85,000 RSUs have been excluded from the summary of RSU activity above. During 2012, the 85,000 non-vested RSUs were forfeited.

In January 2009, 1,000 RSUs were awarded to an officer, subject to performance-based vesting conditions, which have not yet been established by the Board, and thus no compensation expense has been recorded to date related to these RSUs. At the time that the performance conditions are established, the value of these RSUs will be determined and the resulting compensation cost recorded. These 1,000 RSUs have been excluded from the summary of RSU activity above. During 2012, the 1,000 non-vested RSUs were forfeited.

12. COMMITMENTS AND CONTINGENCIES

The Company leases office space and equipment under an operating lease. In addition to rent, the leases require the Company to pay for taxes, insurance, maintenance and other operating expenses. Certain of the leases contain stated escalation clauses while others contain renewal options. The Company recognizes rent expense on a straight-line basis over the term of the lease, excluding renewal periods, unless renewal of the lease is reasonably assured. Commitments for minimum rentals under non-cancelable leases at the end of 2011 are as follows (in thousands):

	Capital Leases	Operating Leases
2012	$24	$690
2013	—	717
2014	—	745
2015	—	774
2016 and thereafter	—	874

Total minimum lease payments	24	$3,800

Less amount representing interest	(1)

Present value of minimum lease payments	$23

The Company had approximately $0.5 million in leasehold improvements related to the operating lease for corporate office space. These leasehold improvements are being amortized over the shorter of the lease term or the life of the asset ranging from five to ten years.

Rental expense under operating leases was approximately $0.6 million for each of the years ended December 31, 2011 and 2010.

The Company has an irrevocable standby letter of credit from a bank in the amount of $0.5 million, which expires on June 30, 2012 and is automatically extended each year for one year unless written notice is provided. The letter of credit may not be extended beyond June 30, 2017. The letter of credit is collateralized by certain cash equivalents and is being used to guarantee lease obligations related to the corporate office in the event that the Company does not pay its rent.

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singly or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition or results of operations.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

13. INCOME TAXES

The Company adopted ASC 740-10 (formerly FIN 48), Income Taxes — Overall, effective January 1, 2007. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. In accordance with ASC 740-10, the Company did not recognize any liability for unrecognized tax benefits. The Company policy is to record accrued interest and penalties related to unrecognized tax benefits as part of other expense. The Company’s federal income tax returns for 2007 through 2011 are open tax years and are subject to examination by the Internal Revenue Service.

The components of the income tax benefit for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Current tax expense — Foreign	$4	$1
Deferred tax benefit — Foreign	—	—

Total	$4	$1

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes as of December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Deferred tax assets:
Net operating loss carry-forwards	$17,393	$15,881
Stock option compensation — ASC 718-10	2,888	2,383
Credits	946	946
Deferred revenue	70	189
Allowance for doubtful accounts and reserve for refunds	50	42
Deferred rent	83	99
Depreciation and amortization	79	245
Other	5	5

	21,514	19,790
Valuation allowance	(21,514)	(19,790)

Total deferred tax assets	—	—
Deferred tax liabilities:
Depreciation and amortization	—	—
Identifiable intangibles	—	—

Total deferred tax liabilities	—	—

Net deferred income tax liability	$—	$—
ASC 740 (formerly SFAS 109), Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all evidence, both positive and negative, management has determined that an approximately $21.6 million and $19.8 million valuation allowance at December 31, 2011 and 2010, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the years ended December 31, 2011 and 2010 was an increase of approximately $1.7 million and $3.6 million, respectively.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

13. INCOME TAXES (CONTINUED)

At December 31, 2011, the Company had approximately $61.2 million in net operating loss carry-forwards for U.S. federal income tax purposes that expire in various amounts through 2030. Approximately $15.0 million of the net operating loss carry-forwards relate to stock option deductions that will be recognized through additional paid-in-capital when the net operating losses are utilized. In May 2006, the Company acquired Nutrio, which had net operating losses of $3.3 million, which are subject to an annual Section 382 limitation. As a result of the Section 382 study update for 2010, it was determined that the Company has not experienced a change in control, as defined under Section 382 of the Internal Revenue Code. Therefore, the utilization of the Company’s net operating loss carry-forwards may be limited on an annual basis due to a previous change in control and could expire unused. Although the Company has not completed the required study update for 2011, the Company does not believe it has experienced any additional changes in control as defined under Section 382 of the Internal Revenue Code.

The reconciliation of income tax computed at the U.S federal statutory rate to income tax expense (benefit) for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010
Tax at U.S. statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.1)	(0.8)
Non-deductible items	0.1	21.2
Changes in valuation allowance	38.5	8.4
Return to provision adjustment	1.4	(0.1)
Foreign tax rate difference	(2.0)
Undistributed earnings of foreign subsidiary	—	—
Goodwill impairment	—	5.4
Other	—	(0.1)

	(0.1)%	0.0%

14. SEGMENT INFORMATION

ASC 280 (formerly SFAS 131), Segment Reporting, designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.

The Company operates in a single market consisting of the sale of services, information and products (ecommerce and meal delivery) related to nutrition, fitness and motivation. The Company has two reportable segments: the U.S. business-to-consumer segment and the European business segment. Meal delivery and Digital plans operations are included in the U.S. business-to-consumer segment.

The Company does not engage in inter-company revenue transfers between segments. The Company’s management evaluates performance based primarily on business segment. Accounting policies of the reportable segments are the same as the Company’s consolidated accounting policies.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

14. SEGMENT INFORMATION (CONTINUED)

Net revenues and segment loss from operations of the Company’s two reportable segments for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Net revenues:
U.S. business-to-consumer	$20,372	$20,225

Total U.S.	20,372	20,225
Europe	597	625

Consolidated net revenues	$20,969	$20,850

Segment (loss) income:
U.S. business-to-consumer	$(5,315)	$(10,769)

Total U.S.	(5,315)	(10,769)
Europe	619	635

Consolidated loss from operations	$(4,696)	$(10,134)

Identifiable assets of the Company’s two reportable segments and long-lived assets for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Identifiable assets:
U.S. business-to-consumer	$2,572	$3,268
Nutrio assets held for sale	120	323

Total U.S.	2,692	3,591
Europe	4	5

Total identifiable assets	$2,696	$3,596

Long-lived assets, net:
U.S. business-to-consumer	$598	$1,151

Total U.S.	598	1,151
Europe	—	—

Total long-lived assets	$598	$1,151

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

15. LOSS PER COMMON SHARE

The following table sets forth the computation of basic and diluted loss per common share for the two years ended December 31, 2011 and 2010 (in thousands, except per share information):

	2011	2010
Basic and diluted loss per common share:
Net loss	$(4,394)	$(43,273)

Weighted average common shares outstanding	12,886	9,252

Basic and diluted loss per common share:
Continuing operations	$(0.37)	$(4.00)
Discontinued operations	0.03	(0.68)
Basic and diluted loss per common share	$(0.34)	$(4.68)

16. COMPREHENSIVE LOSS

The components of comprehensive loss are as follows (in thousands):

	2011	2010
Net loss	$(4,394)	$(43,273)
Other comprehensive income (loss):
Foreign currency translation	(24)	116

Comprehensive loss	$(4,418)	$(43,157)

Accumulated other comprehensive loss as of December 31, 2011 and 2010 consists of foreign currency translation.

17. LEGAL PROCEEDINGS

In the ordinary course of business, the Company and/or its subsidiaries may be parties to legal proceedings and regulatory inquiries, the outcome of which, either singly or in the aggregate, is not expected to have a material adverse effect on the Company’s financial condition or results of operations.

18. SUBSEQUENT EVENTS

During February 2012, the Company awarded approximately 236,000 stock options under its Incentive Plan to certain existing employees and consultants and 300,000 stock options to certain directors as 2012 compensation for Board of Director fees. The Company also awarded 400,000 options to the Company’s new chief executive officer during February 2012.

19. RECENT ACCOUNTING PRONOUNCEMENTS

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC 605, Revenue Recognition). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 is required to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of ASU 2009-13 in 20011 did not have a material impact on the Company’s consolidated financial position or results of operations.

EDIETS.COM, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2011

19. RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In June 2011, the FASB issued an amendment to ASC 220, Comprehensive Income, which requires companies to present net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company plans to adopt this guidance as of January 1, 2012 and does not expect the adoption to have a material effect on our financial statements.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AS SEEN ON TV, INC.,

EDIETS ACQUISITION COMPANY

AND

EDIETS.COM, INC.

DATED AS OF OCTOBER 31, 2012

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		A-7

1.1.	The Merger	A-7
1.2.	Effective Time	A-7
1.3.	Effects of the Merger	A-7
1.4.	Closing	A-7
1.5.	Certificate of Incorporation	A-8
1.6.	Bylaws	A-8
1.7.	Directors of the Surviving Company	A-8
1.8.	Officers of the Surviving Company	A-8
1.9.	Officers of Acquiror	A-8

ARTICLE II CONSIDERATION		A-8

2.1.	Effect on Company Common Stock and Merger Sub Capital Stock	A-8
2.2.	No Fractional Shares	A-8
2.3.	Acquiror Common Stock; Acquiror Preferred Stock	A-9
2.4.	Treatment of Options, Warrants and Other Stock Based Awards	A-9
2.5.	Withholding Rights	A-9
2.6.	Certain Adjustments	A-10
2.7.	Certain Payments	A-10

ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION		A-10
A-10
3.1.	Acquiror to Make Merger Consideration Available	A-10
3.2.	Exchange of Certificates	A-10
3.3.	Dissenting Shares	A-11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-12

4.1.	Corporate Organization	A-12
4.2.	Capitalization	A-13
4.3.	Authority; No Violation	A-14
4.4.	Consents and Approvals	A-15
4.5.	SEC Documents; Other Reports; Controls and Procedures	A-15
4.6.	Financial Statements; Undisclosed Liabilities	A-16
4.7.	Broker’s Fees	A-16
4.8.	Absence of Certain Changes or Events	A-16
4.9.	Legal Proceedings	A-16
4.10.	Taxes; Tax Matters.	A-17
4.11.	Employees; Employee Benefit Plans	A-18
4.12.	Board Approval; Stockholder Vote Required	A-19
4.13.	Compliance with Applicable Law; Permits	A-16
4.14.	Certain Contracts	A-16
4.15.	Title to Property	A-20
4.16.	Insurance	A-21
4.17.	Environmental Liability	A-21
4.18.	Customers and Suppliers	A-22
4.19.	Intellectual Property	A-22
4.20.	Transactions with Affiliates	A-22
4.21.	Labor Matters	A-23
4.22.	Tax Free Reorganization Treatment	A-23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		A-23

5.1.	Corporate Organization	A-23
5.2.	Capitalization	A-23
5.3.	Authority; No Violation	A-25
5.4.	Consents and Approvals	A-25
5.5.	SEC Documents; Other Reports; Controls and Procedures	A-25
5.6.	Financial Statements; Undisclosed Liabilities	A-26
5.7.	Broker’s Fees	A-27
5.8.	Absence of Certain Changes or Events	A-27
5.9.	Legal Proceedings	A-27
5.10.	Taxes; Tax Matters.	A-27
5.11.	Employees; Employee Benefit Plans	A-28
5.12.	Board Approval; Stockholder Vote Required	A-27
5.13.	Compliance with Applicable Law; Permits	A-29
5.14.	Certain Contracts	A-30
5.15.	Title to Property	A-30
5.16.	Insurance	A-31
5.17.	Environmental Liability	A-31
5.18.	Customers and Suppliers	A-31
5.19.	Intellectual Property	A-31
5.20.	Transactions with Affiliates	A-32
5.21.	Labor Matters	A-32
5.22.	Tax-Free Reorganization Treatment	A-32
5.23.	Operations of Merger Sub	A-32

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-33

6.1.	Conduct of Business by the Company Prior to the Effective Time	A-33
6.2.	Conduct of Business by Acquiror Prior to the Effective Time	A-34

ARTICLE VII ADDITIONAL AGREEMENTS		A-36

7.1.	Regulatory Matters	A-36
7.2.	Access to Information	A-37
7.3.	Stockholder Approval	A-38
7.4.	Company Acquisition Proposals	A-39
7.5.	Acquiror Acquisition Proposals	A-40
7.6.	Reasonable Best Efforts	A-41
7.8.	Indemnification; Directors’ and Officers’ Insurance	A-42
7.9.	Advice of Changes	A-42
7.10.	OTCQB Quotation	A-43
7.11.	Takeover Laws	A-43
7.12.	Stockholder Litigation	A-43
7.13.	Section 16 Matters	A-43
7.14.	Tax-Free Reorganization Treatment	A-44
7.15.	Acquiror Funding	A-44
7.16.	Publicity	A-44
7.17.	Acquiror Board	A-44
7.18.	Guarantees	A-44
7.19.	Conversion of Certain Promissory Notes	A-44

ARTICLE VIII CONDITIONS PRECEDENT		A-45

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-45
8.2.	Conditions to Obligations of Acquiror and Merger Sub	A-46

8.3.	Conditions to Obligations of the Company	A-47

ARTICLE IX TERMINATION AND AMENDMENT		A-47

9.1.	Termination	A-47
9.2.	Effect of Termination	A-48
9.3.	Amendment	A-49
9.4.	Extension; Waiver	A-50

ARTICLE X GENERAL PROVISIONS		A-50

10.1.	Nonsurvival of Representations, Warranties and Agreements	A-50
10.2.	Expenses	A-50
10.3.	Notices	A-50
10.4.	Interpretation	A-51
10.5.	Counterparts	A-51
10.6.	Entire Agreement	A-51
10.7.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	A-51
10.8.	Severability	A-52
10.9.	Publicity	A-52
10.10.	Assignment; Third Party Beneficiaries	A-52
10.11.	Construction	A-52
10.12.	Specific Performance	A-53

INDEX OF DEFINED TERMS

Acquiror	Introduction
Acquiror Acquisition Proposal	Section 7.5(e)
Acquiror Articles of Incorporation	Section 1.9
Acquiror Board	Section 5.12(a)
Acquiror Board Approval	Section 5.12(a)
Acquiror Common Stock	Section 2.1(a)
Acquiror Contract	Section 5.14(a)
Acquiror Disclosure Letter	Article V
Acquiror Expenses	Section 9.2(g)(iii)(1)
Acquiror No-Shop Period	Section 7.5
Acquiror Options	Section 2.4(a)
Acquiror Permits	Section 5.13
Acquiror Preferred Stock	Section 2.3
Acquiror Registrations	Section 5.4(a)
Acquiror Reports	Section 5.5(a)
Acquiror Warrant	Section 2.4(b)
Action	Section 4.11(c)
affiliate	Section 4.20
Agreement	Introduction
Antitrust Approvals	Section 8.1(g)
Benefit Protection Period	Section 7.7(a)
Book-Entry Shares	Section 3.1
Business Day	Section 1.4
Capitalization Date	Section 4.2
Certificate of Merger	Section 1.2
Certificates	Section 3.1
Change in Company Recommendation	Section 7.3(a)
Closing	Section 1.4
Closing Date	Section 1.4
Code	Introduction
Company	Introduction
Company Acquisition Proposal	Section 7.4(g)(i)
Company Benefit Plans	Section 7.7(a)
Company Board	Section 4.12(a)
Company Board Approval	Section 4.12(a)
Company Certificate of Incorporation	Section 1.5
Company Common Stock	Section 2.1
Company Contract	Section 4.14(a)
Company Disclosure Letter	Article 4
Company Employees	Section 7.7(a)
Company No-Shop Period Start Date	Section 7.4(a)
Company Option	Section 2.4(a)
Company Permits	Section 4.13
Company Preferred Stock	Section 4.2
Company Recommendation	Section 7.3(a)
Company Recommendation Withdrawal	Section 7.4(d)
Company Registrations	Section 4.5(a)
Company Reports	Section 4.5(a)
Company Stock Incentive Plans	Section 2.4(a)
Company Stockholders Meeting	Section 7.3(a)
Company Warrant	Section 2.4(b)
Confidentiality Agreement	Section 7.2(b)
DGCL	Section 1.1
Effective Time	Section 1.2

Environmental Laws	Section 4.17
ERISA	Section 4.11(a)
Exchange Act	Section 4.5(a)
Exchange Agent	Section 3.1
Exchange Fund	Section 3.1
Exchange Ratio	Section 2.1(b)
Form S-4	Section 4.4
GAAP	Section 4.1(a)
Governmental Entity	Section 4.4
HSR Act	Section 4.4
Indemnified Parties	Section 7.8(a)
Insurance Amount	Section 7.8(b)
IRS	Section 4.10(a)
IT Assets	Section 4.19(b)
knowledge	Section 10.4
Law	Section 4.3(b)
Liens	Section 4.2(c)
Materials of Environmental Concern	Section 4.17
Merger	Introduction
Merger Consideration	Section 2.1(b)
Merger Sub	Introduction
Multiemployer Plan	Section 4.11(b)
Note Payment	Section 2.7
Notice Period	Section 7.3(b)(iii)
Order	Section 4.9(b)
OTCBB	Section 6.1(a)(ii)
OTCQB	Section 2.2
person	Section 10.4
Plans	Section 4.11(a), Section 4.11(a)
Proprietary Rights	Section 4.19(a)
Proxy Statement/Prospectus	Section 4.4
Related Party Liabilities	Section 8.2(i)
Representatives	Section 7.2(a)
Required Company Vote	Section 4.12(b)
Requisite Regulatory Approvals	Section 8.1(b)
SEC	Section 4.4
Securities Act	Section 4.5(a)
SOX	Section 4.5(f)
Subsidiary	Section 4.1(b)
Superior Proposal	Section 7.4(g)(ii)
Surviving Company	Section 1.1
Tax	Section 4.10(b)(i)
Tax Return	Section 4.10(b)(ii)
Taxes	Section 4.10(b)(i)
Termination Notice Period	Section 9.1(g)
Termination Payment	Section 9.2(b)(i)
Williams Act	Section 4.5(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among AS SEEN ON TV, INC., a Florida corporation (“Acquiror”), EDIETS ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), EDIETS.COM, INC., a Delaware corporation (the “Company”) and Kevin Richardson (“Richardson”) , an individual domiciled in the Commonwealth of Massachusetts and Lee Isgur (“Isgur”) an individual domiciled in the State of California (provided that Richardson and Isgur are entering into this Agreement solely for purposes of the obligation set forth in Section 7.19 herein).

WHEREAS, Acquiror, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and related transactions provided for herein; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1.

The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws (as defined in Section 4.3(b) ) of the State of Delaware.

1.2.

Effective Time. On the Closing Date (as defined in Section 1.4), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date or time specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3.

Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4.

Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on (i) the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Greenberg Traurig, P.A., 401 East Las Olas Boulevard, Suite 2000, Ft. Lauderdale, Florida 33301, unless another place is agreed upon by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York City are required or authorized by Law to be closed.

1.5.

Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation, as amended (the “Company Certificate of Incorporation”) of the Company shall be amended and restated so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6.

Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Company until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Company and as provided by Law.

1.7.

Directors of the Surviving Company. The board of directors of Merger Sub as of the Effective Time shall be comprised of three members, two designated by the Company and one designated by Acquiror, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8.

Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly appointed, or their earlier death, resignation or removal.

1.9.

Officers of Acquiror. The officers of Acquiror immediately prior to the Effective Time shall be the officers of Acquiror as of the Effective Time, each to hold office in accordance with the articles of incorporation, as amended (the “Acquiror Articles of Incorporation”) and bylaws of Acquiror, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1.

Effect on Company Common Stock and Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”):

(a)

All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock or (ii) owned directly by Acquiror shall be cancelled and retired and no shares of common stock, par value $0.0001 per share, of Acquiror (“Acquiror Common Stock”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary (as defined in Section 4.1(b)) of the Company or by any wholly owned Subsidiary of Acquiror shall remain outstanding as shares of the Surviving Company, and no shares of Acquiror Common Stock, cash or other consideration shall be delivered in exchange therefor.

(b)

Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.3(a)) shall be cancelled and converted into the right to receive a number of fully paid and nonassessable shares of Acquiror Common Stock equal to the quotient of 19,077,252 shares divided by the number of shares of Company Common Stock outstanding as of the Effective Date (the “Exchange Ratio”), subject to any additional shares issued in lieu of fractional shares pursuant to Section 2.2. For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock.

(c)

Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

2.2.

No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Acquiror Common Stock shall receive in lieu thereof one (1)

additional share of Acquiror Common Stock. The fractional share interest of holders of Company Common Stock shall be aggregated such that no individual holder of Company Common Stock shall receive more than the one (1) share of Acquiror Common Stock with respect to any interest in fractional shares.

2.3.

Acquiror Common Stock; Acquiror Preferred Stock. At and after the Effective Time, each share of Acquiror Common Stock and each share of preferred stock, par value $0.0001 per share, of Acquiror (the “Acquiror Preferred Stock”), if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and shall not be affected by the Merger.

2.4.

Treatment of Options, Warrants and Other Stock Based Awards.

(a)

At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to the Company’s 1999 Stock Option Plan and 2004 Equity Incentive Plan (each as amended, supplemented or otherwise modified from time to time, and collectively, the “Company Stock Incentive Plans”), whether vested or unvested, shall be assumed by Acquiror and shall be honored by Acquiror in accordance with its terms following its conversion in the Merger into an option to purchase Acquiror Common Stock (“Acquiror Options”). From and after the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Acquiror Common Stock equal to the product of (i) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Option and (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Company Option, divided by (z) the Exchange Ratio, rounded up to the nearest cent.

(b)

At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (a “Company Warrant”) listed in Section 2.4(b) of the Company Disclosure Letter shall be assumed by Acquiror and shall be honored by Acquiror in accordance with its respective terms following its conversion in the Merger into a warrant to purchase Acquiror Common Stock (an “Acquiror Warrant”). From and after the Effective Time, each Company Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, a number of shares of Acquiror Common Stock equal to the product of (i) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant and (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Company Warrant, divided by (z) the Exchange Ratio, rounded up to the nearest cent.

(c)

Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise or settlement of Acquiror Options and Acquiror Warrants issued in substitution for Company Options and Company Warrants in accordance with Sections 2.4(a) and 2.4(b). As soon as practicable after the Effective Time, Acquiror shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Acquiror Common Stock subject to such Acquiror Options and Acquiror Warrants, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Acquiror Options and Acquiror Warrants remain outstanding.

2.5.

Withholding Rights. Each of the Exchange Agent (as defined in Section 3.1), Acquiror or any of Acquiror’s Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax (as defined in Section 4.10(n)(i)) Laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder of Company Common Stock that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Acquiror or any of Acquiror’s Subsidiaries by any Governmental Entity (as defined in Section 4.4) on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to Acquiror and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.

2.6.

Certain Adjustments. The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization. For the avoidance of doubt, the Exchange Ratio shall not be subject to adjustment due to the issuance of Acquiror Common Stock pursuant to the Acquiror Financing Transaction (as defined herein) or as a result of the Acquiror Financing Transaction. Acquiror will not effect any such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Acquiror’s capitalization without the prior written approval of the Company and without ensuring that sufficient shares of Acquiror Common Stock will be authorized and available for payment as consideration for the Company Common Stock as contemplated hereby.

2.7.

Certain Payments. At the Effective Time, Acquiror shall pay the amounts set forth in Section 2.7 of the Company Disclosure Letter (the “Note Payments”) to each of the holders of the promissory notes of the Company listed in such Section, as payment of certain of the amounts owed by the Company to the holders of such promissory notes.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1.

Acquiror to Make Merger Consideration Available. At or promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror and acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of (a) certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) and (b) shares in book-entry form that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Book-Entry Shares”), for exchange in accordance with this Article III, certificates or, at Acquiror’s option, evidence of shares of Acquiror Common Stock in book-entry form in an amount sufficient to pay the aggregate Merger Consideration. In addition, Acquiror shall deposit with the Exchange Agent the Note Payments. For purposes of this Agreement, the “Exchange Fund” shall mean all Acquiror Common Stock and cash deposited with the Exchange Agent pursuant to this Section 3.1.

3.2.

Exchange of Certificates.

(a)

As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to Article II. In lieu thereof, each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 2.1 shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Acquiror shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration that such holder is entitled to receive pursuant to Article II, and the Book Entry Shares of such holder shall forthwith be cancelled.

(b)

No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive shares of Acquiror Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Acquiror Common Stock issuable to such holder in respect of such Certificate.

(c)

If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d)

At and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e)

Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be returned, at the request of Acquiror, to Acquiror or transferred as directed by Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of the Merger Consideration and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Acquiror, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.3.

Dissenting Shares.

(a)

Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(b)

The Company shall give Acquiror notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub that, (i) except as set forth on the Company Disclosure Letter delivered by the Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Letter”) and (ii) except as disclosed in the Company Reports (as defined in Section 4.5(a)) filed and publicly available prior to the date of this Agreement and on or after January 1, 2011 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):

4.1.

Corporate Organization.

(a)

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Acquiror, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (x) has had or would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (y) prevents or materially delays, or would reasonably be expected to prevent, materially delay, such party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in Laws of general applicability or published interpretations thereof by Governmental Entities, in United States generally accepted accounting principles (“GAAP”) or in regulatory accounting requirements applicable to the industries in which such party and its Subsidiaries operate, (ii) the announcement of this Agreement or compliance with the terms of, or any action of any party to this Agreement or any of its Subsidiaries expressly required to be taken by it under, this Agreement, including the loss of customers, employees or vendors demonstrably arising as a result thereof, (iii) any changes after the date of this Agreement in general economic conditions in the United States affecting the industries in which such party and its Subsidiaries operate, (iv) any changes after the date of this Agreement in conditions in the financial markets, credit markets or capital markets in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, including (A) changes in interest rates or currency exchange rates and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (v) any changes after the date of this Agreement in conditions in the industries in which such party and its Subsidiaries conduct business, including changes in conditions in the brokerage industry generally, (vi) any changes after the date of this Agreement in global or national political conditions in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations, (vii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other jurisdiction in which such party or any of its Subsidiaries has substantial business or operations and (viii) any actions taken in compliance with this Agreement or which the other party has in writing expressly approved, consented to or requested; provided, that the effect of such changes or actions described in clauses (i) through (viii) above shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate, and provided, further, that a decrease in the trading or market prices of a party’s capital stock or any failure to meet public estimates, projections or internal budgets or forecasts shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood and agreed that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to such decrease or failure that are not otherwise excluded from the definition of

Material Adverse Effect may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect). The Company Certificate of Incorporation and bylaws of the Company, copies of which have been made available to Acquiror, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. The Company has delivered or made available to Acquiror complete and correct copies of all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the Company’s stockholders, board of directors and each committee thereof since January 1, 2011.

(b)

Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, limited liability company, partnership, or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified to do business or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

4.2.

Capitalization.

(a)

The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of October 22, 2012 (the “Capitalization Date”), there were 14,310,534 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock were held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of the Capitalization Date. Since the Capitalization Date and through the date of this Agreement, the Company has not (x) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for issuances of Company Common Stock as a result of the exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Letter, (y) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 2,631,768 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Options, (ii) 1,243,204 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Incentive Plans and not otherwise subject to issuance as provided in clause (i) herein, and (iii) 719,058 shares of Company Common Stock reserved for issuance upon conversion of outstanding warrants to purchase Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards.

(b)

The Company has provided to Acquiror a list setting forth, as of the date of this Agreement, all outstanding Company Options, Company Warrants and all other equity or equity-based awards relating to Company Common Stock, the names of the holders, optionees or grantees thereof, the date each such Company Option, Company Warrant or other award was granted, the number of shares of Company Common Stock subject to each such Company Option, or underlying each such Company Warrant or other award, the expiration date of each such Company Option, Company Warrant or other award, any vesting schedule with respect to a Company Option and the date on which each other award is scheduled to be settled or become free of restrictions and the price at which each such Company Option or Company Warrant may be exercised (or base price with respect to stock appreciation rights, if any).

(c)

Section 4.2(c) of the Company Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)

Except for the ownership of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e)

The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither the Company nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding, and in accordance with the terms in effect, as of the date hereof) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

4.3.

Authority; No Violation.

(a)

The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 4.12(b)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly approved by all necessary corporate and stockholder action of the Company (subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the Required Company Vote), and no other corporate or stockholder proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)

Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate of Incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (as defined in Section 4.4 ) (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.4.

Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Company Vote, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 4.4(vi) of the Company Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, (viii) the consents and approvals set forth in Section 4.4(viii) of the Company Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Acquiror, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company or any of its Subsidiaries (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

4.5.

SEC Documents; Other Reports; Controls and Procedures.

(a)

The Company has filed or furnished all reports, forms, schedules, and other documents required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Williams Act of 1968, as amended (the “Williams Act”) with the SEC since January 1, 2009 (the “Company Reports”). As of their respective dates, (i) the Company Reports complied in all material respects with the applicable requirements of the Exchange Act or the Williams Act, as the case may be, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Company Report has been revised or superseded by later-filed Company Reports, none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, any registration statements and other documents (the “Company Registrations”) filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (i) complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Company Registration has been revised or superseded by a later-filed Company Registration, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)

The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (the “Company Board”) and in Section 4.5(b) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c)

The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP. The Company has no knowledge of any material weaknesses in the design or operation of internal controls over financial reporting.

(d)

The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in its reports filed under the Exchange Act, including its consolidated Subsidiaries, is (A) made known to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure, and (B) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)

Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(f)

The Company has not, directly or indirectly, extended, maintained, arranged or renewed personal loans to or for its directors and executive officers in violation of Section 402 of the Sarbanes-Oxley Act of 2002 (“SOX”).

(g)

Each of the “principal executive officer” of the Company (as defined in SOX) and the “principal financial officer” of the Company (as defined in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC with respect to the Company Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

4.6.

Financial Statements; Undisclosed Liabilities.

(a)

The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)

Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC or otherwise disclosed in the Company Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities or obligations incurred since December 31, 2011 in the ordinary course of business, neither Acquiror nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) other than pursuant to or as contemplated by this Agreement, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on the Company.

4.7.

Broker’s Fees. Neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

4.8.

Absence of Certain Changes or Events. Since June 30, 2012, (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1 if taken after the date of this Agreement.

4.9.

Legal Proceedings.

(a)

Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against the Company or any of its Subsidiaries or (ii) challenging the validity of the transactions contemplated by this Agreement and as to which (in the case of this clause (ii)) there is a reasonable possibility of an adverse determination and which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)

There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (each, an “Order”), other than those of general application that apply to similarly situated companies or their Subsidiaries, specifically imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to the Company or any of its Subsidiaries.

4.10.

Taxes; Tax Matters.

(a)

The Company and its Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that could not reasonably be expected to have a Material Adverse Effect. All such Tax returns are true, accurate and complete in all material respects. Neither the Internal Revenue Service (“IRS”) nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert, against the Company or any of its Subsidiaries any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2012 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)

The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(c)

Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(d)

Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(e)

Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Acquiror) or (B) has any liability for the Taxes of any Person (other than Acquiror and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(f)

For purposes of this Agreement:

(i)

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii)

“Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11.

Employees; Employee Benefit Plans.

(a)

Section 4.11(a) of the Company Disclosure Letter lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”. The Company has made available to Acquiror a true and complete copy of (i) such Plans, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Plan.

(b)

None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)

Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No claim, action, suit, proceeding, arbitration, mediation or other investigation (“Action”) is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect.

(d)

Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e)

To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

(f)

All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

(g)

Section 4.11(g) of the Company Disclosure Letter lists the salaries of all directors and executive officers of the Company and its Subsidiaries as of June 30, 2012.

(h)

All directors, officers, management employees, and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company and/or its Subsidiaries, as the case may be, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and/or its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

4.12.

Board Approval; Stockholder Vote Required.

(a)

The Company Board, by resolutions duly adopted by unanimous vote of the entire Company Board at a meeting duly called and held or via written consent in lieu thereof (the “Company Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting (as defined in Section 7.3(a)).

(b)

The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(c)

The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including Section 203 of the DGCL. The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated by this Agreement comply with, and this Agreement, the Merger and the other transactions contemplated by this Agreement do comply with, the requirements of any articles, sections or provisions of the Company’s Certificate of Incorporation or bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

4.13.

Compliance with Applicable Law; Permits. Each of the Company and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

4.14.

Certain Contracts.

(a)

The Company has filed with the SEC copies of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or required to be disclosed by the Company on a Current Report on Form 8-K) that were required to be filed with the Company Reports and there is no other contract or agreement that is material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or any of its Subsidiaries has received any claim of material default under any contract to which it is a party and none of the Company or any of its Subsidiaries is in material breach or violation of, or default under, any such contract. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a “Company Contract”.

(b)

Except as would not result in a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract. No party to any Company Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Company Contract and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Contract, has repudiated in writing any material provision thereof.

4.15.

Title to Property.

(a)

The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)

The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) for Taxes, assessments and similar charges not yet due or being contested in good faith and (ii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business), except, in the case of (i) and (ii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)

All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.15(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the lessor and address thereof. The Company has made available to Acquiror true, correct and complete copies of each such material lease of real property.

4.16.

Insurance. The Company and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.16 of the Company Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, broker, coverage, policy number and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No notice of cancellation has been received with respect to any of the insurance policies maintained by or on behalf of the Company or any of its Subsidiaries and there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

4.17.

Environmental Liability. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal Law relating to the protection of the environment or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureformaldehyde insulation, asbestos, pollutants, contaminants or other materials regulated pursuant to, or that would reasonably be expected to give rise to liability under Environmental Laws (“Materials of Environmental Concern”) in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.

4.18.

Customers and Suppliers. Since January 1, 2011, (a) no material customer or supplier of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, (b) no material customer or supplier of the Company or any of its Subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries and (c) the Company and its Subsidiaries have no direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any customer or supplier of the Company or any of its Subsidiaries.

4.19.

Intellectual Property.

(a)

For purposes of this Agreement, “Proprietary Rights” shall mean common law and statutory rights anywhere in the world associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) trade secrets (as defined in the Uniform Trade Secrets Act) or under applicable common Law, proprietary know-how and confidential information, (iv) trademarks, trade names and service marks, (v) Internet domain names, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

(b)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all Proprietary Rights that are used in the conduct of their businesses free and clear of all Liens and any claims of ownership by current or former employees, contractors or other third parties, (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, diluting, misappropriating or violating, nor has the Company or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person, and (iii) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement will result in a breach of, or loss of any material benefit under, any license, sublicense or other agreement or any term or condition thereof, pursuant to which the Company grants or is granted any Proprietary Rights. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the Company and its Subsidiaries. The Company and each of its Subsidiaries have taken all reasonable actions, consistent with industry practices and Law, to protect and maintain all (a) material Proprietary Rights and (b) the security, confidentiality, value and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and services and all associated documents (the “IT Assets”) operate and perform as necessary for the Company and its Subsidiaries to conduct their businesses. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices and Law. Without limiting the foregoing, the Company and its Subsidiaries (x) own or have the valid right to use the name “eDiets” in all applicable jurisdictions, free and clear of all Liens and (y) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name. No third party has asserted any rights in or to the name “eDiets”.

(c)

No Proprietary Rights of the Company or any of its Subsidiaries or related documentation is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Proprietary Rights of the Company or any of its Subsidiaries on, the disclosure, licensing, or distribution of any source code or patent rights for any portion of such Proprietary Rights of the Company or any of its Subsidiaries or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any such Proprietary Rights.

4.20.

Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the

Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

4.21.

Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. No material action, suit, complaint, charge, arbitration, inquiry, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the best knowledge of the Company, threatened which could be reasonably expected to have a Material Adverse Effect on the Company as a whole. To the knowledge of the Company, it and each of its Subsidiaries is in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

4.22.

Tax Free Reorganization Treatment. The Company has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub hereby represent and warrant to the Company that, (i) except as set forth on the Acquiror Disclosure Letter delivered by Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), and (ii) except as disclosed in the Acquiror Reports (as defined in Section 5.5(a)) filed and publicly available prior to the date of this Agreement and on or after April 1, 2011 (excluding any disclosures set forth in any “risk factor” section thereof or any other disclosures included in such filings that are cautionary, predictive or forward looking in nature):

5.1.

Corporate Organization. Each of Acquiror and Merger Sub is duly organized and validly existing as a corporation incorporated under the Laws of the State of its incorporation. Each of Acquiror and Merger Sub has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. The copies of the certificate of incorporation and bylaws of each of Acquiror and Merger Sub which have been made available to the Company are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.

5.2.

Capitalization.

(a)

The authorized capital stock of Acquiror consists of 750,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Acquiror Preferred Stock. As of the Capitalization Date, there were 32,370,784 shares of Acquiror Common Stock issued and outstanding and no shares of Acquiror Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of Acquiror Common Stock were held in Acquiror’s treasury. No other shares of Acquiror Common Stock or Acquiror Preferred Stock were issued or outstanding as of the Capitalization Date. Since the Capitalization Date and through the date of this Agreement, Acquiror has not (x) issued or authorized the issuance of any shares of Acquiror Common Stock or Acquiror Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or Acquiror Preferred Stock, except for issuances of Acquiror Common Stock as a result of the exercise of Acquiror Options listed in Section 5.2(b) of Acquiror Disclosure Letter, (y) reserved for issuance any shares of Acquiror Common Stock or Acquiror Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Acquiror Common Stock. As of the date of this Agreement, no shares of Acquiror Common Stock or Acquiror Preferred Stock were reserved for issuance, except for (i) an aggregate of 1,055,000 shares of Acquiror Common Stock reserved for issuance upon the exercise of outstanding Acquiror Options, (ii) 645,000 shares of Acquiror Common Stock reserved for issuance pursuant to Acquiror Stock Incentive Plans and not otherwise subject to issuance as provided in clause (i) herein, (iii) up to 41,109,253 shares of Acquiror Common Stock reserved for issuance upon conversion of outstanding warrants to purchase Acquiror Common Stock, and (iv) 18,025,289 shares of Acquiror Common Stock reserved for issuance in connection with the Acquiror Financing Transaction, which includes 5,735,149 shares of Acquiror Common Stock issuable under price protection provisions of prior transactions. All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of Acquiror or of any of its Subsidiaries or other equity securities of Acquiror or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Acquiror or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards.

(b)

Acquiror has provided to the Company a list setting forth, as of the date of this Agreement, all outstanding Acquiror Options, Acquiror Warrants and all other equity or equity-based awards relating to Acquiror Common Stock, the names of the holders, optionees or grantees thereof, the date each such Acquiror Option, Acquiror Warrant or other award was granted, the number of shares of Acquiror Common Stock subject to each such Acquiror Option, or underlying each such Acquiror Warrant or other award, the expiration date of each such Acquiror Option, Acquiror Warrant or other award, any vesting schedule with respect to a Acquiror Option and the date on which each other award is scheduled to be settled or become free of restrictions and the price at which each such Acquiror Option or Acquiror Warrant may be exercised (or base price with respect to stock appreciation rights, if any).

(c)

Section 5.2(c) of Acquiror Disclosure Letter lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. Acquiror owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Acquiror’s Subsidiaries, free and clear of any Liens, and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)

Except for the ownership of Acquiror’s Subsidiaries, neither Acquiror nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e)

Acquiror does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which its stockholders may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests. Neither Acquiror nor any of its Subsidiaries has any outstanding obligations to repurchase, redeem or otherwise acquire any of its shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Acquiror Options outstanding, and in accordance with the terms in effect, as of the date hereof) or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

5.3.

Authority; No Violation.

(a)

Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and the execution and delivery of this Agreement by Merger Sub, and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement, as applicable, have been duly and validly approved by all necessary corporate action of Acquiror and Merger Sub, and no other corporate or shareholder proceedings on the part of Acquiror or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)

Neither the execution and delivery of this Agreement by Acquiror and Merger Sub, nor the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Acquiror and Merger Sub with any of the terms or provisions of this Agreement, as applicable, will (i) violate any provision of the Acquiror Articles of Incorporation, bylaws or similar governing documents of Acquiror, the certificate of incorporation, bylaws or similar governing documents of Merger Sub or any of the similar governing documents of any of Acquiror’s Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Acquiror, Merger Sub or any of Acquiror’s Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Acquiror, Merger Sub or any of Acquiror’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Acquiror, Merger Sub or any of Acquiror’s Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults or other events which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

5.4.

Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Acquiror Common Stock in connection with the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the adoption of this Agreement by the Required Acquiror Vote, (v) any notices or filings under the HSR Act, and the expiration or termination of any applicable waiting periods thereunder, (vi) the filings, approvals and consents required pursuant to applicable antitrust or competition laws of foreign Governmental Entities as set forth in Section 5.4(vi) of Acquiror Disclosure Letter, (vii) the consents, authorizations, approvals, filings or exemptions pursuant to the applicable provisions of federal, state or foreign securities Laws, (viii) the consents and approvals set forth in Section 5.4(viii) of Acquiror Disclosure Letter, and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Acquiror or Merger Sub are necessary in connection with (A) the execution and delivery of this Agreement by Acquiror and Merger Sub and (B) the consummation by Acquiror of the Merger and the other transactions contemplated by this Agreement.

5.5.

SEC Documents; Other Reports; Controls and Procedures.

(a)

Acquiror has filed or furnished all reports, forms, schedules, and other documents required by the Exchange Act and the Williams Act with the SEC since May 28, 2010 (the “Acquiror Reports”). As of their respective dates, (i) the Acquiror Reports complied in all material respects with the applicable requirements of the Exchange Act or the Williams Act, as the case may be, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Acquiror Report has been revised or superseded by later-filed Acquiror Reports, none of the Acquiror

Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, any registration statements and other documents (the “Acquiror Registrations”) filed with the SEC pursuant to the Securities Act, (i) complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Acquiror Registration has been revised or superseded by a later-filed Acquiror Registration, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Acquiror Subsidiary is currently required to file any form, report or other document with the SEC. None of Acquiror’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)

Acquiror has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s auditors and the audit committee of Acquiror’s board of directors (the “Acquiror Board”) and in Section 5.5(b) of Acquiror Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal controls over financial reporting.

(c)

Acquiror maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with U.S. GAAP. Acquiror has no knowledge of any material weaknesses in the design or operation of internal controls over financial reporting.

(d)

Acquiror maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Acquiror required to be included in its reports filed under the Exchange Act, including its consolidated Subsidiaries, is (A) made known to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure, and (B) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)

Neither Acquiror nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(f)

Acquiror has not, directly or indirectly, extended, maintained, arranged or renewed personal loans to or for its directors and executive officers in violation of Section 402 of SOX.

(g)

Each of the “principal executive officer” of Acquiror (as defined in SOX) and the “principal financial officer” of Acquiror (as defined in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC with respect to Acquiror Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

5.6.

Financial Statements; Undisclosed Liabilities.

(a)

The financial statements of Acquiror (including any related notes and schedules thereto) included in the Acquiror Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments, and the absence of footnotes). The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)

Except for (i) those liabilities or obligations that are fully reflected or reserved for in the consolidated financial statements of Acquiror included in its Annual Report filed on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC or otherwise disclosed in the Acquiror Reports filed subsequent to the date of the filing of such annual financial statements and prior to the date hereof or (ii) liabilities or obligations incurred since March 31, 2012 in the ordinary course of business, neither Acquiror nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) other than pursuant to or as contemplated by this Agreement, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Acquiror.

5.7.

Broker’s Fees. Neither Acquiror nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8.

Absence of Certain Changes or Events. Since June 30, 2012, (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror and (ii) none of Acquiror or any of its Subsidiaries has taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

5.9.

Legal Proceedings.

(a)

Neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Acquiror’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against Acquiror or any of its Subsidiaries or (ii) challenging the validity of the transactions contemplated by this Agreement and as to which (in the case of this clause (ii)) there is a reasonable possibility of an adverse determination and which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b)

There is no Order, other than those of general application that apply to similarly situated companies or their Subsidiaries, specifically imposed upon or entered into by Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing (or is considering the appropriateness of issuing) any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, there are no investigations relating to any material regulatory matters pending before any Governmental Entity with respect to Acquiror or any of its Subsidiaries.

5.10.

Taxes; Tax Matters.

(a)

Acquiror and its Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that could not reasonably be expected to have a Material Adverse Effect. All such Tax returns are true, accurate and complete in all material respects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of Acquiror, threatening to assert, against Acquiror or any of its Subsidiaries any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither Acquiror nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Acquiror and the consolidated Subsidiaries as at June 30, 2012 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither Acquiror nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of Acquiror or any of Acquiror Subsidiaries except liens for current Taxes not yet due. Neither Acquiror nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Acquiror or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the knowledge of Acquiror, neither Acquiror nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Acquiror is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)

Acquiror has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law. Acquiror has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(c)

Neither Acquiror nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(d)

Neither Acquiror nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(e)

Neither Acquiror nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

5.11.

Employees; Employee Benefit Plans.

(a)

Section 5.11(a) of Acquiror Disclosure Letter lists all material employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Acquiror or any of its Subsidiaries is a party, with respect to which Acquiror or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries. Acquiror has made available to the Company a true and complete copy of (i) such Plans, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Plan.

(d)

None of the Plans is a Multiemployer Plan or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Acquiror or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Acquiror or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates Acquiror or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Acquiror or any of its Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)

Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Acquiror and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of Acquiror, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect.

(d)

Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e)

To the knowledge of Acquiror, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither Acquiror nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

(f)

All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

(g)

Section 5.11(g) of the Acquiror Disclosure Letter lists the salaries of all directors and executive officers of the Acquiror and its Subsidiaries as of June 30, 2012.

(h)

All directors, officers, management employees, and technical and professional employees of Acquiror and its Subsidiaries are under written obligation to Acquiror and/or its Subsidiaries, as the case may be, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Acquiror and/or its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

5.12.

Board Approval; Stockholder Vote Required.

(a)

The Acquiror Board, by resolutions duly adopted by unanimous vote of the entire Acquiror Board at a meeting duly called and held or via written consent in lieu thereof (the “Acquiror Board Approval”), has duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has declared it advisable for Acquiror to enter into this Agreement.

(b)

The board of directors of Merger Sub has (i) duly approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) declared it advisable for Merger Sub to enter into this Agreement. Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c)

No vote of the holders of shares of Acquiror Common Stock is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement (including the Merger).

(d)

Acquiror has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated by this Agreement comply with, and this Agreement, the Merger and the other transactions contemplated by this Agreement do comply with, the requirements of any articles, sections or provisions of Acquiror’s Articles of Incorporation or bylaws.

5.13.

Compliance with Applicable Law; Permits. Each of Acquiror and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Acquiror or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Acquiror Permits”), except where the failure to have, or the suspension or cancellation of, any of Acquiror Permits could not reasonably be expected to have a Material Adverse Effect on Acquiror or prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Acquiror from performing its obligations under this Agreement. As of the date of this Agreement, no suspension or cancellation of any of Acquiror Permits is pending or, to the knowledge of Acquiror, threatened, except where the failure to have, or the suspension or cancellation of, any of Acquiror Permits could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Acquiror from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries is in material conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or any of its Subsidiaries or by which any property or asset of Acquiror or any of its Subsidiaries is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Acquiror Permit, franchise or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Acquiror from performing its obligations under this Agreement.

5.14.

Certain Contracts.

(a)

Acquiror has filed with the SEC copies of all material contracts (as defined in Item 601(b)(10) of Regulation S-K or required to be disclosed by Acquiror on a Current Report on Form 8-K) that were required to be filed with the Acquiror Reports and there is no other contract or agreement that is material to the financial condition or results of operations of Acquiror and its Subsidiaries taken as a whole. Except as could not reasonably be expected to have a Material Adverse Effect on Acquiror, none of Acquiror or any of its Subsidiaries has received any claim of material default under any contract to which it is a party and none of Acquiror or any of its Subsidiaries is in material breach or violation of, or default under, any such contract. Each contract, arrangement, commitment or understanding of the type described in this Section 5.14(a) is referred to herein as an “Acquiror Contract”.

(b) Except as would not result in a Material Adverse Effect on Acquiror, (i) each Acquiror Contract is valid and binding on Acquiror or its applicable Subsidiary and in full force and effect, and, to the knowledge of Acquiror, is valid and binding on the other parties thereto, (ii) Acquiror and each of its Subsidiaries and, to the knowledge of Acquiror, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Acquiror Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default (including the non-payment of fees) on the part of Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, any other party thereto, under any such Acquiror Contract. No party to any Acquiror Contract has given Acquiror or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Acquiror Contract and neither Acquiror nor any of its Subsidiaries, nor, to the knowledge of Acquiror, any other party to any Acquiror Contract, has repudiated in writing any material provision thereof.

5.15.

Title to Property.

(a)

Acquiror and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of Acquiror and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(b)

Acquiror and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens (other than Liens (i) for Taxes, assessments and similar charges not yet due or being contested in good faith and (ii) mechanics, materialman’s, carrier’s, repairer’s and other similar Liens arising in the ordinary course of business), except, in the case of (i) and (ii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(c)

All leases of real property and all other leases material to Acquiror and its Subsidiaries under which Acquiror or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by Acquiror or such Subsidiary or, to the knowledge of Acquiror, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, Acquiror or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Section 5.16(c) of Acquiror Disclosure Letter sets forth a true, correct and complete list of all material leases of real property under which Acquiror or any of its Subsidiaries leases any real property or interests in real property, identifying the lessor and address thereof. Acquiror has made available to the Company true, correct and complete copies of each such material lease of real property.

5.16.

Insurance. Acquiror and its Subsidiaries are insured with financially sound insurers against such risks and in such amounts as the management of Acquiror reasonably has determined to be prudent and consistent with industry practice. Section 5.16 of Acquiror Disclosure Letter contains a true, correct and complete list and a brief description (including name of insurer, broker, coverage, policy number and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of Acquiror and its Subsidiaries. Acquiror and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect, Acquiror or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. No notice of cancellation has been received with respect to any of the insurance policies maintained by or on behalf of Acquiror or any of its Subsidiaries and there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

5.17.

Environmental Liability. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Acquiror or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, to the knowledge of Acquiror, there are no past, present, or reasonably anticipated future facts, occurrences or circumstances that would reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. During or, to the knowledge of Acquiror prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of Materials of Environmental Concern in, on, under or affecting any such property which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law or relating to Materials of Environmental Concern.

5.18.

Customers and Suppliers. Since April 1, 2011, (a) no material customer or supplier of Acquiror or any of its Subsidiaries has canceled or otherwise terminated its relationship with Acquiror or any of its Subsidiaries, (b) no material customer or supplier of Acquiror or any of its Subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with Acquiror or any of its Subsidiaries or its usage of the services of Acquiror or any of its Subsidiaries and (c) Acquiror and its Subsidiaries have no direct or indirect ownership interest that is material to Acquiror and its Subsidiaries taken as a whole in any customer or supplier of Acquiror or any of its Subsidiaries.

5.19.

Intellectual Property.

(a)

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, (i) Acquiror and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all Proprietary Rights that are used in the conduct of their businesses free and clear of all Liens and any claims of ownership by current or former employees, contractors or other third parties, (ii) to the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is infringing, diluting, misappropriating or violating, nor has Acquiror or any of its Subsidiaries received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person, and (iii) neither the execution and delivery of this Agreement by Acquiror nor the consummation by Acquiror of the transactions contemplated by this Agreement, nor compliance by Acquiror with any of the terms or provisions of this Agreement will result in a breach of, or loss of any material benefit under, any license, sublicense or other agreement or any term or condition thereof, pursuant to which Acquiror grants or is granted any Proprietary Rights. To Acquiror’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has Acquiror or any or its Subsidiaries sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of Acquiror and its Subsidiaries. Acquiror and each of its Subsidiaries have taken all reasonable actions, consistent with industry practices and Law, to protect and maintain all (a) material Proprietary Rights and (b) the security, confidentiality, value and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. Acquiror’s and its Subsidiaries’ IT Assets operate and perform as necessary for Acquiror and its Subsidiaries to conduct their businesses. To Acquiror’s knowledge, no person has gained unauthorized access to the IT Assets. Acquiror has implemented reasonable backup and disaster recovery technology consistent with industry practices and Law. “As Seen On TV” is not subject to trade mark or copyright protection and is considered to be in the public domain. Without limiting the foregoing, Acquiror and its Subsidiaries (x) own or have the valid right to use the name “As Seen On TV” in all applicable jurisdictions, free and clear of all Liens and (y) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name.

(b)

No Proprietary Rights of Acquiror or any of its Subsidiaries or related documentation is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Proprietary Rights of Acquiror or any of its Subsidiaries on, the disclosure, licensing, or distribution of any source code or patent rights for any portion of such Proprietary Rights of Acquiror or any of its Subsidiaries or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of Acquiror or any of its Subsidiaries to use or distribute any such Proprietary Rights.

5.20.

Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Acquiror or any of its Subsidiaries, on the one hand, and any (i) officer or director of Acquiror or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Acquiror, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Acquiror, on the other hand, except those of a type available to employees of Acquiror generally.

5.21.

Labor Matters. Neither Acquiror nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Acquiror nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Acquiror or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to Acquiror’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Acquiror’s knowledge, threatened. No material action, suit, complaint, charge, arbitration, inquiry, proceeding or, to Acquiror’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Acquiror or any of its Subsidiaries’ employees is pending or, to the best knowledge of Acquiror, threatened which could be reasonably expected to have a Material Adverse Effect on Acquiror as a whole. To the knowledge of Acquiror, it and each of its Subsidiaries is in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by Acquiror or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither Acquiror nor any of its Subsidiaries have closed any facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

5.22.

Tax-Free Reorganization Treatment. Neither Acquiror nor Merger Sub has taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

5.23.

Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.

Conduct of Business by the Company Prior to the Effective Time.

(a)

The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or shall fail to respond within five (5) calendar days of Acquiror’s receipt of the Company’s written request for consent, or as otherwise contemplated by this Agreement:

(i)

the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

(ii)

the Company shall continue to make timely filings (except pursuant to valid extensions) as required by the SEC pursuant to the Securities Act and the Exchange Act and shall not take any action that will adversely affect the ability of the Company to qualify for quotation of its common stock on the OTC Bulletin Board (“OTCBB”); and

(iii)

the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations.

(b)

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed) unless Acquiror has failed to respond within five (5) calendar days of Acquiror’s receipt of the Company’s written request for consent, or such act is otherwise contemplated by this Agreement:

(i)

amend or otherwise change its Company Certificate of Incorporation or by-laws;

(ii)

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to outstanding Company Stock Options and other convertible securities identified in Section 4.2(a)(iii)) or (ii) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business;

(iii)

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(vi)

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets in excess of $100,000 except in the ordinary course of business;

(vii)

enter into any contract or agreement other than in the ordinary course of business;

(viii)

increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as otherwise required by Law;

(ix)

take any action, other than reasonable and usual actions in the ordinary course of business with respect to accounting policies or procedures;

(x)

make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi)

pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2012 or subsequently incurred in the ordinary course of business;

(xii)

amend, modify or consent to the termination of any material Company Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business;

(xiii)

commence or settle any Action; or

(xiv)

announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

6.2.

Conduct of Business by Acquiror Prior to the Effective Time.

(a)

Acquiror agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.2 of the Acquiror Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or shall fail to respond within five (5) calendar days of the Company’s receipt of Acquiror’s written request for consent, or as otherwise contemplated by this Agreement:

(i)

the businesses of Acquiror and its Subsidiaries shall be conducted only in, and Acquiror and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

(ii)

Acquiror shall continue to make timely filings (except pursuant to valid extensions) as required by the SEC pursuant to the Securities Act and the Exchange Act and shall not take any action that will adversely affect the ability of Acquiror to qualify for quotation of its common stock on the OTCQB of the OTC Market (the “OTCQB”) or the OTCBB; and

(iii)

Acquiror shall use its reasonable efforts to preserve substantially intact the business organization of Acquiror and its Subsidiaries, to keep available the services of the current officers, employees and consultants of Acquiror and its Subsidiaries and to preserve the current relationships of Acquiror and its Subsidiaries with customers, suppliers and other persons with which Acquiror or any of its Subsidiaries has significant business relations.

(b)

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.2 of the Acquiror Disclosure Letter, neither Acquiror nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed) unless the Company has failed to respond within five (5) calendar days of Acquiror’s receipt of the Company’s written request for consent, or such act is otherwise contemplated by this Agreement:

(i)

amend or otherwise change its Acquiror Articles of Incorporation or bylaws;

(ii)

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Acquiror or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror or any of its Subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to outstanding Acquiror Stock Options and other convertible securities identified in Section 5.2(a)(iii) and (iv) or (B) any assets of Acquiror or any of its Subsidiaries, except in the ordinary course of business; provided, however, that Acquiror may issue shares of Acquiror Common Stock and/or warrants exercisable for shares of Acquiror Common Stock on the terms and conditions set forth in the term sheet included in Section 6.2(b)(ii) of the Acquiror Disclosure Letter (the “Acquiror Financing Transaction”) and shares of Acquiror Common Stock and/or warrants exercisable for shares of Acquiror Common Stock that are issuable pursuant to convertible securities outstanding on the date of this Agreement as a result of the Acquiror Financing Transaction;

(iii)

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(vi)

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets in excess of $100,000, except in the ordinary course of business;

(vii)

enter into any contract or agreement other than in the ordinary course of business;

(viii)

increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Acquiror or any of its Subsidiaries who are not directors or officers of Acquiror or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Acquiror or of any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as otherwise required by Law;

(viii)

take any action, other than reasonable and usual actions in the ordinary course of business with respect to accounting policies or procedures;

(ix)

make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(x)

pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the consolidated balance sheet of Acquiror and its consolidated Subsidiaries as at June 30, 2012 or subsequently incurred in the ordinary course of business;

(xi)

amend, modify or consent to the termination of any material Acquiror Contract, or amend, waive, modify or consent to the termination of Acquiror’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business;

(xii)

commence or settle any Action; or

(xiii)

announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.

Regulatory Matters.

(a)

At the sole expense of Acquiror, subject to Section 10.2, the Company and Acquiror shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus and the Form S-4. Acquiror and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC. Each of Acquiror and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated by this Agreement. At the expense of Acquiror, subject to Section 10.2, the Company shall mail or deliver the Proxy Statement/Prospectus to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective.

(b)

Subject to the other provisions of this Agreement, Acquiror and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable any consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such consents, approvals and authorizations of all such third parties and Governmental Entities.

(c)

Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Acquiror and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(d)

Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(e)

The information relating to the Company and its Subsidiaries provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 1412 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Company will ensure that the respective portions of the Proxy Statement/Prospectus that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the respective portions of the Form S-4 that relate to the Company or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(f)

The information relating to the Acquiror and its Subsidiaries provided by the Acquiror for inclusion in the Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 1412 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Acquiror will ensure that the respective portions of the Proxy Statement/Prospectus that relate to the Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the respective portions of the Form S-4 that relate to the Acquiror or any of its Subsidiaries will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

7.2.

Access to Information.

(a)

Upon reasonable notice and subject to the Confidentiality Agreement (defined below) and applicable Laws relating to the exchange of information, the Company and Acquiror shall, and shall cause each of its respective Subsidiaries to, afford to the other party’s officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours during the period prior to the Effective Time, to all of its respective properties, offices, contracts, books, commitments, records, data and personnel and, during such period, each of the Company and Acquiror shall, and shall cause each of its respective Subsidiaries to, make available to the Representatives of the other party all information concerning its business, properties and personnel as the Company and Acquiror may reasonably request. In connection with due diligence that each of the Company and Acquiror will conduct, each of the Company, Acquiror and its respective Subsidiaries agrees to cooperate fully with all reasonable aspects of the other party’s due diligence process. In this context, cooperation includes making available to the authorized Representatives of the Company or Acquiror, as the case may be, all policies, procedures, guidelines, training materials, due diligence files, internal and external audits, investigative reports, records and other information and materials that such party reasonably requests relevant to such analysis. Each of the Company and Acquiror and each of its Subsidiaries will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing and other areas the other party reasonably considers to be relevant to overall corporate compliance. Notwithstanding the foregoing provisions of this Section 7.2(a), neither the Company, Acquiror, nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement; provided, however, that the Company or Acquiror, as the case may be, shall use its reasonable best efforts to provide such access or information in a manner that avoids or removes the impediments described in this sentence. The Company or Acquiror, as the case may be, will use its reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)

The Company and Acquiror will each hold any information obtained or contemplated under Section 7.2(a) above in accordance with the provisions of the confidentiality agreement between the Company and Acquiror, dated as of July 10, 2012 (the “Confidentiality Agreement”).

(c)

No investigation by the Company, Acquiror or their respective Representatives made pursuant to this Section 7.2 shall affect the representations, warranties, covenants or agreements of the other party set forth in this Agreement.

(d)

Subject to compliance with applicable Law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more Representatives of the other parties to report operational matters of materiality and the general status of ongoing operations.

7.3.

Stockholder Approval.

(a)

The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Company Board shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Acquiror such recommendation or (y) take any other action or make any other public statement in connection with the Company Stockholders Meeting, or in reference to a Company Acquisition Proposal (as defined in Section 7.4), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Unless this Agreement is terminated in accordance with Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have effected a Change in Company Recommendation, then the Company Board may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Form S-4 or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, unless this Agreement is terminated in accordance with Section 9.1, (i) the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger and (ii) the Company shall not (without Acquiror’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders Meeting, except to the extent required to obtain the Required Company Vote.

(b)

Notwithstanding the foregoing, prior to the Company having obtained the Required Company Vote, the Company and the Company Board shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

(i)

the Company and the Company Board have complied in all material respects with Section 7.4,

(ii)

the Company Board, based on the advice of its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(iii)

if the Company Board intends to effect a Change in Company Recommendation following and as a result of Company Acquisition Proposal, (A) the Company Board has concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.4(c)) after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

7.4.

Company Acquisition Proposals.

(a)

Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on 30 days from the date of this Agreement (the “Company No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to confidentiality agreements with protections substantially similar to the Confidentiality Agreement; provided that the Company shall promptly provide to Acquiror and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any person given such access which was not previously provided to Acquiror and Merger Sub (subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof), as determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its affiliates)); and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal.

(b)

Subject to Section 7.4(c), from the Company No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c), on the Company No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder.

(c)

Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the Company No-Shop Period Start Date and prior to obtaining the Required Company Vote, (i) the Company has otherwise complied in all material respects with its obligations under this Section 7.4 and the Company has received a written Company Acquisition Proposal from a third party that the Company Board believes in good faith to be bona fide and (ii) the Company Board determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such person without entering into a confidentiality agreement, and (y) will promptly provide to Acquiror and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other person which was not previously provided to Acquiror and Merger Sub (subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof), as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its affiliates)). From and after the Company No-Shop Period Start Date, the Company shall promptly (within two Business Days) notify Acquiror and Merger Sub in the event it receives a Company Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Acquiror and Merger Sub reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, from and after the Company No-Shop Period Start Date, the Company shall promptly (within two Business Days) notify Acquiror and Merger Sub orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal received on or after the Company No-Shop Period Start Date from a person or group of related persons.

(d)

Neither the Company Board nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Acquiror or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Acquiror or Merger Sub, the Company Recommendation or (ii) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Company Recommendation; provided, that at any time prior to obtaining the Required Company Vote, if the Company receives a Company Acquisition Proposal which the Company Board concludes in good faith constitutes a Superior Proposal, then the Company Board may withdraw or modify its Company Recommendation in a manner adverse to Acquiror and Merger Sub (“Company Recommendation Withdrawal”) if such Company Board determines in good faith (after consultation with outside counsel) that failure to take such action would violate its fiduciary duties under applicable Law.

(e)

Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with disclosure requirements under applicable Law; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Recommendation Withdrawal unless the Company Board expressly reaffirms in such disclosure its recommendation in favor of the approval of this Agreement.

(f)

The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(g)

As used in this Agreement, the term:

(i)

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Acquiror, Merger Sub or their respective affiliates relating to any: (x) direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of the capital stock of the Company or its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of the capital stock of the Company or its Subsidiaries, or (z) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

(ii)

“Superior Proposal” means a Company Acquisition Proposal, which was not obtained in violation of this Section 7.4, and which the Company Board in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as stockholders) than the transactions contemplated hereby (x) after receiving the advice of its financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “30% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Company Acquisition Proposal shall only refer to a transaction or series of transactions (i) directly involving the Company (and not exclusively its Subsidiaries) or (ii) involving a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

7.5.

Acquiror Acquisition Proposals.

(a)

During the period beginning on the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX (the “Acquiror No-Shop Period”), none of Acquiror, its Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquiror Acquisition Proposal (as hereinafter defined) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, an Acquiror Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquiror Acquisition Proposal or enter into any agreement or agreement in principle requiring Acquiror to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b)

Notwithstanding anything to the contrary contained in Section 7.5(a), if at any time during the Acquiror No-Shop Period, (i) Acquiror has otherwise complied in all material respects with its obligations under this Section 7.5 and (ii) the Acquiror Board determines in good faith (after consultation with outside counsel) that failure to take action would violate its fiduciary duties under applicable Law, Acquiror shall promptly (within two Business Days) notify the Company in the event it receives an Acquiror Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep the Company reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, from and after the date of this Agreement, Acquiror shall promptly (within two Business Days) notify the Company orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquiror Acquisition Proposal received on or after the date of this Agreement from a person or group of related persons.

(c)

Nothing contained in this Section 7.5 or elsewhere in this Agreement shall prohibit Acquiror from making any disclosure to Acquiror’s shareholders if, in the good faith judgment of Acquiror Board, after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with disclosure requirements under applicable Law.

(d)

Acquiror agrees that any violations of the restrictions set forth in this Section 7.5 by any Representative of Acquiror or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.5 by Acquiror.

(e)

As used in this Agreement, the term “Acquiror Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons relating to any: (x) direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 30% or more of the net revenues, net income or assets of Acquiror and its Subsidiaries, taken as a whole, or 30% or more of any class or series of the capital stock of Acquiror or its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of the capital stock of Acquiror or its Subsidiaries, or (z) merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Acquiror (or any Subsidiary or Subsidiaries of Acquiror whose business or businesses constitute(s) 30% or more of the net revenues, net income or assets of Acquiror and its Subsidiaries, taken as a whole).

7.6.

Reasonable Best Efforts.

(a)

Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required or advisable to be obtained by the Company, Acquiror or Merger Sub or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(b)

Subject to the terms and conditions of this Agreement, each of Acquiror, Merger Sub and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using reasonable best efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (ii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement or seeking material damages.

7.7.

Employee Benefit Matters.

(a)

For a period of three years following the Effective Time (the “Benefit Protection Period”), Acquiror shall either (i) assume and maintain, or cause its Subsidiaries, including the Surviving Company, to maintain, for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time and/or during the Benefit Protection Period (the “Company Employees”), the Company Benefit Plans (other than the Company Stock Incentive Plans) at the benefit levels in effect on the date of this Agreement and provide or cause Acquiror’s Subsidiaries, including the Surviving Company, to provide compensation and benefits to each Company Employee under the Company Benefit Plans or other employee benefit plans or compensation arrangements of Acquiror or any of Acquiror Subsidiaries that have a value sufficient to replace the value of the compensation and benefits provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time, or (ii) provide or cause Acquiror’s Subsidiaries, including the Surviving Company, to provide compensation and benefits to each Company Employee that, taken as a whole, is not less favorable in the aggregate than the compensation and benefits provided to such Company Employee immediately prior to the Effective Time. For purposes of this Agreement, “Company Benefit Plans” means those Plans listed in Section 7.7 of the Company Disclosure Schedule.

(b)

With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Acquiror or any of its Subsidiaries, including the Surviving Company (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any of its Subsidiaries, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Acquiror or any of its Subsidiaries, including the Surviving Company; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)

Acquiror shall, or shall cause its Subsidiaries, including the Surviving Company, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Acquiror or any of its Subsidiaries, including the Surviving Company, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Acquiror shall, or shall cause Acquiror Subsidiaries, including the Surviving Company, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

7.8.

Indemnification; Directors’ and Officers’ Insurance.

(a)

From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Acquiror shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror in writing thereof, provided, that the failure to so notify shall not affect the obligations of Acquiror under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Acquiror.

(b)

For a period of three (3) years after the Effective Time, Acquiror shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Acquiror or one of its Subsidiaries (provided, that Acquiror’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Acquiror be required to expend, in the aggregate and on an annual basis, an amount (the “Insurance Amount”) in excess of 200% of the annual premiums currently paid by the Company for such insurance, which current premiums are set forth in Section 7.8(b) of the Company Disclosure Letter, and if Acquiror is unable to maintain or obtain the insurance called for by this Section 7.8(b) for an amount per year equal to or less than the Insurance Amount, Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.8(b) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror or by the Company (with Acquiror’s consent), which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than three (3) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time. If such prepaid policies have been obtained by the Company prior to the Effective Time with Acquiror’s consent, Acquiror shall maintain such policies in full force and effect and continue to honor all obligations thereunder.

(c)

The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9.

Advice of Changes. Acquiror and the Company shall each promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.10.

OTCQB Quotation. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to continue to be quoted on the OTCQB (or the OTCBB) from the date of this Agreement through the Effective Time.

7.11.

Takeover Laws. The Company and the Company Board shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company Certificate of Incorporation or bylaws is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company Certificate of Incorporation or bylaws becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law or such takeover-related provision in the Company Certificate of Incorporation or bylaws on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.12.

Stockholder Litigation. The Company shall give Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.13.

Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.14.

Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and each shall not, and shall not permit any of their respective affiliates to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” under Section 368(a) of the Code.

7.15.

Acquiror Funding. Concurrently with the signing of this Agreement, Acquiror agrees to extend the maturity of that certain Senior Promissory Note dated September 6, 2012, issued by the Company, as maker, to Acquiror, as holder (the “Senior Promissory Note”) until the date that is 10 Business Days following the earlier to occur of (i) the Effective Date, (ii) March 31, 2012 or (iii) an event of default as defined under the Senior Promissory Note. Upon the earlier of (i) the closing of the first tranche of the Acquiror Financing Transaction and (ii) the Effective Date, the Acquiror shall advance the Company up to $1,500,000 in immediately available funds pursuant to one or more written requests provided by the Company, in each case on terms substantially similar to the terms of the Senior Promissory Note. At the Effective Date, all promissory notes shall be cancelled.

7.16.

Publicity. None of the Company, Acquiror or Merger Sub, or any of their respective affiliates, shall issue or cause the publication of any press release or other announcement or hold any press conferences, analyst calls or other meetings with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party (including giving the other party a reasonable opportunity to review and comment on such publication or the subject matter of such conferences, calls or meetings), except as may be required by Law or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the Company and Acquiror shall in a like manner and to the extent reasonably practicable consult with the other regarding the form and content of any public disclosure of any material developments or matters involving the Company or Acquiror, as the case may be, including earnings releases, reasonably in advance of publication or release.

7.17.

Acquiror Board.

(a)

Acquiror shall take all such action as may be necessary to cause (i) the number of directors comprising the Acquiror Board as of the Effective Time to be increased to seven (7) and (ii) Kevin Richardson and one designee of Kevin Richardson (collectively, the “Company Initial Directors”) and one additional Independent (as defined below) director mutually agreeable to the Company and Acquiror to be appointed to the Acquiror Board as of the Effective Time, to serve until the next annual election of directors of Acquiror. In connection with such next annual election of directors of Acquiror, and each successive annual election of directors for as long as Kevin Richardson shall beneficially own at least five percent (5%) of the outstanding Acquiror Common Stock, Acquiror shall take all such action as may be necessary to nominate the Company Initial Directors for election to the Acquiror Board by Acquiror’s shareholders, or in the event that that either of the Company Initial Directors shall advise Acquiror of his intent not to stand for re-election, then such other person(s) as may be designated by Kevin Richardson (the Company Initial Directors, together with any such designees of Kevin Richardson, collectively, the “Company Designated Directors”) . For purposes of this Agreement, “Independent” has the meaning set forth in Rule 5605(a)(2) of the NASDAQ Stock Market Listing Rules.

(b)

Acquiror shall take all such action as may be necessary to cause each committee of the Acquiror Board to have at least one Company Designated Director so long as Company Designate Directors are serving on the Acquiror Board, unless neither Company Designated Director is eligible for membership on such committee.

(c)

Acquiror will negotiate in good faith with the individuals set forth in Section 7.17(c) of the Company Disclosure Letter who are expected to become (or continue to be) senior executives of the Surviving Company for such individuals to accept the positions and the terms of employment previously discussed between Acquiror and the Company.

7.18.

Guarantees. Acquiror shall use its best efforts to replace the guarantor under each of the guarantees set forth in Section 7.18 of the Company Disclosure Letter (the “Guarantee Replacement”), effective as of the Effective Time.

7.19.

Conversion of Certain Promissory Notes. At the Effective Time, (i) Kevin Richardson will convert $500,000 of his outstanding promissory note due December 31, 2012 into Acquiror Common Stock and warrants to purchase Acquiror Common Stock upon the same terms and conditions as the Acquiror issued Acquiror Common Stock and warrants to purchase Acquiror Common Stock in the Acquiror Financing Transaction and (ii) Lee Isgur will convert $100,000 of his outstanding promissory note due December 31, 2012 into Acquiror Common Stock and warrants to purchase Acquiror Common Stock upon the same terms and conditions as the Acquiror issued Acquiror Common Stock and warrants to purchase Acquiror Common Stock in the Acquiror Financing Transaction. In addition, each of Messrs. Richardson and Isgur will, on the earlier of December 31, 2012 or the Effective Date, agree to extend the maturity of the remaining promissory notes from December 31, 2012 to June 30, 2013.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.

Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)

Corporate Approvals. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement.

(b)

Regulatory Approvals. Any and all regulatory approvals and consents required or advisable to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, other than those approvals, consents and waiting periods the failure of which to be obtained, expired or terminated (i) would not be material to the business or operations of the Company and its Subsidiaries, and (ii) would not be material to the business or operations of Acquiror and its Subsidiaries (all of the approvals and consents and the expiration or termination of all such waiting periods referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Requisite Regulatory Approvals”).

(c)

Form S-4 Effectiveness. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Form S-4 shall not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)

Quotation of Acquiror Common Stock; Filing of Reports.

(i)

The Acquiror Common Stock shall continue to be quoted on the OTCQB or the OTCBB and registered under the Exchange Act.

(ii)

The Company and Acquiror shall each have filed all of its reports required to be filed under the Securities Act and Exchange Act.

(e)

No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f)

Antitrust Approvals. (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any and all other waiting periods applicable to, and any and all clearances, approvals and consents required or advisable to be obtained in connection with, the transactions contemplated by this Agreement under the Laws governing antitrust, unfair competition or restraints on trade in the jurisdictions listed in Section 8.1(f) of the Company Disclosure Letter shall have expired, been terminated, obtained, or no longer deemed necessary or advisable by Acquiror (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).

8.2.

Conditions to Obligations of Acquiror and Merger Sub. The obligation of Acquiror and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a)

Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.8(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)

Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)

Closing Documentation. Acquiror shall have received closing documentation, including certificates from the Company’s officer(s) and secretary, mutually agreeable to the Company and Acquiror.

(d)

Legal Opinion. Acquiror shall have received on and as of the Closing Date the opinion of Greenberg Traurig, P.A., counsel for the Company, dated the Closing Date, addressed to Acquiror, with the opinions mutually agreed to by the Company and Acquiror.

(e)

Opinion of Financial Advisor. To the extent deemed advisable by the Acquiror’s board of directors, the board of directors of the Acquiror has received the written opinion of an independent financial advisor to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Acquiror Common Stock.

(f)

Company Employees. The Company’s employees shall have executed confidentiality and protection of intellectual property agreements in form and substance reasonably satisfactory to Acquiror.

(g)

Employment Agreements. Acquiror Board shall have authorized employment agreements with each of Jennifer Hartnett and Robert Smedley, in form and substance reasonably satisfactory to such respective individuals and the Acquiror, to be entered into as of the Effective Time.

(h)

Related Party Obligations of the Company. The holders of the related party obligations of the Company listed in Section 8.2(h) of the Company Disclosure Letter (the “Related Party Liabilities”) shall have entered into agreements mutually agreeable to such related parties and Acquiror pursuant to which the Related Party Liabilities shall be modified so as not to become due and payable prior to or at the Effective Time and/or shall be converted into Acquiror Common Stock at or following the Effective Time.

(i)

Dissenting Shares. The number of Dissenting Shares for which demands for appraisal have not been withdrawn, forfeit or otherwise permitted to lapse, shall not exceed 20% of the outstanding shares of Company Common Stock.

8.3.

Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)

Representations and Warranties. (i) The representations and warranties of Acquiror and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 5.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) all other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (iii), for such failure or failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on Acquiror. The Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the foregoing effect.

(b)

Performance of Obligations of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to such effect.

(c)

Closing Documentation. The Company shall have received closing documentation, including certificates from Acquiror and Merger Sub’s officer(s) and secretary, mutually agreeable to the Company and Acquiror.

(d)

Legal Opinion. The Company shall have received on and as of the Closing Date the opinion of Pearlman and Schneider, LLP, counsel for Acquiror, dated the Closing Date, addressed to the Company, with the opinions mutually agreed to by the Company and Acquiror.

(e)

Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

(f)

Blue Sky. Acquiror shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1.

Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)

by mutual consent of Acquiror and the Company in a written instrument;

(b)

by either Acquiror or the Company if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, (y) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (z) any Governmental Entity from which an Antitrust Approval is required has denied such approval and such denial has become final and nonappealable;

(c)

by either Acquiror or the Company if the Effective Time shall not have occurred on or before February 28, 2013 if the SEC does not elect to review the Proxy Statement/Prospectus; otherwise, March 31, 2013, unless in either case the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)

by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 10 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e)

by either Acquiror or the Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(b)

by Acquiror if a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquiror or a Subsidiary thereof), and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act;

(g)

by the Company, prior to the receipt of the Required Company Vote, in order to enter into a transaction that is a Superior Proposal, if the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a bona fide Acquisition Proposal and (A) the Company Board has concluded in good faith after consultation with its outside counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (C) below, (B) the Company has notified Acquiror in writing, at least five (5) Business Days in advance, of its intention to enter into a definitive agreement with respect to such Superior Proposal (the “Termination Notice Period”), specifying the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Acquiror a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, (C) during the Termination Notice Period, and in any event, prior to entering into a definitive agreement with respect to such Superior Proposal, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) concurrently with any termination pursuant to this Section 9.1(g), the Company enters into a definitive agreement with respect to such Superior Proposal;

(h)

by the Company or Acquiror, if Acquiror shall have materially breached its obligations under Section 7.5; or

(i)

by Acquiror, if the condition set forth in Section 8.2(i) has not been met.

9.2.

Effect of Termination.

(a)

In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Acquiror, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Acquiror, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach”” shall means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)

If this Agreement is terminated:

(i)

by either Acquiror or the Company pursuant to Section 9.1(d), then the party that has breached this Agreement shall pay to the other party, by wire transfer of immediately available funds, the sum of $1,000,000 (the “Termination Payment”) on or before the fifth Business Day following such termination;

(ii)

by either Acquiror or the Company pursuant to Section 9.1(e), then the Company shall pay to Acquiror, by wire transfer of immediately available funds, the Termination Payment on the fifth Business Day following such termination;

(iii)

by Acquiror pursuant to Section 9.1(f)

(1)

prior to the Company No-Shop Period Start Date, then the Company shall pay to Acquiror, by wire transfer of immediately available funds, all of Acquiror’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Acquiror and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by Acquiror in writing, which amount shall not be greater than $250,000 (the “Acquiror Expenses”), on or before the fifth Business Day following such termination; or

(2)

on or after the Company No-Shop Period Start Date, then the Company shall pay to Acquiror, by wire transfer of immediately available funds, the Termination Payment on or before the fifth Business Day following such termination;

(iv)

by the Company pursuant to Section 9.1(g) as a result of a Superior Proposal

(1)

received prior to the Company No-Shop Period Start Date, then the Company shall pay to Acquiror, by wire transfer of immediately available funds, the Acquiror Expenses, on or before the fifth Business Day following such termination; or

(2)

received on or after the Company No-Shop Period Start Date, then the Company shall pay to Acquiror, by wire transfer of immediately available funds, the Termination Payment, on or before the fifth Business Day following such termination; or

(v)

by either Acquiror or the Company pursuant to Section 9.1(h), then Acquiror shall pay to the Company, by wire transfer of immediately available funds, the Termination Payment, on or before the fifth Business Day following such termination.

(c)

The Company and Acquiror agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that such amount does not constitute a penalty. If the Company or Acquiror, as the case may be, fails to pay the other party the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company or Acquiror, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company or Acquiror, as the case may be, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3.

Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the Required Company Vote; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4.

Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1.

Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2.

Expenses. All costs and expenses incurred by Acquiror in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by Acquiror, whether or not the Merger is consummated, except as provided in Section 9.2 hereof. All expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be paid by Acquiror. Acquiror shall reimburse the Company, or pay on its behalf, all costs and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby whether or not the Merger is consummated, within seven days of the Company’s delivery to Acquiror of an invoice for any such cost or expense, up to a maximum of $125,000.

10.3.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)

if to Acquiror or Merger Sub, to:

As Seen On TV, Inc.

14044 Icot Boulevard

Clearwater, Florida 33760

Attn: Steve Rogai

Chief Executive Officer

Fax:

with a copy to (which shall not constitute notice):

Pearlman and Schneider, LLP

2200 Corporate Blvd., NW, Suite 210

Boca Raton, Florida 33431

Attn: Brian A. Pearlman, Esq.

Fax: (561) 362-9612

(b)

if to the Company, to:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, Florida 33334

Attn: Mr. Kevin A. Richardson, II

Fax:

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Ft. Lauderdale, FL 33301

Attn: Kara MacCullough, Esq.

Fax: (954)765-1477

10.4.

Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$”are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Acquiror, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Acquiror Disclosure Letter, and (ii) with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.4 of the Company Disclosure Letter.

10.5.

Counterparts. This Agreement may be executed by facsimile (or other electronic means) and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6.

Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with the provisions thereof.

10.7.

Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Florida (except to the extent that mandatory provisions of federal Law are applicable).

(a)

Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the state or federal courts located in Broward County, Florida, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Acquiror, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Acquiror, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)

Each of Acquiror, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any action, suit or proceeding arising out of or relating to this Agreement by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.3, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c)

Each of Acquiror, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Florida and of the United States of America; provided, that consent by the parties to jurisdiction and service contained in this Section 10.7 is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to said courts or in the State of Florida other than for such purpose.

10.8.

Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9.

Publicity. Acquiror and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Law or the rules and regulations of the OTCQB or the OTCBB, as the case may be. Without limiting the preceding sentence, Acquiror and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (a) consult with Acquiror regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated by this Agreement, (b) provide Acquiror with stockholder lists of the Company from time to time as requested by Acquiror and (c) allow and facilitate Acquiror contact with stockholders of the Company and other prospective investors.

10.10.

Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11.

Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

10.12.

Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including consummation of the Merger), this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

AS SEEN ON TV, INC.

By:	/s/ Steve Rogai
Name:	Steve Rogai
Title:	President/CEO

EDIETS ACQUISITION COMPANY

By:	/s/ Steve Rogai
Name:	Steve Rogai
Title:	President

EDIETS.COM, INC.

By:	/s/ Kevin A. Richardson II
Name:	Kevin A. Richardson II
Title:	Chairman

By:	/s/ Kevin A. Richardson II
Name:	Kevin Richardson (solely for the purpose of the obligations contained in Section 7.19 herein)
Title:	Chairman

By:	/s/ Lee Isgur
Name:	Lee Isgur (solely for the purpose of the obligations contained in Section 7.19 herein)
Title:

EXHIBIT A TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation of the Surviving Company

1.

Name. The name of the Corporation is eDiets.com, Inc.

2.

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.

Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of One Cent ($0.01).

5.

Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

6.

Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7.

Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

8.

Unanimous Written Consent Required. If any action is to be taken by stockholders without a meeting, such action must be authorized by unanimous written consent signed by all of the holders of outstanding stock.

9.

Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

APPENDIX B

Cassel Salpeter & Co.

Investment Banking

October 31, 2012

eDiets.com, Inc.

555 NW 12th Ave, Ste 201

Pompano Beach, FL 33069

Attention: The Board of Directors

Members of the Board of Directors:

We understand that eDiets.com, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among As Seen On TV, Inc. (“ASTV”), eDiets Acquisition Company, a wholly owned subsidiary of ASTV (“Merger Sub”), and the Company. We have been advised that pursuant to the Merger Agreement, among other things, (i) the Company will merge with Merger Sub (the “Merger”), (ii) each outstanding share of common stock, par value $0.001 per share, of the Company (‘Company Common Stock”) shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of ASTV (“ASTV Common Stock”) equal to the quotient of 19,077,252 shares divided by the number of shares of Company Common Stock outstanding as of the effective time of the Merger (the “Exchange Ratio”), and (iii) the Company will become a wholly owned subsidiary of ASTV. We have been further advised that, as contemplated by the Merger Agreement, prior to the consummation of the Merger, ASTV will have raised additional capital (the “Acquisition Financing Transaction”), which will result in an increase in the number of fully-diluted outstanding shares of ASTV Common Stock from 73,413,001 prior to commencing such financing, to 113,989,192 after giving effect to such financing, but before giving effect to the issuance of shares of ASTV Common Stock in the Merger (such increase, the “ASTV Dilutive Issuance”) and that the Exchange Ratio will not be adjusted in respect of such issuance. In addition, we have been advised that, pursuant to an agreement between the Company and New World Merchant Partners or its designees (“NWMP”), prior to the Merger, the Company shall issue 749,980 shares (the “NWMP Shares”) to NWMP in exchange for certain financial consulting services provided by NWMP to the Company and that the number of shares of the Company Common Stock outstanding as of the effective time shall include, for purposes of the Exchange Ratio, any NWMP Shares.

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock. At your direction, we have evaluated whether the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view based on the assumptions (i) that the Exchange Ratio shall be equal to 1.2667, which takes into account the prospective issuance of the NWMP Shares, (ii) that the increase in the number of fully-diluted shares of ASTV Common Stock outstanding as a result of the Acquisition Financing Transaction shall not be in excess of the ASTV Diltive Issuance, and (iii) that NWMP shall not be issued shares of Company Common Stock in excess of the NWMP Shares, which you have advised us reflects your best currently available estimates and judgments with respect to the Exchange Ratio, the ASTV Dilutive Issuance and the NWMP Shares and is a reasonable basis upon which to evaluate the Exchange Ratio. For the avoidance of doubt, references in the Opinion to “holders of Company Common Stock” shall not include NWMP or its affiliates.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•

Reviewed a draft execution copy of the Merger Agreement received on October 31, 2012.

•

Reviewed publicly available financial information and other data with respect to the Company and ASTV that we deemed relevant, including their Annual Reports on Form 10-K for the most recent fiscal year, certain Quarterly

Reports on Form 10-Q for periods subsequent thereto, certain other communications to stockholders, and certain other publicly available filings with the Securities and Exchange Commission by each of the Company and ASTV.

•

Reviewed certain other information and data with respect to the Company and ASTV made available to us by the Company and ASTV, including (i) internal financial information furnished to us by or on behalf of the Company and ASTV, (ii) financial projections with respect to the future financial performance of the Company for the four years ending December 31, 2015, prepared by management of the Company (the “Company Projections”), (iii) financial projections with respect to the future financial performance of ASTV for the three fiscal years ending March 31, 2015, prepared by management of ASTV (the “ASTV Projections”), and (iv) certain forecasts and estimates of potential cost savings and other synergies expected to result from the Merger, as prepared by the managements of the Company and ASTV (the “Synergies”).

•

Considered and compared the financial and operating performance of the Company and ASTV with that of companies with publicly traded equity securities that we deemed relevant.

•

Considered the publicly available financial terms of certain transactions that we deemed relevant.

•

Considered a discounted cash flow analysis of the Company and ASTV based upon the Company Projections and ASTV Projections, separately.

•

Discussed the business, operations, and prospects of the Company and ASTV and the proposed Merger with the Company’s and ASTV’s management and certain of the Company’s and ASTV’s representatives.

•

Conducted such other analyses and inquireies, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock and does not address (i) any other terms, aspects, or implications of the Merger or the Merger Agreement, including, without limitation, (a) any term or aspect of the Merger that is not susceptible to financial analyses, (b) the conversion of certain Company indebtedness (the “Related Party Indebtedness”) owed to certain of the Company’s directors to ASTV Common Stock and warrants to purchase ASTV Common Stock, and (c) the issuance of NWMP of the NWMP Shares, (ii) the fairness of the Merger or the Exchange Ratio to any other security holders of the Company, ASTV or any other person or any creditors or other constituencies of the Company, ASTV or any other person, nr (iii) the fairness of the amount or nature or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio, or otherwise. We are not expressing any opinion as to what the value of shares of ASTV Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Company Common Stock or ASTV Common Stock may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Company to engage in or consummate the Merger. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at the Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and ASTV’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal tax, environmental or regulatory advisors, and we do not express any views or opinions as to any legal, tax environmental or regulatory matters relating to the Company, ASTV, the Merger or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, environmental, regulatory and other professionals.

You have also advised us, and we have assumed, that the Company Projections and the ASTV Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company and ASTV with respect to the future financial performance of the Company and ASTV, respectively, and that such information provides a reasonable basis upon which to analyze and evaluate the Company and ASTV and form an opinion. We further understand that the Company Projections and the ASTV Projections are based and contingent upon the assumptions that the Company would immediately raise $2,000,000 of additional capital (the “Company Required Additional Capital”) and that ASTV would immediately raise $8,270,000 of additional capital (the “ASTV Required Additional Capital”), a portion of which has already been raised pursuant to the Acquisition Financing. You have direct us, for the purposes of our analyses and this Opinion, to assume that for the Company to raise the Company Required Additional Capital, it would be necessary for it to issue, in exchange therefor, a senior convertible security that, if converted, would entitle the holder thereof to a number of shares of Company Common Stock comprising at least 90% of the outstanding of shares of Company Common Stock (the “Company Dilutive Issuance”). In addition, for purposes of our analyses and this Opinion we have assumed, with your consent, that as a result of raising the ASTV Required Additional Capital, the number of fully-diluted shares of ASTV Common Stock would increase by the same amount as is applicable to the Acquisition Financing, or the ASTV Dilutive Issuance. We express no view with respect to the Company Projections, the ASTV Projections, the Company Required Additional Capital, the ASTV Required Additional Capital, the Company Dilutive Issuance, the ASTV Dilutive Issuance, the Synergies or, in each case, the assumptions on which they are based. We have not evaluated the solvency of the Company, ASTV or any other party to the Merger, the fair value of the Company, ASTV or any of their respective assets or liabilities, or whether the Company or ASTV or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, ASTV or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s or ASTV’s properties, or facilities and have not made or obtained any evaluations or appraisals of the Company’s or ASTV’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company and ASTV have good title to their respective assets. CS’s role in reviewing any information was limited solely to preforming such reviews as CS deemed necessary to support its own advice and analysis and was not on behalf of the Board, the Company, or any other party.

Among other things, you have advised us, and at your direction, for purposes of our analyses and this Opinion we have assumed, that: (i) the Company has incurred net losses for the past five fiscal years: (ii) the Company does not have a line of credit or other financing arrangement other than the agreement (the “ASTV Note”) with ASTV pursuant to which the Company borrowed $500,000 from ASTV and the Related Party Indebtedness; (iii) the ASTV Note is subject to certain covenants and other restrictions, and is due to mature on the date that is ten (10) business days following the earliest to occur of (x) the closing date of the Merger; (y) December 31, 2012; and (z) an Event of Default (as defined in the ASTV Note); (iv) the maturity date of the Related Party Indebtedness was previously December 31, 2011 and has been extended to December 31, 2012; (v) there can be no assurance that the Company will be able comply with the financial covenants and other restriction under either the ASTV Note or the Related Party Indebtedness or that the Company will be able to extend, replace, or refinance either the ASTV Note or the Related Party Indebtedness on or prior to their expiration or maturity, or on terms satisfactory or otherwise acceptable to the Company; (vi) in the absence of the ASTV Note, the Company would not have sufficient cash balances to sustain operations for the next twelve months; and (vii) in the absence of the propsed Merger or a substantial and sustained improvement in unfavorable operating conditions and the economy generally, it is unlikely that the Company would have adequate liquidity to continue as a going concern which, taking into account all of the foregoing, would be reasonably likely to result in the insolvency, bankruptcy, or voluntary or involuntary liquidation of the Company, which you have advised us would result in no proceeds from such bankruptcy or liquidation being paid to holders of Company Common Stock. In this regard, we further understand that the Company’s independent registered public accounting firm issued a report dated March 30, 2012, in connection with its audit of the Company’s financial statements as of and for the year ended December 31, 2011 which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about the Company’s ability to continue as a going concern. Management of the Company has further advised us that, despite its efforts to solicit alternative financing and strategic transaction proposal prior to entering into a letter of intent and the ASTV Note, it had been unable to obtain financing proposals or commitments more favorable to the Company than the ASTV Note or strategic transaction proposals more favorable to the Company and the holders of Company Common Stock than the Merger.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, ASTV or the Merger. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement of the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied. We have further assumed that for U.S.

federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue code of 1986, as amended.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the holders of Company Common Stock or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Cassel Salpeter & Co LLC

Cassel Salpeter & Co., LLC

APPENDIX C

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EDIETS.COM, INC.
555 SW 12th Avenue
Suite 210
Pompano Beach, FL

SPECIAL MEETING OF STOCKHOLDERS

[        ], 2013

The undersigned hereby appoints Kevin A. Richardson, II, the Chairman of eDiets.com, Inc., and Jennifer Hartnett, the President and the Chief Executive Officer of eDiets.com, Inc., or either of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of common stock of eDiets.com, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on [        ], 2013 at 555 SW 12th Avenue, Suite 210, Pompano Beach, Florida 33069, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends you vote ‘FOR’ the proposal set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)
FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY – (Continued from reverse side)

1. To adopt the Merger Agreement, dated October 31, 2012, as amended, by and among As Seen On TV, eDiets Acquisition Company (which is a wholly-owned subsidiary of As Seen On TV) and eDiets.	FOR adoption of the Agreement and Plan of Merger ☐	WITHHOLD AUTHORITY to vote ☐	ABSTAIN ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the adoption of the Merger Agreement.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature
Signature if held jointly
Dated:

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.

Indemnification of Directors and Officers.

As Seen On TV’s Bylaws provide to the fullest extent permitted by Florida law that its directors or officers shall not be personally liable to As Seen On TV or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of As Seen On TV’s Articles of Incorporation, as amended, is to eliminate its rights and its shareholders (through shareholders' derivative suits on behalf of As Seen On TV) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. As Seen On TV believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Florida Business Corporation Act provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.

Exhibits and Financial Statement Schedules

Exhibits.

The exhibit index immediately following the signature page to this proxy statement/prospectus is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 22.

Undertakings

(A)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(F)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(G)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on January 31, 2013.

AS SEEN ON TV, INC.

By:	/s/ Steve Rogai
Steve Rogai
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve Rogai	Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director	January 31, 2013
Steve Rogai

/s/ Dennis W. Healey	Principal Financial Officer and Principal Accounting Officer	January 31, 2013
Dennis W. Healey

/s/ Kevin Harrington	Senior Executive Officer and Chairman of the Board of Directors	January 31, 2013
Kevin Harrington

/s/ Adrian Swaim	Controller	January 31, 2013
Adrian Swaim

/s/ Greg Adams	Director	January 31, 2013
Greg Adams

/s/ Randolph Pohlman	Director	January 31, 2013
Randolph Pohlman

EXHIBIT INDEX

Exhibit No.	Description
2.1

Merger Agreement, dated as of October 31, 2012, by and among As Seen On TV, Inc., a Florida corporation, eDiets Acquisition Company, a Delaware corporation and a wholly owned subsidiary of As Seen On TV, and eDiets.com, Inc., a Delaware corporation (without exhibits and schedules)(1)

5.1	Opinion of Pearlman Schneider LLP as to legality of shares
8.1	Tax Opinion of Katz, Barron, Squitero, Faust, Friedberg, English & Allen, P.A.
23.1	Consent of EisnerAmper LLP
23.2	Consent of Pearlman Schneider LLP, contained in Exhibit 5.1
23.3	Consent of Ernst & Young LLP
23.4	Consent of Katz, Barron, Squitero, Faust, Friedberg, English & Allen, P.A., contained in Exhibit 8.1
99.1	Consent of Cassel Salpeter & Co., LLC.

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(1)

Incorporated by reference to Form 8-K dated October 31, 2012 filed November 1, 2012.

II-4